Registration No. 333-_______

As filed with the Securities and Exchange Commission on July 2, 2004
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------

                                    Form S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                               Motient Corporation
             (Exact name of registrant as specified in its charter)


        Delaware                      4812                     93-0976127
(State of Incorporation)   (Primary S.I.C. Code Number)     (I.R.S. Employer
                                                            Identification No.)

                          ----------------------------

                             300 Knightsbridge Pkwy.
                             Lincolnshire, IL 60069
                                 (847) 478-4200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ----------------------------

                                Robert L. Macklin
                          General Counsel and Secretary
                             300 Knightsbridge Pkwy.
                             Lincolnshire, IL 60069
                                 (847) 478-4200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ----------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                          ----------------------------


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 ---------------

                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
   Title of each class of                                      Proposed maximum           Proposed maximum         Amount of
 securities to be registered    Amount to be registered    offering price per share      aggregate offering       registration
                                                                      (1)                     price (1)             fee (2)
------------------------------ -------------------------- ---------------------------- ------------------------ -----------------
Common Stock, par value            15,314,444 shares                $11.70                  $179,178,995            $22,702
$0.01 per share
============================== ========================== ============================ ======================== =================

(1) Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the bid and asked price per share of our common stock on June 28, 2004, as reported in the Pink Sheets.

                                 ---------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and is subject to change. The selling stockholders may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where an offer or sale of these securities is not permitted.

      Subject to completion, dated July 2, 2004

                                   PROSPECTUS



                               Motient Corporation

                                15,314,444 Shares

                                  Common Stock

                                 ---------------

         This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 15,314,444 shares of our common stock. Of these shares, 8,095,994 are currently issued and outstanding, and an aggregate of up to 7,218,450 may be issued upon exercise of various warrants we have issued to certain of the selling stockholders. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. The selling stockholders may sell the offered shares in public or private transactions, at prevailing market prices or at privately negotiated prices, in transactions that may or may not involve the OTC Bulletin Board quotation service or the Pink Sheets. In connection with these sales, the selling stockholders may use underwriters, broker-dealers, or agents, who may receive compensation or commissions for the sales. We will incur expenses in connection with the registration of the common stock. However, we will not receive any of the proceeds from the sale of our common stock by the selling stockholders, although we will receive proceeds from the exercise of the various warrant to purchase an aggregate of up to 7,218,450 shares to the extent they are exercised.

         Our common stock is not listed on any national securities exchange or on the NASDAQ Stock Market. Our common stock is quoted on the Pink Sheets under the symbol "MNCP". On June 28, 2004, the last reported bid price for our common stock was $11.70.

                                 ---------------

          The purchase of our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 for a discussion of factors that you should carefully consider before purchasing the shares offered by this prospectus.

                                 ---------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------


                The date of this prospectus is [---------], 2004.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Cautionary Note Regarding Forward-Looking Statements......................   1
Prospectus Summary........................................................   2
Risk Factors..............................................................   6
Use of Proceeds...........................................................  16
Determination of Offering Price...........................................  16
Price and Related Information Concerning Registered Shares................  16
Selected Financial Data...................................................  17
Selected Quarterly Financial Data.........................................  20
Management's Discussion and Analysis of Financial Condition and Results
     of Operations........................................................  21
Business .................................................................  58
Management................................................................  78
Certain Relationships and Related Transactions............................  85
Principal Stockholders....................................................  88
Selling Stockholders......................................................  92
Description of Motient's Securities.......................................  99
Shares Eligible for Future Sale........................................... 101
Plan of Distribution...................................................... 103
Legal Matters............................................................. 105
Experts  ................................................................. 105
Where You Can Find More Information....................................... 105
Index to Financial Statements............................................. F-0


         If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

         You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus or any supplement.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected financial position and operating results, our business strategy, and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," "project," or "intend." These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

         Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview," and elsewhere in this prospectus, including in conjunction with the forward-looking statements included in this prospectus. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified by the cautionary statements. You should carefully review the risk factors described in our other filings with the Securities and Exchange Commission from time to time, including our reports on Forms 10-Q and 10-K which will be filed in the future, as well as our other reports and filings with the SEC.

         Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

                               PROSPECTUS SUMMARY

         This summary outlines and highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes before you make an investment decision.

         Whenever we refer in this prospectus to "Motient," "the Company," "we," "us," or "our," we mean Motient Corporation, a Delaware corporation, and, unless the context indicates otherwise, its predecessors and subsidiaries.

         Our Core Business


         We are a nationwide provider of two-way, wireless mobile data services and mobile Internet services. Our customers use our network and applications for email messaging and enterprise data communications services, enabling businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet. Our network is designed to offer a broad array of wireless data services such as

          o two-way mobile Internet services, including our eLinkSM wireless email service and BlackBerry(TM) by Motient wireless email, that provide users integrated wireless access to a broad range of corporate and Internet email and Internet-based information;

          o telemetry systems that connect remote equipment, such as wireless point-of-sale terminals, with a central monitoring facility; and

          o mobile data and fleet management systems used by large field service organizations.

         Our eLink service is a two-way wireless email device and electronic organizer that uses our terrestrial network. We provide our eLink brand two-way wireless email service to customers accessing email through corporate servers, internet service providers, mail service provider accounts, and paging network suppliers. We also offer a BlackBerry TM by Motient solution specifically designed for large corporate accounts operating in a Microsoft(R) Exchange and Lotus Notes(R) environment. BlackBerry TM is a popular wireless email solution developed by Research In Motion Ltd. and is being provided on the Motient network under an agreement with RIM.

         Motient has been providing terrestrial wireless services to customers for several years using a network that possesses four key design attributes:

          o    two-way communication,

          o    superior in-building penetration,

          o    user mobility, and

          o    broad nationwide coverage.

         As of June 15, 2004, Motient's terrestrial wireless two-way data network covers a geographic area populated by more than 225 million people and is comprised of over 1,200 base stations that provide service to 475 of the nation's largest cities and towns, including all metropolitan statistical areas. As of December 31, 2003 and March 31, 2004, there were approximately 204,000 user devices and 194,000 user devices registered, respectively, and 115,000 user devices and 108,000 user devices, respectively, with active usage on Motient's network.

         In addition to selling messaging services that use our own network, we are a national premier dealer for T-Mobile USA and an authorized agent for Verizon Wireless. Under our agreements with these providers, we sell nationwide network subscriptions for T-Mobile's third generation global system for mobile communications/general packet radio service, known as GSM/GPRS, wireless voice and data service, and for Verizon Wireless's third generation code division multiple access/singular carrier radio transmission technology, known as CDMA/1XRTT, wireless voice and data service. These agreements allow us to sell and promote wireless email and wireless Internet applications to enterprise accounts on networks with greater capacity and speed than our own, and that are voice capable.

Mobile Satellite Ventures

         In addition to our core wireless business, we own 29.5% (on an "as converted basis" giving effect to the conversion of all outstanding convertible notes) in Mobile Satellite Ventures LP, or MSV, a mobile satellite services provider. MSV's L-band spectrum that is authorized for use in every market in North America. On November 18, 2003, MSV filed an application with the Federal Communications Commission, or FCC, to expand the use of its L-band spectrum and construct a next-generation hybrid network with an ancillary terrestrial component, or ATC. As part of its next-generation system, MSV plans to use its L-band spectrum, which the FCC had previously limited to satellite-only services, for terrestrial wireless services in conjunction with mobile satellite services. In addition to its L-band spectrum, MSV has certain rights to receive 8-10 MHz of nationwide spectrum in the S-band (2.1 GHz range) from its affiliate, TMI Communications and Company, Limited Partnership, or TMI, as a result of the FCC's reinstatement of TMI's S-band authorization on June 29, 2004. This reinstatement of TMI's S-band authorization is subject to certain conditions. In addition, the S-band authorization requires the satisfaction of certain satellite construction and other milestones. There can be no assurances that such conditions and milestones will be satisfied.

         We are a Delaware corporation with our principal executive offices located at 300 Knightsbridge Pkwy., Lincolnshire, IL 60069. Our telephone number is (847) 478-4200.


                                  THE OFFERING


Common stock offered by the selling stockholders.........15,314,444 shares (1)

Common stock outstanding as of July 1, 2004..............33,273,994 shares

Use of proceeds..........................................All of the net proceeds from the sale of the common stock covered by this prospectus will
                                                         go to the selling stockholders who offer and
                                                         sell shares of the common stock. We will not
                                                         receive any proceeds from the sale of the
                                                         common stock offered by the selling
                                                         stockholders, although we will receive
                                                         proceeds from the exercise of the warrants
                                                         to purchase an aggregate of up to 7,218,450
                                                         shares to the extent they are exercised.


OTC Bulletin Board symbol................................"MNCP"

(1) The common stock offered by the selling stockholders consists of 8,095,994 shares of common stock which are currently issued and outstanding and an aggregate of up to 7,218,450 shares which may be issued upon exercise of various warrants which have been issued to certain selling stockholders.

                             Summary Financial Data

         The following table summarizes our financial results as of and for the fiscal years ended December 31, 1999 through December 31, 2003, and for the three month periods ended March 31, 2003 and 2004. The consolidated balance sheet data and the consolidated statement of operations data as of and for the year ended December 31, 1999 are derived from the consolidated financial statements of Motient, which were audited by Arthur Andersen LLP, independent public accountants, who have ceased operations. The consolidated balance sheet data and the consolidated statement of operations data as of December 31, 2000, 2001 and 2002 are derived from the consolidated financial statements of Motient, which were audited by Eherenkrantz Sterling & Co. LLC, an independent registered public accounting firm. The consolidated balance sheet data and the consolidated statement of operations data as of December 31, 2003 are derived from the consolidated financial statements of Motient, which were audited by Friedman LLP, successors-in-interest to Eherenkrantz Sterling & Co. LLC, an independent registered public accounting firm. The consolidated balance sheet data and the consolidated statement of operations data for the three months ended March 31, 2003 and 2004 are derived from the unaudited consolidated financial statements of Motient. The March 31, 2003 and 2004 unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. You should also read the section in this prospectus captioned "Selected Financial Data," our audited financial statements and their accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operation," all of which are included elsewhere in this prospectus. The financial statements for certain historical periods have been restated to give effect to the accounting treatment with respect to the MSV, Aether Systems transactions and certain additional financial statement adjustments discussed in
Note 2, "Significant Accounting Policies - Restatement of Financial Statements," of notes to the consolidated financial statements. Motient's plan of reorganization in bankruptcy became effective on May 1, 2002. All of the financial information for Motient for periods up to and including April 30, 2002 is referred to as "Predecessor Company" results. The financial information for Motient for the periods subsequent to April 30, 2002 are referred to as "Successor Company" results.


                                                  Years Ended December 31,                Three Months Ended March 31,
                                     -------------------------------------------------    ----------------------------
                                     1999       2000       2001       2002        2003          2003           2004
                                     ----       ----       ----       ----        ----          ----           ----
Income Statement Data:                              (dollars in thousands, except for per share data)
----------------------
Revenues                            $91,071    $95,756    $90,265    $58,990    $54,485      $14,370         $11,500
Net income (loss) before XM
   Radio preferred stock
   dividend and beneficial
   conversion charges              (330,931)  (142,563)  (269,497)   172,420    (62,122)     (12,394)        (13,517)
XM Radio preferred stock
   dividend and beneficial
   conversion charges                   ---     49,519        ---        ---        ---          ---             ---
Net income (loss) attributable
   to Common Stockholders          (330,931)  (192,082)   (269,47)   172,420    (62,122)     (12,394)        (13,517)
Basic and diluted income (loss)
   per common share                   (8.33)     (3.89)     (5.27)     1.61       (2.47)       (0.49)         (0.54)
Dividends on Common Stock              ----       ----       ----      ----        ----         ----           ----

Consolidated Balance Sheet Data:
--------------------------------
Cash and Cash Equivalents            51,474    227,423     33,387      5,840      3,618        3,085           2,499
Property and Equipment, net         116,516    175,706     64,001     46,405     31,381       42,905          29,056
Total Assets                        809,948   1,572,036   240,465    202,221    157,028      200,511         148,858
Current Liabilities                  81,645    149,763    440,962     25,260     31,032       28,625          25,878
Long-Term Liabilities               470,784    903,139    471,614     59,173     33,189       31,208          35,334
Minority Interest                   274,745    648,613        ---        ---        ---          ---             ---
Stockholders' Equity (Deficit)     $(17,226)   $20,584  $(231,149)  $143,048    $92,807     $140,678         $87,646

                                  RISK FACTORS

         An investment in our common stock involves risks. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors relating to Motient before purchasing shares of our common stock.

We have undergone significant organizational restructuring and we face substantial operational challenges.

We are in the process of evaluating our future strategic direction. We have been forced to take material actions to reduce operating costs and preserve our remaining cash. For example, in February 2004 we effected a reduction in force that reduced our workforce from approximately 166 to 112 employees. The elimination of certain sales and other personnel may have a negative effect on our future revenues and growth prospects and our ability to support new product initiatives and generate customer demand. In addition, we are currently removing unneeded capacity across the network by deconstructing under-utilized and un-profitable base stations. The full extent and effect of the changes to our network have yet to be determined, and these reductions in network capacity may also have a negative effect on our future revenues and growth prospects.

We are not cash flow positive, and our prospects will depend on our ability to control our costs while maintaining and improving our service levels.

We do not generate sufficient cash from operations to cover our operating expenses, and it is unclear when, or if, we will be able to do so. As a result, we have been involved in the process of reducing our expenditures in a variety of areas, including a reduction in the number of our employees, the closure of our Reston facility and the restructuring of our network. We also have renegotiated several of our key vendor and customer arrangements and continue to aggressively pursue further vendor cost reductions when opportunities arise. We continue to use more cash than we generate from operations. Our prospects will depend in part on our ability to reduce operating costs further and operate more efficiently, while maintaining and improving our service levels.

We will need additional liquidity to fund our operations.

We do not generate sufficient cash from operations to cover our operating expenses, and it is unclear when, or if, we will be able to do so. Even if we begin to generate cash in excess of our operating expenses, we expect to require additional funds to meet remaining interest obligations, capital expenditures and other non-operating cash expenses. We currently anticipate that our funding requirements through 2004 should be met through a combination of various sources, including:

     o cash on hand, including cash generated by our April 7, 2004 and July 1, 2004 private placements of common stock,

     o    net cash flow from operations,

     o our term credit facility, of which $5.7 million remains available for borrowing through December 31, 2004, and

     o proceeds from the sale of certain frequency assets that are not necessary for our future network requirements.

An additional potential funding source is the repayment of a $15.0 million note from MSV. In April 2004, MSV repaid $2.0 million on this note. We also own an aggregate of approximately $3.5 million of convertible notes from MSV, which are mandatorily convertible into equity of MSV in certain circumstances. For information about these notes and our transactions with MSV, please see "Management's Discussion and Analysis of Results of Operations -- Mobile Satellite Ventures LP." There can be no assurance that the foregoing sources of liquidity will provide sufficient funds in the amounts or at the time that funding is required. In addition, if our ability to realize such liquidity from any such source is delayed or the proceeds from any such source are insufficient to meet our expenditure requirements as they arise, we will seek additional equity or debt financing, although it is unlikely under current conditions that such additional financing will be available on reasonable terms, if at all.

We may not be able to meet our debt obligations, operating expenses, working capital and other capital expenditures.

As of December 31, 2003, we had approximately $35.9 million of debt outstanding (including our term credit facility, capital leases, notes with Rare Medium and Credit Suisse First Boston Corporation, or CSFB, and obligations owed to Motorola and accrued interest thereon). In January 2003, we secured a $12.5 million credit facility of which we had drawn $4.5 million as of December 31, 2003. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Term Credit Facility" for more information on repayment of outstanding amounts under this facility. Some of these debt obligations have current interest and principal requirements. As of December 31, 2003, $2.5 million of our debt obligations were recorded as current liabilities. In June of 2004, we reached agreement to prepay certain of these obligations in negotiated settlements of certain of these obligations, please see "Subsequent Events". We cannot assure you that our operating cash flow will be adequate to pay the principal and interest payments on this indebtedness when due, as well as to fund all of our contemplated capital expenditures. Some of these debt obligations also have certain minimum covenant requirements.

Our term credit facility imposes certain conditions on our ability to make draws, including compliance with certain financial and operating covenants. We provided notices of default and received respective waivers for our covenant requirements in the monthly periods ended April 2003 through December 2003 under our term credit facility. We cannot assure you that our operating results will be adequate to meet future minimum covenant requirements, which could lead to events of default and acceleration of these debt obligations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Term Credit Facility" for more information on our debt covenant compliance, defaults, waivers and repayment of the outstanding amounts under this facility.

If we are not able to make required payments under our credit facility or other debt obligations, the lenders thereunder could seek to accelerate such obligations and take actions to seize collateral, any of which could render us insolvent. In April 2004, we paid to the lenders $6.8 million, representing all outstanding principal and interest payable under our term credit facility.

We believe that the implementation of our business strategy is crucial to our future financial viability and the ability to generate the cash flow necessary to pay principal and interest, and our working capital and capital expenditure needs. Although we believe our business strategy will help improve our financial viability and our cash flow, we cannot assure you that the financial resources available to us will be sufficient for us to achieve profitability.

We will continue to incur significant losses.

If we do not become profitable, we could have difficulty obtaining funds to continue our operations. We have incurred net losses every year since we began operations. These losses are due to the costs of developing and building our network and the costs of developing, selling and providing products and services. Although we have significantly reduced our losses, we will continue to have losses in the future.

We generate a large part of our revenues and cash flows from a small number of customers, and the loss of one or more key customers could result in a significant reduction in revenues and cash flows; UPS has recently deregistered a majority of its units on our network.

For the year ended December 31, 2003, five customers accounted for approximately 47% of our service revenue, with two of those customers each accounting for more than 11%. None of these significant customers are obligated to purchase any minimum quantity of airtime, service or hardware from us. There can be no assurance that the revenue generated from our largest customers will continue in future periods. We may lose certain revenues from major customers due to churn and migration to alternative technologies. The loss of one or more of our key customers, a material reduction in such customers' use of our network, or any other event, occurrence or development which adversely affects our relationship with one or more of these customers, could harm our business by reducing revenue and reducing net cash flow from operations.

In addition, United Parcel Service, Inc., or UPS, our second largest customer for the year ended December 31, 2003 and our eighth largest customer for the three months ended December 31, 2003, substantially completed its migration to next generation network technology by the end of the second quarter of 2003, and its monthly airtime usage of our network declined significantly. While we expect that UPS will remain a customer for the foreseeable future, our service contract with UPS may be terminated by UPS on 30 days' notice. Until June 30, 2003, UPS had voluntarily maintained its historical level of revenue to mitigate the near-term revenue and cash flow impact of its reduced network usage. However, beginning in July 2003, the revenues and cash flow from UPS declined significantly. In addition, in December 2002 we entered into a separate agreement with UPS under which UPS made a significant prepayment for network airtime service to be provided beginning January 1, 2004. The prepayment will be credited against airtime services provided to UPS beginning January 1, 2004, until the prepayment is fully credited. If UPS terminates our contract, any remaining prepayment would be required to be repaid. Based on the current level of network airtime usage by UPS, we do not expect that UPS will be required to make any cash payments to us in 2004 for service provided during 2004. For a further discussion of developments regarding UPS and our plans to offset the loss of revenue and cash flows from this customer, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Our growth has been curtailed by funding constraints.

We have significantly decreased the amount that we are spending on the maintenance and growth of our operations, network and subscriber base due to our liquidity constraints. We have taken a number of steps to continue to reduce our operating and capital expenditures in order to lower our cash burn rate; however, our capital resources currently are not sufficient to permit us to fund the launch of new products and services. Failure to generate or raise sufficient funds may require us to delay or abandon some of our expenditures, which could harm our business and competitive position.

Our internal controls may not be sufficient to ensure timely and reliable financial information.

During the course of the fiscal 2002 year-end closing process and subsequent audit of our financial statements for the eight month period ended December 31, 2002, our management and our then-current independent auditors, PricewaterhouseCoopers LLP, identified several significant deficiencies in our internal controls. In response to these concerns, we have implemented enhanced measures and have dedicated more resources to improve our account reconciliation process and to further strengthen our internal controls. For a description of these measures, see "Item 14. Controls and Procedures" in our Form 10-K for the year ended December 31, 2003.

We have not yet been able to fully execute all of the salutary procedures and actions we deem desirable to address our internal control deficiencies. Significant supplemental resources will continue to be required to maintain appropriate controls and procedures and to prepare our financial statements and other disclosures. Failure to maintain such controls and procedures may increase the risk of future errors or omissions in our financial statements or public reports or filings and may prevent us from meeting our filing deadlines.

There can be no assurance that these actions and any other actions that we take to improve our internal controls and procedures will be successful. Our inability to implement these actions could adversely affect our ability to record, process, summarize and report financial data in compliance with our reporting obligations.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards.

New legislation or regulations that follow the trend of imposing stricter corporate governance and financial reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, may lead to an increase in our costs of compliance. A failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes.

We may not be able to realize value from our investment in MSV due to risks associated with MSV's next-generation business plan.

MSV's next-generation business plan is novel and without established precedent. Neither MSV nor any other company has developed an integrated hybrid network, and MSV's success will depend on several factors, including

     o the ultimate resolution of pending FCC and court proceedings with respect to MSV's L-band license and S-band rights;

     o MSV's ability to make use of spectrum in the S-band, which is dependent on the FCC's reinstatement of the S-band authorization granted to TMI , FCC approval of its transfer to MSV's subsidiary, TerreStar Networks Inc., and MSV's ability to meet FCC milestones;

     o MSV's ability to enter into contractual relationships with its partners that comply with FCC rules concerning ATC;

     o MSV's ability to coordinate with other satellite system operators to optimize both its overall spectrum access and the utility of the L-band for certain wireless protocols;

     o whether the price paid for spectrum in prior transactions is indicative of the future value of MSV's spectrum assets and MSV's ability to effect transactions that realize the value of such spectrum assets;

     o    the supply of available wireless spectrum in the marketplace;

     o MSV's ability to develop and integrate the complex technologies associated with its next-generation system;

     o MSV's ability to develop and deploy innovative network management techniques to permit mobile phones to seamlessly transition between satellite and terrestrial mode;

     o the construction, delivery and launch of MSV's next-generation satellites and the maintenance of MSV's existing geostationary satellites;

     o MSV's ability to obtain funding for the construction of the satellite component of its next-generation service on favorable terms;

     o MSV's dependence on one or more third party partners to construct the terrestrial base station component of its next-generation network;

     o market acceptance and level of demand for MSV's next-generation network; and

     o protection of MSV's proprietary information and intellectual property rights.

If MSV is unable to implement its next-generation business strategy, our investment in MSV could be materially and adversely affected.

Motient may have to take actions which are disruptive to its business to avoid registration under the Investment Company Act of 1940.

Motient may have to take actions which are disruptive to its business if it is deemed to be an investment company under the Investment Company Act of 1940. Motient's equity investments, in particular its ownership interests in MSV, may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets excluding cash items and government securities, subject to certain exclusions. Investment companies are required to register under and comply with the Investment Company Act unless an exclusion or SEC safe harbor applies. If Motient were to be deemed an investment company, it would become subject to the requirements of the Investment Company Act. As a consequence, Motient would be prohibited from engaging in business as it has in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of its contracts might be voidable, and a court-appointed receiver could take control of Motient and liquidate its business.

We could lose market share and revenues as a result of increasing competition from companies in the wireless communications industry that have greater resources and name recognition.

We expect to face intense competition in all of our markets, which could result in a loss of customers and lower revenues and could make it more difficult for us to enter new markets. Our competitors include service providers in several markets -- dedicated mobile data, personal communications service, or PCS, narrowband PCS/enhanced paging and emerging technology platforms. The growth in wireless data opportunities has led traditional hardware manufacturers and software developers to invest in technologies that will allow the migration of core products and services to a mobile environment. Companies like International Business machines Corporation, or IBM, Oracle Corporation, Siebel Systems, Inc., Sun Microsystems, Inc. and Lucent Technologies, Inc. have made significant investments in the area of mobility to guarantee their place in both the desktop and mobile/handheld computing environments.

Our eLink service competes with a variety of services that offer two-way messaging and personal digital assistant, or PDA, functionality on small, portable devices. Most of these competing services are better established in the marketplace, and many competitors have substantially greater financial, technical, marketing, sales, distribution and other resources than we have. We expect that we will continue to compete primarily with Cingular Wireless, which offers wireless data services over its network, including Research In Motion's BlackBerryTM email service. Our agreement with Research In Motion permits us to market the BlackBerryTM service in the United States on the Motient network. These and other firms may enter the markets where we focus our sales efforts, which may create downward pressure on the prices for our services and negatively impact our returns. Many of the existing and potential competitors have financial and other resources far greater than those of Motient. In addition, continuing consolidation in the communications industry, including Cingular Wireless' proposed acquisition of AT&T Wireless, may strengthen existing competitors or give rise to significant new competitors which would threaten our business.

In addition, a variety of new technologies, devices and services will result in new types of competition for us in the near future. The emergence of new protocols such as the wireless access protocol, orWAP, and the Bluetooth protocol enable the use of the Internet as a platform to exchange information among people with different devices running on different networks. Also, several large wireless providers are deploying new, so-called "2.5G" and "3G" technologies, including new forms of CDMA, time division multiple access, or TDMA, and GSM technologies, which will increase the data capabilities of wireless voice and data services and will have a competitive impact on our business.

Failure to keep pace with rapidly changing markets for wireless communications would significantly harm our business.

The technology and markets for wireless communications services change rapidly. Our success depends, in part, on our ability to respond and adapt to change. For example, large wireless voice carriers are in the process of expanding their ability to offer wireless data services that may compete with our services, by deploying "2.5G" and "3G" technologies. These technologies, which include GPRS and 1XRTT, support both wireless voice and packet data services. While we will endeavor to enhance the efficiency and performance of our existing data-only network through a variety of measures, we also expect to consider, as appropriate, alliances or other contractual arrangements with larger wireless communications providers, so that we can continue to offer as complete an array of data services as possible. We cannot guarantee that we will be able to compete effectively under, or adjust our contemplated plan of development to meet, changing market conditions. We cannot guarantee that we will be able to implement our strategy or that our strategy will be successful in these rapidly evolving markets. The markets for wireless communications services are also marked by the continuous introduction of new products and services and increased capacity for services similar to those provided by Motient. Technological advances may also increase the efficiency of existing products or services. If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access this technology or finance the necessary substantial capital expenditures that may be required. Our technology may be rendered less profitable or less viable by existing, proposed or as yet undeveloped technologies. We cannot guarantee that we will have the financial and other resources available to compete effectively against companies possessing such technologies. We are unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. We cannot guarantee that we can adapt to technological changes or offer products or services on a timely basis to establish or maintain a competitive position.

The success of our wireless communications business depends on our ability to enter into and maintain third party distribution relationships.

A key element of our strategy is to develop and capitalize on distribution relationships with leading companies who can provide access to significant numbers of potential customers in our target markets. For example, Motient has reseller agreements with SkyTel, Metrocall, Aether Systems and Earthlink, as well as Research In Motion. Because we are relying on these distribution companies to enable us to acquire subscribers, our success in penetrating our targeted markets will depend, to a large extent, on the efforts of these distribution companies, as well as future distribution companies. The rollout of sales efforts by these distribution companies may be subject to delays, some of which may be outside of our control. Some of our resellers have experienced significant financial difficulties in recent periods. Our inability to fully capitalize on our third party distribution agreements, the termination of or failure to renew any of these agreements, or our inability to enter into similar distribution relationships with other leading companies could reduce our access and exposure to potential customers.

We expect to maintain a limited inventory of devices to be used in connection with our eLink service, and any interruption in the supply of such devices could significantly harm our business.

We depend on independent vendors to develop and manufacture wireless communications devices for our networks, which are significant elements of our business plan because most of our services require these devices. Some of our important service offering initiatives are dependent on the timely delivery of a sufficient quantity of user devices, including the palm-sized devices used with Motient's eLink wireless email service which are manufactured by Research In Motion. These suppliers do not sell these devices to us on an exclusive basis.

We carry a limited inventory of these devices and generally have no guaranteed supply arrangements. Some of these suppliers and vendors are relatively small companies and have limited resources and production capacities. In addition, some of our sole-source suppliers themselves rely on sole- or limited-sources of supply for components included in their devices.

We cannot guarantee that our suppliers will be able to supply us with components and devices in the quantities and at the times we require, or at all.

We have short-term contracts with the majority of our suppliers. We cannot guarantee that our suppliers will continue to provide products at attractive prices, or at all, or that we will be able to obtain products in the future from these or other providers on the scale and within the time frames we require. On June 26, 2003, Research In Motion, or RIM, provided us with a written End of Life Notification for the RIM 857 wireless handheld device. This means that Research In Motion will no longer be producing this model of handheld device. The last date for accepting orders was September 30, 2003, and the last date for shipment of devices was January 2, 2004. Motient continues to source limited quantities of RIM 857 devices from RIM and Motient has implemented a RIM 857 and RIM 850 "equivalent to new" program and expects that there will be sufficient returned RIM 857 and 850s to satisfy demand for the foreseeable future. If we cannot obtain a sufficient supply of RIM 857s, it may harm our business.

Additionally, some or all of our suppliers could enter into exclusive arrangements with our competitors, or cease selling these components at commercially reasonable prices, or at all. Research In Motion, which is our primary supplier of devices for our eLink wireless email service, also markets and sells BlackBerryTM, which is an alternative wireless email service offered on the Cingular Interactive network. We also have an agreement with Research In Motion permitting us to market the BlackBerryTM service in the United States on our network. If we fail to obtain products on a timely basis at an affordable cost, or experience any significant delays or interruptions of supply, our business will be harmed.

If prices charged by suppliers for wireless devices do not decline as we anticipate, our business may not experience the growth we expect.

Part of our growth is predicated on our suppliers reducing the cost of wireless communications devices approved and available for use on our network. We believe that reductions in the cost of wireless communications devices will result in increased sales of devices, additional subscribers for our services and a corresponding increase in our service revenues. If we fail to obtain cost reductions on a timely basis, or experience any significant delays of these reductions, our revenues could be diminished or fail to increase.

We may not be able to develop, acquire and maintain proprietary information and intellectual property rights, which could limit the growth of our business and reduce our market share.

Our wireless communications business depends on technical knowledge, and we believe that our future success is based, in part, on our ability to keep up with new technological developments and incorporate them in our products and services. We own or have the right to use certain of our work products, inventions, designs, software, systems and similar know-how. While we have taken steps to diligently protect that information, there is no assurance that the information will not be disclosed to others or that others will not independently develop similar information, systems and know-how. Protection of our information, systems and know-how may result in litigation, the cost of which could be substantial. There is also no assurance that third parties will not assert claims that our products or services, including our eLink and BlackBerryTM by Motient service offerings, infringe on their proprietary rights.

If we are found to infringe or misappropriate a third party's proprietary rights, we could be required to pay damages to the third party, alter our products or services, obtain a license from the third party or cease activities utilizing these proprietary rights, including making or selling products or services utilizing the proprietary rights. Our inability to do any of the foregoing on commercially favorable terms could have a material adverse impact on our business, financial condition or results of operations.

We also rely on some technologies licensed from third parties. We cannot be sure that these licenses will remain available on commercially reasonable terms or at all. The loss of these technologies could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, which could harm our business.

Patent infringement litigation against Research In Motion may impede our ability to use and sell certain software and handheld devices.

Our rights to use and sell the BlackBerryTM software and Research In Motion's handheld devices may be limited or made prohibitively expensive as a result of a patent infringement lawsuit brought against Research In Motion by NTP Inc. (NTP v. Research In Motion, Civ. Action No. 3:01CV767 (E.D. Va.)). In that action, a jury concluded that certain of Research In Motion's BlackBerryTM products infringed patents held by NTP covering the use of wireless radio frequency information in email communications. On August 5, 2003, the judge in the case ruled against Research In Motion, awarding NTP $53.7 million in damages and enjoining Research In Motion from making, using, or selling the products, but stayed the injunction pending appeal by Research In Motion. The appeal has not yet been resolved. As a purchaser of those products, we could be adversely affected by the outcome of that litigation.

Government regulation may increase our cost of providing services, slow our expansion into new markets, subject our services to additional competitive pressures and affect the value of our common stock.

Motient's ownership and operation of wireless communication systems are subject to significant regulation by the FCC under authority granted by the Communications Act of 1934 and related federal laws. There is no assurance that the rules and regulations of the FCC will continue to support our operations as presently conducted. A number of Motient's licenses are subject to renewal by the FCC. We cannot guarantee that all existing licenses will be renewed and that the requisite frequencies will be coordinated. Current federal law requires prior FCC approval of greater than 25% ownership of Motient by citizens or entities of foreign countries, which could limit the value of our common stock.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards.

New legislation or regulations that follow the trend of imposing stricter corporate governance and financial reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, may lead to an increase in our costs of compliance. A failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes.

Motient's competitive position may be harmed if the wireless terrestrial network technology it licenses from Motorola is made available to competitors.

Motient holds a non-exclusive license to use a single frequency reuse technology. The terrestrial network, and some of its competitive strengths, such as in-building penetration, is based upon this technology. Under the terms of the non-exclusive license, Motorola could enter into arrangements to license this technology to any of our competitors, and those agreements could harm our ability to compete.

Motient could incur substantial costs if it is required to relocate its spectrum licenses under a pending proposal being considered by the FCC.

On March 14, 2002, the Federal Communications Commission, or FCC, adopted a notice of proposed rulemaking exploring options and alternatives for improving the spectrum environment for public safety operations in the 800 MHz band. In connection with this proceeding, Nextel Communications, Inc. has proposed, in a "white paper" to the FCC, that some of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel's proposal creates blocks of contiguous spectrum to be shared by public safety agencies. The Nextel proposal, as submitted to the FCC, would require that Motient either (i) continue to operate using its existing lower 800 MHz band spectrum on a secondary, non-interfering basis with the public safety agencies who would be relocated in the same spectrum, or (ii) relocate, at its own expense, to other spectrum in the 700 MHz or 900 MHz bands. Motient believes it is highly unlikely that it could continue to operate in the lower 800 MHz bands on a secondary, non-interfering basis. If Motient is required to relocate to spectrum in the 700 MHz or 900 MHz bands, it would incur substantial operational and financial costs, including costs relating to:

     o manufacturing replacement infrastructure and user hardware to operate on Motient's network in the 700 MHz or 900 MHz bands,

     o disruptions to existing customers as a result of the relocation to other spectrum bands,

     o    possible diminished data speed, and

     o    coverage gaps.

There are also potential problems with the 700 MHz and 900 MHz bands that might make it difficult, if not impossible, for Motient to duplicate its existing operations in the 800 MHz band.

On December 24, 2002, a group of affected licensees, including Motient, Nextel, and several other licensees, submitted a detailed proposal to the FCC for accomplishing the re-allocation of spectrum over a period of several years. These parties have also been negotiating a mechanism by which Nextel would agree to reimburse costs, up to $850 million, incurred by affected licensees in relocating to different parts of the spectrum band pursuant to the rebanding plan.

In mid-April 2003, the FCC's Office of Engineering and Technology, or OET, sent a letter to several manufacturers requesting additional practical, technical and procedural solutions or information that may have yet to be considered. Upon reviewing the filed comments, the OET has indicated that other technical solutions were possible and were being reviewed by the FCC.

It was reported that in March of 2004, the staff of the FCC circulated a draft order to the five FCC Commissioners recommending adoption of the plan for the reallocation of the 800 MHz spectrum commonly known as the "Consensus Plan". However, the staff apparently also recommended the rejection of Nextel's offer to pay $850 million to recover the costs of the re-allocation of the spectrum, as the staff apparently felt this amount to be insufficient to cover the costs of such re-allocation. On April 8, 2004, Motient filed a request with the FCC asking that the FCC relocate Motient into the so called "upper-800 MHz band" as part of the Consensus Plan. The FCC did not adopt the order in April, and one month later, the Cellular Telecommunications & Internet Association, or CTIA, proposed a plan that would grant Nextel alternative spectrum in the less valuable 2.1 GHz band. Verizon Wireless has advanced CTIA's and a similar plan, and has pledged to bid $5 billion for the 1.9 GHz spectrum if those airwaves are auctioned. Nextel has vigorously opposed the CTIA and Verizon Wireless plans, insisting that it be allowed to relocate to the 1.9 GHz spectrum. News accounts have stated that some senior officials at the FCC would prefer to grant Nextel the 2.1 GHz spectrum because such a grant is less subject to a court challenge as an impermissible sale of spectrum outside of an auction. Some members of Congress have also expressed interest in the proceeding. Given the uncertain outcome of this proceeding, we cannot assure you that our operations will not be affected by it.

Our adoption of "fresh-start" accounting may make evaluating our financial position and results of operations for 2002 and 2003, as compared to prior periods, more difficult.

Due to our emergence from bankruptcy pursuant to the Plan of Reorganization, effective May 1, 2002, we implemented "fresh-start" accounting. In accordance with "fresh-start" accounting, all assets and liabilities were restated to reflect their respective estimated fair values. As a result, the consolidated financial statements for our reorganized company starting on and going forward from May 1, 2002 will not be comparable to our consolidated financial statements for the periods prior to May 1, 2002. The change in our accounting principles may make it more difficult to compare our operations to prior periods.

Certain tax implications of our bankruptcy and reorganization may increase our tax liability.

Certain U.S. tax attributes of Motient, including net operating loss carryovers, or NOLs, have been reduced or eliminated as a consequence of our bankruptcy and reorganization. The elimination or reduction of NOLs and such other tax attributes may increase the amount of tax payable by Motient following its reorganization as compared with the amount of tax payable had no such reduction been required.

There is a very limited public trading market for our common stock, and our equity securities may continue to be illiquid or experience significant price volatility.

Our common stock is not listed on any national securities exchange or on the Nasdaq National Market. Our common stock is quoted on the Pink Sheets under the symbol "MNCP". On June 28, 2004, the last reported bid prices for our common stock was $11.70. We cannot assure you that a more active trading market will develop for our common stock, or as to the degree of price volatility in any such market.

We do not expect to pay any dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipated that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital requirements and financial condition. In addition, under Delaware law, a corporation cannot declare or pay dividends on its capital stock unless it has an available surplus. Furthermore, the terms of some of our financing arrangements directly limit our ability to pay cash dividends on our common stock. The terms of any future indebtedness of our subsidiaries also may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

Future sales of our common stock could adversely affect its price and/or our ability to raise capital.

Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executives and other personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

Finally, if Motient decides to file a registration statement to raise additional capital, some of Motient's existing stockholders hold piggyback registration rights that, if exercised, will require Motient to include their shares in the registration statement, which could adversely affect Motient's ability to raise needed capital.

                                 USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of the common stock. We will, however, receive proceeds from the exercise of the warrants to purchase an aggregate of up to 7,158,934 shares to the extent such warrants are exercised. We will use these proceeds, if any, for general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.


           PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES

Our common stock is not listed on any national securities exchange or on the Nasdaq Stock Market. Our common stock has been quoted under the symbol "MNCP" on the Pink Sheets since May 2, 2002. Our common stock was traded on the OTC Bulletin Board, but due to our failure to timely file our Exchange Act reports, our common stock is no longer traded on the OTC Bulletin Board.

The following tables set forth for the period indicated the high and low bid prices for our common stock for the periods indicated for 2002, 2003 and 2004.

                                            2004                                 High             Low
                   -------------------------------------------------------- --------------- ----------------
                   First Quarter                                                $7.45           $4.05
                   Second Quarter (through June 28, 2004)                      $11.70           $6.15
                   -------------------------------------------------------- --------------- ----------------
                                            2003                                 High             Low
                   -------------------------------------------------------- --------------- ----------------
                   First Quarter                                                $4.00            $2.75
                   Second Quarter                                               $5.75            $2.00
                   Third Quarter                                                $6.35            $4.35
                   Fourth Quarter                                               $5.55            $3.50

                   -------------------------------------------------------- --------------- ----------------
                                            2002                                 High             Low
                   -------------------------------------------------------- --------------- ----------------
                   Second Quarter (beginning May 1, 2002)                       $5.90            $3.60
                   Third Quarter                                                $4.45            $0.75
                   Fourth Quarter                                               $3.40            $0.65

The high and low sales prices represent the intra-day prices on the OTC Bulletin Board during the periods in which we were quoted on the OTC Bulletin Board, and on the Pink Sheets, thereafter. The quotations represent inter-dealer quotations, without retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

On June 28, 2004, the last reported bid price of our common stock was $11.70 per share on the Pink Sheets. As of June 28, 2004, there were approximately 25 record holders of our common stock.

Dividends

We have never declared or paid any cash dividends on our capital stock and do not plan to pay dividends on our capital stock for the foreseeable future. The payment of any dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital requirements and financial condition. Our current credit facility and other financing documents prohibit us from paying cash dividends. In addition, under Delaware law, a corporation cannot declare or pay dividends on its capital stock unless it has an available surplus. Furthermore, the terms of some of our financing arrangements directly limit our ability to pay cash dividends on our common stock. The terms of any future indebtedness of our subsidiaries also may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

                             SELECTED FINANCIAL DATA

The following table summarizes our financial results as of and for the fiscal years ended December 31, 1999 through December 31, 2001, the four months ended April 30, 2002, the eight months ended December 31, 2002, the year ended December 31, 2003, and the three months ended March 31, 2003 and 2004. The consolidated balance sheet data and the consolidated statement of operations data as of and for the year ended December 31, 1999 are derived from the consolidated financial statements of Motient, which were audited by Arthur Andersen LLP, independent accountants who have ceased operations. The other consolidated balance sheet data and the other consolidated statement of operations data are derived from the consolidated financial statements of Motient, which were audited by Ehrenkrantz Sterling & Co. LLC, an independent registered public accounting firm, except for the December 31, 2003 consolidated financial statements, which were audited by Friedman LLP, successors-in-interest to Ehrenkrantz Sterling & Co. LLC, an independent registered public accounting firm. The financial statements for certain historical periods have been restated to give effect to the accounting treatment with respect to the MSV, Aether Systems transactions and certain additional financial statement adjustments discussed in Note 2, "Significant Accounting Policies - Restatement of Financial Statements," of notes to the consolidated financial statements. All of the financial information for Motient up to and including April 30, 2002 is referred to as "Predecessor Company" results. The financial information for Motient for the periods subsequent to April 30, 2002 are referred to as "Successor Company" results.

You should read our selected financial data in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. In reading the following selected financial data, please note the following:

     o Effective May 1, 2002, as a result of our emergence from bankruptcy, we adopted "fresh-start" accounting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code". "Fresh-start" accounting has resulted in material changes to financial statements for periods beginning after May 1, 2002, to reflect adjustments required pursuant to SOP 90-7 to record assets and liabilities at fair values in accordance with procedures specified by Statement of Financial Accounting Standards No. 141, "Business Combinations".

     o Because the summary financial data below relates to periods prior to May 1, 2002, the effective date we emerged from bankruptcy, we refer to the summary financial data as that of the Predecessor Company. Due to the reorganization and implementation of SOP 90-7, financial statements issued for periods beginning after May 1, 2002 will not be comparable to that of the Predecessor Company.

     o In November 2002, we initiated a process to seek the concurrence of the staff of the SEC with respect to our conclusions of the appropriate accounting for the formation of and certain transactions with MSV in 2000 and 2001 and the sale of certain of our transportation assets to Aether Systems in 2000. This process was completed in March 2003. The staff of the SEC did not object to certain aspects of our prior accounting with respect to the MSV and Aether Systems transactions, but did object to other aspects of our prior accounting for these transactions. For a description of the material differences between our original accounting treatment with respect to the MSV and Aether Systems transactions and the revised accounting treatment that we concluded is appropriate as a result of this process, please see Note 2, "Significant Accounting Policies - Restatement of Financial Statements," of notes to the consolidated financial statements

     o As a result of our re-audit of the years ended December 31, 2000 and 2001 performed by, Ehrenkrantz Sterling & Co. LLC, certain additional financial statement adjustments were proposed and accepted by us for the periods noted above. Please see Note 2, "Significant Accounting Policies - Restatement of Financial Statements," of notes to the consolidated financial statements.

                                        Selected Consolidated Financial Data
                                   (Amounts in thousands except per share data)


                                              Successor Company                      Predecessor Company(1)(2)(3)(4)
                                              -----------------                      -------------------------------

                                                     Eight Months    Four Months     (Restated)      (Restated)
                                        Year Ended      Ended           Ended        Year Ended      Year Ended     Year Ended
                                       December 31,  December 31,     April 30,     December 31,    December 31,   December 31,
                                           2003          2002           2002            2001            2000           1999
                                           ----          ----           ----            ----            ----           ----
Revenues                                $54,485        $36,617        $22,373        $90,265        $95,756        $91,071
Operating Loss                          (40,167)       (33,800)       (21,430)       (97,223)      (182,914)      (224,392)
Income (loss) before
reorganization items                    (62,122)       (58,786)       (24,138)      (267,000)      (134,851)      (330,931)

Reorganization items                         --           (772)       256,116         (2,497)        (3,035)            --

Income tax provision                         --             --             --             --             --             --

Net (loss) income                       (62,122)       (59,558)       231,978       (269,497)      (137,886)      (330,931)

XM radio preferred stock
dividend requirement                         --             --             --             --         (5,081)            --

XM beneficial conversion                     --             --             --             --        (44,438)            --
                                       --------       --------       --------      ---------      ---------      ---------

Net (loss) income before
cumulative effect of accounting
change                                 $(62,122)      $(59,558)      $231,978      $(269,497)     $(187,405)     $(330,931)
                                       --------       --------       --------      ---------      ---------      ---------

Cumulative effect of change in
Accounting principle                         --             --             --             --         (4,677)            --

Net (loss) income attributable
to common stockholders                 $(62,122)      $(59,558)      $231,978      $(269,497)     $(192,082)     $(330,931)
                                       --------       --------       --------      ---------      ---------      ---------
Basic and diluted net income
(loss) per common share             $     (2.47)   $     (2.37)   $      3.98    $     (5.27)   $     (3.89)   $     (8.33)
Weighted-average common shares
outstanding during the period -
basic and diluted                        25,145         25,097         58,251         51,136         49,425         39,704
Total assets                            157,028        202,221        257,401        240,465      1,572,036        809,948
Long term liabilities               $    33,189    $    33,913    $    29,785    $    30,652    $   738,936    $   470,784

(1) Motient restated certain of its financial data reflected above to reflect certain transactions with MSV in 2000 and 2001, the sale of assets to Aether Systems in 2000 and certain additional adjustments. Please see notes to the consolidated financial statements herein.


(2) As of December 31, 2000, we had an equity interest of approximately 33.1% (or 21.3% on a fully diluted basis) in XM Radio, a public company that launched its satellite radio service at the end of 2001, and we controlled XM Radio through our board of director membership and common stock voting rights. As a result, all of XM Radio's results for the period from July 7, 1999 (the date we acquired 100% voting interest of XM Radio) through December 31, 2000 have been included in our consolidated financial statements. Prior to July 7, 1999, our investment in XM Radio was accounted for pursuant to the equity method of accounting. In January 2001, pursuant to FCC approval to cease to control XM Radio, the number of directors that we appointed to XM Radio's board of directors was reduced to less than 50% of XM Radio's directors, and we converted a portion of our super-voting Class B common stock of XM Radio to Class A common stock. As a result, we ceased to control XM Radio, and as of January 1, 2001, we accounted for our investment in XM Radio pursuant to the equity method of accounting. During 2001, we disposed of all of our remaining shares of XM Radio and ceased to hold any interest in XM Radio as of November 19, 2001.

(3) In June 2000, we formed a joint venture subsidiary, MSV, in which we owned 80% of the membership interests. The remaining 20% interests in MSV were owned by three investors unrelated to Motient; however, the minority investors had the right to participate in certain MSV business decisions that were made in the normal course of business; therefore, in accordance with Emerging Issues Task Force Issue No 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Stockholder or Stockholders Have Certain Approval or Veto Rights", our investment in MSV has been recorded for all periods presented in the consolidated financial statements included in this annual report pursuant to the equity method of accounting. On November 26, 2001, Motient sold the assets comprising its satellite communications business to MSV.


(4) In November 2000, Motient sold assets related to its retail transportation business to Aether Systems. Concurrently with the closing of the asset sale, we and Aether Systems entered into two long-term, prepaid network airtime agreements with a total value of $20 million, of which $5 million was paid at closing, pursuant to which Aether Systems agreed to purchase airtime on Motient's satellite and terrestrial networks. Aether Systems also became an authorized reseller of Motient's eLink and BlackBerry TM by Motient wireless email service offerings. Aether Systems acquired all of the assets used or useful in the retail transportation business, and assumed the related liabilities. Aether Systems also purchased the existing inventory in the business.

                        SELECTED QUARTERLY FINANCIAL DATA
                                   (unaudited)
                (dollars in thousands, except for per share data)

         The following selected quarterly financial information should be read in conjunction with Motient's consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus, and the information contained under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         As discussed above, numerous factors, including the application of "fresh-start" accounting and Motient's recent reorganization, make period to period comparison of Motient's financial results less meaningful, and, therefore, you should not rely on them as an indication of future operating performance. For a more complete discussion of these transactions, see "Summary Financial Data," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - General - The Current and Former Components of Motient's Business."

                                         Predecessor Company through April 30, 2002 and                                      2004-
                                       Successor Company from May 1, 2002 to December 31,      2003-Quarters                Quarter
                                       --------------------------------------------------      -------------                -------
                                                             2002
                                                             ----
                                                         2002-Quarters
                                                         -------------
                                              (Predecessor (Successor
                                                 Company)  Company)
                                                1 Month    2 Months
                                   (Predecessor   Ended    Ended   (Successor (Successor
                                     Company)   April 30,  June 30, Company)  Company)
                                      3/31/02     2002      2002    9/30/02   12/31/02  3/31/03 6/30/03  9/30/03   12/31/03 3/31/04
                                      -------     ----      ----    -------   --------  ------- -------  -------   -------- -------

Revenues                              $16,683    $5,690    $8,719  $13,297   $14,601   $14,370  $14,992   $12,051  $13,072  $11,500
Operating expenses (1)                 32,445    11,358    19,796   25,426    25,195    24,424   25,358    24,311   20,559   21,672
                                       ------    ------    ------   ------    ------    ------   ------    ------   ------   ------
Loss from operations                  (15,762)   (5,668)  (11,077) (12,129)  (10,594  (10,054) (10,366)   (12,260)  (7,487) (10,172)
Interest and other income (expense)       837       312        15       --      (104)      459      348        12     (157)       8
Interest expense                       (1,739)     (111)     (408)    (575)     (927)   (1,312)  (1,642)   (1,638)  (1,773)  (1,766)
Other income from Aether/MSV               --        --        --       --     1,017       838      938       180      247      645
Gain (loss) on disposal of assets         (20)     (571)       --   (1,193)     (923)       --       --        51   (3,088)      (2)
Loss on impairment of asset                --        --        --       --        --        --       --    (5,535)      --       --
(Gain) on sale of satellite/
transportation assets                      --       372        --       --       385        --       --        --       --       --

Equity in loss of XM Radio and MSV     (1,313)     (595)   (1,540)  (2,747)  (17,986)   (2,325)  (2,288)   (3,155)  (2,115)  (2,230)
                                      -------     -----   -------  -------  --------   -------  -------   -------  -------  -------
Loss before reorganization items      (17,997)   (6,261)  (13,010) (16,644)  (29,132)  (12,394) (13,010)  (22,345) (14,373) (13,517)
Costs associated with debt
restructuring                              --   (4,771)        --       --      (772)       --       --        --       --       --
Gain on extinguishment of debt             --   183,725        --       --        --        --       --        --       --       --
Gain on fair market adjustment of
assets                                     --    94,715        --       --        --        --       --        --       --       --
                                      -------   -------   -------   ------    ------    ------   ------    ------   ------   ------
Net income (loss)                     (17,997)  267,408   (13,010) (16,644)  (29,904)  (12,394) (13,010)  (22,345) (14,373) (13,517)
Net income (loss) attributable to
common stockholders                  $(17,997) $267,408  $(13,010)$(16,644) $(29,904) ($12,394)$(13,010) $(22,345)$(14,373)$(13,517)
Basic and Diluted Net income (loss)
per common share (2)                   $(0.61)    $4.58    $(0.52)  $(0.66)   ($1.19)   $(0.49)  $(0.52)   $(0.89)  $(0.57)  $(0.54)
Weighted-average common shares
outstanding during the period          58,256    58,366    25,097   25,097    25,097    25,097   25,137    25,170   25,145   25,232

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

In November 2002, we initiated a process to seek the concurrence of the staff of the SEC with respect to our conclusions of the appropriate accounting for certain transactions that occurred in 2000 and 2001. The transactions in question involved the formation of and certain transactions with MSV in 2000 and 2001 and the sale of certain of our transportation assets to Aether Systems in 2000.This process was completed in March 2003. The staff of the SEC did not object to certain aspects of our prior accounting with respect to the MSV and Aether Systems transactions, but did object to other aspects of our prior accounting for these transactions. For a description of the material differences between our original accounting treatment with respect to the MSV and Aether Systems transactions and the revised accounting treatment that we concluded is appropriate as a result of this process, please see Note 2, "Significant Accounting Policies - Restatement of Financial Statements," of notes to the consolidated financial statements, and our current report on Form 8-K dated March 14, 2003.

On March 2, 2004, we dismissed PricewaterhouseCoopers as our independent auditors effective immediately. The audit committee of Motient's board of directors approved the dismissal of PricewaterhouseCoopers. PricewaterhouseCoopers was previously appointed to audit Motient's consolidated financial statements for the period May 1, 2002 to December 31, 2002, and, by its terms, such engagement was to terminate upon the completion of services related to such audit. PricewaterhouseCoopers has not reported on Motient's consolidated financial statements for such period or for any other fiscal period. On March 2, 2004, our audit committee engaged Ehrenkrantz Sterling & Co. LLC to replace PricewaterhouseCoopers to audit Motient's consolidated financial statements for the period May 1, 2002 to December 31, 2002 and for the year ended December 31, 2003.

On June 1, 2004, Ehrenkrantz Sterling & Co. LLC, merged with the firm of Friedman Alpren & Green LLP. The new entity, Friedman LLP, has been retained by Motient and the Audit Committee of Motient's Board of Directors approved this decision on June 4, 2004.

Our financial statements for the year December 31, 2001 (restated) and the period from January 1, 2002 to April 30, 2002 (restated) and May 1, 2002 to December 31, 2002 have been audited by Ehrenkrantz Sterling & Co. LLC. Our financial statements for the year ended December 31, 2003, have been audited by Friedman LLP, successors-in-interest to Ehrenkrantz Sterling & Co. LLC.

Motient's Chapter 11 Filing

On January 10, 2002, Motient and three of its wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Federal Bankruptcy Code. Motient's Plan of Reorganization was confirmed on April 26, 2002 and became effective on May 1, 2002. For a more detailed description of Motient's Chapter 11 filing and its Plan of Reorganization, please see "Liquidity and Capital Resources" below.

General - The Current and Former Components of Motient's Business

This section provides information regarding the various current and prior components of Motient's business which we believe are relevant to an assessment and understanding of our financial condition and consolidated results of operations. The sale of our satellite assets to MSV in 2001 makes period to period comparison of our financial results less meaningful, and therefore, you should not rely on such comparisons as an indication of future operating performance. Additionally, on April 26, 2002, our Plan of Reorganization was confirmed by the United States Federal Bankruptcy Court and we emerged from bankruptcy on May 1, 2002. As a result of the reorganization and the recording of the restructuring transaction and implementation of "fresh-start" reporting, our results of operations after April 30, 2002 are not comparable to results reported in prior periods. See Notes 1 and 2 of notes to the consolidated financial statements for information on consummation of the Plan of Reorganization and implementation of "fresh-start" reporting. The discussion should be read in conjunction with our consolidated financial statements and notes thereto.

Motient has six wholly-owned subsidiaries and a 29.5% interest in MSV (on an "as converted basis" giving effect to the conversion of all outstanding convertible notes). Motient Communications Inc. owns the assets comprising Motient's core wireless business, except for Motient's FCC licenses, which are held in a separate subsidiary, Motient License. Motient License was formed on March 16, 2004, as part of Motient's amendment of its credit facility, as a special purpose wholly-owned subsidiary of Motient Communications and holds all of the FCC licenses formerly held by Motient Communications. A pledge of the stock of Motient License, along with the other assets of Motient Communications, secures borrowings under our term credit facility. Our other four subsidiaries hold no material operating assets other than the stock of other subsidiaries and Motient's interest in MSV. On a consolidated basis, we refer to Motient Corporation and its six wholly-owned subsidiaries as "Motient." Our indirect, less-than 50% voting interest in MSV is not consolidated with Motient for financial statement purposes. Rather, we account for our interest in MSV under the equity method of accounting.

Core Wireless Business

We are a nationwide provider of two-way, wireless mobile data services and mobile Internet services. Our customers use our network for a variety of wireless data communications services, including email messaging and other services that enable businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet.

Our eLink service is a two-way wireless email device and electronic organizer that uses our terrestrial network. We provide our eLink brand two-way wireless email service to customers accessing email through corporate servers, Internet service providers, mail service provider accounts and paging network suppliers. We also offer a BlackBerry TM by Motient solution specifically designed for large corporate accounts operating in a Microsoft Exchange and Lotus Notes environment. BlackBerry TM is a popular wireless email solution developed by Research In Motion and is being provided on the Motient network under an agreement with Research In Motion.

In addition to selling messaging services that use our own network, we are a national premier dealer for T-Mobile USA and an authorized agent for Verizon Wireless. Under our agreements with these providers, we sell nationwide network subscriptions for T-Mobile's third generation GSM/GPRS wireless voice and data service, and for Verizon Wireless's third generation CDMA/1XRTT wireless voice and data service. These agreements allow us to sell and promote wireless email and wireless Internet applications to enterprise accounts on networks with greater capacity and speed than our own, and that are voice capable.

XM Radio

As of December 31, 2000, we had an equity interest of approximately 33.1% (or 21.3% on a fully diluted basis) in XM Radio, a public company that launched its satellite radio service at the end of 2001, and we controlled XM Radio through our board of director membership and common stock voting rights. In January 2001, pursuant to FCC approval authorizing us to relinquish control of XM Radio, the number of directors appointed by us to XM Radio's Board of Directors was reduced to less than 50% of XM Radio directors, and we converted a portion of our super-voting Class B Common Stock of XM Radio to Class A Common Stock. As a result, we ceased to control XM Radio.

Throughout 2001, we disposed of our equity interest in XM Radio, and as of November 19, 2001, we did not hold any interest in XM Radio. For the period from January 1, 2001 through November 19, 2001, we accounted for our investment in XM Radio pursuant to the equity method of accounting. In November 2001, as a result of a series of transaction to cure defaults under our bank financing and to the bank facility guarantors, we sold and/or delivered all of our shares of XM Radio common stock to the bank facility guarantors in full satisfaction of the entire remaining amount of our reimbursement obligations to the bank facility guarantors. The agent for the bank lenders under the bank financing declared all loans under the bank financing immediately due and payable, due to the existence of several events of default under the bank financing. On the same date, the bank lenders sought payment in full from the bank financing guarantors for the accelerated loan obligations. For the year ended December 31, 2001, we recorded proceeds of approximately $38.3 million from the sale in 2001 of two million shares of our XM Radio stock, and we recorded equity in losses of XM Radio of $48.5 million.

The operations and financing of XM Radio, a public company, were maintained separate and apart from our operations and financing.

Sale of Retail Transportation Business in November 2000

In November 2000, Motient sold assets relating to its retail transportation business to Aether Systems and received approximately $45 million. This consisted of $30 million for the assets, of which $10 million was held in an escrow account which was subsequently released in the fourth quarter of 2001 upon the satisfaction of certain conditions, and $15 million for a perpetual license to use and modify any intellectual property owned or licensed by Motient in connection with the retail transportation business. Aether Systems acquired all of the assets used or useful in the retail transportation business, and assumed the related liabilities. Aether Systems also purchased the existing inventory in the business. In the fourth quarter of 2000, Motient recognized a gain of $6.6 million, which represented the difference between the net book value of the assets sold and the $20 million cash portion of the purchase price for the assets received at closing. Motient recognized an additional $8.3 million gain in the fourth quarter of 2001 when the additional $10 million of proceeds were released from escrow. The $1.7 million difference between the proceeds received and the gain recognized is a result of pricing modifications that were made at the time of the release of the escrow related to certain network capacity arrangements. Motient deferred the $15 million perpetual license payment over a four year period, which represents the life of the network airtime agreement that Motient entered into with Aether Systems at the time of the closing of the asset sale. Following the asset sale, Motient has been selling network capacity to Aether Systems as a distributor, on a wholesale basis.

Mobile Satellite Ventures LP

On June 29, 2000, we formed a joint venture subsidiary, MSV, in which we owned 80% of the membership interests. The remaining 20% interests in MSV were owned by three investors unrelated to Motient; however, the minority investors had certain participating rights which provided for their participation in certain business decisions that were made in the normal course of business; therefore, in accordance with Emerging Issues Task Force Issue No 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Stockholder or Stockholders Have Certain Approval or Veto Rights", our investment in MSV has been recorded for all periods presented in the consolidated financial statements included in this annual report pursuant to the equity method of accounting.

Through November 26, 2001, MSV used our satellite network to conduct research and development activities. On November 26, 2001, we sold the assets comprising our satellite communications business to MSV, as part of a transaction in which certain other parties joined MSV, including TMI, a Canadian satellite services provider. In consideration for our satellite business assets, we received the following: (i) a $24.0 million cash payment in June 2000, (ii) a $45.0 million cash payment paid at closing, of which $4.0 million was held by MSV related to our sublease of real estate from MSV, and (iii) a five-year $15.0 million note. Motient has recorded the $15.0 million note receivable from MSV, plus accrued interest thereon at its fair value, estimated to be approximately $13.0 million at the May 1, 2002 fresh-start accounting date, after giving effect to discounted future cash flows at market interest rates. In this transaction, TMI also contributed its satellite communications business assets to MSV. In addition, we purchased a $2.5 million convertible note issued by MSV, and certain other investors, including a subsidiary of Rare Medium, purchased a total of $52.5 million of MSV convertible notes.

In February 2003, the FCC adopted its Spectrum Flexibility Order, which we refer to as the ATC Order, giving mobile satellite operators broad authority to use their assigned spectrum to operate an ATC. The ATC Order established a set of preconditions and technical limits for ATC operations, as well as an application process for ATC approval of the specific system incorporating the ATCs that the licensee intends to use. On November 18, 2003, MSV filed an application with the FCC for ATC authority to expand the use of its L-band spectrum and construct its next-generation hybrid network. In addition, both proponents and opponents of ATC (including MSV) have filed for reconsideration of the ATC Order, and the opponents of ATC have filed an appeal with the U.S. Court of Appeals for the District of Columbia Circuit. Oppositions to the petitions for reconsideration were filed August 20, 2003; replies were filed September 2, 2003. The Court of Appeals has held the appeal in abeyance pending resolution of the reconsideration requests.

In addition to its L-band spectrum, MSV has certain rights to receive 8-10 MHz of nationwide spectrum in the S-band (2.1 GHz range) from its affiliate, TMI Communications and Company, Limited Partnership, or TMI, as a result of the FCC's reinstatement of TMI's S-band authorization on June 29, 2004. This reinstatement of TMI's S-band authorization is subject to certain conditions. In addition, the S-band authorization requires the satisfaction of certain satellite construction and other milestones. There can be no assurances that such conditions and milestones will be satisfied.

On August 21, 2003, two investors in MSV (excluding Motient) invested an additional $3.7 million in MSV in exchange for Class A preferred units of limited partnership interests in MSV. MSV used the proceeds from this investment to repay other indebtedness that is senior in its right of repayment to Motient's promissory note. Under the terms of the amended and restated investment agreement, these investors also had the option of investing an additional $17.6 million in MSV by December 31, 2003; however, if, prior to this time, the FCC had not issued a decision addressing MSV's petition for reconsideration with respect to the ATC Order, the option was automatically extended to March 31, 2004.

On April 2, 2004, the above-mentioned additional $17.6 million investment was consummated. In connection with this investment, MSV's amended and restated investment agreement was amended to provide that of the total $17.6 million in proceeds, $5.0 million was used to repay certain outstanding indebtedness of MSV, including $2.0 million of accrued interest under the $15.0 million promissory note issued to Motient by MSV. The remainder of the proceeds from this investment will be used for general corporate purposes by MSV. Motient was required to pay, and paid, 25% of the $2 million it received in this transaction, or $500,000, to make prepayments under its existing notes owed to Rare Medium Group, Inc. and Credit Suisse First Boston. As of the closing of the initial investment on April 2, 2004, Motient's percentage ownership of MSV was approximately 29.5% on an "as converted basis" giving effect to the conversion of all outstanding convertible notes. The unpaid balances of the $15.0 million note, including accrued interest thereon, becomes due and payable on November 25, 2006; however, there can be no assurance that MSV would have the ability, at that time, to pay the remaining amounts due under the note.

In November 2003, we engaged CTA to perform a valuation of our equity interests in MSV as of December 31, 2002. Concurrent with CTA's valuation, Motient reduced the book value of its equity interest in MSV from $54 million (inclusive of our $2.5 million convertible note from MSV) to $41 million as of May 1, 2002 to reflect certain preference rights on liquidation of certain classes of equity holders in MSV. Including its notes receivable from MSV ($13 million at May 1, 2002), the book value of Motient's aggregate interest in MSV as of May 1, 2002 was reduced from $67 million to $53.9 million. Also, as a result of CTA's valuation of MSV, we determined that the value of our equity interest in MSV was impaired as of December 31, 2002. This impairment was deemed to have occurred in the fourth quarter of 2002. Motient reduced the value of its equity interest in MSV by $15.4 million as of December 31, 2002. Including its notes receivable from MSV ($19 million at December 31, 2002), the book value of Motient's aggregate interest in MSV was $32 million as of December 31, 2002. It was determined that there was no impairment as of December 31, 2003 or March 31, 2004. For additional information concerning this valuation process, please see
Note 2, "Significant Accounting Policies," of notes to the consolidated financial statements.

Cost Reduction Actions

Since emerging from bankruptcy in May 2002, several factors have restrained our ability to grow revenue at the rate we previously anticipated. These factors include the weak economy generally and the weak telecommunications and wireless sector specifically, the financial difficulty of several of our key resellers, on whom we rely for a majority of our new revenue growth, and our continued limited liquidity.

We have taken a number of steps to improve our liquidity and reduce operating and capital expenditures in order to maintain our cash and lower our cash burn rate:

Reductions in Workforce. We undertook reductions in March 2003 and February 2004. These actions eliminated approximately 10% (19 employees) and 32.5% (54 employees), respectively, of our then-remaining workforce. In the aggregate, we have reduced our work force by approximately 39% since December 31, 2002 and reduced employee and related expenditures by approximately $0.4 million per month.

Network Rationalization. We are in the process of analyzing our wireless data network in a coordinated effort to reduce network operating costs. One aspect of this rationalization encompasses reducing unneeded capacity across the network by deconstructing under-utilized and un-profitable base stations. The full extent of the changes to network coverage have yet to be determined.

Closure of Reston, VA Facility. On July 15, 2003, we substantially completed the transfer of our headquarters to Lincolnshire, IL, where we already had a facility. This action reduced our monthly operating expenses by an amount of approximately $65,000 per month or $780,000 per year.

Refinancing of Vendor Obligations and Certain Customer Arrangements. During the fourth quarter of 2002 and the first quarter of 2003, we renegotiated several of our key vendor and customer arrangements in order to reduce recurring expenses and improve our liquidity position. In some cases, we were able to negotiate a flat rate reduction for continuing services provided to us by our vendors or a deferral of payable amounts, and in other cases we renegotiated the scope of services provided in exchange for reduced rates or received pre-payments for future services. We continue to aggressively pursue further vendor cost reductions where opportunities arise.

In the case of financing arrangements, we negotiated, among other things, a deferral of approximately $2.6 million of accounts payable that was owed to a vendor for services provided, for which we issued a promissory note for such amount, with the note to be paid off ratably over a two-year period beginning in January 2004.

We also restructured certain of our vendor and capital lease obligations to significantly reduce the monthly amortization requirements of these facilities on an on-going basis. As part of such negotiations, we agreed to fund a letter of credit in twelve monthly installments during 2003, in the aggregate amount of $1.125 million, to secure certain payment obligations. This letter of credit will be released to us in fifteen monthly installments beginning in July 2004, assuming no defaults have occurred and are occurring.

In March 2004, we further restructured our vendor financing facility and an outstanding promissory note to the same vendor by extending the repayment schedule, thereby reducing the combined monthly amortization requirements under these obligations. In June 2004, we negotiated settlements of our entire amounts outstanding under our vendor financing facility, promissory and capital lease. Please see "--Liquidity and Capital Resources - Summary of Liquidity and Financing" for further details on these facilities.

On December 1, 2002, we entered into a letter agreement with UPS, under which UPS agreed to make a series of eight prepayments to us totaling $5 million for future services we are obligated to provide to it after January 1, 2004. In addition to any other rights it has under its network services agreement with us, the letter agreement provides that UPS may terminate the network services agreement, in whole or in part, by providing 30 days' notice to us, at which point the remaining prepayment would be required to be repaid. As of July 31, 2003, all eight prepayments had been made. The $5 million prepayment is credited against airtime services provided to UPS beginning January 1, 2004, until the prepayment is fully credited. Based on UPS' current level of network airtime usage, we do not expect that UPS will be required to make any cash payments to us in 2004 for service provided during 2004.

Despite these initiatives, we continue to be cash flow negative, and there can be no assurances that we will ever be cash flow positive.

Term Credit Facility

On January 27, 2003, our wholly-owned subsidiary, Motient Communications Inc., closed a $12.5 million term credit agreement with a group of lenders, including several of our existing stockholders. As of December 31, 2003, we had borrowed $4.5 million under the credit agreement to fund general working capital requirements.

For the monthly periods ended April 2003 through December 2003, we reported events of default under the terms of the credit facility to the lenders. In each period, the lenders waived these events of default. There can be no assurance that Motient will not have to report additional events of default or that the lenders will continue to provide waivers in such event.

Borrowing availability under our term credit facility terminated on December 31, 2003. On March 16, 2004, we entered into an amendment to the credit facility which extended the borrowing availability period until December 31, 2004. As part of this amendment, Motient provided the lenders with a pledge of all of the stock of a newly-formed subsidiary of Motient Communications, Motient License, which holds all of our FCC licenses formerly held by Motient Communications. The credit facility imposes certain conditions on our ability to make draws, including compliance with certain financial and operating covenants.

On April 12, 2004, we repaid all outstanding principal and interest, in aggregate $6.8 million, under the term credit facility. This amount may not be re-borrowed and $5.7 million remains available under the credit facility. For further details, including details related to the repayment of amounts owed under this facility, please see "-- Liquidity and Capital Resources -- Term Credit Facility."

CTA Arrangements

CTA continued its engagement as a consultant by Motient for all of 2003.

In November 2003, we engaged CTA to provide a valuation of our equity interest in MSV as of December 31, 2002. CTA was paid $150,000 for this valuation.

On January 30, 2004, we engaged CTA to act as chief restructuring entity. The term of CTA's engagement is currently scheduled to end on August 1, 2004. As consideration for this work, we agreed to pay to CTA a monthly fee of $60,000. The new agreement modifies our existing consulting arrangement with CTA.

As part of our private placements in April and July 2004, certain CTA affiliates received 400,000 and 340,000 warrants to purchase our common stock at a price of $5.50 and $8.57 per share, respectively.

Stock Option Plan

Options to purchase 1,757,513 shares of our common stock were outstanding as of December 31, 2003 under our 2002 stock option plan. A portion of the options granted under the plan will either vest or be rescinded based on Motient's performance. These options are accounted for in accordance with variable plan accounting, which requires that the value of these options be measured at their intrinsic value and any change in that value be charged to the income statement upon the determination that the fulfillment of the performance criteria is probable. The other options are accounted for as a fixed plan and in accordance with intrinsic value accounting, which requires that the excess of the market price of stock over the exercise price of the options, if any, at the time that both the exercise price and the number of options are known be recorded as deferred compensation and amortized over the option vesting period. As of the date of grant, the option price per share was in excess of the market price; therefore, these options are not deemed to have any value and no expense has been recorded to date.

In March 2003, our board of directors approved the reduction in the exercise price of all of the then outstanding stock options from $5.00 per share to $3.00 per share. The repricing will require that all options be accounted for in accordance with variable plan accounting, which requires that the value of these options are measured at their intrinsic value and any change in that value be charged to the income statement each quarter based on the difference (if any) between the intrinsic value and the then-current market value of the common stock.

In July and September 2003, the compensation and stock option committee of our Board, acting pursuant to our 2002 stock option plan, granted 26 employees and officers options to purchase an aggregate of 470,000 shares of the Company's common stock at a price of $5.15 per share and 25,000 shares of our common stock at a price of $5.65 per share. One-half of each option grant vests with the passage of time and the continued employment of the recipient, in three equal increments, on the first, second and third anniversary of the date of grant. The other half of each grant was to either vest or be rescinded based on Motient's performance in 2004. In May 2004, the compensation and stock option committee of our board approved the vesting of a certain portion of the stock options related to 2003 performance criteria and cancelled the remainder related to 2003 performance criteria.

Research In Motion Matters

Our rights to use and sell the BlackBerryTM software and Research In Motion's handheld devices may be limited or made prohibitively expensive as a result of a patent infringement lawsuit brought against Research In Motion by NTP Inc. (NTP v. Research In Motion, Civ. Action No. 3:01CV767 (E.D. Va.)). In that action, a jury concluded that certain of Research In Motion's BlackBerryTM products infringe patents held by NTP covering the use of wireless radio frequency information in email communications. On August 5, 2003, the judge in the case ruled against Research In Motion, awarding NTP $53.7 million in damages and enjoining Research In Motion from making, using, or selling the products, but stayed the injunction pending appeal by Research In Motion. The appeal has not yet been resolved. As a purchaser of those products, we could be adversely affected by the outcome of that litigation.

On June 26, 2003, Research In Motion provided us with a written End of Life Notification for the RIM 857 wireless handheld device. This means that Research In Motion will no longer produce this model of handheld device. The last date for accepting orders was September 30, 2003, and the last date for shipment of devices was January 2, 2004. Motient continues to source limited quantities of RIM 857 devices from Research in Motion and Motient has implemented a RIM 857 "equivalent to new" program and expects that there will be sufficient returned RIM 857s to satisfy demand for the foreseeable future. During the year ended December 31, 2003, a majority of our equipment revenues were attributable to sales of the RIM 857 device, and we estimate that approximately 52% of our monthly recurring service revenues were derived from wireless messaging using RIM 857 devices as of December 31, 2003.

Results of Operations

Three Months Ended March 31, 2004 and 2003

Revenue and Subscriber Statistics

The tables below summarize our revenue for the three months ended March 31, 2004 and 2003 and our subscriber base as of March 31, 2004 and 2003. An explanation of certain changes in revenue and subscribers is set forth below.

                                              Three Months Ended March 31,
                                          -------------------------------------
Summary of Revenue                              2004               2003             Change         % Change
------------------                              ----               ----             ------         --------
(in millions)
Wireless Internet                                $6.2               $7.1              $(0.9)          (13)%
Field Services                                    1.8                3.2               (1.4)          (44)
Transportation                                    0.9                2.6               (1.7)          (65)
Telemetry                                         0.6                0.6                0.0             0
All Other                                         0.5                0.1                0.4           400
                                                  ---                ---                ---           ---
   Service Revenue                               10.0               13.6               (3.6)          (26)
   Equipment Revenue                              1.5                0.8                0.7            88
                                                  ---                ---                ---            --
         Total                                  $11.5              $14.4              $(2.9)          (20)%
                                                =====              =====              ======          =====

The make up of our registered subscriber base was as follows:

                                 As of March 31,
                         ---------------------------------
                                2004            2003           Change        % Change
                                ----            ----           ------        --------
Wireless Internet              99,574          108,630           (9,056)          (8)%
Field Services                 15,114           28,599          (13,485)         (47)
Transportation (1)             47,877           99,411          (51,534)         (52)
Telemetry                      30,464           28,878            1,586            5
All Other                         813              662              151           23
                                  ---              ---              ---           --
         Total                193,842          266,180          (72,338)         (27)%
                              =======          =======          ========         =====

     (1) Includes 9,658 registered UPS devices as of March 31, 2004, of which 4,318 were actively passing data traffic, as compared to 69,952 registered UPS devices as of March 31, 2003, of which 60,049 were actively passing data traffic.

Service revenues approximated $10.0 million for the three months ended March 31, 2004, which was a $3.6 million decrease as compared to the three months ended March 31, 2003. This decrease was a result of a decreases in revenue during this period in our wireless internet, field services, and transportation market sectors. Total revenues approximated $11.5 million for the three months ended March 31, 2004, which was a $2.9 million decrease as compared to the three months ended March 31, 2003. The decrease was primarily a result of the decreased service revenues, partially offset by an increase in equipment revenue.

     o Wireless Internet: Revenue declined from $7.1 million to $6.2 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. The revenue decline in the Wireless Internet sector during this period represented customer losses that we are experiencing in both our direct and reseller channels as a result of the migration of wireless internet customers to other networks. These customer losses have been exacerbated by the `end-of-life' announcement by RIM for the 857 device, which has negatively impacted the ability of our resellers to add new devices to our network to replace those that are migrating from their respective customer bases. This decline is also the result of Motient's coordinated effort to actively sell and promote wireless email and wireless Internet applications to enterprise accounts under our agent relationships with T-Mobile USA and Verizon Wireless. During the fourth quarter of 2003, we sold several of our existing customers devices on these networks that resulted in their termination of devices on our network in the first quarter of 2004. We received commissions from these carriers for these sales. We did also continue to experience growth during this period in several of our other wireless internet accounts.
     o Field Services: Revenue declined from $3.2 million to $1.8 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. The decrease in revenue from field services was primarily the result of the termination of several customer contracts, including Sears and Lanier, as well as the general reduction of units and rates across the remainder our field service customer base, primarily IBM and Pitney Bowes, and certain consulting revenues included in the first three months of 2003 that were not included in the first three months of 2004. This revenue segment was also negatively impacted by approximately $300,000 by the reclassification of one of our customers, Lucent, to the wireless internet segment.
     o Transportation: Revenue declined from $2.6 million to $0.9 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. The decrease in revenue from the transportation sector was primarily the result of UPS, beginning in July 2003, having removed a significant number of their units from our network and no longer maintaining their historical level of payments. UPS represented $0.3 million of revenue for the three months ended March 31, 2004, as compared to $2.1 million of revenue for the three months ended March 31, 2003. We did, however, also continue to experience growth during this period in several of our other transportation accounts, most notably Aether and Roadnet.
     o Telemetry: Revenue remained at $0.6 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. While we experienced growth in certain telemetry customer accounts, including US Wireless Data and USA Technologies, this was equally offset by churn or negative rate changes in other telemetry accounts, including most notably SecurityLink, offered by Ameritech.
     o Other: Revenue increased from $0.1 million to $0.5 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. The increase was attributable to commissions earned via the agency and dealer agreements with Verizon Wireless and T-Mobile USA.
     o Equipment: Revenue increased from $0.8 million to $1.5 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. The increase in equipment revenue was primarily the result of the sales of devices attributable to agency and dealer agreements with Verizon Wireless and T-Mobile USA.

The table below summarizes our operating expenses for the three months ended March 31, 2004 and 2003. An explanation of certain changes in operating expenses is set forth below.


                                              Three Months Ended March 31,
                                          -----------------------------------
Summary of Expenses                             2004               2003             Change         % Change
-------------------                             ----               ----             ------         --------
(in millions)
Cost of Service and Operations                  $11.3              $13.7              $(2.4)            (18)%
Cost of Equipment Sales                           1.5                1.0                0.5              50
Sales and Advertising                             1.0                1.2               (0.2)            (17)
General and Administration                        2.4                3.2               (0.8)            (25)
Operational Restructuring Costs                   1.2                --                 1.2              --
                                                  ---                ---                ---             ---
Depreciation and Amortization                     4.3                5.3               (1.0)            (19)
                                                  ---                ---               -----           ----
         Total                                  $21.7              $24.4              $(2.7)            (11)%
                                                =====              =====              ======           =====


Cost of service and operations includes costs to support subscribers, such as network telecommunications charges and site rent for network facilities, network operations employee salary and related costs, network and hardware and software maintenance charges, among other things. Costs of service and operations decreased from $13.7 million to $11.3 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. Cost of service and operations expenses as a percentage of service revenue were approximately 113% for the first three months of 2004, compared to 101% for the comparable period of 2003. The decrease in these expenses was partially the result of lower employee salary and related costs due to the workforce reductions implemented in March of 2003 and February of 2004. The reduction in force in February of 2004 also resulted in the reversal in the first quarter of 2004 of certain accrued employee bonuses from prior periods. This decrease was also impacted by the termination of our national maintenance contract with Motorola at December 31, 2003, as well as the continued removal of older-generation base stations from the network. We currently perform our maintenance on our base stations by contracting directly with service shops in respective regions, which has materially lowered our cost relative to our prior national maintenance contract. Site lease and telecommunications costs for base station locations also decreased during this period as a result of the removal of base stations as part of our efforts to remove older-generation equipment from our network. The decrease in costs of service and operations was also partially the result of reductions in hardware and software maintenance costs as a result of the negotiation of lower rates on maintenance service contracts in 2003, the reduction of software licenses as a result of having fewer employees and a decrease in software development costs as a result of a change in capitalization policy. These decreases were partially offset by compensation expenses associated with stock options issued to employees in 2003.

Cost of equipment sold increased from $1.0 million to $1.5 million for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003. The increase was primarily the result of the cost of the sales of devices attributable to the agency and dealer agreements with Verizon Wireless and T-Mobile USA.

Sales and advertising expenses decreased to $1.0 million for the three months ended March 31, 2004, as compared to $1.2 million for the three months ended March 31, 2003. Sales and advertising expenses as a percentage of service revenue were approximately 10% for the first three months of 2004, compared to 9% for the comparable period of 2003. The decrease in sales and advertising expenses for the three months ended March 31, 2004 was primarily attributable to lower employee salary and related costs, including sales commissions, due to lower sales volumes and the workforce reductions implemented in March 2003 and February 2004, the reversal of certain prior period accrued compensation as discussed above and the significant reduction in or elimination of sales and marketing programs after our reorganization in May 2002. These decreases were partially offset by compensation expenses associated with stock options issued to employees in 2003.

General and administrative expenses for the core wireless business decreased from $3.2 million to $2.4 million for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. General and administrative expenses as a percentage of service revenue were approximately 24% for the first three months of 2004, compared to 24% for the comparable period of 2003. The decrease in general and administrative expenses for the three months ended March 31, 2004 was primarily attributable to lower employee salary and related costs due to the workforce reductions implemented in March of 2003 and February of 2004, the reversal of certain prior period accrued compensation as discussed above, the closure of our Reston facility in July 2003, lower directors and officers liability insurance costs subsequent to reorganization and a reduction in bad debt charges primarily due to lower accounts receivables balances as a result of improvements in our collection capabilities. These decreases were partially offset by increases in audit and legal fees as a result of our continuing efforts to be compliant with our financial reporting. These decreases were partially offset by compensation expenses associated with stock options issued to employees in 2003.

Operational restructuring costs increased from zero million to $1.2 million for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003. The operational restructuring costs in the first quarter of 2004 resulted from the severance and related salary charges as a result of the reduction in force in February 2004 and certain costs related to base station deconstruction.

In the first quarter of 2004, we finalized plans to implement certain base station rationalization initiatives. This implementation began in the second quarter of 2004. We are taking these actions in a coordinated effort to reduce network operating costs while also focusing on minimizing the potential impact to our customers communications and coverage requirements. This rationalization encompasses, among other things, the reduction of unneeded capacity across the network by deconstructing under-utilized and un-profitable base stations as well as deconstructing base stations that pass an immaterial amount of customer data traffic. In some cases, these base stations were originally constructed specifically to serve customers with nationwide requirements that are no longer customers of Motient. In certain instances, the geographic area that our network serves may be reduced by this process and customer communications may be impacted. We have discussed these changes to our network with many of our customers to assist them in evaluating the potential impact, if any, to their respective communications requirements. The full extent and effect of the changes to our network have yet to be determined.

Depreciation and amortization for the core wireless business decreased to $4.3 million for the three months ended March 31, 2004, as compared to $5.3 million for the three months ended March 31, 2003. Depreciation and amortization was approximately 43% of service revenue for the first three months of 2004, as compared to 39% for the first three months of 2003. Depreciation and amortization expense reduced as a result of our decline in asset value related to our frequency sale transactions in 2003 and our write-down as of September 2003 of our customer contract related intangibles. In May 2004, the Company engaged a financial advisory firm to prepare a valuation of customer intangibles as of September 2003. Due to the loss of UPS as a core customer in 2003 as well as the migration and customer churn occurring in the Company's mobile internet base that is impacting the average life of a customer in this base, among other things, the Company determined an impairment of the value of these customer contracts was probable. As a result of this valuation, the value of customer intangibles was determined to be impaired as of September 2003 and was reduced by $5.5 million.

                                                        Three Months Ended      Three Months
                                                            March 31,         Ended March 31,
                                                               2004                 2003
                                                               ----                 ----
(in thousands)
Interest Expense, net                                       $(1,766)              $(1,312)
Other Income, net                                                 8                   459
Other Income from Aether                                        645                   838
Loss on Disposal of Assets                                       (2)                   --
Equity in Losses of Mobile Satellite Ventures               $(2,230)              $(2,325)

Interest expense increased for the three months ended March 31, 2004, as compared to the three months ended March 31, 2003, due primarily to the amortization of fees and the value ascribed to warrants provided to the term credit facility lenders on our closing of our $12.5 million term credit facility in January of 2003 and the subsequent amendment in March 2004. For the original closing in January 2003, the Company issued warrants at closing to the lenders to purchase, in the aggregate, 3,125,000 shares of our common stock. The exercise price for these warrants is $1.06 per share. The warrants were immediately exercisable upon issuance and have a term of five years. The warrants were valued at $10 million using a Black-Scholes pricing model and have been recorded as a debt discount and are being amortized as additional interest expense over three years, the term of the related debt. Upon closing of the credit agreement, the Company paid closing and commitment fees to the lenders of $500,000, which is also being amortized as additional interest expense over three years, the term of the related debt. For the subsequent closing in March 2004, the Company issued warrants at closing to the lenders to purchase, in the aggregate, 1,000,000 shares of our common stock. The exercise price for these warrants is $4.88 per share. The warrants were immediately exercisable upon issuance and have a term of five years. The warrants were valued at $6.7 million using a Black-Scholes pricing model and have been recorded as a debt discount and are being amortized as additional interest expense over three years, the term of the related debt. Upon closing of the amendment, the Company also paid commitment fees to the lenders of $320,000, which is also being amortized as additional interest expense over three years, the term of the related debt.

Effective May 1, 2002, we required to reflect our equity share of the losses of MSV. We recorded equity in losses of MSV of $2.2 million for the three months ended March 31, 2004, as compared to $2.3 million for the three months ended March 31, 2003. The MSV losses for the three months ended March 31, 2004 are Motient's 46.5% of MSV's losses for the same period, losses for the three months ended March 31, 2003 consist of Motient's 48% share of the MSV losses to date reduced by the loans in priority. For the three months ended March 31, 2004, MSV had revenues of $7.7 million, operating expenses of $7.3 million and a net loss of $6.7 million.

Years Ended December 31, 2003 and 2002

Due to the consummation of our bankruptcy and the application of our "fresh-start" accounting, results of operations for the periods after April 30, 2002 are not comparable to the results for previous periods. However, for the discussion of results of operations, the four months ended April 30, 2002 (Predecessor Company) has been combined with the eight months ended December 31, 2002 (Successor Company) and then compared to the year ended December 31, 2003. Differences between periods due to "fresh-start" accounting adjustments are explained when necessary.

Revenue and Subscriber Statistics

The tables below summarize our revenue and subscriber base for 2003 and 2002. An explanation of certain changes in revenue and subscribers is set forth below under the caption "Summary of Year-over-Year Revenue."


                                                                   Predecessor
                                     Successor Company               Company
                                     -----------------               -------

                                                Eight Months                         Combined Year
                                Year Ended          Ended       Four Months Ended        Ended
                               December 31,     December 31,        April 30,        December 31,
Summary of Revenue                 2003             2002               2002              2002         Change     % Change
------------------                 ----             ----               ----              ----         ------      -------
(in millions)
Wireless Internet                 $27.8            $15.5                $5.6            $21.1          $6.7           32%
Field Services                      9.9             10.5                 5.6             16.1          (6.2)         (39)
Transportation                      7.9              7.4                 4.1             11.5          (3.6)         (31)
Telemetry                           2.3              1.8                 0.8              2.6          (0.3)         (12)
All Other                           1.4              0.3                 0.7              1.0           0.4           40
                                    ---              ---                 ---              ---           ---          ---
Service Revenue                   $49.3            $35.5               $16.8            $52.3         $(3.0)          (6)
Equipment Revenue                   5.2              1.1                 5.6              6.7          (1.5)         (22)
                                    ---              ---                 ---              ---          -----         ----
Total                             $54.5            $36.6               $22.4            $59.0         $(4.5)         (8)%
                                  =====            =====               =====            =====         ======         ====

The make up of our registered subscriber base was as follows:

                                                  As of December 31,
                                          ------------------------------------
                                                2003               2002            Change         % Change
                                                ----               ----            ------         --------
Wireless Internet                              106,600            106,082            518                0%
Field Services                                  17,468             30,263        (12,795)             (42)
Transportation                                  45,902             94,825        (48,923)             (52)
Telemetry                                       32,420             30,171           2,249               7
All Other                                        1,305                653            652              100
                                                 -----                ---            ---              ---
Total                                          203,695            261,994        (58,299)            (22)%
                                               =======            =======        ========            =====

(1) UPS migrated a majority of their units to another network over the course of the second half of 2003. At December 31, 2002, UPS had 70,955 units registered on Motient's network. At December 31, 2003, UPS had 11,829 units registered on Motient's network.

Service revenue approximated $49.3 million for the year ended December 31, 2003, which was a $3.0 million reduction as compared to the year ended December 31, 2002. The decrease in revenue year-over-year was primarily the result of decreases in field services and transportation revenues, partially offset by an increase in revenue in the wireless internet segment. We experienced a 22% decrease in total subscribers primarily in the field services and transportation market segments. It should be noted that UPS deactivated a majority of its units on our network during the third and fourth quarter of 2003 and our revenue from UPS declined significantly during this period. Total revenues approximated $54.5 million for the year ended December 31, 2003, which was a $4.5 million reduction as compared to the year ended December 31, 2002. In addition to the service revenue decline discussed above, this reduction was also the result of a 22% decrease in equipment revenue.

     o Wireless internet revenue grew $6.7 million from the year ended December 31, 2002 to the year ended December 31, 2003. The revenue growth in the Wireless Internet sector during this period represented our focus on expanding the adoption of eLink and BlackBerry TM wireless email offerings to corporate customers with both direct sales people and reseller channel partners. Our existing reseller channel partners represented a significant portion of the revenue growth during this period. The number of wireless internet units registered on our network did not change materially from 2002 to 2003. The increase in revenues was a result of the activation of existing registered units into service. Despite this growth in 2003, it should be noted that Motient is experiencing increased churn and migration in this customer segment in 2004.

     o Field service revenue decreased by $6.2 million from the year ended December 31, 2002 to the year ended December 31, 2003. The decrease in revenue from field services is primarily the result of the termination of several customer contracts, including NCR Corporation, Sears, Lanier, and Bank of America, as well as the general reduction of units and rates across the remainder of our field service customer base, primarily by IBM, and certain consulting revenues included in 2002 that were not included in 2003.

     o Transportation revenue decreased by $3.6 million from the year ended December 31, 2002 to the year ended December 31, 2003. The decrease in revenue from our transportation segment was primarily the result of UPS migrating most of its units to another network provider over the course of the second half of 2003.

          UPS represented $0.3 million of revenue for the three months ended December 31, 2003, as compared to $2.5 million for the three months ended December 31, 2002. Another reason for the decrease was the elimination, as part of fresh-start accounting, of the recognition of deferred revenue that resulted from the sale of intellectual property license sold to Aether Systems Inc. in 2000. These decreases were partially offset by an increase in units and usage for AMSC and Metra.

     o Telemetry revenues decreased by $0.3 million from the year ended December 31, 2002 to the year ended December 31, 2003. Although subscriber units grew by 2,249 or 7% year-over-year, this growth was offset by other churn and negative rate changes in other telemetry accounts.

     o Other revenue increased $0.4 million from the year ended December 31, 2002 to the year ended December 31, 2003. This increase in revenue was primarily attributable to commissions earned under the agency and dealer agreements with Verizon Wireless and T-Mobile USA.

     o Equipment revenue decreased by $1.5 million from the year ended December 31, 2002 to the year ended December 31, 2003. The decrease in equipment revenue was primarily a result of our decision to decrease the prices for our equipment to customers over the course of the second quarter of 2002 due to lower sales of certain of our customer devices and our assessment of market conditions, demand and competitive pricing dynamics. These reductions in equipment revenue were partially offset by the sales of devices under the agency and dealer agreements with Verizon Wireless and T-Mobile USA.

For the year ended December 31, 2003, five customers accounted for approximately 47% of Motient's service revenue, with two customers, UPS and SkyTel, each accounting for more than 11%. As of December 31, 2003, there was no single account with more than 6% of the Company's net accounts receivable. The revenue attributable to such customers varies with the level of network airtime usage consumed by such customers, and none of the service contracts with such customers requires that the customers use any specified quantity of network airtime, nor do such contracts specify any minimum level of revenue. There can be no assurance that the revenue generated from these customers will continue in future periods. UPS has deregistered a majority of its units as it migrates to another network provider for its next generation solution.

Due to the bankruptcy of WorldCom, beginning in the quarter ended June 30, 2002, we reserved 100% of all amounts then due from Skytel, a wholly-owned subsidiary of WorldCom. In October 2002, we received payment from SkyTel of a significant portion of the amount of our pre-petition claim amount. We have received full, timely payments thereafter and believe that amounts from SkyTel are currently fully collectible.


Expenses

                                                                            Predecessor
                                                Successor Company             Company
                                                -----------------             -------

                                                           Eight Months       Four Months   Combined Year
                                          Year Ended          Ended             Ended          Ended
                                         December 31,      December 31,        April 30,     December 31,
Summary of Expense                           2003              2002             2002            2002         Change    % Change
------------------                           ----              ----             ----            ----         ------     -------
(in millions)
Cost of Service and Operations                $51.4            $38.1            $21.9           $ 60.0          $(8.6)    (14)%
Cost of Equipment Sales                         5.9              2.2              6.0              8.2           (2.3)    (28)
Sales and Advertising                           4.6              4.8              4.3              9.1           (4.5)    (49)
General and Administration                     11.3              9.7              4.1             13.8           (2.5)    (18)
Restructuring Charges                            --               --              0.6              0.6           (0.6)    (100)
Depreciation and Amortization                  21.5             15.5              6.9             22.4           (0.9)     (4)
                                               ----             ----              ---             ----           -----     ---
Total Operating                               $94.7            $70.3            $43.8           $114.1         $(19.4)    (17)%
                                              =====            =====            =====           ======         =======    =====

Cost of service and operations includes costs to support subscribers, such as network telecommunications charges and site rent for network facilities, network operations employee salary and related costs, network and hardware and software maintenance charges, among other things. The 14% year-over-year decrease is made up of:

     o decreases in telecommunication charges associated with rate reductions in certain telecommunication contracts,
     o decreases in site lease costs due to the removal of older-generation base stations from our network,
     o reductions in hardware and software maintenance costs as a result of the negotiation of lower rates on maintenance service contracts, 3
     o decreases in network maintenance costs as a result of the removal of older-generation base stations from our network as well as the reduction of rates under our national contract for these services,
     o lower employee and related costs due to the workforce reductions implemented in July and September 2002 and March 2003, as well as the reversal of certain employee bonus accruals from current and prior periods related to these workforce reductions.

These decreases were partially offset by:

     o    an increase in the average lease rate for our site leases,
     o increases in licensing and commission payments to third parties with whom we have partnered to provide certain eLink and BlackBerry(TM) by Motient services, as a result of the revenue increase over the year in our mobile internet segment,
     o compensation expenses associated with stock options issued to employees in 2003 as compared to 2002, and
     o certain expenditures for the removal of older-generation base stations from our network

Cost of service and operations expenses as a percentage of total revenues were approximately 94% for 2003, as compared to 102% for 2002.

Cost of equipment sales expenses as a percentage of total revenue were approximately 11% for 2003 as compared to 14% for 2002. The 28% decrease in 2003 expenses over 2002 expenses in the cost of equipment sold expenses was primarily the result of reduced terrestrial hardware sales prices during 2002, partially offset by the increased cost of sales of devices attributable to the agency and dealer agreements with Verizon Wireless and T-Mobile USA. We also wrote down the value of its inventory in the second quarter of 2002 by $4.5 million.

Sales and advertising expenses as a percentage of total revenue were approximately 8% for 2003, compared to 15% for 2002. The 49% decrease in sales and advertising expenses year over year was primarily attributable to lower employee salary and related costs due to the workforce reductions implemented in July and September 2002 and March 2003 as well as the reversal of certain employee bonus accruals from current and prior periods related to these workforce reductions as well as significant reductions in or elimination of public relations costs and sales and marketing programs as a result of our reorganization in May of 2002. These decreases were partially offset by compensation expenses associated with stock options issued to employees in 2003 as compared to 2002.

General and administrative expenses for the core wireless business as a percentage of total revenue were approximately 21% for 2003 as compared to 23% for 2002. The 18% decrease in 2003 costs over 2002 costs in the general and administrative expenses was primarily attributable to lower employee salary and related costs due to the workforce reductions implemented in July and September 2002 and March of 2003 as well as the reversal of certain employee bonus accruals from current and prior periods related to these workforce reductions. In addition, this decrease was attributable to lower rent expense from the closure of our Reston, VA facility in July 2003, lower directors and officers liability insurance costs subsequent to our reorganization, and a reduction in bad debt charges primarily due to the lowering of our reserves after our reorganization. These decreases were partially offset by compensation expenses associated with stock options issued to employees in 2003 a compared to 2002, increases in the consulting costs related to the engagement and the related compensation costs of CTA and Further Lane in May 2002 and July 2003, respectively, and increases in audit, tax and legal fees related to our fiscal year 2002 audit and re-audits of fiscal year 2001 and 2000, occurring principally during the last nine months of 2003. Certain events in 2002 also contributed to this decrease in general and administrative expenses from 2002 to 2003, including the compensation expense associated with the issuance of warrants to CTA in December 2002 and fees incurred as a result of Motient's withdrawal from certain FCC frequency auctions in the second quarter of 2002.

Cost of service and operations, sales and advertising and general and administrative expenses were also impacted the reversal of certain bonus accruals from 2002. In July 2003, the compensation committee of the Board of Directors approved an aggregate payout of the 2002 corporate and personal portions of employee bonuses in the amount of 37.5% accrued for this period.

There were no restructuring costs in 2003. Operational restructuring costs in 2002 of $0.6 million are associated with certain employee reduction initiatives and reorganization expenses.

Depreciation and amortization for the core wireless business were approximately 40% of total revenue in 2003, as compared to 38% in 2002. Depreciation and amortization expenses decreased from $22.4 million for 2002 to $21.5 million for 2003. The $0.9 million decrease in depreciation and amortization expense in 2003 was partially attributable to the impairment of the value of our customer contract intangibles as of September 2003. In May 2004, we engaged a financial advisory firm to prepare a valuation of customer intangibles as of September 2003. Due to the loss of UPS as a core customer in 2003 as well as the migration and customer churn occurring in our mobile internet base that is impacting the average life of a customer in this base, among other things, we determined an impairment of the value of these customer contracts was probable. As a result of this valuation, the value of customer intangibles was determined to be impaired as of September 2003 and was reduced by $5.5 million.

Interest expense from May 1, 2002, is associated with our various debt obligations, including the $19.75 million notes payable to Rare Medium and CSFB, our capital lease obligations, our vendor financing commitment and our term credit facility put in place in January 2003. We incurred $6.4 million of interest expense in 2003, compared to $3.8 million during 2002. The $2.6 million increase was due primarily to the amortization of fees and the value ascribed to warrants provided to the term credit facility lenders on our closing of our term credit facility in January of 2003. We issued warrants at closing to the lenders to purchase, in the aggregate, 3,125,000 shares of our common stock. The exercise price for these warrants is $1.06 per share. The warrants were valued at $10 million using a Black-Scholes pricing model and have been recorded as a debt discount and are being amortized as additional interest expense over three years, the term of the related debt. Upon closing of the credit agreement, we paid closing and commitment fees to the lenders of $500,000, which are also being amortized over three years.

On July 29, 2003, our wholly-owned subsidiary, Motient Communications, entered into an asset purchase agreement with Nextel, under which Motient Communications sold to Nextel certain of its SMR licenses issued by the FCC for $3.4 million. The closing of this transaction occurred on November 7, 2003. On December 9, 2003, Motient Communications entered into a second asset purchase agreement, under which Motient Communications will sell additional licenses to Nextel for $2.75 million. In February, 2004, we closed the sale of licenses covering approximately $2.2 million of the purchase price, and we closed the sale of approximately one-half of the remaining licenses in April 2004. The transfer of the other half of the remaining licenses has been challenged at the FCC by a third-party. While we believe, based on the advice of counsel, that the FCC will ultimately rule in our favor, we cannot assure you that we will prevail, and, in any event, the timing of any final resolution is uncertain. None of these licenses are necessary for our future network requirements. We have and expect to continue to use the proceeds of the sales to fund its working capital requirements and for general corporate purposes. The lenders under our term credit agreement have consented to the sale of these licenses.

Effective May 1, 2002, we are required to reflect our equity share of the losses of MSV. We recorded equity in losses of MSV of $9.9 million and $8.8 million for the years ended December 31, 2003 and December 31, 2002, respectively. The MSV losses for the years ended December 31, 2003 and 2002 are Motient's 46.5 % and 48% share of MSV's losses for the same period reduced by the loans in priority. For the years ended December 31, 2003 and 2002, MSV had revenues of $27.1 million and $28.2 million, operating expenses of $46.5 million and $26.8 million and a net loss of $28.0 million and $24.9 million, respectively. Our calculations give effect to the impairment of our investment in MSV in the fourth quarter of 2002 in the amount of $15.4 million.

We recorded other income from Aether Systems in 2003 of $2.2 million, as compared to $2.1 million in 2002.

Additionally, we recorded a number of other non-recurring charges in 2003 and 2002 as a result of our various transactions. For additional information concerning these non-recurring charges, please see "-- Liquidity and Capital Resources."

In 2003:
     o    Loss on impairment of asset of $5.5 million, discussed above
     o    We recorded a loss on the sale of certain assets of $3.0 million.

In 2002:

     o As a result of our debt restructuring efforts, we recorded costs of $23.1 million.

     o We recorded a gain on the sale of our transportation and satellite assets of $0.8 million.
     o    We recorded a loss on the sale of certain assets of $2.7 million.
     o Related to our reorganization in May of 2002, we recorded a gain on fair market adjustment of $94.7 million and a gain on the restructuring of debt of $183.7 million.
     o Net capital expenditures for the year ended December 31, 2003 for property and equipment were $0.5 million, as compared to $1.1 million for 2002. Expenditures consisted primarily of assets related to our terrestrial network.

Years Ended December 31, 2002 and 2001

Revenue and Subscriber Statistics

The tables below summarize our revenue and subscriber base for 2002 and 2001. An explanation of certain changes in revenue and subscribers is set forth below under the caption "Summary of Year-over-Year Revenue."



                                 Successor       Predecessor                          Predecessor
                                  Company          Company                              Company
                                  -------          -------                              -------

                               Eight Months                         Combined Year
                                   Ended       Four Months Ended        Ended         Year Ended
                               December 31,        April 30,        December 31,     December 31,
Summary of Revenue                 2002               2002              2002             2001         Change     % Change
------------------                 ----               ----              ----             ----         ------      -------
(in millions)
Wireless Internet                  $15.5               $ 5.6            $21.1            $11.4           $9.7       85%
Field Services                      10.5                 5.6             16.1             19.4           (3.3)     (17)
Transportation                       7.4                 4.1             11.5             15.9           (4.4)     (28)
Telemetry                            1.8                 0.8              2.6              2.6           (0.0)     (0)
All Other                            0.3                 0.7              1.0             18.8          (17.8)     (95)
                                     ---                 ---              ---             ----          ------     ----
Service Revenue                     35.5                16.8             52.3             68.1          (15.8)     (23)
Equipment Revenue                    1.1                 5.6              6.7             22.2          (15.5)     (70)
                                     ---                 ---              ---             ----          ------     ----
Total                              $36.6               $22.4            $59.0            $90.3         $(31.3)     (35)%
                                   =====               =====            =====            =====         =======    =====


The make up of our registered subscriber base was as follows:

                                                               As of December 31,
                                                      -------------------------------------
                                                            2002               2001             Change        % Change
                                                            ----               ----             ------        --------
             Wireless Internet                              106,082          102,258             3,824             4%
             Field Services                                  30,263           36,752            (6,489)          (18)
             Transportation                                  94,825           88,128             6,697             8
             Telemetry                                       30,171           22,616             7,555            33
             All Other                                          653              890              (237)          (27)
                                                                ---              ---             -----          ----
             Total                                          261,994          250,644            11,350             5%
                                                            =======          =======            ======          =====

Service revenue approximated $52.3 million for the year ended December 31, 2002, which was a $15.8 million reduction as compared to the year ended December 31, 2001. The majority of the decrease in revenue year-over-year was primarily the result of the sale of satellite assets to MSV in November 2001, offset by an increase in revenue in the wireless internet segment. We experienced a 5% growth in total subscribers, with growth in the wireless internet, transportation and telemetry segments offsetting decreases in other market segments.

     o Wireless internet revenue grew $9.7 million from the year ended December 31, 2001 to the year ended December 31, 2002. While our wireless subscribers only grew 4% from 102,258 to 106,082, the active, revenue-producing units grew from approximately 31,500 units to 56,400 units, or a 79% year-over-year increase. Resellers of our eLink and BlackBerryTM products purchased units to stock their inventory in 2000 and 2001; these units became revenue-producing as resellers moved from initial end-user pilots trials to full deployments.

     o Field service revenue decreased by $3.3 million from the year ended December 31, 2001 to the year ended December 31, 2002. The decrease in revenue from field services primarily reflects the churn of units as a result of contract terminations and corporate downsizings. Additionally, certain contract renewals resulted in rate reductions.

     o Transportation revenue decreased by $4.4 million from the year ended December 31, 2001 to the year ended December 31, 2002. The decrease in revenue from our transportation product was primarily the result of the sale of our satellite assets to MSV in November 2001. The remaining reduction was due to the change in accounting treatment for the amortization of certain software licensing revenue related to the sales of our transportation business to Aether Systems in November 2000. These decreases were partially off-set by an increase in units and usage for our largest customer.

     o Telemetry revenues remained virtually flat from the year ended December 31, 2001 to the year ended December 31, 2002. Although subscriber units grew by 7,555 or 33% year-over-year, this growth was offset by contractual pricing reductions for one of our largest telemetry customers.

     o All other revenue decreased $17.8 million from the year ended December 31, 2001 to the year ended December 31, 2002. This decrease in revenue was due entirely to the sale of the satellite assets to MSV in November 2001, partially offset by satellite capacity revenues paid by MSV as it pursued its research and development program.

     o The decrease in equipment revenue is primarily a result of the sale of our satellite business in November 2001 and the loss of equipment sales from that business. These reductions in equipment revenue were offset by an increase in equipment sales for our eLink product lines. This reduction was also a result of write-downs of deferred equipment revenue.

For the year ended December 31, 2002, five customers accounted for approximately 47% of Motient's service revenue, with two customers, UPS and SkyTel, each accounting for more than 10%. As of December 31, 2002, SkyTel represented approximately 14% of our net accounts receivable, all of which was current. The revenue attributable to such customers varies with the level of network airtime usage consumed by such customers, and none of the service contracts with such customers requires that the customers use any specified quantity of network airtime, nor do such contracts specify any minimum level of revenue. There can be no assurance that the revenue generated from these customers will continue in future periods. UPS has deregistered a majority of its units as it migrates to another network provider for its next generation solution.

Due to the bankruptcy of WorldCom, beginning in the quarter ended June 30, 2002, we reserved 100% of all amounts then due from Skytel, a wholly-owned subsidiary of WorldCom. In October 2002, we received payment from SkyTel of a significant portion of the amount of our pre-petition claim amount. We have received full, timely payments thereafter and believe that amounts from SkyTel are currently fully collectible.

Expenses

                                           Successor       Predecessor                       Predecessor
                                            Company          Company                           Company
                                            -------          -------                           -------

                                          Eight Months      Four Months    Combined Year
                                             Ended             Ended          Ended          Year Ended
Summary of Expense                        December 31,        April 30,     December 31,     December 31,
                                              2002              2002          2002              2001           Change    % Change
------------------                            ----              ----          ----              ----           ------     -------
(in millions)
Cost of Service and Operations                $38.1           $21.9            $ 60.0           $ 73.1         $(13.1)    (18)%
Cost of Equipment Sales                         2.2             6.0               8.2             34.1          (25.9)    (76)
Sales and Advertising                           4.8             4.3               9.1             22.6          (13.5)    (60)
General and Administration                      9.7             4.1              13.8             20.5           (6.7)    (33)
Restructuring Charges                           0.0             0.6               0.6              4.7           (4.1)    (87)
Depreciation and Amortization                  15.5             6.9              22.4             32.4          (10.0)    (31)
                                               ----             ---              ----             ----          ------    ----
Total Operating                               $70.3           $43.8            $114.1           $187.4         $(73.3)    (39)%
                                              =====           =====            ======           ======         =======    =====


Cost of service and operations includes costs to support subscribers, such as network telecommunications charges and site rent for network facilities, network operations employee salary and related costs, network and hardware and software maintenance charges, among other things. The 18% year-over-year decrease is made up of:

     o decreases in communication charges associated with reductions in the cost of usage as a result of the sale of the satellite and transportation assets and rate reductions in certain telecommunication contracts,
     o cost reductions associated with reduced headcount levels, primarily as a result of the sale of our satellite assets and cost control efforts undertaken in the second half 2001,
     o    the operational restructurings in July and September 2002,
     o    reductions in research and development spending and
     o decreases in costs associated with the sale of the satellite business to MSV, including a reduction in in-orbit insurance costs for the year.

These decreases were offset by:

     o increases in base station maintenance costs associated with an increase in the number of base stations,
     o increases in site rental costs associated with the increase in base stations year-over-year,
     o an increase in the average lease rate, increases in licensing and commission payments to third parties with whom we have partnered to provide certain eLink and BlackBerry(TM) by Motient services, and fees incurred as a result of Motient's withdrawal from certain frequency auctions, and
     o the decrease in cost of equipment sold for the year ended December 31, 2002, as compared to 2001, was a result of reduced terrestrial hardware sales prices during 2002, and no hardware sales in 2002 were associated with the satellite voice business that was sold to MSV in November 2001. These decreases were offset by $4.5 million of writedowns in second quarter of 2002. These write-downs compared to $7.5 million inventory valuation charges in 2001 associated with our early-generation eLink inventory. This reduction was also a result of write-downs of deferred equipment costs.

Sales and advertising expenses as a percentage of total revenue were approximately 15% for 2002, compared to 25% for 2001. The 60% decrease in sales and advertising expenses year over year was primarily attributable to reductions in spending on advertising and trade shows, and decreases in headcount costs, primarily as a result of the sale of our satellite assets, cost control efforts undertaken in the second half 2001, and the operational restructurings in July and September 2002.

General and administrative expenses for the core wireless business as a percentage of total revenue were approximately 23% for 2002 as compared to 23% for 2001. The 33% decrease in 2002 costs over 2001 costs in the general and administrative expenses of our core wireless business was primarily attributable to savings associated with having fewer employees throughout 2002, primarily as a result of the sale of our satellite assets and cost control efforts undertaken in the second half 2001, and the operational restructurings in July and September 2002, reductions associated with various savings from the sales of our satellite business, and reductions in regulatory expenditures in 2002 as compared to 2001.

Operational restructuring costs in 2002 of $0.6 million are associated with our staff reductions. Operational restructuring costs in 2001 of $4.7 million represent those costs associated with the restructuring program that we announced and implemented on September 26, 2001. Of these costs, approximately $1.6 million are cash charges that are associated with severance packages for approximately 16% of our direct work force that was laid off. These cash expenditures did, in some cases, carry into the first quarter of 2002. Additional charges were associated with the termination of a product initiative, and represent primarily non-cash charges associated with the write off of prepaid advertising costs.

Depreciation and amortization for the core wireless business was approximately 38% of total revenue for 2002, as compared to 36% for 2001. The $10.0 million decrease in depreciation and amortization expense in 2002 was primarily attributable to the sale of our satellite assets to MSV in late November 2001, and the associated depreciation on those assets.

Interest income was $0.1 million for the year ended December 31, 2002, as compared to $1.1 million for the year ended December 31, 2001. Due to our reorganization efforts, we were limited in our ability to invest excess available cash.

We incurred $3.8 million of interest expense in 2002, compared to $61.7 million during 2001. The $57.9 million decrease was primarily a result of the elimination of the majority of our debt as a result of the bankruptcy reorganization in 2002 and the retirement of a term loan. Interest expenses in 2002 are primarily associated with our Rare Medium and CSFB notes, capital leases and vendor financing.

We recorded equity in losses for MSV in 2002 of $24.2 million (after giving effect to the impairment of our investment in MSV in the fourth quarter of 2002 in the amount of $15 million). In 2001, we recorded equity losses for XM Radio of $48.5 million. In 2001, we also recorded our XM Radio equity investment impairment charge of $81.5 million as a result of the sale or exchange of all of our shares of XM Radio stock for cash or debt extinguishment, which resulted in mark-to-market losses of $81.5 million on the shares disposed of, and a gain of $10.1 million on the extinguishment of debt exchanged for these shares.

Additionally, we recorded a number of other non-recurring charges in 2002 and 2001 as a result of our various financing transactions. For additional information concerning these non-recurring charges, please see "-- Liquidity and Capital Resources."

In 2002:

     o As a result of our debt restructuring efforts, we recorded costs of $23.1 million.
     o We recorded a gain on the sale of our transportation and satellite assets of $0.8 million.
     o    We recorded a loss on the sale of certain assets of $1.2 million.
     o Related to our reorganization in May of 2002, we recorded a gain on fair market adjustment of $94.7 million and a gain on the restructuring of debt of $183.7 million.

In 2001:

     o As noted below in "-- Derivatives," we purchased $50.0 million of notes from Rare Medium that were secured and exchangeable into up to five million of our shares of XM Radio stock. The embedded call options included in these notes were deemed to be a derivative, and we recorded a net gain of $1.5 million on the mark-to-market adjustment of these securities.
     o We sold or exchanged all of our shares of XM Radio stock for cash or debt extinguishment. As a result of these various transactions, we recorded a mark-to-market loss of $81.5 million on the shares disposed of, and a gain of $10.1 million on the extinguishment of debt exchanged for these shares.
     o As a result of the permanent reductions in our bank facility, we also recorded a loss on the extinguishment of debt in the amount of $11.3 million, representing the write off of fees and unamortized warrants associated with the original placement of this debt.
     o We recorded a gain of approximately $23.2 million on the sale of our satellite assets to MSV.
     o We incurred approximately $4.1 million of costs associated with the Rare Medium merger, which was terminated in October 2001.
     o Net capital expenditures for the year ended December 31, 2002 for property and equipment were $1.1 million compared to $13.8 million for 2001. Expenditures consisted primarily of assets necessary to continue the build out of our terrestrial network.

Material Off-Balance Sheet Transactions

As of December 31, 2003, 2002 and 2001, we did not have any material off-balance sheet arrangements as defined in Item 303(a)(4)(ii) under Regulation S-K.

Liquidity and Capital Resources

As of December 31, 2003, we had approximately $4.1 million of cash on hand and short-term investments. As of May 31, 2004, we had approximately $15 million of cash on hand and short-term investments.

Summary of Cash Flow for the three months ended March 31, 2003 and 2004, year ended December 31, 2003 (Successor Company), the eight months ended December 31, 2002 (Successor Company), the four months ended April 30, 2002 (Predecessor Company) and year ended December 31, 2001 (Predecessor Company)

                                                                   Successor Company                        Predecessor Company
                                                                   -----------------                        -------------------

                                                       Three       Three                       Eight         Four
                                                       Months      Months                      Months        Months     (Restated)
                                                       Ended       Ended      Year Ended       Ended         Ended      Year Ended
                                                      March 31,   March 31,   December 31,   December 31,   April 30,  December 31,
                                                        2004        2003         2003           2002          2002         2001
                                                        ----        ----         ----           ----          ----         ----
Cash (Used In) Provided by Operating Activities       $(1,759)     $(2,191)     $(7,120)     $(8,908)     $14,546)    $(98,848)
                                                      -------      -------      -------      -------      -------     --------

Cash (Used In) Provided by Investing Activities          (135)         266        4,893       (1,173)        (122)     108,848
                                                         ----          ---        -----       ------         ----      -------

Cash (Used In) Provided by Financing Activities:
Equity issuances                                           --           --           --           --           17          354
Proceeds from issuance of employee stock options          105           --           47           --           --           --
Debt payments on capital leases and vendor
financing                                                (830)        (830)      (4,006)      (1,425)      (1,273)      (8,758)
Net proceeds from debt issuances                        1,500           --        4,500           --           --       30,500
Other                                                      --           --         (536)        (117)          --       (1,229)
                                                    ---------    ---------    ---------    ---------    ---------    ---------

Cash Provided (Used) in Financing Activities              775         (830)           5       (1,542)      (1,256)      20,867
                                                    ---------    ---------    ---------    ---------    ---------    ---------

Total Change in Cash                                   (1,119)      (2,755)      (2,222)     (11,623)     (15,924)      30,867
                                                    =========    =========    =========    =========    =========    =========

Cash and Cash Equivalents, end of period            $   2,499    $   3,085    $   3,618    $   5,840    $  17,463    $  33,387
                                                    =========    =========    =========    =========    =========    =========

Cash used in operating activities decreased for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003, as a result of decreases in operating losses, due substantially to our reduction in employee salary and related expenditures, reductions in network maintenance, site lease and telecommunications charges, lower insurance costs subsequent to reorganization, and decreases in funds provided by working capital. Cash used in operating activities decreased from the year ended December 31, 2002 to December 31, 2003 as a result of decreases in operating losses, due substantially to our reduction in employee salary and related expenditures, reductions in network maintenance, site lease and telecommunications charges, lower insurance costs subsequent to reorganization, and decreases in funds provided by working capital, among other things discussed above. Cash used in operating activities decreased from the year ended December 31, 2001 to December 31, 2002 as a result of a decrease in operating losses and a significant decrease in our cash interest expense.

The decrease in cash provided by investing activities for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003 was primarily attributable to costs capitalized for the enhancement of our telecommunications technology from digital and analog circuitry to frame relay technology, partially offset by the closing of certain of our frequency sale transactions. This frame relay technology enhancement will continue over the course of 2004 and is expected to result in reduced telecommunications costs in the second and third quarter of 2004. The increase in cash provided by investing activities for the year ended December 31, 2002 to December 31, 2003 was primarily attributable to the sale of FCC licenses, offset by the purchase of restricted investments in 2003. The decrease in cash provided by (used in) investing activities for the year ended December 31, 2001 to December 31, 2002 was primarily attributable to the sale in 2001 of two million shares of our XM Radio stock for proceeds of approximately $38.3 million, the funding of the $20.5 million second quarter 2001 high yield interest payment out of the escrow account, offset by proceeds from the sale of MSV of $42.5 million and the sale of certain transportation assets to Aether Systems for $10.0 million, the receipts from the sale of certain restricted investments of $11.3 million, and a decrease in capital spending.

The increase in cash provided by financing activities for the three months ended March 31, 2004 as compared to the three months ended March 31, 2003 was the result of the proceeds from borrowings under the term credit facility, offset by vendor debt and capital lease repayments. The increase in cash provided by financing activities for the year ended December 31, 2002 to December 31,2003 was the result of the proceeds from borrowings under the term credit facility, offset by vendor debt and capital lease repayments. The decrease in cash used in financing activities for the year ended December 31, 2001 to December 31, 2002 was a result of a net decrease in borrowings and related issuance costs of $30.5 million and a net decrease in payments of vendor debt and capital lease repayments.

Since emerging from bankruptcy protection in May 2002, we have undertaken a number of actions to reduce our operating expenses and cash burn rate. Our liquidity constraints have been exacerbated by weak revenue growth since emerging from bankruptcy protection, due to a number of factors including the weak economy generally and the weak telecommunications and wireless sector specifically, the financial difficulty of several of our key resellers, on whom we rely for a majority of our new revenue growth, the loss of UPS as a material customer and our continued limited liquidity which has hindered efforts at demand generation.

For a description of our significant cost reduction initiatives since emerging from bankruptcy, please see "-- Overview -- Cost Reduction Actions."

In addition to cash generated from operations, we own a $15.0 million promissory note issued by MSV in November 2001. This note matures in November 2006, but may be fully or partially repaid prior to maturity in certain circumstances, subject to certain conditions and priorities with respect to payment of other indebtedness, involving the consummation of additional investments in MSV. Under the terms of our $19.8 million of notes issued to Rare Medium and CSFB in connection with our Plan of Reorganization, in certain circumstances we must use 25% of any proceeds from the repayment of the $15.0 million note from MSV to repay the Rare Medium and CSFB notes, on a pro-rata basis. In April 2004, MSV repaid $2 million of accrued interest on this note, of which Motient used $500,000 to partially repay certain obligations outstanding to Rare Medium and CSFB. For a discussion of certain recent developments regarding MSV and the repayment of a portion of the MSV note, please see "-- Overview -- Mobile Satellite Ventures LP" above.

Our future financial performance will depend on our ability to continue to reduce and manage operating expenses, as well as our ability to grow revenue. We may lose certain revenues from major customers due to churn and migration to alternative technologies. Our future financial performance also could be negatively affected by unforeseen factors and unplanned expenses.

In December 2002 we entered into an agreement with UPS pursuant to which UPS prepaid an aggregate of $5 million in respect of network airtime service to be provided beginning January 1, 2004. The $5 million prepayment will be credited against airtime services provided to UPS beginning January 1, 2004, until the prepayment is fully credited. Based on UPS' current level of network airtime usage, we do not expect that UPS will be required to make any cash payments to us in 2004 for service provided during 2004. If UPS does not make any cash payments to us in 2004, our cash flows from operations in 2004 will decline, and our liquidity and capital resources could be materially and negatively affected. As of May 31, 2004, the remaining balance under this prepayment was $4.3 million.

In the first half of 2003, UPS substantially completed its migration to next generation network technology, and beginning in July 2003 its monthly airtime usage of our network has declined significantly. Until June 2003, UPS had voluntarily maintained its historical level of payments to mitigate the near-term revenue and cash flow impact of its recent and anticipated continued reduced network usage. There are no minimum purchase requirements under our contract with UPS, and UPS may terminate the contract on 30 days' notice. If UPS terminates the contract, we will be required to refund any remaining portion of the prepayment to UPS. While we expect that UPS will remain a customer for the foreseeable future, over time the bulk of UPS' units have migrated to another network.

We continue to pursue all potential funding alternatives. Among the alternatives for raising additional funds are issuances of debt or equity securities, other borrowings under secured or unsecured loan arrangements, and sales of assets. There can be no assurance that additional funds will be available to us on acceptable terms or in a timely manner. In April 2004, we sold 4,215,910 shares of our common stock for aggregate consideration of $23.2 million in a private placement and on July 1, 2004 we sold 3,500,000 shares of our common stock for aggregate consideration of $30.0 million in a private placement.

We expect to continue to require significant additional funds before we begin to generate cash in excess of our operating expenses. It is not clear when, or if, we will begin to generate cash from operations in excess of our cash operating expenses. Also, even if we begin to generate cash in excess of our operating expenses, we expect to continue to require significant additional funds to meet remaining interest obligations, capital expenditures and other non-operating cash expenses.

We are in the process of evaluating our future strategic direction. We have been forced to take material actions to reduce operating costs and preserve our remaining cash. For example, in February 2004 we effected a reduction in force that reduced our workforce from approximately 166 to 112 employees. The substantial elimination of sales and other personnel may have a negative effect on our future revenues and growth prospects and our ability to support new product initiatives and generate customer demand. Cash generated from operations may not be sufficient to pay all of our obligations and liabilities.

Our projected cash requirements are based on certain assumptions about our business model, including, specifically, assumed rates of growth in subscriber activations and assumed rates of growth of service revenue. While we believe these assumptions are reasonable, these growth rates continue to be difficult to predict, and there is no assurance that the actual results that are experienced will meet the assumptions included in our business model and projections. If the future results of operations are significantly less favorable than currently anticipated, our cash requirements will be more than projected, and we may require additional financing in amounts that will be material. The type, timing and terms of financing that we select will be dependent upon our cash needs, the availability of financing sources and the prevailing conditions in the financial markets. We cannot guarantee that additional financing sources will be available at any given time or available on favorable terms.

We believe that our available funds, together with existing and anticipated credit facilities, will be adequate to satisfy our current and planned operations for at least the next 12 months.

Motient's Chapter 11 Filing and Plan of Reorganization

Under our Plan of Reorganization, all then-outstanding shares of our pre-reorganization common stock and all unexercised options and warrants to purchase our pre-reorganization common stock were cancelled. The holders of $335.0 million in senior notes exchanged their notes plus accrued interest for 25,000,000 shares of our new common stock. Some of our other creditors received an aggregate of 97,256 shares of our new common stock in settlement for amounts owed to them. These shares were issued upon completion of the bankruptcy claims process; however, the value of these shares has been recorded in the financial statements as if they had been issued on the effective date of the reorganization. Holders of our pre-reorganization common stock received warrants to purchase an aggregate of approximately 1,496,512 shares of new common stock. The warrants never became exercisable by their terms, and were cancelled on May 1, 2004. All warrants issued to the holders of our pre-reorganization common stock, including those shares held by our 401(k) savings plan, have been recorded in the financial statements as if they had been issued on the effective date of the reorganization. Also, in July 2002, we issued to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant was dated May 1, 2002, and has a term of five years. If the average closing price of our common stock for thirty consecutive trading days is equal to or greater than $20.00, we may require Evercore to exercise the warrant, provided that our common stock is then trading in an established public market. The value of this warrant has been recorded in the financial statements as if it had been issued on May 1, 2002.

As a result of our Chapter 11 bankruptcy filing, we saw a slower adoption rate for our services in the periods following emergence from bankruptcy. In a large customer deployment, the upfront cost of the hardware can be significant. Because the hardware generally is usable only on Motient's network, some of our customers delayed adoption while we were in Chapter 11 proceedings. In an effort to accelerate adoption of our services, we did, in selected instances in the first quarter of 2002, offer certain incentives for adoption of our services that were outside of our customary contract terms, such as extended payment terms or temporary hardware rental. None of these offers were accepted; therefore, these changes in terms were not material to our cash flow or operations. Additionally, certain of our trade creditors required either deposits for future services or shortened payment terms; however, none of these deposits or changes in payment terms were material and none of our key suppliers have ceased to do business with us as a result of our reorganization.

Effective May 1, 2002, we adopted "fresh-start" accounting, which required that the $221 million of reorganization value of our assets be allocated in accordance with procedures specified by Statement of Financial Accounting Standards No. 141, "Business Combinations". The bankruptcy court originally set a reorganization value for our assets of $234 million. In November 2003, Motient engaged CTA to perform a valuation of its equity interests in MSV as of December 31, 2002. Concurrent with CTA's valuation, Motient reduced the book value of its equity interest in MSV from $54 million (inclusive of Motient's $2.5 million convertible notes from MSV) to $41 million as of May 1, 2002 to reflect certain preference rights on liquidation of certain classes of equity holders in MSV. Motient's reorganization value was reduced by $13 million to $221 million as a result of this valuation revision.

Summary of Liquidity and Financing

We have the following sources of financing in place:

     o MSV issued a $15.0 million note to Motient as part of the November 26, 2001 asset sale. The note matures in November 2006, but is payable sooner in certain circumstances, subject to certain conditions and priorities with respect to payment of other indebtedness, involving the consummation of additional investments in MSV. There can be no assurances that this note will be repaid prior to its stated maturity date, or that MSV will have the resources to repay such note when due. Of the $15.0 million of proceeds from this note, $3.75 million would be required to be used to prepay a pro-rata portion of the $19.0 million note payable to Rare Medium and a $750,000 note payable to CSFB. In April 2004, MSV repaid $2 million of accrued interest on this note, of which Motient used $500,000 to partially repay certain obligations outstanding to Rare Medium and CSFB. Motient also owns an aggregate of approximately $3.5 million of convertible notes issued by MSV. The convertible notes mature on November 26, 2006, bear interest at 10% per annum, compounded semiannually, and are payable at maturity. The convertible notes are convertible at any time at Motient's discretion, and automatically in certain circumstances, into class A preferred units of limited partnership interests of MSV. For further discussion of developments relating to MSV, please see " -- Overview -- Mobile Satellite Ventures LP" above.

     o Motient entered into a term credit facility in January 2003. The borrowing availability period under this facility ended on December 31, 2003. In March 2004, the borrowing availability period was extended to December 31, 2004. In April 2004, we paid all outstanding principal and accrued interest, totaling $6.8 million, under this term credit facility, and this amount may not be reborrowed. Approximately $5.7 million remains available for borrowing under this term credit facility. Please see "--Term Credit Facility" below for a discussion of this facility and certain defaults and waivers.

     o Motient sold 4,215,910 shares of its common stock for aggregate consideration of $23.2 million in a private placement on April 7, 2004. Please see "--Private Placement" below for a discussion of this transaction.

     o Motient sold 3,500,000 shares of its common stock for aggregate consideration of $30.0 million in a private placement on July 1, 2004. Please see "--Private Placement" below for a discussion of this transaction.

We currently anticipate that our funding requirements through 2004 should be met through a combination of cash on hand, including cash raised in the private placement described above, net cash flow from operations, borrowings under our term credit facility described above, proceeds from the sale of certain frequency assets, and the proceeds from the sale of certain inventory will be adequate to satisfy our current and planned operations for at least the next 12 months.

Debt and Capital Lease Obligations

Motient has the following financing obligations outstanding:

     o Note payable to Rare Medium in the amount of $22.5 million. The note was issued by a subsidiary of Motient Corporation, MVH Holdings Inc., that owns 100% of Motient Ventures Holdings, Inc., which owns all of our interests in MSV. The note matures on May 1, 2005 and carries annual interest at 9%. The note allows us to elect to add interest to the principal or pay interest in cash. The note requires that it be prepaid using 25% of the proceeds of any repayment of the $15.0 million note from MSV. Certain outstanding principal and interest on this note was repaid in April 2004.

     o Note payable to CSFB in the amount of $0.8 million. The note was also issued by MVH Holdings Inc. The note matures on May 1, 2005 and carries annual interest at 9%. The note allows us to elect to add interest to the principal or pay interest in cash. The note requires that it be prepaid using 25% of the proceeds of any repayment of the $15.0 million note from MSV. Certain outstanding principal and interest on this note was repaid in April 2004.

    o A capital lease for network equipment. The lease has an effective interest rate of 12.2%. In January 2003, this agreement was restructured to provide for a modified payment schedule. We also negotiated a further extension of the repayment schedule that became effective upon the satisfaction of certain conditions, including our funding of a letter of credit in twelve monthly installments beginning in 2003, in the aggregate amount of $1.125 million, to secure our payment obligations. The letter of credit will be released in fifteen equal installments beginning in July 2004, assuming no defaults have occurred or are occurring. As of December 31, 2003 and May 31, 2004, approximately $3.3 million and $2.7 million was outstanding under this capital lease. In June 2004, we negotiated a settlement of our entire outstanding obligations and terminated the lease. Upon termination, we retained title to the equipment and software that had been acquired under the lease and the $1.125 million letter of credit was released to us.

     o Obligations under a vendor financing facility and promissory note. Loans under our vendor financing facility with Motorola, which are held by Motient Communications, are guaranteed by Motient Corporation and Motient Holdings. No additional amounts may be drawn under this facility. In January 2003, we restructured the then-outstanding principal under this facility of $3.5 million, with such amount to be paid off in equal monthly installments over a three-year period from January 2003 to December 2005. In January 2003, we also negotiated a deferral of approximately $2.6 million that was owed for maintenance services provided pursuant to a separate service agreement with Motorola, and we issued a promissory note for such amount, with the note to be paid off over a two-year period beginning in January 2004. The interest rate on this promissory note is LIBOR plus 4%. In March 2004, we further restructured both the vendor financing facility and the promissory note, primarily to extend the amortization periods for both the vendor financing facility and the promissory note. We amortized the combined balances in the amount of $100,000 per month beginning in March 2004. We also agreed that interest would be paid on the vendor financing facility at LIBOR plus 4%. As part of this restructuring, we agreed to grant Motorola a second lien (junior to the lien held by the lenders under our term credit facility) on the stock of Motient License. This pledge secures our obligations under both the vendor financing facility and the promissory note. As of December 31, 2003 and May 31, 2004, approximately $4.8 million and $4.2 million, respectively, was outstanding under these debt obligations to Motorola. In June 2004, we reached an agreement to prepay our entire outstanding amounts due under these obligations in a negotiated settlement with Motorola.

Term Credit Facility

On January 27, 2003, our wholly-owned subsidiary, Motient Communications, closed a $12.5 million term credit agreement with a group of lenders, including several of our existing stockholders. The lenders include the following entities or their affiliates: M&E Advisors, L.L.C., Bay Harbour Partners, York Capital and Lampe Conway & Co. York Capital is affiliated with James G. Dinan and JGD Management Corp. JGD Management Corp., James G. Dinan, James D. Dondero and Highland Capital Management each hold 5% or more of our common stock. The lenders also include Gary Singer, directly or through one or more entities. Gary Singer is the brother of Steven G. Singer, one of our directors.

The table below shows, as of July 1, 2004 the number of shares of Motient common stock beneficially owned by the following parties to the term credit agreement, based solely on filings made by such parties with the SEC:

         Name of Beneficial Owner           Number of Shares
         ------------------------           ----------------

         James G. Dinan*                        2,276,445
         JGD Management Corp.*                  2,276,445
         Highland Capital Management**          4,899,559
         James Dondero**                        4,899,559

         *JGD Management Corp and James G. Dinan share beneficial ownership with respect to the 2,276,445 shares of our common stock. Mr. Dinan is the president and sole stockholder of JGD Management Corp, which manages the other funds and accounts that hold our common stock over which Mr. Dinan has discretionary investment authority.
         ** James D. Dondero, a member of our board of directors, is the President of Highland Capital Management, L.P., which, pursuant to an arrangement with M&E Advisors, L.L.C., has indirectly made a commitment under the credit facility..

In the credit agreement, the lenders have made commitments to lend Motient Communications up to $12.5 million. The commitments are not revolving in nature and amounts repaid or prepaid may not be reborrowed. Borrowing availability under our $12.5 million term credit facility terminated on December 31, 2003. On March 16, 2004, we entered into an amendment to the credit facility which extended the borrowing availability period until December 31, 2004. As part of this amendment, we provided the lenders with a pledge of all of the stock of a newly-formed special purpose subsidiary of Motient Communications, Motient

License, which holds all of Motient's FCC licenses formerly held by Motient Communications. On March 16, 2004, in connection with the execution of the amendment to our credit agreement, we issued warrants to the lenders to purchase, in the aggregate, 2,000,000 shares of our common stock. The number of warrants was reduced to an aggregate of 1,000,000 shares of common stock since, within 60 days after March 16, 2004, we obtained $23.2 million of equity financing in a private placement of our common stock. The exercise price of the warrants is $4.88 per share. The warrants were immediately exercisable upon issuance and have a term of five years. The warrants were valued using a Black-Scholes pricing model at $6.7 million and were recorded as a debt discount and are being amortized as additional interest expense over three years, the term of the related debt. The warrants are also subject to a registration rights agreement. Under such agreement, we agreed to register the shares underlying the warrants upon the request of a majority of the warrantholders, or in conjunction with the registration of other common stock of the Company. We will bear all the expenses of such registration. We were also required to pay a commitment fee to the lenders of $320,000, which accrued into the principal of the credit facility at closing. This fee was recorded on our balance sheet and will be amortized as additional interest expense over three years, the term of the related debt.

Under this facility, the lenders have agreed to make loans to Motient Communications through December 31, 2004 upon Motient Communications' request no more often than once per month, in aggregate principal amounts not to exceed $1.5 million for any single loan, and subject to satisfaction of other conditions to borrowing, including certain financial and operating covenants, contained in the credit agreement. As of the date of this report, we had borrowed $6.0 million in principal amounts under this facility, all of which, including additional accrued interest, was repaid in April 2004 and may not be reborrowed.

Each loan borrowed under the credit agreement has a term of three years. Loans carry interest at 12% per annum. Interest accrues, compounding annually, from the first day of each loan term, and all accrued interest is payable at each respective loan maturity, or, in the case of mandatory or voluntary prepayments, at the point at which the respective loan principal is repaid. Loans may be prepaid at any time without penalty.

The obligations of Motient Communications under the credit agreement are secured by a pledge of all the assets owned by Motient Communications that can be pledged as security. Motient Communications, directly or indirectly, owns all of our assets relating to our terrestrial wireless communications business. In addition, we and our wholly-owned subsidiary, Motient Holdings, have guaranteed Motient Communications' obligations under the credit agreement, and we have delivered a pledge of the stock of Motient Holdings, Motient Communications, Motient Services Inc. and Motient License to the lenders. Upon the repayment in full of the outstanding $19,750,000 in senior notes due 2005 issued by MVH Holdings to Rare Medium and CSFB in connection with our approved Plan of Reorganization, we will pledge the stock of MVH Holdings to the lenders.

In connection with the signing of the credit agreement in January 2003, we issued warrants at closing to the lenders to purchase, in the aggregate, 3,125,000 shares of our common stock. The exercise price for the warrants is $1.06 per share. The warrants were immediately exercisable upon issuance and have a term of five years. The warrants were valued at $10 million using a Black-Scholes pricing model and have been recorded as a debt discount and are being amortized as additional interest expense over three years, the term of the related debt. Upon closing of the credit agreement, we paid closing and commitment fees to the lenders of $500,000. These fees have been recorded on our balance sheet and are being amortized as additional interest expense over three years, the term of the related debt. Under the credit agreement, we must pay an annual commitment fee of 1.25% of the daily average of undrawn amounts of the aggregate commitments from the period from the closing date to December 31, 2003. In December 2003, we paid a commitment fee to the lenders of approximately $113,000.

In each of April, June and August 2003 and March 2004, we made draws under the credit agreement in the amount of $1.5 million, for an aggregate amount of $6.0 million. We used such funds to fund general working capital requirements of operations.

In April 2004, Motient repaid the all principal amounts then owing under its term credit facility, including accrued interest thereon, in an amount of $6.8 million. The remaining availability under the credit facility of $5.7 million will be available for borrowing to Motient until December 31, 2004, subject to the lending conditions in the credit agreement.

For the monthly periods ended April 2003 through December 2003, we reported events of default under the terms of the credit facility to the lenders. These events of default related to non-compliance with covenants requiring minimum monthly revenue, earnings before interest, depreciation and amortization and taxes, and free cash flow performance. In each period, the lenders waived these events of default. There can be no assurance that Motient will not have to report additional events of default or that the lenders will continue to provide waivers in such event. Ultimately, there can be no assurances that the liquidity provided by the credit facility will be sufficient to fund our ongoing operations. For further details, please see "Risk Factors - We will need additional liquidity to fund our operations."

The following table reflects the maturity of our various obligations over the next five years.


                                                                     Less then                            More than
                                                          Total       1 year    1-3 years    3 - 5 Years   5 years
                                                          -----       ------    ---------    -----------   -------
(in thousands)
Notes Payable                                              $22,885       $---     $22,885        $---       $---
Term Credit Facility                                         4,914        ---       4,914         ---        ---
Capital lease obligations, including interest thereon        3,504      1,752       1,752         ---        ---
Vendor financing commitment and note payable                 4,814      2,413       2,413         ---        ---
                                                             -----      -----       -----        ----       ----
  Total Contractual Cash Obligations                       $36,117     $4,165     $31,952        $---       $---
                                                           =======     ======     =======        ====       ====


Commitments

As of December 31, 2003, we had the following outstanding cash contractual commitments:

                                                                              Less then
                                                                Total          1 year         1-4 years       After 5 years
                                                                -----          ------         ---------       -------------
(in thousands)
Operating leases (1)                                          $33,685          $12,170         $19,031           $2,484
Capital lease obligations, including interest thereon (1)       3,504            1,752           1,752               --
Notes Payables (2)                                             22,885               --          22,885               --
Term Credit Facility                                            4,914               --           4,914               --
Equipment financing commitment (1)                              4,814            2,413           2,401               --
                                                                -----            -----           -----            -----
  Total Contractual Cash Obligations                          $69,802          $16,335         $49,369           $2,484
                                                              =======          =======         =======           ======

(1) These commitments generally contain provisions that provide for an acceleration of rent upon a default by us, except that certain long-term real estate leases, categorized as Operating Leases, may not contain such provisions.
(2) In addition to being accelerable upon default, notes payable to Rare Medium and CSFB, which comprise approximately $21 million of this amount, must be prepaid with 25% of the proceeds due from any repayment of the $15 million principal note issued to Motient by MSV.

On December 1, 2002, we entered into a letter agreement with UPS under which UPS agreed to make a series of eight prepayments to us totaling $5 million for future services we are obligated to provide to it after January 1, 2004. In addition to any other rights it has under its network services agreement with us, the letter agreement provides that UPS may terminate the network services agreement, in whole or in part, by providing 30 days' notice to us, at which point the remaining prepayment would be required to be repaid. As of July 31, 2003, all eight prepayments had been made. The $5 million prepayment will be credited against airtime services provided to UPS beginning January 1, 2004, until the prepayment is fully credited. Based on UPS' current level of network


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airtime usage, we do not expect that UPS will be required to make any cash payments to us in 2004 for service provided during 2004. The balance remaining as of May 31, 2004 under this prepayment was $4.3 million.

MSV Investment

At December 31, 2002, our percentage ownership of MSV was approximately 25.5% on a fully-diluted basis assuming certain other investors exercised their right to make additional investment in MSV as a result of the FCC ATC application process.

On August 21, 2003, two investors in MSV (excluding Motient) invested an additional $3.7 million in MSV in exchange for Class A preferred units of limited partnership interests in MSV. MSV used the proceeds from this investment to repay other indebtedness that is senior in its right of repayment to Motient's promissory note. Under the terms of the amended and restated investment agreement, these investors also had the option of investing an additional $17.6 million in MSV by December 31, 2003; however, if, prior to this time, the FCC had not issued a decision addressing MSV's petition for reconsideration with respect to the ATC Order, the option will be automatically extended to March 31, 2004. As of the closing of the initial investment on August 21, 2003, Motient's percentage ownership of MSV was approximately 29.5% on a fully diluted basis, assuming certain other investors fully exercise their option to make the $17.6 million additional investment in MSV as a result of the FCC ATC approval process.

On April 2, 2004, the above-mentioned additional $17.6 million investment was consummated. In connection with this investment, MSV's amended and restated investment agreement was amended to provide that of the total $17.6 million in proceeds, $5.0 million was used to repay certain outstanding indebtedness of MSV, including $2.0 million of accrued interest under the $15.0 million promissory note issued to Motient by MSV. Motient was required to, and paid, 25% of the $2 million it received in this transaction, or $500,000, to make prepayments under its existing notes owed to Rare Medium and CSFB. The remainder of the proceeds from this investment was used for general corporate purposes by MSV. As of the closing of the initial investment on April 2, 2004, Motient's percentage ownership of MSV was approximately 29.5% on an "as converted basis" giving effect to the conversion of all outstanding convertible notes.

For a discussion of certain recent developments relating to MSV, please see " -- Overview -- Mobile Satellite Ventures LP" above.

Wireless Matrix

On April 15, 2004, Motient filed a claim under the rules of the American Arbitration Association in Fairfax County, VA, against Wireless Matrix Corporation, a reseller of Motient's services, for the non-payment of certain amounts due and owing under the "take-or-pay" agreement between Motient and Wireless Matrix. Under this agreement, Wireless Matrix agreed to purchase certain minimum amounts of air-time on the Motient network. In February 2004 Wireless Matrix informed Motient that it was terminating its agreement with Motient. Motient does not believe that Wireless Matrix has any valid basis to do so, and consequently filed the above mentioned claim seeking over $2.6 million in damages, which amount represents Wireless Matrix's total prospective commitment under the agreement. On May 10, 2004, Motient received notice of a counter-claim by Wireless Matrix of approximately $1 million, representing such amounts as Wireless Matrix claims to have paid in excess of services rendered under the agreement. In June 2004, Motient reached a favorable out of court settlement with Wireless Matrix in which Wireless Matrix will pay Motient $1.1 million.

Private Placements

On April 7, 2004, we sold 4,215,910 shares of our common stock at a per share price of $5.50 for an aggregate purchase price of $23.2 million to The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio, Ltd., The Altar Rock Fund L.P., Tudor Proprietary Trading, L.L.C., Highland Crusader Offshore Partners, L.P., York Distressed Opportunities Fund, L.P., York Select, L.P., York Select Unit Trust, M&E Advisors L.L.C., Catalyst Credit Opportunity Fund, Catalyst Credit Opportunity Fund Offshore, DCM, Ltd., Greywolf Capital II LP and Greywolf Capital Overseas Fund and LC Capital Master Fund. The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. In connection with this sale, we signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires us to file and cause to make effective a registration statement permitting the resale of the shares by the holders thereof. We also issued warrants to purchase an aggregate of 1,053,978 shares of our common stock to the investors listed above, at an exercise price of $5.50 per share. These warrants will vest if and only if we do not meet certain deadlines between July and November, 2004, with respect to certain requirements under the registration rights agreement. If the warrants vest, they may be exercised by the holders thereof at any time through June 30, 2009.

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
In connection with this sale, we issued to Tejas Securities Group, Inc., our placement agent for the private placement, and certain CTA affiliates, warrants to purchase 600,000 and 400,000 shares, respectively, of our common stock. The exercise price of these warrants is $5.50 per share. The warrants are immediately exercisable upon issuance and have a term of five years. We also paid Tejas Securities Group, Inc. a placement fee of $350,000 at closing. The fair value of the warrants was estimated at $6.2 million using a Black-Scholes model. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

On July 1, 2004, we sold 3,500,000 shares of our common stock at a per share price of $8.57 for an aggregate purchase price of $30.0 million to The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio, Ltd., The Altar Rock Fund L.P., Tudor Proprietary Trading, L.L.C., York Distressed Opportunities Fund, L.P., York Select, L.P., York Select Unit Trust, York Global Value Partner, L.P., Catalyst Credit Opportunity Fund, Catalyst Credit Opportunity Fund Offshore, DCM, Ltd., Rockbay Capital Fund, LLC, Rockbay Capital Investment Fund, LLC, Rockbay Capital Offshore Fund, Ltd., Glenview Capital Partner, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd., GCM Little Arbor Master Fund, Ltd., OZ Master Fund, Ltd., OZ Mac 13 Ltd., Fleet Maritime, Inc., John Waterfall, Edwin Morgens, Singer Children's Management Trust, LC Capital Master Fund, Greywolf Capital II, L.P., Greywolf Capital Overseas Fund, Highland Equity Focus Fund, L.P., Highland Equity Fund, L.P., and Strome Hedgecap Limited. The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. In connection with this sale, we signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires us to file and cause to make effective a registration statement permitting the resale of the shares by the holders thereof. We also issued warrants to purchase an aggregate of 525,000 shares of our common stock to the investors listed above, at an exercise price of $8.57 per share. These warrants will vest if and only if we do not meet certain registration deadlines beginning in November, 2004, with respect to certain requirements under the registration rights agreement. If the warrants vest, they may be exercised by the holders thereof at any time through June 30, 2009.

In connection with this sale, we issued to certain affiliates of CTA and Tejas Securities Group, Inc., our placement agent for the private placement, warrants to purchase 340,000 and 510,000 shares, respectively, of our common stock. The exercise price of these warrants is $8.57 per share. The warrants are immediately exercisable upon issuance and have a term of five years. We also paid Tejas Securities Group, Inc. a placement fee of $850,000 at closing. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

Other

On May 1, 2002, the effective date of our Plan of Reorganization, the financing agreements that included restrictions on our ability to pay dividends were terminated as part of the implementation of our Plan of Reorganization; however, various financing documents prohibit us from paying cash dividends. We have never paid dividends and do not expect to do so in the near future.

Derivatives

In September 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires the recognition of all derivatives as either assets or liabilities measured at fair value, with changes in value reflected as current period income (loss). The effective date of SFAS No. 133, as amended by SFAS No. 138, is for fiscal years


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

beginning after September 15, 2000. Except for the Rare Medium note embedded call options and the bank financing swap agreement discussed in the following paragraphs, SFAS No. 133 was not material to our financial position or results of operations as of or for the periods ended December 31, 2001, April 30, 2002, December 31, 2002 and December 31, 2003.

In April and July 2001, we sold notes to Rare Medium totaling $50.0 million. The notes were collateralized by up to five million of our XM Radio shares, and, until maturity, which was extended until October 12, 2001, Rare Medium had the option to exchange the note for a number of XM Radio shares equivalent to the principal of the note plus any accrued interest thereon. We determined the embedded call options in the notes, which permit Rare Medium to convert the borrowings into shares of XM Radio, were derivatives which were accounted for in accordance with SFAS No. 133 and accordingly we recorded a gain in the amount of $1.5 million in 2001 related to the Rare Medium note call options. On October 12, 2001, the embedded call options in the Rare Medium notes expired unexercised.

In connection with our bank financing in March 1998, we entered into an interest rate swap agreement, with an implied annual rate of 6.51%. The swap agreement reduced the impact of interest rate increases on our then-existing term loan facility. We paid a fixed fee of approximately $17.9 million for the swap agreement. In return, the counter-party was obligated to pay a variable rate equal to LIBOR plus 50 basis points, paid on a quarterly basis directly to the respective banks on our behalf, on a notional amount of $100 million until the termination date of March 31, 2001. In connection with the pay down of a portion of the term loan facility during 1999, we reduced the notional amount of our swap agreement from $100 million to $41 million and realized net proceeds of approximately $6 million due to early termination of a portion of the swap agreement. The interest rate swap agreement expired in March 2001, and our bank financing credit facility was extinguished in 2001.

Critical Accounting Policies and Significant Estimates

Below are our accounting policies that are both important to our financial condition and operating results, and require management's most difficult, subjective and complex judgments in determining the underlying estimates and assumptions. The estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates as they require assumptions that are inherently uncertain.

"Fresh-Start" Accounting

In accordance with SOP No. 90-7, effective May 1, 2002, we adopted "fresh-start" accounting and allocated the reorganization value of $221.0 million to our net assets in accordance with procedures specified by SFAS No. 141, "Business Combinations".

We allocated the $221.0 million reorganization value among our net assets based upon our estimates of the fair value of our assets and liabilities. In the case of current assets, we concluded that their carrying values approximated fair values. The values of our frequencies and its investment in and notes receivable from MSV were based on independent analyses presented to the bankruptcy court and subsequently modified as part of our valuation process in November 2003. Please see Note 2, "Significant Accounting Policies - Restatement of Financial Statements," and Note 16, "Subsequent Events," of notes to the consolidated financial statements for further information concerning MSV. The value of our fixed assets was based upon a valuation of our software and estimates of replacement cost for network and other equipment, for which we believe that our recent purchases represent a valid data point. The value of our other intangible assets was based on third party valuations as of May 1, 2002.

For a complete description of the application of "fresh-start" accounting, please refer to Note 2, "Significant Accounting Policies", of notes to the consolidated financial statements.

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

Inventory

Inventory, which consists primarily of communication devices and accessories, such as power supplies and documentation kits, are stated at the lower of cost or market. Cost is determined using the weighted average cost method. We periodically assess the market value of our inventory, based on sales trends and forecasts and technological changes and record a charge to current period income when such factors indicate that a reduction to net realizable value is appropriate. We consider both inventory on hand and inventory that we have committed to purchase, if any. Periodically, we will offer temporary discounts on equipment purchases. In cases where this causes a write-down of the inventory basis to the lower of cost or market, the write-down is recorded in the period of the offer.

Investment in MSV and Note Receivable from MSV

As reported in our current report on Form 8-K dated March 14, 2003 and detailed in Note 2, "Significant Accounting Policies - Restatement of Financial Statements", of notes to the consolidated financial statements, we have determined that certain adjustments to our historical financial information for 2000, 2001 and 2002 were required to reflect the effects of several complex transactions, including the formation of and transactions with MSV.

As a result of the application of "fresh-start" accounting and as subsequently modified by our valuation process in November 2003 (please see Note 2, "Significant Accounting Policies - Restatement of Financial Statements," and
Note 16, "Subsequent Events," of notes to the consolidated financial statements for further information concerning MSV), the notes and investment in MSV were valued at fair value, and we recorded an asset in the amount of approximately $53.9 million representing the estimated fair value of our investment in and note receivable from MSV. Included in this investment is the historical cost basis of our approximately 48% of common equity ownership as of May 1, 2002, or approximately $19.3 million. In accordance with the equity method of accounting, we recorded our approximately 48% share of MSV losses against this basis.

Of the $53.9 million, approximately $21.6 million of the $40.9 million value attributed to MSV is the excess of fair value over cost basis and is amortized over the estimated lives of the underlying MSV assets that gave rise to the basis difference. We are amortizing this excess basis in accordance with the pro-rata allocation of various components of MSV's intangible assets as determined by MSV through recent independent valuations. Such assets consist of FCC licenses, intellectual property and customer contracts. At December 31, 2002 our investment in MSV was impaired and we recorded a charge of approximately $15.4 million. As of January 1, 2003, approximately $6.2 million is the excess of fair value over cost basis subject to amortization.

Of the $53.9 million, we have recorded the $15.0 million note receivable from MSV, plus accrued interest thereon at its fair value, estimated to be approximately $13.0 million as of the "fresh-start" accounting date, after giving affect to discounted future cash flows at market interest rates. This note matures in November 2006, but may be fully or partially repaid prior to maturity in certain circumstances, subject to certain conditions and priorities with respect to payment of other indebtedness, involving the consummation of additional investments in MSV. We also recorded the $2.5 million convertible note issued to Motient by MSV. Please see "--Recent Developments--Mobile Satellite Ventures LP," for additional information regarding payments on the $15.0 million note.

In November 2003, we engaged CTA to perform a valuation of our equity interests in MSV as of December 31, 2002. Concurrent with CTA's valuation, Motient reduced the book value of its equity interest in MSV from $54 million (inclusive of Motient's $2.5 million convertible note from MSV) to $41 million as of May 1, 2002 to reflect certain preference rights on liquidation of certain classes of equity holders in MSV. Including its note receivable from MSV ($13 million at May 1, 2002), the book value of Motient's aggregate interest in MSV as of May 1, 2002 was reduced from $67 million to $53.9 million. Also, as a result of CTA's valuation of MSV, we determined that the value of our equity interest in MSV was impaired as of December 31, 2002. This impairment was deemed to have occurred in the fourth quarter of 2002. Motient reduced the value of its equity interest in MSV by $15.4 million as of December 31, 2002. Including its notes receivable from MSV ($19 million at December 31, 2002), the book value of Motient's aggregate interest in MSV was $32 million as of December 31, 2002. It was determined that no further impairment was required at December 31, 2003 and March 31, 2004. For additional information concerning this valuation process, please see Note 2, "Significant Accounting Policies," of notes to the consolidated financial statements.

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

The valuation of our investment in MSV and our note receivable from MSV are ongoing assessments that are, by their nature, judgmental given that MSV is not traded on a public market and is in the process of developing certain next generation technologies, which depend on approval by the FCC. While the financial statements currently assume that there is value in our investment in MSV and that the MSV note is collectible, there is the inherent risk that this assessment will change in the future and we will have to write down the value of this investment and note.

Deferred Taxes

We have generated significant net operating losses for tax purposes as of December 31, 2003. We have had our ability to utilize these losses limited on two occasions as a result of transactions that caused a change of control in accordance with the Internal Revenue Service Code Section 382. Additionally, since we have not yet generated taxable income, we believe that our ability to use any remaining net operating losses has been greatly reduced; therefore, we have provided a full valuation allowance for any benefit that would have been available as a result of our net operating losses. See Note 2, "Significant Accounting Policies - Deferred Taxes," of notes to the consolidated financial statements for further details.

Revenue Recognition

We generate revenue principally through equipment sales and airtime service agreements. In 2000, we adopted SAB No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. In certain circumstances, SAB No. 101 requires us to defer the recognition of revenue and costs related to equipment sold as part of a service agreement.

In December 2003, the Staff of the SEC issued SAB No. 104, "Revenue Recognition", which supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements and to rescind the SEC's "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers", or FAQ, issued with SAB No. 101. Selected portions of the FAQ have been incorporated into SAB No. 104. The adoption of SAB No. 104 will not have a material impact on our revenue recognition policies.

Revenue is recognized as follows:

Service revenue: Revenues from our wireless services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is probable. Service discounts and incentives are recorded as a reduction of revenue when granted, or ratably over a contract period. We defer any revenue and costs associated with activation of a subscriber on our network over an estimated customer life of two years.

To date, the majority of our business has been transacted with telecommunications, field services, natural resources, professional service and transportation companies located throughout the United States. We grant credit based on an evaluation of the customer's financial condition, generally without requiring collateral or deposits. We establish a valuation allowance for doubtful accounts receivable for bad debt and other credit adjustments. Valuation allowances for revenue credits are established through a charge to revenue, while valuation allowances for bad debts are established through a charge to general and administrative expenses. We assess the adequacy of these reserves quarterly, evaluating factors such as the length of time individual receivables are past due, historical collection experience, the economic environment and changes in credit worthiness of our customers. As of December 31, 2003 and December 31, 2002, we had a valuation allowance of approximately 16.6% and 9.7% of our accounts receivable, respectively. We believe that our established valuation allowance was adequate as of December 31, 2003 and 2002. If circumstances related to specific customers change or economic conditions worsen such that our past collection experience and assessments of the economic environment are no longer relevant, our estimate of the recoverability of our trade receivables could be further reduced.

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

Equipment and service sales: We sell equipment to resellers who market our terrestrial product and airtime service to the public. We also sell our product directly to end-users. Revenue from the sale of the equipment as well as the cost of the equipment, are initially deferred and are recognized over a period corresponding to our estimate of customer life of two years. Equipment costs are deferred only to the extent of deferred revenue.

Long-lived Assets

On January 1, 2002, we adopted the provisions of SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against these new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under a non-amortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead will be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. As of January 1, 2002, we had approximately $5.0 million of recorded goodwill. However, as part of our adoption of "fresh-start" accounting, our recorded goodwill was reduced to zero.

We account for our frequencies as finite-lived intangibles and amortize them over a 20-year estimated life. As described in Note 5 of notes to consolidated financial statements, we are monitoring a pending FCC rulemaking proposal that may affect our 800 MHz spectrum, and we may change our accounting policy for FCC frequencies in the future as new information is available.

On January 1, 2002, we also adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of". The statement requires that all long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured on a net realizable value basis and will not include amounts for future operating losses. The statement also broadens the reporting requirements for discontinued operations to include disposal transactions of all components of an entity (rather than segments of a business). Components of an entity include operations and cash flows that can be clearly distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Subsequent to the period covered by this report, we engaged a financial advisor to value certain of our assets as of December 31, 2002, among other things, to test for potential impairment of certain of our long-lived assets under SFAS No. 144. This testing included valuations of software and customer-related intangibles. Based on these tests, no recording of impairment charges was required. However, we subsequently engaged this financial advisor to reevaluate the value of our customer-related intangibles as of September 30, 2003 due primarily to the decline in revenue from UPS in this time period. This valuation resulted in an impairment of the customer-related intangibles of $5.5 million in the third quarter of 2003. The adoption of SFAS No. 144 had no other material impact on our financial statements.

Recent Accounting Standards

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. Previous accounting guidance was provided by EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 replaces EITF No. 94-3. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We adopted SFAS No. 146 as of January 1, 2003, and this adoption had no material impact on our consolidated financial statements.

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In November 2002, the EITF reached consensus on EITF No. 00-21, "Accounting for
Revenue Arrangements with Multiple Deliverables". This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The sale of our equipment with related services constitutes a revenue arrangement with multiple deliverables. We will be required to adopt the provisions of this consensus for revenue arrangements entered into after June 30, 2003, and we have decided to apply it on a prospective basis. We do not have any revenue arrangements that would have a material impact on our financial statements with respect to EITF No. 00-21.

In November 2002, the FASB issued FASB Interpretation, or FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. However, a liability does not have to be recognized for a parent's guarantee of its subsidiary's debt to a third party or a subsidiary's guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent. The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 irrespective of the guarantor's fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements with annual periods ending after December 15, 2002. Motient does not have any guarantees that would require disclosure under FIN No. 45.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- An Interpretation of ARB No. 51", which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 provides guidance related to identifying variable interest entities (previously known generally as special purpose entities, or SPEs) and determining whether such entities should be consolidated. FIN No. 46 must be applied immediately to variable interest entities created or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created or interests in variable interest entities obtained on or before January 31, 2003, the guidance in FIN No. 46 must be applied in the first fiscal year or interim period beginning after June 15, 2003. FIN No. 46 did not have a material impact on our results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies the characteristics of an obligation of the issuer. This standard is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have determined that we do not have any financial instruments that are impacted by SFAS No. 150.

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Changes in and Disagreements with Accountants on Accounting and Financial
Disclosure

On April 17, 2003, we dismissed PricewaterhouseCoopers LLP, or PwC, as our independent accountants, effective upon the completion of services related to the audit of our consolidated financial statements for the period May 1, 2002 to December 31, 2002.

Later, on March 2, 2004, PwC was dismissed prior to the completion of their audit procedures related to the aforementioned period. PwC, therefore, never reported on any of our consolidated financial statements for the aforementioned period or for any other fiscal period. Our Audit Committee of the Board of Directors recommended the change in independent accountants and the Board of Directors approved both of these decisions.

PwC was appointed in July 2002, was dismissed March 2, 2004 and never reported on any consolidated financial statements for any fiscal period.

Over the course of PWC's engagement, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report, except that we disagreed with PwC on the following accounting and auditing matters related to certain 2000 and 2001 transactions:

     - Allocation of initial proceeds we received from MSV, an equity investee, upon the formation of MSV in June 2000. The initial proceeds were allocated to deferred revenue under a research and development agreement, a deposit on the expected future purchase of certain of our assets and a payment for the right of certain investors in MSV to convert their ownership in MSV into shares of our common stock, to which we refer to as the investor conversion right;

     - The subsequent accounting for the portion of the proceeds allocated to the deposit on certain of our assets and to the investor conversion right;

     - Recording, in the fourth quarter of 2001, of previously unrecognized losses associated with our investment in MSV;

     - Recording of an increase in the value of our investment in MSV under Staff Accounting Bulletin No. 51, Accounting for Sales of Stock of a Subsidiary, upon MSV's acquisition of assets from a third party company in November 2001 in exchange for cash, a note and equity in MSV;

     - Recognition of gain on the sale of certain assets from us to MSV in November 2001;

     - Allocation of proceeds from the sale of our transportation business to Aether Systems in November 2000 and the impact on gain recognition;

     - Amortization period for the deferred revenue related to the sale of a perpetual license to Aether Systems in November 2000; and

     - Recognition of costs associated with certain stock options granted to our employees who subsequently transferred to Aether Systems upon the sale of our transportation business in November 2000.

Each of the matters about which we initially disagreed with PwC were ultimately resolved to the satisfaction of PwC. These matters were reviewed by the Audit Committee of our Board of Directors, and the Audit Committee discussed these matters with PwC.

Over the course of PwC's engagement, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)), except that PwC has informed us that, with regard to their audit of our consolidated financial statements for the period May 1, 2002 to December 31, 2002:

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     -    Timely reconciliations of certain accounts between the general ledger and subsidiary ledger, in particular accounts receivable and fixed assets, were not performed;

     - Reviews of accounts and adjustments by supervisory personnel on monthly cut-off dates, in particular fixed asset clearing accounts, accounts receivable reserve and inventory reserve calculations, were not performed;

     - Proper cut-off of accounts at balance sheet dates related to accounts payable, accrued expenses and inventories was not achieved; and

     - No formal policy existed to analyze impairment of long-lived assets on a recurring basis.

To address such matters, PwC recommended that we undertake a review of our monthly close-out process, including a detailed review of the financial statements, comparing budget to actual and current period to prior period to determine any unusual items. PwC also recommended that we prepare an accounting policy and procedures manual for all significant transactions to include procedures for revenue recognition, inventory allowances, accounts receivable allowance, and accruals, among other policies.

In response to these comments, we have taken the following actions:

     - In June 2003, we initiated a process of revising, updating and improving our month-end closing process and created a checklist containing appropriate closing procedures.

     - We have increased our efforts to perform monthly account reconciliations on all balance sheet accounts in a timely fashion.

     - Beginning in July 2003, on a monthly basis, the corporate controller began reviewing balance sheet account reconciliations.

     - We have implemented and distributed a written credit and collections policy, which includes reserve calculations and write-off requirements.

     - All accounts receivable sub-ledgers are reconciled to the general ledger monthly, and on a monthly basis, inventory reports are produced, sub-ledgers are reconciled to the general ledger and the reserve account is analyzed.

     - Since September 2003, the fixed assets clearing account is no longer being used and all asset additions are reviewed by the corporate controller to determine proper capitalization and balance sheet classification.

     - As of July 2003, all monthly income statement accounts are analyzed by the corporate controller prior to release of the financial statements.

     - We are preparing an accounting policy and procedures manual to include procedures for all significant policies, business practices, and routine and non-routine procedures performed by each functional area. Our goal is to finalize this manual by July 31, 2004.

     - Over the course of the third quarter of 2003, we updated our procedures for the preparation of a monthly financial reporting package to include management's discussion and analysis of results of operations, financial statements, cash and investments reporting and month-to-month variances. Under these procedures, departmental results of operations are also prepared and provided to appropriate department managers on a monthly basis.

In addition to the above, since April 2003, we have reevaluated our staffing levels, reorganized the finance and accounting organization and replaced ten accounting personnel with more experienced accounting personnel, including,


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among others, a new chief financial officer, chief accounting officer and corporate controller, a manager of revenue assurance and a manager of financial services.

Our current auditors, Friedman LLP, successors-in-interest to Ehrenkrantz Sterling & Co. LLC, agree that the matters described above constitute significant deficiencies and have communicated this view to our audit committee.

We have authorized PwC to respond fully to the inquiries of Friedman LLP (our new independent accountants -- see below) concerning the subject matter of each of the items about which we and PwC initially disagreed.

In both April 2003 and March 2004, we requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. Copies of such letters, dated April 22, 2003 and March 8, 2004, are filed as exhibits 16.1 and 16.2, respectively, to this registration statement.

New Independent Accountants

We engaged Ehrenkrantz Sterling & Co. LLC as our independent accountants on April 17, 2003 to (i) re-audit our consolidated financial statements for the fiscal year ended December 31, 2000, the fiscal year ended December 31, 2001 and
(ii) audit our consolidated financial statements for the interim period from January 1, 2002 to April 30, 2002, and the fiscal year ended on December 31, 2003. Later, on March 2, 2004, we engaged Ehrenkrantz to audit our consolidated financial statements for the period May 1, 2002 to December 31, 2002.

During the two most recent fiscal years and through June 4, 2004, neither we nor anyone acting on our behalf consulted Ehrenkrantz on the application of accounting principles to a specified transaction, either completed or proposed, or on the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that Ehrenkrantz concluded was an important factor we considered in reaching a decision as to the accounting, auditing or financial reporting issue. During the two most recent fiscal years and through June 4, 2004, we did not consult with Ehrenkrantz regarding any matter that was the subject of a disagreement with PwC, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or with regard to any "reportable event," as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On June 1, 2004, Ehrenkrantz Sterling & Co. LLC, merged with the firm of Friedman Alpren & Green LLP. The new entity, Friedman LLP has been retained by Motient and the Audit Committee of Motient's Board of Directors approved this decision on June 4, 2004.

For the period since Ehrenkrantz's appointment through June 4, 2004, there have been no disagreements with Ehrenkrantz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ehrenkrantz would have caused them to make reference thereto in their report.

For the period since Ehrenkrantz's appointment through June 4, 2004, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)), that are not otherwise disclosed above.

Motient has requested that Friedman LLP, as successor-in-interest to Ehrenkrantz, furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of Friedman's letter, dated June 7, 2004, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During the two most recent fiscal years and through June 4, 2004, Motient did not consult with Friedman Alpren & Green LLP regarding any matter that was the subject of a "disagreement" with Ehrenkrantz, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or with regard to any "reportable event," as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except as such consultations as may have been made with former employees of Ehrenkrantz who are now employees of Friedman LLP.

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Quantitative and Qualitative Disclosures about Market Risk

Prior to our reorganization, we were exposed to the impact of interest rate changes related to our credit facilities and we managed interest rate risk through the use of fixed rate debt. Currently, we are only exposed to the impact of interest rate changes related to our capital lease and vendor financing obligations. We do not use derivative financial instruments to manage our interest rate risk. We invest our cash in short-term commercial paper, investment-grade corporate and government obligations and money market funds.

Effective May 1, 2002, Motient's senior notes and accrued interest thereon were eliminated in exchange for new common stock of the company. All of Motient's remaining debt obligations, excluding its vendor financing, are fixed rate obligations. We do not believe that we have any material cash flow exposure due to general interest rate changes on these debt obligations.

BUSINESS

Overview

We are a nationwide provider of two-way, wireless mobile data services and mobile Internet services. Our customers use our network and applications for email messaging and enterprise data communications services, enabling businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet. Our network is designed to offer a broad array of wireless data services, such as:

     o two-way mobile Internet services, including our eLinkSM wireless email service and BlackBerry(TM) by Motient wireless email, that provide users integrated wireless access to a broad range of corporate and Internet email and Internet-based information;

     o telemetry systems that connect remote equipment, such as wireless point-of-sale terminals, with a central monitoring facility; and

     o mobile data and fleet management systems used by large field service organizations and transportation companies.

Our eLink service is a two-way wireless email device and electronic organizer that uses our terrestrial network. We provide our eLink brand two-way wireless email service to customers accessing email through corporate servers, Internet service providers, mail service provider accounts and paging network suppliers. We also offer a BlackBerryTM by Motient solution specifically designed for large corporate accounts operating in a Microsoft(R) Exchange and Lotus Notes(R) environment. BlackBerryTM is a popular wireless email solution developed by Research In Motion and is being provided on the Motient(R) Network under an agreement with Research In Motion. Motient has been providing terrestrial wireless services to customers for several years, using a network that possesses four key design attributes:

     o    two-way communication;

     o    superior in-building penetration;

     o    user mobility; and

     o    broad nationwide coverage.

As of June 15, 2004, Motient's terrestrial wireless two-way data network covers a geographic area populated by more than 225 million people and is comprised of over 1,200 base stations that provide service to over 475 of the nation's largest cities and towns, including virtually all metropolitan statistical areas. Motient is in the process of rationalizing its network to remove unprofitable base stations that may impact this coverage (See "Management's Discussion & Analysis of Financial Condition and Results of Operations - Cost Reduction Actions"). As of December 31, 2003 and March 31, 2004, there were


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approximately 204,000 user devices and 194,000 user devices, respectively registered and 115,000 user devices and 108,000 user devices, respectively, with active usage on Motient's network. As of December 31, 2002 and 2001, there were approximately 262,000 user devices and 250,600 user devices, respectively, registered on Motient's network.

In addition to selling messaging services that use our own network, we are a national premier dealer for T-Mobile USA and an authorized agent for Verizon Wireless. Under our agreements with these providers, we sell nationwide network subscriptions for T-Mobile's third generation global system for mobile communications/general packet radio service, or GSM/GPRS, wireless voice and data service, and for Verizon Wireless's third generation code division multiple access/singular carrier radio transmission technology, or CDMA/1XRTT, wireless voice and data service. These agreements allow us to sell and promote wireless email and wireless Internet applications to enterprise accounts on networks with greater capacity and speed than our own, and that are voice capable.

We are a Delaware corporation with our principal executive offices located at 300 Knightsbridge Parkway, Lincolnshire, Illinois 60069. Our principal executive offices were formerly located in Reston, VA, but in July 2003, we substantially completed the move of our corporate headquarters to our present facility. Our telephone number is (847) 478-4200.

Motient presently has six wholly-owned subsidiaries and a 29.5% interest (on an "as converted basis" giving effect to the conversion of all outstanding convertible notes) in MSV. Motient Communications Inc. owns the assets comprising Motient's core wireless business, except for Motient's Federal Communications Commission, or FCC, licenses, which are held in a separate subsidiary, Motient License Inc. Motient License was formed on March 16, 2004, as part of Motient's amendment of its credit facility, and is a special purpose wholly-owned subsidiary of Motient Communications that holds all of the FCC licenses formerly held by Motient Communications. A pledge of the stock of Motient License, along with other assets of Motient Communications, secures borrowings under the term credit facility. Our other four subsidiaries hold no material operating assets other than the stock of other subsidiaries and Motient's interests in MSV. On a consolidated basis, we refer to Motient Corporation and its six wholly-owned subsidiaries as "Motient."

History

Motient was formed in 1988 under the name "American Mobile Satellite Corporation" to construct, launch and operate a mobile satellite services system to provide a full range of mobile voice and data services via satellite to land, air and sea-based customers subject to local regulation. During 1995, Motient successfully launched its first satellite and initiated commercial voice service. In late 1996, Motient expanded its mobile data business through the acquisition of Rockwell International Corporation's dual mode mobile messaging and global positioning and monitoring service for commercial trucking fleets.

In March 1998, Motient acquired Motient Communications, formerly ARDIS Company, from Motorola and combined the ARDIS terrestrial-based business with Motient's satellite-based business to offer a broad range of integrated end-to-end wireless solutions through two network configurations, either a "satellite-only" service network or a "multi-mode" terrestrial and satellite service network.

Following operation of a joint network for three years, Motient decided to base its business primarily on the terrestrial network and make the satellite available to a joint venture. Motient's satellite and related assets and business were sold on November 26, 2001 to MSV. For more information regarding this sale, please see the discussion under the caption "Mobile Satellite Ventures" below.

In connection with Motient's acquisition of Motient Communications from Motorola in March 1998, Motient's subsidiary, Motient Holdings Inc., issued $335.0 million of 12.25% senior notes due 2008. Prior to 2002, Motient's working capital and operational financing historically was derived primarily from internally generated funds and from borrowings under two bank loan facilities, a $100.0 million term loan facility and a $100.0 million revolving credit facility. Borrowings under the bank facility were guaranteed by Hughes Electronics Corporation, Singapore Telecommunications Ltd. and Baron Capital Partners L.P. The indebtedness under the bank facility was also guaranteed by


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Motient and certain of its subsidiaries and was secured by certain assets of
Motient. Motient also was required to reimburse the bank guarantors for any payments made by the bank guarantors pursuant to their guarantees.

XM Radio

As of December 31, 2000, we had an equity interest of approximately 33.1% (or 21.3% on a fully diluted basis) in XM Satellite Radio Holdings Inc., a public company that launched its satellite radio service at the end of 2001, and we controlled XM Radio through our board of director membership and common stock voting rights. As a result, all of XM Radio's results for the period from July 7, 1999 (the date we acquired 100% voting interest of XM Radio) through December 31, 2000 have been included in our consolidated financial statements. Prior to July 7, 1999, our investment in XM Radio was accounted for pursuant to the equity method of accounting.

In January 2001, pursuant to FCC approval to cease control of XM Radio, the number of directors that we appointed to XM Radio's board of directors was reduced to less than 50% of XM Radio's directors, and we converted a portion of our super-voting Class B common stock of XM Radio to Class A common stock. As a result, we ceased to control XM Radio, and as of January 1, 2001, we accounted for our investment in XM Radio pursuant to the equity method of accounting. During 2001, we disposed of all of our remaining shares of XM Radio and ceased to hold any interest in XM Radio as of November 19, 2001.

Sale of Transportation Business

In November 2000, Motient sold assets relating to its retail transportation business to Aether Systems and received approximately $45 million. This consisted of $30 million for the assets, of which $10 million was held in an escrow account which was subsequently released in the fourth quarter of 2001 upon the satisfaction of certain conditions, and $15 million for a perpetual license to use and modify any intellectual property owned by or licensed by Motient in connection with the retail transportation business. Aether Systems acquired all of the assets used or useful in the retail transportation business, and assumed the related liabilities. Aether Systems also purchased the existing inventory in the business. In the fourth quarter of 2000, Motient recognized a gain of $6.6 million, which represented the difference between the net book value of the assets sold and the $20 million cash portion of the purchase price for the assets received at closing. Motient recognized an additional $8.3 million gain in the fourth quarter of 2001 when the additional $10 million of proceeds were released from escrow. The $1.7 million difference between the proceeds received and the gain recognized is a result of pricing modifications that were made at the time of the release of the escrow related to network capacity agreements. Motient deferred recognition of the $15 million perpetual license payment over a four year period, which represents the life of the network airtime agreement that Motient entered into with Aether Systems at the time of the closing of the asset sale.

Concurrently with the closing of the asset sale, we and Aether Systems entered into two long-term, prepaid network airtime agreements with a total value of $20 million, of which $5 million was paid at closing, pursuant to which Aether Systems agreed to purchase airtime on our satellite and terrestrial networks. Aether Systems also became an authorized reseller of our eLink and BlackBerry TM by Motient wireless email service offerings.

Mobile Satellite Ventures

History

On June 29, 2000, we formed a joint venture subsidiary, MSV, with certain other parties, in which we owned 80% of the membership interests. Through November 2001, MSV used our satellite network to conduct research and development activities. The remaining 20% interests in MSV were owned by three investors unrelated to Motient. However, the minority investors had the right to participate in certain business decisions that were made in the normal course of MSV's business. Therefore, in accordance with Emerging Issues Task Force Issue No 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights", our investment in MSV has been recorded for all periods presented in the consolidated financial statements included in this annual report pursuant to the equity method of accounting.

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On November 26, 2001, Motient sold the assets comprising its satellite communications business to MSV. In consideration for its satellite business assets, Motient received the following:

     o    a $24.0 million cash payment in June 2000;

     o a $41.0 million cash payment paid at closing on November 26, 2001, net of $4.0 million retained by MSV related to our sublease of real estate from MSV; and

     o    a five-year, $15.0 million note.

In this transaction, TMI, a Canadian satellite services provider, also contributed its satellite communications business assets to MSV. In addition, Motient purchased a $2.5 million convertible note issued by MSV as part of this transaction, and certain other investors, including a subsidiary of Rare Medium, purchased a total of $52.5 million of MSV convertible notes. On August 12, 2002, we purchased an additional $957,000 of MSV convertible notes. At December 31, 2002 and 2003, on a fully diluted basis, Motient owned approximately 25.5% and 29.5%, respectively, of the equity of MSV, assuming certain other investors fully exercise their option to make additional investments in MSV as a result of the FCC's ATC approval process described more fully below.

On August 21, 2003, two investors in MSV (excluding Motient) invested an additional $3.7 million in MSV in exchange for Class A preferred units of limited partnership interests in MSV. MSV used the proceeds from this investment to repay other indebtedness that is senior in its right of repayment to Motient's promissory note. Under the terms of the amended and restated investment agreement, these investors also had the option of investing an additional $17.6 million in MSV by December 31, 2003; however, if, prior to this time, the FCC had not issued a decision addressing MSV's petition for reconsideration with respect to the ATC Order, the option was automatically extended to March 31, 2004.

On April 2, 2004, two exiting investors in MSV invested $17.6 million in MSV in exchange for class A preferred units of limited partnership interests of MSV. In connection with this investment, MSV's amended and restated investment agreement was amended to provide that of the total $17.6 million in proceeds, $5.0 million was used to repay certain outstanding indebtedness of MSV, including $2.0 million of accrued interest under the $15.0 million promissory note issued to Motient by MSV. Motient was required to pay, and pay 25% of the $2.0 million it received in this transaction, or $500,000, to prepay its existing notes owed to Rare Medium Group and CSFB. The remainder of the proceeds from this investment were used for general corporate purposes by MSV. As of the closing of the additional investment on April 2, 2004, Motient's percentage ownership of MSV was approximately 29.5% on an "as converted" basis giving effect to the conversion of all outstanding convertible notes of MSV.

MSV's Next-Generation System: ATC Approval Process

In February 2003, the FCC adopted the ATC Order, giving mobile satellite operators broad authority to use their assigned spectrum to operate an ATC. The ATC Order established a set of preconditions and technical limits for ATC operations, as well as an application process for ATC approval of the specific system incorporating the ATCs that the licensee intends to use. On November 18, 2003, MSV filed an application with the FCC to expand the use of its L-band spectrum and construct its next-generation hybrid network with ATC. As part of its next-generation system, MSV intends to use its L-band spectrum, which the FCC had previously limited to satellite-only services, for terrestrial wireless services in conjunction with mobile satellite services.

In addition, both proponents and opponents of ATC (including MSV) have filed for reconsideration of the ATC Order, and the opponents of ATC have filed an appeal with the U.S. Court of Appeals for the District of Columbia Circuit. Oppositions to the petitions for reconsideration were filed August 20, 2003; replies were filed September 2, 2003. The Court of Appeals has held the appeal in abeyance pending resolution of the reconsideration requests.

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MSV's Spectrum Assets

MSV has more than 25 MHz of L-band spectrum that is authorized for use in every market in North America. The L-band spectrum is positioned within the range of frequencies used by terrestrial wireless providers in North America. If MSV's ATC application is granted by the FCC, MSV believes its spectrum assets and next-generation hybrid system using ATC will be attractive to U.S. wireless providers to expand such providers' network capacity, provide universal coverage, and deploy new technology platforms and innovative and differentiated service offerings.

MSV plans to pursue partnership opportunities with other wireless providers to optimize its spectrum and next-generation network assets, including joint partnership arrangements that may include a commitment by a terrestrial operator to build out the terrestrial component of MSV's next-generation hybrid network.

In addition to its L-band spectrum, MSV has certain rights to receive 8-10 MHz of nationwide spectrum in the S-band (2.1 GHz range) from its affiliate, TMI Communications and Company, Limited Partnership, or TMI, as a result of the FCC's reinstatement of TMI's S-band authorization on June 29, 2004. This reinstatement of TMI's S-band authorization is subject to certain conditions. In addition, the S-band authorization requires the satisfaction of certain satellite construction and other milestones. There can be no assurances that such conditions and milestones will be satisfied.

Motient's Chapter 11 Filing

Events Leading to Chapter 11 Filing

During 2001, Motient undertook a variety of transactions to address its liquidity needs.

In mid-2001, Motient borrowed an aggregate of $50.0 million from Rare Medium. Motient's obligation to repay this loan was secured by its aggregate pledge of five million shares of Class A common stock of XM Radio then held by Motient.

In May 2001, Motient signed a definitive merger agreement with Rare Medium through which Motient would have acquired 100% of the ownership of Rare Medium, using a combination of convertible preferred stock of Motient and nine million shares of Class A common stock of XM Radio then held by Motient.

In September 2001, Motient laid off approximately 25% of its workforce and canceled certain of its product initiatives, in order to preserve cash.

In October 2001, Motient and Rare Medium terminated their merger agreement. One of the principal reasons Motient pursued the Rare Medium merger was to gain access to cash held by Rare Medium. As a result of the termination of the Rare Medium merger, Motient did not receive the anticipated cash from that transaction that would have allowed it to fund certain debt and interest payment obligations. On October 12, 2001, Motient repaid approximately $26.1 million of principal and accrued interest owed to Rare Medium by delivering to Rare Medium five million shares of stock of XM Radio.

On October 1, 2001, Motient announced that it would not make the $20.5 million semi-annual interest payment due on its 12.25% senior notes due 2008 issued by Motient Holdings. On November 26, 2001, the trustee declared all amounts owed under the senior notes immediately due and payable.

In November 2001, the agent for the bank lenders under Motient's bank financing declared all loans immediately due and payable, due to the existence of several events of default. The bank lenders sought payment in full from the guarantors for the accelerated loan obligations, and the guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, Motient had a reimbursement obligation to the guarantors in the amount of $97.6 million, which included accrued interest and fees.

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On November 19, 2001, Motient sold 500,000 shares of XM Radio common stock owned by it for aggregate proceeds of $4.8 million. Motient used such proceeds to reduce the amount of its reimbursement obligation to the guarantors of its bank financing by this amount. Also on November 19, 2001, Motient delivered all of the remaining 9,257,262 shares of XM Radio common stock owned by it to the guarantors of its bank financing in full satisfaction of the entire remaining amount of Motient's reimbursement obligations to the bank guarantors.

Pursuit of restructuring plan under protection of bankruptcy code - conversion of outstanding debt In late 2001, Motient determined that the continued viability of its business required restructuring its highly leveraged capital structure. In October 2001, Motient retained CSFB as financial advisors to assist it in restructuring its debt.

In January 2002, Motient and an informal committee of its senior noteholders reached an agreement in principle with respect to the primary terms of a Plan of Reorganization of Motient and its principal subsidiaries. Accordingly, on January 10, 2002, Motient and certain of its subsidiaries filed for protection under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Eastern District of Virginia. The Bankruptcy Court confirmed the Plan of Reorganization on April 26, 2002, and the Plan became effective on May 1, 2002.

Upon effectiveness of the Plan, the ownership of Motient changed significantly, with creditors becoming the new owners of substantially all of the equity of Motient. Under the Plan, holders of the senior notes exchanged the principal amount of their notes and all accrued interest thereon for shares of our common stock. In addition, certain of our trade creditors received shares of our common stock in settlement of their claims. All then outstanding shares of our pre-reorganization common stock and all unexercised options and warrants were cancelled. Holders of our pre-reorganization common stock received warrants to purchase an aggregate of approximately 1,496,512 shares of common stock. These warrants never vested and therefore they expired on May 1, 2004. Also pursuant to our Plan of Reorganization, we issued to Evercore Partners LP, financial advisor to the creditors' committee in our reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant has a term of five years.

Upon effectiveness of the Plan, our certificate of incorporation and bylaws were amended and restated. Our restated certificate of incorporation authorizes Motient to issue up to 100 million shares of common stock and up to 5 million shares of preferred stock.

On the effective date of our Plan of Reorganization, a new board of directors of Motient consisting of seven members was established. Effective May 1, 2002, we adopted "fresh-start" accounting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code". We determined that the selection of May 1, 2002 versus April 26, 2002 for the "fresh-start" date was more convenient for financial statement reporting purposes and that the results for the period from April 26, 2002 to May 1, 2002 were immaterial to our consolidated financial statements. Under "fresh-start" accounting, a new entity has been deemed created for financial reporting purposes.

Further details regarding the Plan of Reorganization are contained in our disclosure statement with respect to the Plan of Reorganization, which was filed as Exhibit 99.2 to our current report on Form 8-K dated March 4, 2002.

Effects of Chapter 11 Filing

As a result of our Chapter 11 bankruptcy filing, we saw a slower adoption rate for our services during the first quarter of 2002. In a large customer deployment, the upfront cost of the hardware can be significant. Because the hardware generally is usable only on Motient's network, certain customers delayed adoption while we were in Chapter 11. In an effort to accelerate adoption of our services, we did, in selected instances in the first quarter of 2002, offer certain incentives for adoption of our services that were outside of our customary contract terms, such as extended payment terms or temporary hardware rental. None of these offers were accepted; therefore, there was no impact to our financial statements.

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Additionally, certain of our trade creditors required either deposits for future services or shortened payment terms; however, none of these deposits or changes in payment terms were material, and none of our key suppliers have ceased to do business with us as a result of our reorganization.

For a fuller discussion of certain effects of the Chapter 11 filing on Motient's business and results of operations, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this report.

Motient's Business Strategy

Motient's objective is to increase revenues by using its enterprise data experience to continue to penetrate the large markets for mobile data communications services and solutions and wireless telemetry applications while keeping costs under control. To meet these objectives, we intend to:

Leverage Distribution Resources of Strategic Resellers. To penetrate target markets without significant direct sales and marketing expenses, Motient has signed a number of strategic alliances with industry leaders selling services in the mobile Internet, field service, transportation and telemetry marketplaces. Motient intends to leverage the relationships, marketing and distribution resources and large existing customer bases of these resellers to address significantly more potential customers than Motient would be able to address on its own. Motient has a roster of resellers and wholesale arrangements with third parties for its mobile data communications service and solutions, including SkyTel Communications, Inc., Metrocall Wireless, Inc., Aether Systems (which purchased our transportation assets in November 2000), Research In Motion, Ltd. and Earthlink, Inc., among others. In the market for small to medium-sized business users, Motient has signed a sales agent agreement with CDW Computer Centers, Inc. In the telemetry market, Motient has entered into agreements with a number of device manufacturers, resellers and software vendors to develop and offer a variety of customer-driven telemetry applications, including heating, ventilation and air conditioning, or HVAC, system monitoring, energy monitoring, office and vending machine automation and wireless point-of-sale applications. Motient plans to continue to seek strategic distribution channels that will enable it to more fully penetrate its existing markets and access potential new markets on an incremental basis. In addition, in vertical markets Motient intends to exploit cross-selling opportunities using some of its existing large corporate customers.

Leverage Motient's Expertise in Selling and Provisioning Complete Data Solutions for Enterprise Customers. A key strategic asset of Motient is its experienced sales, customer care and technical support team. This team is qualified to sell complete data solutions that may include network services that utilize more than Motient's core terrestrial network. Motient also has relationships with two major carriers that enable it to broaden its network services offerings to include a variety of next generation solutions, including both voice and data solutions.

Effectively Manage the Anticipated Migration of our Mobile Internet Segment Customers. Due to the emergence of high-bandwidth competitive data networks, and with additional voice service capabilities, as well as limitations on the number of available mobile internet user devices, primarily as a result of Research In Motion's decision in 2003 to discontinue the RIM 857 product line, we are implementing initiatives to manage the migration of these customers to next-generation network solutions. These initiatives include supporting customer migration efforts by referring these customer relationships to T-Mobile and Verizon through our agent agreements. This allows us to continue to support our customers' needs, while also generating revenue from these customers. This migration of customers could also allow for some excess capacity to be removed from our network, which would reduce our operating costs.

Work With Vendors to Develop Less Expensive and More Functional User Devices to Address Competition and Increase Demand for its Services. Motient plans to continue to work with vendors to develop new generations of user devices and applications that combine improved functionality and convenience at a lower price. Motient plans to continue to incorporate inexpensive, off the shelf software or free software in its services. Motient believes that lower price


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points will help accelerate the acceptance and adoption of its services in its traditional markets and will also enable Motient to better penetrate its targeted new wireless markets. By working with suppliers and by making strategic software and hardware investments, Motient has lowered the total cost of ownership of its products. At the same time, Motient has improved the functionality of its devices and made them smaller and more convenient.

Focus Growth Efforts on Telemetry and Transportation Applications. Telemetry and transportation applications have several key attributes that make them an efficient use of the Motient network. They typically have small bandwidth requirements and can be designed to utilize the network on a 24 hours per day, 7 days per week basis, thus smoothing loading requirements and optimally using our existing capacity. We believe that telemetry and transportation market segments are poised for significant growth and that this growth can be accommodated efficiently on the existing Motient network. The growth of the telemetry and transportation markets could also allow for some excess capacity to be removed from our network, which would reduce our operating costs.

Develop New Wireless Applications to Increase Demand and Revenue Per Subscriber. Motient intends to exploit the market potential of its wireless network by working with value-added resellers and major e-business solutions providers to develop additional innovative wireless applications and content-based services. As market acceptance and demand for wireless email grows, Motient believes users will demand an increasing variety of Internet-based content and services. Motient currently offers content-based services for use with its eLink service provided by GoAmerica, Novarra, Inc., Notify Inc. and Neomar, Inc.

Enhance the Technical Advantages of Motient's Network. Motient has been providing terrestrial wireless services to customers for several years, leveraging its nationwide terrestrial wireless two-way data network. Motient believes that its terrestrial network provides key competitive advantages, including:


     o    broad nationwide geographic coverage,
     o guaranteed two-way message delivery and "always on" real-time data communication and
     o deep in-building penetration with superior performance characteristics when compared with cellular-based architectures.

Motient also believes that its two-way messaging and wireless email products are superior to currently available "two-way paging" services, based on the full, two-way messaging capabilities that its network enables.

Take Advantage of Motient's Professional Service and Back-Office Capabilities to Potential Generate New Revenue Opportunities. Motient has a long track record of deploying comprehensive and customized data communications solutions to enterprise customers. These data communications solutions have often required specialized billing, data switching requirements and inventory and reporting requirements, among other tailored back-office capabilities. With little development, these professional services and back-office capabilities can be tailored to satisfy existing and new customers on Motient's network or an alternative network. Motient believes that these professional services and back-office capabilities can be positioned as network or carrier agnostic and thus provide customers potentially expansive network capabilities and service at the lowest cost.

Rationalize Cost Structure & Improve Network Utilization. Motient plans to rationalize its network infrastructure by focusing on market segments that are most appropriate for the technology. We intend to focus on the telemetry and transportation markets because we believe that telemetry and transportation solutions enable us to grow our revenue stream while also reducing the operating cost of our network because telemetry and transportation applications are less demanding on our network.

Cost Reduction Initiatives

During the fourth quarter of 2002 and the first quarter of 2003, we renegotiated several of our key vendor and customer arrangements in order to reduce recurring expenses and improve our liquidity position. In some cases, we were able to negotiate a flat rate reduction for continuing services provided to us by our vendors or a deferral of payable amounts, and in other cases we renegotiated the


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

scope of services provided in exchange for reduced rates or received pre-payments for future services. For more information on our negotiations with certain vendors and customers, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview and Introduction -- Cost Reduction Actions."

Since December 31, 2003, we have taken a number of steps to continue to reduce our operating and capital expenditures in order to lower our cash burn rate. For example, in February 2004, we reduced our staffing levels from approximately 166 to 112, a reduction of approximately 32.5% of our then-remaining workforce. In addition, we are currently reducing the number of base stations operating on our network to reduce network operating costs while also minimizing the potential impact to our customers' communications and coverage requirements. This rationalization encompasses, among other things, the reduction of unneeded capacity across the network by deconstructing under-utilized and un-profitable base stations as well as deconstructing base stations that pass an immaterial amount of customer data traffic. In some cases, these base stations were originally constructed specifically to serve customers with nationwide requirements that are no longer customers of Motient. In certain instances, the geographic area that our network serves may be reduced by this process and customer communications may be impacted. We have discussed these changes to our network with many of our customers to assist them in evaluating the potential impact, if any, on their respective communications requirements. The full extent and effect of the changes to our network have yet to be determined. For further information regarding cost reduction actions, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview and Introduction -- Cost Reduction Actions."

Effective January 30, 2004, we hired Communications Technology Advisors LLC, or CTA, to serve as "Chief Restructuring Entity" and advise us on various ways to reduce our cash operating requirements. CTA's engagement is for a six month term but may be extended at our discretion. For further details regarding CTA's engagement, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview and Introduction - CTA Arrangements."

Private Placements of Common Stock

On April 7, 2004, we sold 4,215,910 shares of our common stock at $5.50 per share for an aggregate purchase price of $23.2 million to The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio, Ltd., The Altar Rock Fund L.P., Tudor Proprietary Trading, L.L.C., Highland Crusader Offshore Partners, L.P., York Distressed Opportunities Fund, L.P., York Select, L.P., York Select Unit Trust, M&E Advisors L.L.C., Catalyst Credit Opportunity Fund, Catalyst Credit Opportunity Fund Offshore, DCM, Ltd., Greywolf Capital II LP and Greywolf Capital Overseas Fund and LC Capital Master Fund. The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. In connection with this sale, we signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires us to file and cause to make effective a registration statement permitting the resale of the shares by the holders thereof. We also issued warrants to purchase an aggregate of 1,053,978 shares of our common stock to the investors listed above, at an exercise price of $5.50 per share. These warrants will vest if and only if we do not meet certain deadlines between July and November, 2004, with respect to certain requirements under the registration rights agreement. If the warrants vest, they may be exercised by the holders thereof at any time through June 30, 2009.

In connection with this sale, we issued to Tejas Securities Group, Inc., our placement agent for the private placement, and certain CTA affiliates warrants to purchase 600,000 shares and 400,000 shares, respectively, of our common stock. The exercise price of these warrants is $5.50 per share. The warrants are immediately exercisable upon issuance and have a term of five years. We also paid Tejas Securities Group, Inc. a placement fee of $350,000 at closing. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

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

On July 1, 2004, we sold an additional 3,500,000 shares of our common stock at a per share price of $8.57 for an aggregate purchase price of $30.0 million to The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio, Ltd., The Altar Rock Fund L.P., Tudor Proprietary Trading, L.L.C., York Distressed Opportunities Fund, L.P., York Select, L.P., York Select Unit Trust, York Global Value Partner, L.P., Catalyst Credit Opportunity Fund, Catalyst Credit Opportunity Fund Offshore, DCM, Ltd., Rockbay Capital Fund, LLC, Rockbay Capital Investment Fund, LLC, Rockbay Capital Offshore Fund, Ltd., Glenview Capital Partner, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd., GCM Little Arbor Master Fund, Ltd., OZ Master Fund, Ltd., OZ Mac 13 Ltd., Fleet Maritime, Inc., John Waterfall, Edwin Morgens, Singer Children's Management Trust, LC Capital Master Fund, Greywolf Capital II, L.P., Greywolf Capital Overseas Fund, Highland Equity Focus Fund, L.P., Highland Equity Fund, L.P., and Strome Hedgecap Limited. The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. In connection with this sale, we signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires us to file and cause to make effective a registration statement permitting the resale of the shares by the holders thereof. We also issued warrants to purchase an aggregate of 525,000 shares of our common stock to the investors listed above, at an exercise price of $8.57 per share. These warrants will vest if and only if we do not meet certain registration deadlines beginning in November, 2004, with respect to certain requirements under the registration rights agreement. If the warrants vest, they may be exercised by the holders thereof at any time through June 30, 2009.

In connection with this sale, we issued to certain affiliates of CTA and certain affiliates of Tejas Securities Group, Inc., our placement agent for the private placement, warrants to purchase 340,000 and 510,000 shares, respectively, of our common stock. The exercise price of these warrants is $8.57 per share. The warrants are immediately exercisable upon issuance and have a term of five years. We also paid Tejas Securities Group, Inc. a placement fee of $850,000 at closing. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.


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Users of Motient's eLink Agent service can send and receive email messages, using their existing corporate or Internet email address, over Motient's terrestrial network, as long as the user's email system is compliant with the industry protocol known as post office protocol 3, or POP 3. Motient's eLink service also features an Internet message access protocol 4, or IMAP 4, solution, providing greater flexibility to customers by adding a more robust Internet email application protocol. Outgoing mail sent from the device appears to have come from the user's desktop PC. eLink synchronizes with a user's desktop PC so that full calendar, task list and contact information can be instantly swapped to and from the device. To address the security needs of corporate customers, eLink Agent is also offered in a self-contained format so that the corporate customer can install the network gateway software behind its firewall on servers located on the customer's site.

Motient's eLink Messenger service assigns a unique email address (separate from the user's corporate or Internet email address), allowing users to send and receive wireless email messages independent of other email systems. In addition, the Messenger service allows users to send faxes from their device, and the device also functions as a pager. Messenger also enables users to synchronize their device with calendar, task list and contact information from their desktop PC.

BlackBerry(TM) by Motient

BlackBerry(TM) by Motient is a wireless solution specifically designed for corporate environments using Microsoft Exchange. BlackBerry(TM) by Motient operates on the Motient(R) Network and has substantially the same functionality as Motient's eLink service, including wireless email, as well as a variety of similar personal information manager, or PIM, functions and applications. BlackBerry(TM) integrates with Microsoft Exchange email accounts. Motient also offers a version of BlackBerry(TM) that integrates with the Lotus Notes email platform.

The BlackBerry(TM) desktop software installs and runs on the user's desktop PC. It is an integrated suite of applications that provides organizer synchronization, folder management tools, email filtering capabilities, information backup utilities and an application loader.

BlackBerry(TM) is designed to provide a high level of security. Encryption occurs between the handheld and corporate email system to ensure message integrity. BlackBerry(TM) incorporates triple data encryption standard, or DES, encryption technology to meet stringent corporate security guidelines for remote email access.

Motient is authorized to resell BlackBerry(TM) by Motient pursuant to an agreement with Research In Motion. Research In Motion also resells BlackBerry(TM) by Motient on Motient's network through a variety of resellers and value-added resellers.

T-Mobile/Verizon Wireless

On March 1, 2003, Motient entered into a national premier dealer agreement with T-Mobile USA, and on May 21, 2003, Motient entered into an authorized agency agreement with Verizon Wireless. These agreements allow Motient to sell each of T-Mobile's third generation global system for GSM/GPRS network subscriptions and Verizon's third generation CDMA/1XRTT network subscriptions nationwide. Motient is paid for each subscriber put onto either network. Each agreement allows Motient to continue to actively sell and promote wireless email and wireless Internet applications to enterprise accounts on networks with greater capacity and speed, and that are voice capable.

Field Service
-------------

In the field service market, long-standing customers such as International Business Machines Corporation, or IBM, use Motient's customized terrestrial data applications and rely on certain Motient professional support services and back-office capabilities to enable their mobile field service technicians to stay connected. For these and other field service customers, Motient also provides critical professional support service and back-office functionality tailored to our customers' respective communications requirements, such as specialized billing, data switching, inventory tracking, customer support and reporting.

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Transportation
--------------

In the transportation market, significant customers such as Aether Systems take advantage of Motient's nationwide network, data switching capabilities and professional support services and back-office capabilities to provide effective communications solutions to transportation fleets and other similar mobile fleet customers. For these and other transportation customers, we also provide critical professional support service and back-office functionality tailored to our customers' respective communications requirements, such as specialized billing, data switching, inventory tracking, customer support and reporting.

Telemetry
---------

Motient has partnered with a variety of resellers, device manufacturers and software vendors in the telemetry market. These resellers, device manufacturers and software vendors integrate customer-specific devices and systems with Motient's network to provide a wireless means of transmitting data from a fixed or mobile site to a central monitoring facility. We have partnered with several application service providers such as U.S. Wireless Data, Inc. and U.S. Technologies to develop and offer a variety of customer-driven telemetry applications. Applications include HVAC system monitoring, wireless point-of-sale systems, energy monitoring, vending and office machine automation and security/alarm monitoring. We believe that our expansive wireless network and telemetry experience will allow us to provide cost-effective and comprehensive solutions for these communication requirements.

Pricing of Services

Motient's customers are charged a monthly access fee. In addition to this access fee, users pay for usage depending on the number of kilobytes of data transmitted. Motient's pricing plans offer a wide variety of volume packaging and discounts, consistent with customer demand and market conditions. Generally, Motient reflects the addition of a subscriber unit upon the registration of a unit on its network. In certain cases, primarily as it relates to strategic resellers, a percentage of these subscriber units do not become revenue producing for up to several months from initial registration on the network.

Motient's Customers

As of December 31, 2003, there were approximately 204,000 user devices registered on Motient's network, and an established customer base of large corporations in the following market categories:

                                                                  Percentage of
Market Categories                                                  Total Units
-----------------                                                  -----------
Transportation and package delivery                                     23%
Field service                                                            9
Telemetry and point of sale                                             16
Wireless internet or email                                              52
                                                                    -----------
Total                                                                  100%
                                                                       ====

For the year ended December 31, 2003, five customers accounted for approximately 47% of Motient's service revenue, with two of those customers, UPS and SkyTel, each accounting for more than 11%. The loss of one or more of these customers, or any event, occurrence or development, which adversely affects Motient's relationship with one or more of these customers, could harm Motient's business. The contracts with these customers are generally multi-year contracts, and the services provided pursuant to such contracts are generally customized applications developed to work solely on Motient's network.

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UPS, Motient's second largest customer for the year ended December 31, 2003 and eighth largest customer for the three months ended December 31, 2003, substantially completed its migration to next generation network technology in the first six months of 2003, and its monthly airtime usage of our network declined significantly. Consequently, the revenue and cash flows generated by UPS declined significantly. While we expect that UPS will remain a customer for the foreseeable future, there are no minimum purchase requirements under our contract with UPS and the contract may be terminated by UPS on 30 days' notice. As of May 31, 2004, UPS had approximately 3,800 user devices actively passing traffic units on Motient's network.

In addition, due to a separate arrangement entered into in 2002 under which UPS prepaid for network airtime to be used by it in 2004, we do not expect that UPS will be required to make any cash payments to us in 2004 for service to be provided in 2004. As of June 30, 2004, UPS has not been required to make any cash payments to us in 2004 for service provided in 2004, and the value of our remaining airtime service obligations to UPS in respect of the prepayment was approximately $4.3 million as of May 31, 2004. If UPS terminates its contract with Motient, any remaining prepayment would be required to be repaid.

Marketing and Distribution

Motient markets its wireless services through strategic distribution resellers and its direct sales force.

Strategic Alliances and Resellers

To penetrate new wireless data markets with significant growth potential, Motient has signed a variety of strategic alliances, including with industry leaders. Motient intends to leverage the marketing and distribution resources and large existing customer bases of these resellers to address significantly more potential customers than Motient would be able to address on its own. Motient has a roster of industry-leading resellers for its wireless email services, including SkyTel, Metrocall, Aether Systems, Research In Motion and Earthlink. Other alliances include:

     o In the market for small to medium-sized business users, Motient has signed a reseller agreement with CDW Computer Centers.

     o Motient has teamed with Wynd Communications, Inc. to provide wireless services for the hearing impaired.

     o In the telemetry market, Motient has partnered with a number of device manufacturers, resellers and software vendors to develop and offer a variety of customer-driven telemetry applications. US Wireless Corporation is a key partner in the wireless credit card processing and point-of-sale segment, and USA Technologies, Inc. is developing telemetry applications using Motient's network in the vending segment.

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Motient is continuing to seek additional strategic distribution channels to help
Motient move forward with its plan to more fully penetrate its existing markets and access potential new markets on an incremental basis.

Furthermore, Motient has broadened its product line by entering into agreements with a number of wireless carriers to include their next generation high-speed data services, as well as voice, in Motient's product offerings. By doing so, we believe that Motient would be able to market itself as a "one-stop shop" for a full array of technology and product offerings, not just those products operating on the Motient network.

Direct Sales Force

Motient has a direct sales force that is experienced in selling its various wireless services. Motient's direct sales force is focused on the requirements of business customers who need customized applications as well as promoting its eLink and BlackBerry(TM) by Motient services to vertical markets. Motient's corporate accounts group is focused on promoting wireless data solutions to wirelessly enable enterprise-wide email systems for Fortune 500 accounts. Sales to corporate account targets generally require a sustained sales and marketing effort lasting several months. Prior to making a buying decision, a majority of the accounts exercise a due diligence process where competitive alternatives are evaluated. Motient's employees often assist in developing justification studies, application design support, hardware testing, planning and training. In the wireless email area, Motient's internal sales force has been key to its ability to convey customer feedback to its product management team, enabling Motient to identify and develop new product and service features.

Motient's Network

Motient's wireless network is one of the largest two-way terrestrial data networks in the United States, providing service to over 475 of the nation's largest cities and towns, including virtually all metropolitan statistical areas. The network provides a wide range of mobile data services. Users of Motient's network access it through subscriber units that may be portable, mobile or stationary devices.

Subscriber units receive and transmit wireless data messages to and from terrestrial base stations. Terrestrial messages are routed to their destination via data switches that Motient owns, which connect to the public data network.

Motient's terrestrial network delivers superior in-building penetration, completion rates and response times compared to other wireless data networks through the use of a patented single frequency reuse technology developed by Motorola. Single frequency reuse technology enables multiple base stations in a given area to use the same frequency. As a result, a message sent by a subscriber can be received by a number of base stations. This technology contrasts with more commonly used multiple frequency reuse systems, which provide for only one transmission path for a given message at a particular frequency. In comparison with multiple frequency reuse systems, Motient's technology provides superior in-building penetration and response times and enables it to incrementally deploy additional capacity as required, instead of in larger increments as required by most wireless networks.

We are currently in the process of assessing our wireless data network in a coordinated effort to reduce network operating costs while also focusing on minimizing the potential impact to our customers' communications and coverage requirements. This rationalization encompasses, among other things, the reduction of unneeded capacity across the network by deconstructing under-utilized and un-profitable base stations as well as deconstructing base stations that pass an immaterial amount of customer data traffic. For further information regarding cost reduction actions, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview and Introduction -- Cost Reduction Actions."

On July 29, 2003, our wholly-owned subsidiary, Motient Communications, entered into an asset purchase agreement with Nextel, under which Motient Communications sold to Nextel certain of its SMR licenses issued by the FCC for $3.4 million. The closing of this transaction occurred on November 7, 2003. On December 9, 2003, Motient Communications entered into a second asset purchase agreement, under which Motient Communications will sell additional licenses to Nextel for $2.75 million resulting in a $1.5 million loss which was recorded in December, 2003. In February, 2004, we closed the sale of licenses covering approximately $2.2 million of the purchase price, and we closed the sale of approximately one-half of the remaining licenses in April 2004. The transfer of


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the other half of the remaining licenses has been challenged at the FCC by a third-party. While we believe, based on the advice of counsel, that the FCC will ultimately rule in our favor, we cannot assure you that we will prevail, and, in any event, the timing of any final resolution is uncertain. None of these licenses are necessary for our future network requirements. We have and expect to continue to use the proceeds of the sales to fund our working capital requirements and for general corporate purposes. The lenders under our term credit agreement consented to the sale of these licenses.

Equipment and Supplier Relationships

Motient has contracts with a variety of vendors to supply end-user devices designed to meet the requirements of specific end-user applications. Motient continues to pursue enhancements to these devices that will result in additional desirable features and reduced cost of ownership. Although many of the components of its products are available from a number of different suppliers, Motient relies on a relatively small number of key suppliers. The devices used with Motient's services generally are subject to various product certification requirements and regulatory approvals before they are delivered for use by its customers.

Motient's eLink service can be used on wireless handheld devices manufactured by Research In Motion, including the RIM 850 and RIM 857 wireless handhelds. In addition, eLink can be used with Palm(TM) V series and IBM WorkPad handhelds by using Motient's MobileModem, a wireless modem that clips on to Palm(TM) V series and IBM WorkPad PDAs to provide these devices with email and Internet access via the Motient Network. Research In Motion also manufactures modems designed to be integrated into handheld field service terminals, telemetry devices, utility monitoring and security systems and certain other computing systems. Motient's supply arrangements with Research In Motion are not exclusive, and Research In Motion manufactures similar hardware products for other companies, including Cingular Wireless LLC, a principal competitor in the two-way wireless email market segment. On June 26, 2003, Research In Motion, Limited, or RIM, provided us with a written End of Life Notification for the RIM 857 wireless handheld device. This means that RIM will no longer produce this model of handheld device. RIM no longer manufactures the RIM 850. The last date for accepting orders for the RIM 857 was September 30, 2003, and the last date for shipment of devices was January 2, 2004. Motient continues to source limited quantities of RIM 857 devices from RIM and Motient has implemented a RIM 857 and RIM 850 "equivalent to new" program and expects that there will be sufficient returned RIM 857 and 850s to satisfy demand for the foreseeable future. During the years ended December 31, 2002 and 2003, a majority of Motient's equipment revenues were attributable to sales of the RIM 857 device, and Motient estimates that approximately 35% and 52%, respectively, of its monthly recurring service revenues were derived from wireless messaging that use RIM 857 devices in December 2002 and December 2003, respectively.

In addition to the messaging devices manufactured by Research In Motion, there are currently over 21 other types of subscriber units available from approximately 16 manufacturers that can operate on Motient's terrestrial network. Examples of portable subscriber units include ruggedized laptop computers, small external modems, handheld or palmtop "assistants" and pen-based "tablets." Motient is also working with other device manufacturers and software developers to bring its network services to other existing popular PDA and wireless email platforms.

Hewlett-Packard Corporation provides the terrestrial network switching computers under a multi-year lease that extends through 2005, while AT&T Corp. provides network telecommunications services, including a nationwide wireline data network, and leased sites which house regional switching equipment for Motient's terrestrial network. Motient also has a relationship with AT&T as Motient's vendor for switched inbound and outbound public switched telephone network services.

The terrestrial network, and certain of its competitive strengths such as deep in-building penetration, is based upon single frequency reuse technology. Motorola holds the patent for the single frequency reuse technology. Motient has entered into several agreements with Motorola historically under which Motorola provided certain continued support for the terrestrial network infrastructure, and ongoing maintenance and service of the terrestrial network base stations. We currently have certain debt obligations outstanding to Motorola. We do not currently have any service agreement with Motorola.

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Competition

The wireless communications industry is highly competitive and is characterized by constant technological innovation. Motient competes by providing broad geographic coverage, deep in-building penetration and demonstrated reliability. These features distinguish Motient from the competition. Motient's wireless solutions are used by businesses that need critical customer and operational information in a mobile environment.
Motient offers multiple business lines and competes with a variety of service providers, from small startups to Fortune 500 companies. Motient's competitors include service providers in several markets--dedicated mobile data, PCS and cellular, narrowband PCS/enhanced paging and emerging technology platforms.

Employees

On December 31, 2003, and May 31, 2004, Motient had 168 employees and 105 employees, respectively. None of Motient's employees is represented by a labor union. Motient considers its relations with its employees to be good.

Regulation

The terrestrial two-way wireless data network used in Motient's wireless business is regulated to varying degrees at the federal, state and local levels. Various legislative and regulatory proposals under consideration from time to time by Congress and the FCC have in the past materially affected and may in the future materially affect the telecommunications industry in general, and Motient's wireless business in particular. The following is a summary of significant laws, regulations and policies affecting the operation of Motient's wireless business. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on Motient's operations can be predicted at this time.

The ownership and operation of Motient's terrestrial network is subject to the rules and regulations of the FCC, which acts under authority established by the Communications Act of 1934, as amended, and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. Motient operates pursuant to various licenses granted by the FCC.

Motient is a commercial mobile radio service provider and therefore is regulated as a common carrier. Motient must offer service at just and reasonable rates on a first-come, first-served basis, without any unjust or unreasonable discrimination, and Motient is subject to the FCC's complaint processes. The FCC has decided not to apply or to withhold its right, at this time, to apply numerous common carrier provisions of the Communications Act to commercial mobile radio service providers. In particular, Motient is not subject to traditional public utility rate-of-return regulation, and is not required to file tariffs with the FCC.

The FCC's universal service fund supports the provision of affordable telecommunications to high-cost areas and the provision of advanced telecommunications services to schools, libraries, and rural health care providers. Under the FCC's current rules, end-user revenues derived from the sale of information and other non-telecommunication services and certain wholesale revenues derived from the sale of telecommunications services are not subject to universal service fund obligations. Based on the nature of its business, Motient is currently not required to contribute to the universal service fund. Current rules also do not require that Motient impute to its contribution base retail revenues derived when it uses its own transmission facilities to provide a service that includes both information service and telecommunications components. There can be no assurances that the FCC will retain the exclusions described herein or its current policy regarding the scope of a carrier's contribution base. Motient may also be required to contribute to state universal service programs. The requirement to make these state universal service payments, the amount of which in some cases may be subject to change and is not yet determined, may have a material adverse impact on the conduct of Motient's business.

Motient is subject to the Communications Assistance for Law Enforcement Act, or CALEA. Under CALEA, Motient must ensure that law enforcement agencies can intercept certain communications transmitted over its networks. Motient must also ensure that law enforcement agencies are able to access certain call-identifying information relating to communications over Motient's networks. The deadline for complying with the CALEA requirements and any rules subsequently promulgated was June 30, 2002. Based on discussions with Federal law enforcement agencies regarding the applicability of CALEA's provisions to Motient, we do not believe that our network, which uses packet data technology, is subject to the requirements of CALEA. At the suggestion of Federal law enforcement agencies, we have developed an alternative methodology for intercepting certain communications over our network for the purposes of law enforcement surveillance. We believe this alternative methodology has substantially the same functionality as the standards provided in CALEA. It is possible that our alternative methodology may ultimately be found not to comply with CALEA's requirements, or that our interpretation that CALEA does not apply to our network may ultimately be found to be incorrect.

In addition, CALEA establishes a federal fund to compensate telecommunications carriers for all reasonable costs directly associated with modifications performed by carriers in connection with equipment, facilities and services installed or deployed on or before January 1, 1995. For equipment, facilities and services deployed after January 1, 1995, the CALEA fund is intended to compensate carriers for any reasonable costs associated with modifications required to make compliance "reasonably achievable." It is possible that all necessary modifications will not qualify for this compensation and that the available funds will not be sufficient to reimburse Motient. Therefore, the requirement to comply with CALEA could have a material adverse effect on the conduct of Motient's business.
Motient's FCC licenses are granted for a term of 10 years, subject to renewal. For Motient's non-market-based licenses, or non-auction licenses, renewal is granted in the ordinary course. Motient no longer holds any auction licenses. All such licenses were sold in November 2003 to Nextel Communications and its affiliates.
As a matter of general regulation by the FCC, Motient is subject to, among other things, payment of regulatory fees and restrictions on the level of radio frequency emissions of Motient's systems' mobile terminals and base stations. Any of these regulations may have an adverse impact on the conduct of Motient's business.

Motient's FCC licenses are subject to restrictions in the Communications Act that (i) some FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives and (ii) no such FCC license may be held by a corporation controlled by another corporation, referred to as indirect ownership, if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, if the FCC finds that the public interest is served by the refusal or revocation of such license. However, with the implementation of the Basic Telecommunications Agreement, negotiated under the auspices of the World Trade Organization and to which the United States is a party, the FCC will presume that indirect ownership interests in our FCC licenses in excess of 25% by non-U.S. citizens or entities will be permissible to the extent that the ownership interests are from World Trade Organization-member countries. If the 25% foreign ownership limit is exceeded, the FCC could take a range of potential actions that could harm Motient's business.

Motient's terrestrial network consists of base stations licensed in the 800 MHz business radio and specialized mobile radio services. The terrestrial network is interconnected with the public switched telephone network. The FCC's licensing regime in effect when the majority of authorizations used in the terrestrial network were issued provided for individual, site-specific licenses. The FCC has since modified the licensing process applicable to specialized mobile radio licenses in the band. Specialized mobile radio licenses are now issued by auction in wide-area, multi-channel blocks. The geographic area and number of channels within a block vary depending on whether the frequencies are in the so-called "upper 200" specialized mobile radio channels, the "general category," or the "lower 80." In addition, wide-area auction winners in the upper 200 have the right to relocate incumbent licensees to other "comparable" spectrum. Auction winners in the general category and lower 80 do not have these same relocation rights and must afford protection to incumbent stations. Incumbent stations may not, however, expand their service areas.

Wide-area auction winners have substantial flexibility to install any number of base stations including, in the case of the general category and lower 80 channels, base stations that operate on the same channels as incumbent licensees. Motient was an incumbent in the upper 200 and remains an incumbent on certain general category channels. Although the FCC requires general category and lower 80 geographic licensees to protect incumbents from interference, there is some concern that such interference may occur and that practical application of the interference-protection rules may be uncertain.

Motient believes that it has licenses for a sufficient number of channels to meet its current capacity needs on the terrestrial network. To the extent that additional capacity is required, Motient may participate in other upcoming auctions or acquire channels from other licensees.

Motient operates the terrestrial network under a number of waivers involving the FCC's technical rules, including rules on station identification, for-profit use of excess capacity, system loading and multiple station ownership. Several of these waivers were first obtained individually by IBM and Motorola, which operated separate wireless data systems until forming the ARDIS joint venture in 1990. The FCC incorporated a number of these waivers into its regulations when it implemented Congress's statutory provision creating the commercial mobile radio service classification. As of March 3, 1999, Motient completed its planned construction of base stations for which extended implementation was granted by the FCC in 1996.

On March 14, 2002, the FCC adopted a notice of proposed rulemaking exploring options and alternatives for improving the spectrum environment for public safety operations in the 800 MHz band. This notice of proposed rulemaking was issued by the FCC after a "white paper" proposal was submitted to the FCC by Nextel in November 2001 addressing largely the same issues. In its white paper, Nextel proposed that some of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel's proposal addressed the problem of interference to public safety agencies by creating blocks of contiguous spectrum to be shared by public safety agencies. Since the notice of proposed rulemaking was issued, Motient has been actively participating with other affected licensees, including Nextel, to reach agreement on a voluntary plan to re-allocate spectrum to alleviate interference to public safety agencies. On December 24, 2002, a group of affected licensees, including Motient, Nextel and several other licensees, submitted a detailed proposal (commonly known as the Consensus Plan) to the FCC for accomplishing the re-allocation of spectrum over a period of several years. These parties have also been negotiating a mechanism by which Nextel would agree to reimburse costs, up to $850.0 million, incurred by affected licensees in relocating to different parts of the spectrum band pursuant to the rebanding plan.

In mid-April 2003, the FCC's OET sent a letter to several manufacturers requesting additional practical, technical and procedural solutions or information that may have yet to be considered. Upon reviewing the filed comments, OET has indicated that other technical solutions were possible and were being reviewed by the FCC.

It was reported that in March of 2004, the staff of the FCC circulated a draft order to the five FCC Commissioners recommending adoption of the Consensus Plan for the reallocation of the 800 MHz spectrum. However, the staff apparently also recommended the rejection of Nextel's offer to pay $850 million to recover the costs of the re-allocation of the spectrum, as the staff apparently felt this amount to be insufficient to cover the costs of such re-allocation. On April 8, 2004, Motient filed a request with the FCC asking that the FCC relocate Motient into the so called "upper-800 MHz band" as part of the Consensus Plan. The FCC did not adopt the order in April, and one month later, the Cellular Telecommunications & Internet Association, or CTIA, proposed a plan that would grant Nextel alternative spectrum in the less valuable 2.1 GHz band. Verizon Wireless has advanced CTIA's and a similar plan, and has pledged to bid $5 billion for the 1.9 GHz spectrum if those airwaves are auctioned. Nextel has vigorously opposed the CTIA and Verizon Wireless plans, insisting that it be allowed to relocate to the 1.9 GHz spectrum. News accounts have stated that some senior officials at the FCC would prefer to grant Nextel the 2.1 GHz spectrum because such a grant is less subject to a court challenge as an impermissible sale of spectrum outside of an auction. Some members of Congress have also expressed interest in the proceeding. Given the uncertain outcome of this proceeding, we cannot assure you that our operations will not be affected by it.

Accounting and Auditing Matters

In March 2003, we obtained the concurrence of the staff of the SEC with respect to our conclusions regarding the appropriate accounting relating to the formation of and certain transactions with MSV in 2000 and 2001 and the sale of some of our transportation assets to Aether Systems in 2000. The staff of the SEC did not object to some aspects of our prior accounting with respect to the MSV and Aether Systems transactions, but did object to other aspects of our prior accounting for these transactions. For a description of the material differences between our original accounting treatment with respect to these transactions and the revised accounting treatment that we concluded is appropriate as a result of this process, please see our current report on Form 8-K dated March 14, 2003 and Note 2, "Significant Accounting Policies - Restatement of Financial Statements," of notes to the consolidated financial statements.

On April 17, 2003, we dismissed PricewaterhouseCoopers as our independent auditors, effective upon the completion of services related to the audit of our consolidated financial statements for the period May 1, 2002 to December 31, 2002. On April 25, 2003, our board of directors approved the engagement of Ehrenkrantz Sterling & Co. LLC as our independent auditors to (i) re-audit our consolidated financial statements for the fiscal years ended December 31, 2000 and 2001 and (ii) audit our consolidated financial statements for the period from January 1, 2002 to April 30, 2002 and the fiscal year that ended on December 31, 2003. On March 2, 2004, we dismissed PricewaterhouseCoopers as our independent auditors. The audit committee of our board of directors approved the dismissal of PricewaterhouseCoopers. PricewaterhouseCoopers was previously appointed to audit our consolidated financial statements for the period May 1, 2002 to December 31, 2002, and, by its terms, such engagement was to terminate upon the completion of services related to such audit. PricewaterhouseCoopers has not reported on our consolidated financial statements for such period or for any other fiscal period. On March 2, 2004, the audit committee engaged Ehrenkrantz Sterling & Co. LLC as Motient's independent auditors to audit our consolidated financial statements for the period May 1, 2002 to December 31, 2002 and for the fiscal year ended December 31, 2003.

On June 1, 2004, Ehrenkrantz Sterling & Co. LLC, merged with the firm of Friedman Alpren & Green LLP. The new entity, Friedman LLP has been retained by Motient and the Audit Committee of Motient's Board of Directors approved this decision on June 4, 2004.

Properties

Motient leases approximately 86,000 square feet for headquarters office space and an operations center in Lincolnshire, IL, the lease for which expires December 31, 2010. On April 1, 2003, Motient subleased approximately 8,500 square feet to a third party under a sublease agreement that expires on December 31, 2005.

Motient formerly sub-leased from MSV approximately 47,000 square feet at its headquarters in Reston, VA for office space. This sub-lease expired in August 2003. On July 15, 2003, we substantially completed the transfer of our headquarters to Lincolnshire, IL.

Motient also leases site space for over 1,000 base stations and antennae across the country for the terrestrial network under one-to five-year lease contracts with varied renewal provisions.

Motient believes that its existing facilities are adequate to meet its needs for the foreseeable future.

Legal Proceedings

Motient filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on January 10, 2002. For further details regarding this proceeding, please see "Business -- Motient's Chapter 11 Filing," which is incorporated herein by reference.

A former employee who was discharged as part of a reduction in force in July 2002 asserted a claim for a year's pay and attorney's fees under a change of control agreement this employee had with Motient. The claim was subject to binding arbitration. Although Motient believes that it had substantial defenses on the merits, on July 11, 2003, Motient was informed that the arbitrator ruled in the employee's favor. In August 2003, Motient made a $200,000 payment to this employee for the disputed pay and related benefits costs and legal fee reimbursement.

Our rights to use and sell the BlackBerryTM software and Research In Motion's handheld devices may be limited or made prohibitively expensive as a result of a patent infringement lawsuit brought against Research In Motion by NTP Inc. (NTP v. Research In Motion, Civ. Action No. 3:01CV767 (E.D. Va.)). In that action, a jury concluded that certain of RIM's BlackBerryTM products infringe patents held by NTP covering the use of wireless radio frequency information in email communications. On August 5, 2003, the judge in the case ruled against Research In Motion, awarding NTP $53.7 million in damages and enjoining Research In Motion from making, using, or selling the products, but stayed the injunction pending appeal by Research In Motion. This appeal has not yet been resolved. As a purchaser of those products, we could be adversely affected by the outcome of that litigation.

On April 15, 2004, Motient filed a claim under the rules of the American Arbitration Association in Fairfax County, VA, against Wireless Matrix Corporation, a reseller of Motient's services, for the non-payment of certain amounts due and owing under the "take-or-pay" agreement between Motient and Wireless Matrix. Under this agreement, Wireless Matrix agreed to purchase certain minimum amounts of air-time on the Motient network. In February 2004 Wireless Matrix informed Motient that it was terminating its agreement with Motient. Motient does not believe that Wireless Matrix has any valid basis to do so, and consequently filed the above mentioned claim seeking over $2.6 million in damages, which amount represents Wireless Matrix's total prospective commitment under the agreement. On May 10, 2004, Motient received notice of a counter-claim by Wireless Matrix of approximately $1 million, representing such amounts as Wireless Matrix claims to have paid in excess of services rendered under the agreement. In June 2004, Motient reached a favorable out of court settlement involving an immediate cash payment to Motient from Wireless Matrix, in which Wireless Matrix will pay Motient $1.1 million.

                                   MANAGEMENT

         The following table sets forth certain information about our executive officers, directors and key employees.

Name                                 Title                                              Age         Began Service
----                                 -----                                              ---         -------------
Christopher W. Downie                Executive Vice President, Chief Operating          35          2003
                                     Officer and Treasurer
Dennis W. Matheson                   Senior Vice President and Chief                    43          1993
                                     Technology Officer
Robert L. Macklin                    General Counsel and Secretary                      29          2003
Myrna J. Newman                      Controller and Chief Accounting Officer            47          2003
Steven G. Singer                     Director, Chairman                                 43          2002
Gerald S. Kittner                    Director                                           51          2002
Peter D. Aquino                      Director                                           43          2003
Jonelle St. John                     Director                                           50          2000
James D. Dondero                     Director                                           41          2002
Raymond L. Steele                    Director                                           69          2004


Christopher W. Downie, 35. Mr. Downie was appointed executive vice president, chief operating officer and treasurer in May 2004. From March 2004 to May 2004, Mr. Downie was appointed to the position of executive vice president, chief financial officer and treasurer, and designated our principal executive officer. From April 2003 to March 2004, he served as vice president, chief financial officer and treasurer. From May 2002 to April 2003, Mr. Downie worked as a consultant for CTA, a communications consulting firm. While with CTA, Mr. Downie was primarily engaged on Motient-related and other telecom-related matters. From February 2000 to May 2002, Mr. Downie served as a senior vice president and chief financial officer of BroadStreet Communications, Inc. From August 1993 to February 2000, Mr. Downie was a vice president in the Investment Banking Division of Daniels & Associates, LP, an investment bank focused on communications. From 1991 to 1993, Mr. Downie served as a financial analyst at Bear, Stearns & Co. Inc.

Dennis W. Matheson, 43. Mr. Matheson has been Motient's senior vice president and chief technology officer since March 2000. From 1993 to March 2000, Mr. Matheson held other technical positions within Motient, most recently as vice president of engineering and advanced technology. Before joining Motient, Mr. Matheson was senior manager of systems architecture for Bell Northern Research, a subsidiary of Nortel Networks Corporation (formerly known as Northern Telecom Limited). Prior to that, he held various positions with Northern Telecom and Bell Northern Research within the design and product management organizations and held various engineering positions with Texas Instruments Incorporated.

Mr. Matheson was an executive officer of Motient at the time it filed for Chapter 11 protection. Information regarding Motient's filing under Chapter 11 of the Bankruptcy Code is provided in "Business - Motient's Chapter 11 Filing," and is incorporated herein by reference.

Robert Macklin, 29. Mr. Macklin has served as Motient's general counsel and secretary since May 2004. From September 2003 to May 2004, Mr. Macklin served as Motient's associate general counsel and secretary. From May 2001 to September 2003, he was in-house counsel to Herman Dodge & Son, Inc., a national housewares manufacturer and distributor. Prior to May 2001, he was an associate in the corporate department of Skadden, Aprs, Slate, Meagher & Flom (Illinois).

Myrna J. Newman, 47. Ms. Newman has served as Motient's controller, chief accounting officer and principal financial officer since May 2004. From April 2003 to May 2004, she served as controller and chief accounting officer. From 2001 to 2003, she was vice president of finance for Heads and Threads International LLC, a subsidiary of Allegheny Corporation and distributor of fasteners. Prior to that, from 1995 to 2001, she was the controller of Heads and Threads.

Steven G. Singer, 43. Mr. Singer has been a Motient director since May 2002 and chairman of the board since June 2003. Since November 2000, Mr. Singer has served as chairman and chief executive officer of American Banknote Corporation, a public company providing documents of value (such as currency, checks, passports, and credit cards) and related services. Since 1994, Mr. Singer has also been chairman and chief executive officer of Pure 1 Systems, a privately held drinking water treatment company. From 1994 to 2000, Mr. Singer was executive vice president and chief operating officer of Romulus Holdings, Inc., a family-owned investment fund. Mr. Singer also currently serves as the non-executive chairman of Globix Corporation, a public company.

Gerald S. Kittner, 50. Mr. Kittner has been a Motient director since May 2002. Since October 2001, Mr. Kittner has been an advisor and consultant for CTA. From 1996 to 1999, Mr. Kittner was a senior vice president for legislative and regulatory affairs with CAI Wireless Systems. When CAI Wireless Systems was acquired by WorldCom, Inc. (then MCI) in 1999, Mr. Kittner remained with WorldCom as a senior vice president for approximately one year. From 1996 to 2000, Mr. Kittner served on the board of directors of the Wireless Communications Association, and was a member of its executive and government affairs committees. Previously, Mr. Kittner was a partner with the law firm Arter & Hadden and worked with a variety of telecommunications clients.

Mr. Kittner was involved with CAI Wireless Systems, Inc. when it filed for protection under Chapter 11 of the Bankruptcy Code in 1998. During all relevant time periods relating to the Chapter 11 proceeding captioned In re CAI Wireless Systems, Inc., Debtor, Chapter 11 Case No. 98-1766 (JJF) and In re Philadelphia Choice Television, Inc., Debtor, Chapter 11 Case No. 98-1765 (JJF), commenced in the United States Bankruptcy Court for the District of Delaware on July 30, 1998, Mr. Kittner was a senior vice president of CAI Wireless Systems. CAI Wireless Systems and Philadelphia Choice Television consummated their joint plan of reorganization and emerged from bankruptcy on October 14, 1998.

Peter D. Aquino, 43. Mr. Aquino has been a Motient director since June 2003. Mr. Aquino has been a senior managing director of CTA since February 2002. From July 1995 to January 1998, Mr. Aquino was a partner of Wave International, Inc., a telecommunications investment firm. From January 1998 to February 2002, Mr. Aquino was the chief operating officer of, and a board advisor to, Veninfotel, LLC, one of Wave International's private telecom holdings in Venezuela. From 1983 to 1995, Mr. Aquino held various positions in finance, regulatory and corporate development at Bell Atlantic Corporation (now Verizon). Mr. Aquino is a director of Neon Communications, Inc., a private company.

Jonelle St. John, 50. Ms. St. John has been a Motient director since November 2000. Ms. St. John was the chief financial officer of MCI WorldCom International in London from 1998 through 2000 following her positions as the treasurer of MCI Communications Corporation from 1993 to 1998. Prior to working with WorldCom, Ms. St. John was the vice president and treasurer and the vice president and controller of Telecom*USA, which she joined in 1985. Before 1985, Ms. St. John held various positions at Arthur Andersen LLP.

James D. Dondero, 41. Mr. Dondero has been a Motient director since July 2002. Mr. Dondero has been president of Highland Capital Management, L.P. since 1993. Mr. Dondero is also a director of Audio Visual Services Corp., Genesis Health Ventures, Inc. and American Banknote Corporation, all of which are public companies.

Raymond L. Steele, 69. Mr. Steele was elected to the board of directors in May 2004. Mr. Steele has been a director of Globix since June 2003, and is also a member of the board of directors of Dualstar Technologies Corporation and American Banknote Corporation. From August 1997 until October 2000, Mr. Steele served as a board member of Video Services Corp. Prior to his retirement, Mr. Steele held various senior positions such as Executive Vice President of Pacholder Associates, Inc. (from August 1990 until September 1993), Executive Advisor at the Nickert Group (from 1989 through 1990), and Vice President, Trust Officer and Chief Investment Officer of the Provident Bank (from 1984 through
1988).

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

Board Compensation

Each non-employee member of the board of directors is entitled to receive $2,000 per month, and each member of the audit committee (currently Ms. St. John, Mr. Aquino, Mr. Kittner and Mr. Steele) and the compensation and stock option committee (currently Mr. Singer Mr. Kittner, and Mr. Dondero) are entitled to receive an additional $500 and $250 per month, respectively. Each non-employee member of the board of directors also is entitled to receive an additional $1,000 for each board or committee meeting that is in excess of four meetings per year. In calculating the number of meetings held with respect to which this additional fee is to be paid, multiple meetings held on the same day are regarded as a single meeting. Further, each non-employee member of our board is eligible to receive grants of stock options under our 2002 stock option plan. No options have been granted to non-employee directors.

Executive Compensation.
-----------------------

The following tables set forth (a) the compensation paid or accrued by Motient to Motient's chief executive officer and its six other most highly compensated executive officers receiving over $100,000 per year in 2003, all of whom are referred to herein as the "named executive officers" for services rendered during the fiscal years ended December 31, 2001, 2002, and 2003 and (b) certain information relating to options granted to such individuals.


                                                 Summary Compensation Table
                                                                                                               All Other
                                           Annual Compensation              Long-Term Compensation           Compensation
                                     --------------------------------------------------------------------------------------

                                                                                            Restricted        Securities
             Name and                                                   Other Annual          Stock           Underlying
        Principal Position         Year     Salary          Bonus      Compensation(1)      Awards(2) $     Options/SARs(3)
        ------------------         ----     ------          -----      ---------------      -----------     ---------------

Christopher W. Downie                2003    $129,688            $0            $88               $0             40,000
Executive Vice President, Chief
Operating Officer and Treasurer (4)

Walter V. Purnell, Jr. (5)           2003    $272,813            $0           $774               $0            160,000
Former President and                 2002    $280,763       $50,000           $774               $0            500,000
Chief Executive Officer              2001    $286,953       $83,000           $774          $46,508            100,000

Dennis W. Matheson                   2003    $181,067            $0           $168               $0             40,000
Senior Vice President                2002    $177,923       $25,000           $476               $0            120,000
and Chief Technology Officer         2001    $182,355       $51,940           $158          $15,609             40,000

Daniel Croft(6)                      2003    $168,420            $0           $229               $0             50,000
Former Senior Vice President,        2002    $173,184       $20,000        $40,146               $0            120,000
Business Development                 2001    $177,145       $14,892        $19,319           $5,850             15,000

Michael Fabbri(6)                    2003    $171,658            $0        $24,446               $0             40,000
Former Senior Vice                   2002    $176,515       $30,000        $29,539               $0            120,000
President, Sales                     2001    $184,220       $22,423        $41,175           $9,604             40,000

Robert L. Macklin (7)                2003    $32,392             $0            $14               $0             25,000
General Counsel and Secretary

Myrna J. Newman (8)                  2003    $80,985             $0            $87               $0             15,000
Controller and principal
financial officer

(1) Includes group term life insurance premiums. For Mr. Croft, also includes commissions in 2001, 2002 and 2003 in the amounts of $19,086, $39,913 and $0, respectively. For Mr. Fabbri, also includes commissions in 2001, 2002 and 2003 in the amounts of $40,942, $29,062 and $24,290, respectively.

(2) In September 2001, Motient completed an option exchange program in which holders of previously-granted options, including the named executive officers, were entitled to exchange such options for a number of shares of restricted stock equal to 75% of the number of shares covered by the exchanged options. The amounts shown in this column for 2001 represent such restricted stock awarded in September 2001. Under Motient's Plan of Reorganization, all shares of restricted stock were cancelled as of May 1, 2002, the effective date of the Plan. On that date, holders of restricted stock received warrants to purchase 0.02613 shares of common stock at a price of $0.01 per share for each vested share of restricted stock held. Holders did not receive anything in exchange for their canceled unvested shares. The warrants expired May 1, 2004, and were never exercisable. The shares of restricted stock issued in the exchange program were to vest according to the vesting schedule of the options that were exchanged, except that no shares of restricted stock vested before May 1, 2002. These shares of restricted stock were to have vested as follows:


            Name                    Total Number of Shares                          Vesting Schedule
            ----                    ----------------------                          ----------------
Walter V. Purnell, Jr.                      357,750                   182,750     shares on March 25, 2002
                                                                       25,000     shares on January 25, 2003
                                                                       12,500     shares on January 27, 2003
                                                                       25,000     shares on January 25, 2004
                                                                      112,500     shares on January 27, 2007

Dennis W. Matheson                          120,073                    72,573     shares on March 25, 2002
                                                                       10,000     shares on January 25, 2003
                                                                        2,500     shares on January 27, 2003
                                                                        2,500     shares on March 23, 2003
                                                                       10,000     shares on January 25, 2004
                                                                       22,500     shares on January 27, 2007

Daniel Croft                                45,000                     33,750     shares on March 25, 2002
                                                                        3,750     shares on January 25, 2003
                                                                        3,750     shares on January 27, 2003
                                                                        3,750     shares on January 25, 2004

Michael Fabbri                              73,875                     46,375     shares on March 25, 2002
                                                                       10,000     shares on January 25, 2003
                                                                        7,500     shares on January 27, 2003
                                                                       10,000     shares on January 25, 2004

As of December 31, 2001, the dollar value of restricted stock held by each of Messrs. Purnell, Matheson, Croft, and Fabbri was $150,255, $50,431, $18,900 and $31,028 respectively, and the total number of shares of restricted stock held by each of Messrs. Purnell, Matheson, Croft and Fabbri was 357,750, 120,073, 45,000 and 73,875, respectively.

(3) For 2000 and 2001, the numbers reflect grants of options to purchase shares of common stock under Motient's former stock award plan, which was terminated in conjunction with Motient's Plan of Reorganization in 2002. Under Motient's Plan of Reorganization, all unexercised options outstanding as of May 1, 2002 were cancelled on May 1, 2002, the effective date of the Plan. For 2002 and 2003, the numbers reflect grants of options to purchase shares of common stock under Motient's 2002 stock option plan. Motient has not granted stock appreciation rights, or SARs.

(4) Mr. Downie's employment began in April 2003.

(5) Mr. Purnell's employment terminated in March 2004.

(6) Mr. Croft's and Mr. Fabbri's employment terminated in February 2004.

(7) Mr. Macklin's employment began in September 2003.

(8) Ms. Newman's employment began in April 2003.

The following table sets forth each grant of stock options made during fiscal year 2003 to each of the named executive officers.


                                          Option/SAR Grants in Last Fiscal Year


                                                   Individual Grants                            Potential Realizable
                             ---------------------------------------------------------------  Value at Assumed Annual
                                                                                                 Rates of Stock Price
                                                                                                  Appreciation for
                               Number of       % of Total                                          Option Term(1)
                               Securities     Options/SARs
                               Underlying      Granted to    Exercise or
                             Options/SARs      Employees/    Base Price
Name                            Granted       Fiscal Year     ($/Share)     Expiration Date       5%          10%
----                            -------       -----------     ---------     ---------------       --          ---
Christopher W. Downie (5)        40,000               8%         $5.15        7/15/2013        $130,000     $329,000
Walter V. Purnell, Jr.          160,000              31%         $5.15        7/15/2013        $519,000   $1,314,000
Dennis W. Matheson               40,000               8%         $5.15        7/15/2013        $130,000     $329,000
Daniel Croft(4)                  50,000              10%         $5.15        7/15/2013        $162,000     $411,000
Michael Fabbri(4)                40,000               8%         $5.15        7/15/2013        $130,000     $329,000
Robert Macklin                   25,000               5%         $5.65        9/14/2013         $89,000     $225,000
Myrna Newman                     15,000               3%         $3.00        4/20/2013         $29,000      $72,000


(1) Based on actual option term and annual compounding.

(2) One-half of these options become exercisable in three annual installments, vesting at the rate of 33-1/3% per year for three years. The other one-half of these options become exercisable only upon the attainment of specified operating and performance targets for the year ending December 31, 2004.

(4) Mr. Croft's and Mr. Fabbri's vested options will terminate on February 18, 2006.

(5) Mr. Downie's options vested with his designation as principal executive officer in April 2004.

The following table sets forth, for each of the named executive officers, the value of unexercised options at fiscal year-end.


    Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
                             Option/SAR Values (1)

                                                                        Number of Securities    Value of Unexercised
                                                                             Underlying             in-the-Money
                                                                       Unexercised Options at      Options/SARs at
                                    Shares                                 Fiscal Year-End       Fiscal Year-End($)
                                 Acquired on                                Exercisable/            Exercisable/
             Name                Exercise (#)    Value-Realized ($)         Unexercisable           Unexercisable
             ----                ------------    ------------------         -------------           -------------
Christopher W. Downie                 --                 --                   0/40,000                   0/0
Walter V. Purnell, Jr.                --                 --                493,316/660,000               0/0
Dennis W. Matheson                    --                 --                 40,000/120,000               0/0
Daniel Croft                          --                 --                 40,000/130,000               0/0
Michael Fabbri                        --                 --                 40,000/120,000               0/0
Robert Macklin                        --                 --                   0/25,000                   0/0
Myrna Newman                          --                 --                   0/15,000                   0/0


(1)      Motient has not granted SARs.
(2) Upon the termination of Messers. Croft and Fabbri as part of its February 2004 reduction in force, Motient accelerated outstanding options to purchase an aggregate of 100,000 shares of our common stock at $3.00 per share and 22,500 shares at $5.15 per share (split approximately equally between Messrs. Croft and Fabbri). All remaining outstanding options held by Messrs. Croft and Fabbri were cancelled.

Change of Control Agreements

Pursuant to the Plan of Reorganization, Motient entered into a change of control agreement, effective May 1, 2002, with each of Messrs. Matheson, Fabbri, and Croft and six other vice presidents of Motient. Under the agreements, each officer is eligible to receive one year of their annual base salary (excluding cash bonus) in the event that both (x) a "change in control" or an anticipated "change in control," as defined in the change of control agreement, has occurred and (y) the employee is terminated or his or her compensation or responsibilities are reduced. The events constituting a "change of control" generally involve the acquisition of greater than 50% of the voting securities of Motient, as well as certain other transactions or events with a similar effect. In July 2002, Mr. Purnell's change of control agreement was superseded by the executive retention agreement described below. As part of their termination from Motient in February 2004, Messrs. Fabbri and Croft were provided severance pay and certain outstanding options were accelerated as settlement of their change of control agreements.

Executive Retention Agreement for Mr. Purnell

On July 16, 2002, we entered into an executive retention agreement with Mr. Purnell, which was amended in connection with the termination of Mr. Purnell's employment in March 2004. Pursuant to the terms of the amended agreement, we will pay Mr. Purnell a severance payment equal to one-half of his base salary through September 2005. Additionally, we agreed to make a lump sum severance payment to Mr. Purnell in September 2005 equal to the other half of his base salary through such period. Mr. Purnell is entitled to receive certain medical benefits until September 2005. As part of these severance arrangements, Mr. Purnell entered into a waiver and release agreement and a non-compete agreement.

2002 Stock Option Plan

Our 2002 stock option plan was adopted by the board of directors on May 31, 2002 and received stockholder approval on July 11, 2002. A total of 2,993,024 shares of common stock have been reserved for issuance under the 2002 stock option plan. Under the 2002 stock option plan, we are authorized to grant options to purchase shares of common stock intended to qualify as incentive stock options, as defined under section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options to any employees, outside directors, consultants, advisors and individual service providers whose participation in the 2002 stock option plan is determined by our compensation and stock option committee to be in our best interests. The term of each stock option is fixed by the board of directors or the compensation committee, and each stock option is exercisable within ten years of the original grant date. Generally, an option is not transferable by the recipient except by will or the laws of descent and distribution. Some change of control transactions, such as a sale of Motient, may cause awards granted under the 2002 stock option plan to vest. As of December 31, 2003, options to purchase 1,757,513 shares of our common stock were outstanding. In March 2003, the board of directors approved a reduction in the exercise price of all of our then-outstanding stock options from $5.00 per share to $3.00 per share.

Compensation and Stock Option Committee Interlocks and Insider Participation

In 2003, the compensation and stock option committee of Motient's board of directors consisted of Messrs. Singer, Kittner and Dondero. During this time, none of these individuals were executive officers of Motient.

Mr. Kittner is an advisor and consultant for CTA. During 2002, Motient and/or certain of its subsidiaries were party to certain contracts and/or transactions with CTA. All of these contracts and transactions were approved by Motient's board of directors, and Motient believes that the contracts and transactions were made on terms substantially as favorable to Motient as could have been obtained from unaffiliated third parties. The following is a description of such contracts and transactions. In addition, this section describes the relationship between Steven Singer and one of the lenders under our credit facility. For additional information concerning these relationships, see "Certain Relationships and Related Transactions."

In May 2002, we entered into a consulting agreement with CTA under which CTA provided consulting services to us. CTA is a consulting and private advisory firm specializing in the technology and telecommunications sectors. Our agreement with CTA had an initial term of three months ending August 15, 2002, and was extended by mutual agreement for several additional terms of two or three months each. For the first three months of the agreement, CTA was paid a flat fee of $60,000 per month, and for the period August 2002 to May 2003, the monthly fee was $55,000. We also agreed to reimburse CTA for CTA's out-of-pocket expenses incurred in connection with rendering services during the term of the agreement.

Beginning in May 2003, the monthly fee was reduced to $39,000. This agreement was modified on January 30, 2004.

In November 2003, CTA was engaged to provide valuation of Motient's equity interest in MSV as of December 31, 2002. CTA was paid $150,000 for this valuation.

On January 30, 2004, Motient engaged CTA to act as chief restructuring entity. The term of CTA's engagement is currently scheduled to end on August 1, 2004. As consideration for this work, we agreed to pay to CTA a monthly fee of $60,000. The new agreement modifies the consulting arrangement discussed above.

CTA had previously acted as the spectrum and technology advisor to the official committee of unsecured creditors in connection with our Chapter 11 case. CTA received a total of $475,000 in fees for such advice and was reimbursed a total of $4,896 for expenses in connection with the rendering of such advice.

Except for the warrants offered and provided to CTA and certain of its affiliates described below, neither CTA, nor any of its principals or affiliates is a stockholder of Motient, nor does it hold any debt of Motient (other than indebtedness as a result of consulting fees and expense reimbursement owed to CTA in the ordinary course under our existing agreement with CTA). CTA has informed us that in connection with the conduct of its business in the ordinary course, (i) it routinely advises clients in and appears in restructuring cases involving telecommunications companies throughout the country, and (ii) certain of our stockholders and bondholders and/or certain of their respective affiliates or principals, may be considered to be (A) current clients of CTA in matters unrelated to Motient; (B) former clients of CTA in matters unrelated to Motient; and (C) separate affiliates of clients who are (or were) represented by CTA in matters unrelated to Motient.

In July 2002, our board of directors approved the offer and sale to CTA (or affiliates thereof) of a warrant (or warrants) for 500,000 shares of our common stock, for an aggregate purchase price of $25,000. The warrant (or warrants) has an exercise price of $3.00 per share and a term of five years. These warrants were valued at $1.5 million and were recorded as a consultant compensation expense in December of 2002. Certain affiliates of CTA purchased the warrants in December 2002.

In April and July 2004, as part of our private placements of common stock, certain CTA affiliates were provided warrants for 400,000 shares and 340,000 shares, respectively, of our common stock at an exercise price of $5.50 and $8.57, respectively, per share.

In addition, on January 27, 2003, our wholly-owned subsidiary, Motient Communications, closed a term credit agreement with a group of lenders, including several of our existing stockholders. The lenders include Gary Singer, directly or through one or more entities. Gary Singer is the brother of Steven
G. Singer, one of our directors serving on the compensation and stock option committee. Steven Singer has, and continues to recuse himself from all discussions of the credit agreement and has abstained from voting on all matters regarding the credit agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section describes arrangements with CTA, an entity in which (i) Jared E. Abbruzzese, a director until June 20, 2003, is the chairman, (ii) Gerald S. Kittner, a Motient director, is an advisor and consultant, (iii) Christopher W.

Downie, Motient's executive vice president, chief operating officer and treasurer, was formerly affiliated and (iv) Peter Aquino, a Motient director, is a senior managing director. Additionally, this section describes related party transactions concerning our credit facility and our April 2004 private placement of common stock.

Communication Technology Advisors LLC

In May 2002, we entered into a consulting agreement with CTA under which CTA provided consulting services to us. CTA is a consulting and private advisory firm specializing in the technology and telecommunications sectors. Our agreement with CTA had an initial term of three months ending August 15, 2002, and was extended by mutual agreement for several additional terms of two or three months each. For the first three months of the agreement, CTA was paid a flat fee of $60,000 per month, and for the period August 2002 to May 2003, the monthly fee was $55,000. We also agreed to reimburse CTA for CTA's out-of-pocket expenses incurred in connection with rendering services during the term of the agreement.

Beginning in May 2003, the monthly fee was reduced to $39,000. This agreement was modified on January 30, 2004.

In November 2003, CTA was engaged to provide valuation of Motient's equity interest in MSV as of December 31, 2002. CTA was paid $150,000 for this valuation.

On January 30, 2004, we engaged CTA to act as chief restructuring entity. The term of CTA's engagement is currently scheduled to end on August 1, 2004. As consideration for this work, Motient agreed to pay to CTA a monthly fee of $60,000. The new agreement amends the consulting arrangement discussed above.

CTA had previously acted as the spectrum and technology advisor to the official committee of unsecured creditors in connection with our Chapter 11 case. CTA received a total of $475,000 in fees for such advice and was reimbursed a total of $4,896 for expenses in connection with the rendering of such advice.

Except for the warrant offered to CTA described below, and certain warrants received by certain CTA affiliates in connection with the April 7, 2004 private placement of our common stock, neither CTA, nor any of its principals or affiliates is a stockholder of Motient, nor does CTA hold any debt of Motient (other than indebtedness as a result of consulting fees and expense reimbursement owed to CTA in the ordinary course under our existing agreement with CTA). CTA has informed us that in connection with the conduct of its business in the ordinary course, (i) it routinely advises clients in and appears in restructuring cases involving telecommunications companies throughout the country, and (ii) certain of our stockholders and bondholders and/or certain of their respective affiliates or principals, may be considered to be (A) current clients of CTA in matters unrelated to Motient; (B) former clients of CTA in matters unrelated to Motient; and (C) separate affiliates of clients who are (or were) represented by CTA in matters unrelated to Motient.

In July 2002, our board of directors approved the offer and sale to CTA (or affiliates thereof) of a warrant (or warrants) for 500,000 shares of our common stock, for an aggregate purchase price of $25,000. The warrant (or warrants) has an exercise price of $3.00 per share and a term of five years. These warrants were valued at $1.5 million and were recorded as a consultant compensation expense in December of 2002. Certain affiliates of CTA purchased the warrants in December 2002. Christopher W. Downie received a warrant for 100,000 of the 500,000 shares.

In April 2004, as part of our private placements of common stock, certain CTA affiliates were provided warrants for 400,000 shares and 340,000 shares, respectively, of our common stock at an exercise price of $5.50 and $8.57, respectively, per share.

Mr. Abbruzzese, Mr. Kittner and Mr. Aquino did not participate in the deliberations or vote of the Board with respect to the foregoing matters while serving as a member of the Board.

Term Credit Facility

On January 27, 2003, our wholly-owned subsidiary, Motient Communications, closed a $12.5 million term credit agreement with a group of lenders, including several of our existing stockholders. For more information regarding the term credit agreement, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Term Credit Facility". The lenders include the following entities or their affiliates: M&E Advisors, L.L.C, Bay Harbour Partners, York Capital, and Lampe Conway & Co. York Capital is affiliated with James G. Dinan and JGD Management Corp. Bay Harbour Management, JGD Management Corp. and James G. Dinan each hold 5% or more of our common stock. The lenders also include Gary Singer, directly or through one or more entities. Gary Singer is the brother of Steven G. Singer, one of our directors.

The table below shows, as of July 1, 2004 the number of shares of Motient common stock beneficially owned by the following parties to the term credit agreement, based solely on filings made by such parties with the SEC:

         Name of Beneficial Owner           Number of Shares
         ------------------------           ----------------

         James G. Dinan*                       2,276,445
         JGD Management Corp.*                 2,276,445
         Highland Capital Management**         4,899,559
         James Dondero**                       4,899,559

         *JGD Management Corp and James G. Dinan share beneficial ownership with respect to the 2,276,445 shares of our common stock. Mr. Dinan is the president and sole stockholder of JGD Management Corp, which manages the other funds and accounts that hold our common stock over which Mr. Dinan has discretionary investment authority.
         ** James D. Dondero, a member of our board of directors, is the President of Highland Capital Management, L.P., which, pursuant to an arrangement with M&E Advisors, L.L.C., has indirectly made a commitment under the credit facility.

Private Placement of Common Stock

Certain of our directors and holders of more than 5% of our common stock participated in the April 7, 2004 and July 1, 2004, private placements of our common stock. PDA Group, LLC, a wholly-owned entity of Peter D. Aquino, one of our directors, was assigned by Tejas Securities, our placement agent, warrants to purchase 56,250 shares of our common stock at a price of $5.50 per share. James D. Dondero, a director and beneficial owner of more than 5% of our common stock, purchased an aggregate of 1,020,455 shares of our common stock in such private placements. In addition, he also received warrants to purchase 136,364 shares of our common stock at a price of $5.50 per share and warrants to purchase 72,500 shares of our common stock all of which will vest if and only if we do not meet certain deadlines with respect to the registration of the common stock sold in the private placement.

                             PRINCIPAL STOCKHOLDERS

Stock Ownership Of Certain Beneficial Owners and Management and Related Stockholder Matters.
--------------------------------------------------------------------------------------------

The following table and the accompanying notes set forth certain information, as of July 1, 2004 (or any other date that is indicated) concerning the beneficial ownership of Motient's common stock by (i) each person who is known by Motient to own beneficially more than five percent of Motient's common stock, (ii) each director, (iii) each executive officer named in the summary compensation table and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed Motient that such person has sole voting and investment power with respect to such person's shares of common stock and record and beneficial ownership with respect to such person's shares of common stock.


Name of Beneficial Owner                                            Number of Shares (1)      % of Class (1)
------------------------                                            --------------------      --------------
Highland Capital Management, L.P. (2)
13445 Noel Road
Suite 3300
Dallas, TX  75240                                                       4,899,559              14.72%

Paul Tudor Jones, II (3)
c/o Tudor Investment Corporation
1275 King St.                                                           3,445,455              10.35%
Greenwich, CT 06831

George W.  Haywood (4)
c/o Cronin & Vris, LLP
380 Madison Avenue
24th Floor                                                              3,389,500              10.19%
New York, NY 10017

James G.  Dinan (5)
York Capital Management & affiliates
350 Park Avenue
4th Floor                                                               2,276,445               6.84%
New York, NY 10022

John C. Waterfall
c/o Morgens, Waterfall, Vintiadis & Co., Inc. (6)
600 Fifth Avenue                                                        2,710,000               8.14%
27th Floor
New York, NY 10020

Directors and Executive Officers
Dennis W. Matheson (7)                                                     60,990                   *
Christopher W. Downie (8)                                                 141,160                   *
Robert Macklin (7)                                                            619                   *
Myrna Newman (7)                                                            2,500                   *
Peter D. Aquino                                                                 0                   *
Gerald S. Kittner                                                               0                   *
Steven G. Singer                                                                0                   *
Jonelle St. John                                                                0                   *
Raymond L. Steele                                                               0                   *
James D. Dondero (2)                                                    4,899,559              14.72%

All directors and named executive officers as a group (13               5,094,828              15.31%
persons)

* Less than 1% of the outstanding shares.

(1) The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. As used in this report, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as noted, each stockholder listed has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.

(2) Highland Capital Management, L.P., Strand Advisors, Inc. and James Dondero are deemed to beneficially own 4,899,559 shares of our common stock, which include 1,155,224 shares owned by Prospect Street High Income Portfolio Inc., 1,627,545 shares owned by Highland Crusader Offshore Partners, L.P., 223,880 shares owned by Highland Legacy, Limited, 223,880 shares owned by Pamco Cayman Limited, 1,082,090 shares owned by Pam Capital Funding, L.P., 50,000 shares owned by Highland Equity Fund, L.P., 425,000 shares owned by Highland Equity Focus Fund, L.P., and 111,940 shares owned by Prospect Street Income Shares Inc. Highland Capital Management is the investment advisor of the above-named entities, and Strand Advisors is the general partner of Highland Capital Management. As such, Highland Capital Management and Strand Advisors has shared voting and investment power over these shares and accordingly is deemed to beneficially own them. Mr. Dondero is the president of Highland Capital Management and the president and a director of Strand Advisors, Inc., Prospect Street High Income Portfolio Inc. and Prospect Street Income Shares Inc. and may be deemed to share voting and investment power with respect to all shares held by the Highland Capital Management entities named above. Mr. Dondero disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

3) The shares of Common Stock reported herein as beneficially owned are owned directly by Tudor Proprietary Trading, L.L.C. (302,506 shares), The Altar Rock Fund, L.P. (28,068 shares), The Raptor Global Portfolio, Ltd. (2,549,911 shares), and The Tudor BVI Global Portfolio Ltd. (564,970 shares). Because Tudor Investment Corporation is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio and BVI Portfolio, Tudor Investment Corporation may be deemed beneficially to own the shares of Common Stock owned by each. Tudor Investment Corporation expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of Tudor Investment Corporation and the indirect controlling equity holder of Tudor Proprietary Trading, Mr. Jones may be deemed beneficially to own the shares of Common Stock deemed beneficially owned by Tudor Investment Corporation and Tudor Proprietary Trading. Mr. Jones expressly disclaims such beneficial ownership. Share ownership is based on a Schedule 13G filed April 26, 2004.

(4) Does not includes 130,000 shares owned indirectly, including 50,000 shares of our common stock beneficially owned by Mr. Haywood's spouse and 36,000 shares of our common stock beneficially owned by Mr. Haywood's children. Share ownership is based on the latest publicly available information, a Form 4 filed with the SEC on May 5, 2004.

(5) James G. Dinan beneficially owns the 2,276,445 shares of our common stock, which includes shares owned by York Investment Limited, shares owned by York Capital Management L.P., shares owned by York Select L.P., shares owned by York Select Unit Trust, shares owned by York Distressed Opportunities Fund, L.P., shares owned by York Offshore Investment Unit Trust and certain shares held by certain other funds and accounts over which Mr. Dinan has discretionary investment authority. Mr. Dinan is the senior managing member and holder of a controlling interest in Dinan Management, L.L.C., York Select Domestic Holdings, LLC, York Select Offshore Holdings, LLC, York Offshore Holdings L.L.C. and York Distressed Domestic Holdings, LLC. Mr. Dinan is also a director and holder of a controlling interest in York Offshore Holdings, Limited. York Offshore Holdings is the investment manager of York Investment. Dinan Management is the general partner of York Capital Management. York Select Domestic Holdings is the general partner of York Select. York Select Offshore Holdings is the investment manager of York Select Unit Trust. York Distressed Domestic Holdings is the investment manager of York Distressed Opportunities Fund. York Offshore Holdings is the investment manager of York Offshore Investors. Mr. Dinan is the president and sole stockholder of JGD Management Corp., which manages the other funds and accounts that hold our common stock over which Mr. Dinan has discretionary investment authority. Share ownership is based on a Schedule 13G/A and a Form 3 filed with the SEC on March 10, 2004 and a Form 4 filed on April 5, 2004. York Capital Management, York Investment Limited, York Distressed Opportunities Fund and York Offshore Investors Unit Trust received warrants to purchase 52,500, 118,750, 72,500 and 68,750 shares of our common stock, respectively, in January 2003 upon the closing of a term credit facility. These warrants are fully vested and exercisable.

(6) John C. Waterfall is the president and treasurer of Morgens, Waterfall, Vintiadis & Co., Inc. and beneficially owns 2,710,000 shares of common stock, which includes 200,000 shares of common stock for his own account and 10,000 shares of common stock held in trust for his children. Morgens, Waterfall, Vintiadis & Co. beneficially owns 2,400,000 shares of common stock, which includes 967,200 shares held by Phaeton International (BVI) Ltd., 1,101,600 shares Morgens, the vice president and secretary of Morgens, Waterfall, Vintiadis & Co. beneficially owns 2,510,000 shares of our common stock. Share ownership is based on a Form 3 and a Schedule 13G/A filed with the SEC on March 10, 2004.

(7) Comprised of shares underlying stock options that have vested.

(8) Comprised of shares underlying options and a warrant that are fully vested and exercisable.

                              SELLING STOCKHOLDERS

The following table and accompanying notes set forth certain information regarding the selling stockholders as of July 1, 2004. Under this prospectus, the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest may offer and sell from time to time an aggregate of 15,314,444 shares of common stock. In this prospectus, we refer to these holders collectively as the selling stockholders. The shares are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution." The selling stockholders may offer all, some or none of the common stock listed below.

The table below sets forth the names of the selling stockholders and the number of shares owned, directly and beneficially, by such stockholders as of July 1, 2004. The number of shares of common stock outstanding on July 1, 2004 was 33,273,994. Except as otherwise indicated, each person listed in the table has informed Motient that such person has (1) voting and investment power with respect to such person's shares of common stock and (2) record and beneficial ownership with respect to such person's shares of common stock.

If all of the shares are sold pursuant to this prospectus, then the selling stockholders will sell 15,314,444 shares of our common stock, or 47% of the common stock outstanding.

                                                   Shares Beneficially Owned                   Shares Beneficially Owned
                                                       Prior to Offering                             After Offering
                                                       -----------------                             --------------

                                                                                   Shares
Name of Beneficial Owner                             Number       Percentage       Offered      Number        Percentage
------------------------                          -----------    -----------    ----------   -----------     -----------
Greywolf Capital II LP (1)                            476,400        1.43%        196,000       280,400            *
Greywolf Capital Overseas Fund (1)                    541,600        1.66%        354,000       187,600            *
LC Capital Master Fund, Ltd. (2)                      900,000        2.70%        900,000          0               *
Further Lane Asset Management (3)                     200,000          *          200,000          0               *
Christopher W. Downie (4)                             141,160          *          141,160          0               *
Bay Harbour Partners, Ltd. (5)                        412,500        1.24%        312,500       100,000            *
Bay Harbour 90-1, Ltd. (5)                            412,500        1.24%        312,500       100,000            *
Millennium Partners, L.P. (6)                         330,000          *          330,000          0               *
Catalyst Credit Opportunity Fund (7)                   31,890          *           23,500        8,390             *
Catalyst Credit Opportunity Fund Offshore (7)          82,773          *           49,500        20,873            *
DCM Limited. (7)                                        2,837          *            2,100         737              *
Highland Crusader Offshore Partners, L.P. (8)       1,627,545        4.89%        545,455      1,082,090         3.25%
Michael C. Wolf (9)                                    35,000          *           35,000          0               *
Christopher R. Roberts, 401(k) (9)                     25,000          *           25,000          0               *
Igor Volshteyn, 401(k) (9)                             25,000          *           25,000          0               *
Morris Weiss, IRA (9)                                  15,000          *           15,000          0               *
Morris Weiss (9)                                       20,000          *           20,000          0               *
John J. Gorman (10)                                   691,300        2.08%        690,000        1,300             *
York Investment Limited (11)                          779,963        2.34%        396,346       383,617          1.15%
York Capital Management, L.P. (12)                    223,836          *          112,001       111,835            *
York Select Unit Trust (13)                           157,507          *           67,500        90,007            *
York Distressed Opportunities Fund, L.P. (14)         495,391        1.49%        378,976       116,415            *
York Select, L.P. (15)                                447,123        1.34%         99,007       125,826            *
Evercore Investments LLC (16)                         343,450        1.03%        343,450          0               *
Karen Singer (17)                                     702,500        2.11%        702,500          0               *
Canpartners Investments IV, LLC (18)                  437,500        1.31%        437,500          0               *
George W. Haywood                                   3,389,500       10.19%      1,500,000      1,889,500         5.68%
Rita Barr (19)                                        112,916          *          112,916          0               *
Wayne Barr (19)                                        50,000          *           50,000          0               *
PDA Group, LLC (20)                                    56,250          *           56,250          0               *
Patrick Doyle (21)                                     50,000          *           50,000          0               *
Niskayuna Development LLC (22)                        814,168        2.45%        814,168          0               *
The Raptor Global Portfolio Ltd. (23)               2,549,911        7.89%      2,549,911          0               *
The Tudor BVI Global Portfolio Ltd. (24)              564,970        1.28%        564,970          0               *
The Altar Rock Fund L.P. (25)                          28,068          *           28,068          0               *
Tudor Proprietary Trading, L.L.C. (26)                302,506          *          302,506          0               *
Motorola Credit Corp. (27)                            200,000          *          200,000          0               *
York Global Value Partner, L.P.                       147,015          *           90,000        57,015            *
Rockbay Capital Fund, LLC (28)                          9,051          *              600        7,852             *
Rockbay Capital Institutional Fund, LLC (28)          109,818          *            7,221        95,264            *
Rockbay Capital Offshore Fund, Ltd. (28)              240,057          *           17,173       222,884
Glenview Capital Partner, L.P. (29)                   139,800          *           25,000       114,800            *
Glenview Institutional Partners, L.P. (29)            401,700          *           72,000       329,700            *
Glenview Capital Master Fund, Ltd. (29)               820,400        2.47%        147,000       673,400          2.02%
GCM Little Arbor Master Fund, Ltd. (29)                36,000          *            6,000        30,000            *
OZ Master Fund, Ltd. (30)                             912,715        2.74%        417,315       495,400          1.49%
OZ Mac 13 Ltd. (30)                                    12,805          *            5,031        7,774             *
Fleet Maritime, Inc. (30)                              20,851          *            7,654        13,197            *
John Waterfall                                      2,710,000        8.14%        100,000      2,610,000         7.84%
Edwin Morgens                                       2,510,000        7.54%        100,000      2,410,000         7.24%
Strome Hedgecap Ltd.                                  410,000        1.23%        410,000          0               *
Singer Children's Management Trust (31)               135,000          *          135,000          0               *
Highland Equity Focus Fund, L.P. (8)                  425,000        1.28%        425,000          0               *
Highland Equity Fund, L.P. (8)                         50,000          *           50,000          0               *
Capital & Technology LLC (32)                          56,666          *           56,666          0               *
Westech Capital Corp (33)                             300,000          *          300,000          0               *
----------

* Less than 1% of the outstanding shares.

(1) Greywolf Capital II LP holds these shares on behalf of Greywolf Capital Partners II LP. Greywolf Advisors LLC exercises voting and investment control over all the shares offered by Greywolf Capital Partners II LP. Accordingly, Greywolf Advisors LLC may be deemed to beneficially own 499,150 shares of Motient common stock prior to the offering contemplated hereby. Share ownership does not include warrants to purchase shares of Motient common stock. The warrants were issued to Greywolf Capital II LP in the April 7, 2004 and July 1, 2004 private placements, have not yet vested and may never vest. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in the private placement.

         Greywolf Capital Management LP exercises voting and investment control over all the shares offered by Greywolf Capital Overseas Fund. Accordingly, Greywolf Capital Management LP may be deemed to beneficially own 593,850 shares of Motient common stock prior to the offering contemplated hereby. Share ownership does not include warrants to purchase an additional 81,250 shares of Motient common stock. The warrants were issued to Greywolf Capital Management LP in the April 7, 2004 private placement, have not yet vested and may never vest. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in the private placement.

(2) LC Capital Master Fund, Ltd. is a lender under our term credit agreement. 500,000 of the shares offered hereby are shares underlying warrants to purchase our common stock received pursuant to the term credit agreement.

(3) Further Lane Asset Management received warrants to purchase 200,000 shares of our common stock as partial compensation for certain consulting activities in 2003. All shares offered hereby are shares underlying warrants to purchase our common stock. Michael Araiz, as CEO and majority shareholder of Further Lane Asset Management, exercises voting and investment control over such shares.

(4) Christopher W. Downie is currently an executive vice president, the principal executive officer, chief operating officer and treasurer of Motient and has been an officer of Motient since March 2003. Prior to such date, he was a consultant for CTA. All shares offered hereby are shares underlying warrants or options to purchase our common stock.

(5) Bay Harbor Management, L.C. exercises investment and voting control over all shares offered hereby. Bay Harbor Partners, Ltd. and Bay Harbor 90-1, Ltd. are lenders under our tem credit agreement. All shares offered hereby are shares underlying warrants to purchase our common stock. Accordingly, Bay Harbor Management, L.C. may be deemed to beneficially own 825,000 shares of Motient common stock prior to the offering contemplated hereby.

(6) Millennium Management, LLC, is the managing partner of Millennium Partners, L.P. and consequently has voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the sole managing member of Millennium Management. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by any such person or entity as to beneficial ownership of any such shares. Millennium Partners, L.P. owns directly or indirectly Millenco, L.P., Millennium Trading Co., L.P. and Millennium Funding Associates, LLC, and may be deemed to be an affiliate, either through common ownership or common control, of Israel A. Englander & Co., each of which is a registered broker-dealer. Millenium Partners, L.P. has confirmed to us that the securities were acquired in the ordinary course of business and that there are no agreements or understandings with ay other person to dispose of the securities. Millennium Partners, L.P is a lender under our term credit agreement. All shares offered hereby are shares underlying warrants to purchase our common stock.

(7) Catalyst Investment Management exercises voting and investment control over all shares offered by Catalyst Credit Opportunity Fund Offshore, Catalyst Credit Opportunity Fund and DCM Limited. Of the shares offered hereby, 8,700, 3,500 and 300 shares are shares underlying warrants held by Catalyst Credit Opportunity Fund Offshore, Catalyst Credit Opportunity Fund and DCM Limited, respectively. Consequently, Catalyst Investment Management may be deemed to be the beneficial owner of up to 92,500 shares of Motient common stock prior to the offering contemplated hereby.

(8) Highland Capital Management, L.P., which is owned by James D. Dondero, a member of Motient's board of directors, exercises voting and investment control over the common stock offered hereby. Mr. Dondero disclaims beneficial ownership of these securities. Highland Capital Management, L.P. is an indirect lender under our term credit agreement. 761,364 of the shares offered hereby are warrants to purchase Motient common stock. Highland Crusader Offshore Partners, L.P.'s ownership includes warrants to purchase 825,000 shares of our common stock, but does not include warrants to purchase an additional 136,364 shares of Motient common stock. The shares offered hereby also do not include the warrants owned by Highland Equity Fund, L.P., and Highland Equity Focus Fund, L.P., in the amounts of 63,750 and 7,500, respectively. These warrants to purchase shares of common stock were issued in the April 7, 2004 and July 1, 2004 private placements, have not yet vested and may never vest. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in the private placement. Mr. Dondero disclaims ownership of these securities.

(9) All shares offered hereby are shares underlying warrants to purchase Motient common stock. Michael C. Wolf, Christopher R. Roberts, Igor Volshteyn and Morris Weiss are employees of Tejas Securities Group, Inc., which acted as placement agent for our April 7, 2004 private placement of common stock. The Morris Weiss, IRA is the individual retirement account for Morris Weiss.

(10) John Gorman is the chairman of the board of directors of Tejas Securities Group, Inc., which acted as placement agent for our April 7, 2004 and July 1, 2004 private placements of common stock. All shares offered hereby are shares underlying warrants to purchase Motient common stock. In addition, Mr. Gorman's ownership includes 1,300 shares of Motient common stock held in trust accounts for his children. Mr. Gorman is an affiliate of a broker-dealer. Mr. Gorman has confirmed to us that the securities were acquired in the ordinary course of business and that there are no agreements or understandings with ay other person to dispose of the securities.

(11) York Investment Limited is a lender under our term credit agreement. All shares offered hereby are shares underlying warrants to purchase Motient common stock.

(12) York Capital Management L.P. is a lender under our term credit agreement. All shares offered hereby are shares underlying warrants to purchase Motient common stock.

(13) 7,500 of the shares offered hereby are shares underlying warrants to purchase Motient common stock.

(14) York Distressed Opportunities Fund, L.P. is a lender under our term credit agreement. 133,200 of the shares offered hereby are shares underlying warrants to purchase Motient common stock.

(15) 11,250 of the shares offered hereby are shares underlying warrants to purchase Motient common stock.

(16) All of the shares offered hereby are shares underlying warrants to purchase Motient common stock. The management group of Evercore Investments LLC collectively exercises voting control over the Motient securities owned by Evercore. Evercore Partners L.P. acted as financial advisor to the official committee of unsecured creditors appointed during our bankruptcy proceedings for the period of October 22, 2001 through July 9, 2002.

(17) Karen Singer is the wife of Gary Singer, investment advisor of M&E Advisors, LLC, a lender under our term credit agreement, and the brother of Steven Singer, the chairman of our board of directors. 602,500 of the shares offered hereby are shares underlying warrants to purchase Motient common stock.

(18) Canpartners Investments IV, LLC is a lender under our term credit agreement. All shares offered hereby are shares underlying warrants to purchase Motient common stock. Canpartners Investments IV, LLC is an affiliate of a broker-dealer. Canpartners Investments IV, LLC has confirmed to us that the securities were acquired in the ordinary course of business and that there are no agreements or understandings with ay other person to dispose of the securities.

(19) Rita Barr is the wife of Wayne Barr, a member of CTA. Each of Rita and Wayne Barr disclaim any beneficial ownership of the shares held by the other. All shares offered hereby are shares underlying warrants to purchase Motient common stock.

(20) PDA Group, LLC, is a wholly-owned entity of Peter Aquino, a member of our board of directors. Peter Aquino is also a member of CTA. All shares offered hereby are shares underlying warrants to purchase Motient common stock.

(21) Mr. Doyle is a member of CTA. All shares offered hereby are shares underlying warrants to purchase Motient common stock.

(22) Sherrie G. Abbruzzese is the managing member of Niskayuna Development LLC, successor in interest to Niskayuna Management, Inc., which is the majority member of CTA. Mrs. Abbruzzese is the wife of Jared E. Abbruzzese, current chairman of CTA and the former chairman of our board of directors. 350,000 of the shares offered hereby were issued to Niskayuna Management, Inc. All shares offered hereby are shares underlying warrants to purchase Motient common stock.

(23) Tudor Investment Corporation is the investment advisor of The Raptor Global Portfolio Ltd. Because Paul Tudor Jones II is the controlling shareholder of Tudor Investment Corporation, he may be deemed to be the beneficial owner of shares beneficially owned by The Raptor Global Portfolio Ltd. Mr. Jones disclaims such beneficial ownership. Share ownership does not include warrants to purchase an additional 470,529 shares of Motient common stock. The warrants were issued to The Raptor Group Portfolio Ltd. in the April 7, 2004 private placement, have not yet vested and may never vest. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in the private placement. In addition, the vesting date of the warrants will be delayed to the extent that The Raptor Global Portfolio Ltd. (together with its affiliates) owns in excess of 9.9% of Motient common stock or if vesting will result in The Raptor Global Portfolio Ltd. (together with its affiliates) owning in excess of such amount.

(24) Tudor Investment Corporation is the investment advisor of The Tudor BVI Global Portfolio Ltd. Because Paul Tudor Jones II is the controlling shareholder of Tudor Investment Corporation, he may be deemed to be the beneficial owner of shares beneficially owned by The Tudor BVI Global Portfolio Ltd. Mr. Jones disclaims such beneficial ownership. Share ownership does not include warrants to purchase an additional 104,609 shares of Motient common stock. The warrants were issued to The Tudor BVI Global Portfolio in the April 7, 2004 private placement, have not yet vested and may never vest. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in the private placement. In addition, the vesting date of the warrants will be delayed to the extent that The Tudor BVI Global Portfolio Ltd. (together with its affiliates) owns in excess of 9.9% of Motient common stock or if vesting will result in The Tudor BVI Global Portfolio Ltd. (together with its affiliates) owning in excess of such amount.

(25) Tudor Investment Corporation is the general partner of The Altar Rock Fund L.P. Because Paul Tudor Jones II is the controlling shareholder of Tudor Investment Corporation, he may be deemed to be the beneficial owner of shares beneficially owned by The Altar Rock Fund L.P. Mr. Jones disclaims such beneficial ownership. Share ownership does not include warrants to purchase an additional 5,171 shares of Motient common stock. The warrants were issued to The Altar Rock Fund L.P. in the April 7, 2004 private placement, have not yet vested and may never vest. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in the private placement. In addition, the vesting date of the warrants will be delayed to the extent that The Altar Rock Fund L.P. (together with its affiliates) owns in excess of 9.9% of Motient common stock or if vesting will result in The Altar Rock Fund L.P. (together with its affiliates) owning in excess of such amount.

(26) Paul Tudor Jones II is the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C. and, as a result, may be deemed to be the beneficial owner of shares beneficially owned by Tudor Proprietary Trading, L.L.C. Mr. Jones disclaims such beneficial ownership. Share ownership does not include warrants to purchase an additional 56,055 shares of Motient common stock. The warrants were issued to Tudor Proprietary Trading, L.L.C in the April 7, 2004 private placement, have not yet vested and may never vest. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in the private placement. In addition, the vesting date of the warrants will be delayed to the extent that The Tudor Proprietary Trading L.L.C. (together with its affiliates) owns in excess of 9.9% of Motient common stock or if vesting will result in The Tudor Proprietary Trading L.L.C. (together with its affiliates) owning in excess of such amount.

(27) Motorola, Inc. and affiliate of Motorola Credit Corp, was a creditor of us pursuant to a vendor financing facility and promissory note. The shares offered hereby were issued in partial satisfaction of certain debts outstanding under these financing facilities. All shares offered hereby are shares underlying warrants to purchase Motient common stock.

(28) Atul Khanna and Jonathon Baron, affiliates of all Rockbay entities, may be deemed to be beneficial owners on shares held by such entities. They disclaim any such beneficial ownership.

(29) Larry Robbins, President and CEO of Glenview Capital Management, LLC, is the Investment Manager of the selling stockholder. As such, he may be deemed to exercise voting and investment control over the shares held by the selling stockholder.

(30) Daniel S. Och is the Senior Managing Member of OZ Management, L.L.C., the investment manager of each of OZ Master Fund, Ltd., OZ Mac 13 Ltd. and Fleet Maritime, Inc. As such, Mr. Och may be deemed to exercise voting and investment control over the shares held by OZMD.

(31) Singer Children's Management Trust is a trust established for the benefit of the children of Gary and Karen Singer. Karen Singer is the wife of Gary Singer, investment advisor of M&E Advisors, LLC, a lender under our term credit agreement, and the brother of Steven Singer, the chairman of our board of directors. Gary and Karen Singer disclaim any beneficial ownership of securities owned by the trust.

(32) Wayne Barr, a member of CTA, is a manager of Capital & Technology LLC. Jared E. Abbruzzese, the chairman of CTA and former chairman of Motient, is the chairman of Capital & Technology LLC. Each of Wayne Barr and Niskayuna Development LLC is a member of Capital & Technology LLC.

(33) Westech Capital Corp. is the parent entity of Tejas Securities Group Inc. John Gorman is the chairman of the board of directors of Tejas Securities Group, Inc., which acted as placement agent for our April 7, 2004 and July 1, 2004, private placements of common stock. All shares offered hereby are shares underlying warrants to purchase Motient common stock. In addition, Mr. Gorman is an affiliate of Westech Capital Corp. He disclaims any beneficial ownership of shares owned by Westech Capital Corp.

                       DESCRIPTION OF MOTIENT'S SECURITIES

Since May 1, 2002, the effective date of our plan of reorganization, we have been governed by our Restated Certificate of Incorporation, which provides for one hundred five million (105,000,000) shares of authorized capital stock, consisting of one hundred million (100,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share. In accordance with Section 1123(a)(6) of the Bankruptcy Code, our Restated Certificate of Incorporation prohibits the issuance of any shares of non-voting securities. The following summary description of our capital stock is qualified in its entirety by reference to our Restated Certificate of Incorporation and Amended and Restated Bylaws, a copy of each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We may issue up to one hundred million (100,000,000) shares of common stock. As of July 1, 2004, 33,273,994 shares of common stock were outstanding. The common stock has the following terms:

     o The outstanding shares of our common stock are fully paid and non-assessable.

     o Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor.

     o After satisfaction of the dividend rights of holders of any outstanding preferred stock, holders of common stock will be entitled to any dividend declared by the board of directors out of funds legally available for this purpose. However, it is not anticipated that any cash dividends will be paid on the common stock for the foreseeable future.

     o Upon a liquidation, dissolution or winding up of Motient, holders of common stock will have the right to a ratable portion of assets remaining after payment of liabilities and any payments due to holders of outstanding preferred stock;

     o    The holders of common stock have no preemptive rights; and

     o The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We may issue up to five million (5,000,000) shares of preferred stock in one or more series. Our board of directors may issue such preferred stock, and designate the terms thereof (including with respect to voting rights, dividends, liquidation preferences and conversion rights), without the need for stockholder approval. There are no shares of preferred stock outstanding, and there are no agreements or understandings for the designation of any series of preferred stock or the issuance of shares thereunder. The existence of authorized but unissued preferred stock may enable our board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Foreign Ownership Restrictions

Under the Telecommunications Act of 1996, non-U.S. citizens or their representatives, foreign governments or their representatives, or corporations organized under the laws of a foreign country may not own, in the aggregate, more than 20% of a common carrier licensee or more than 25% of the parent of a common carrier licensee if the FCC determines that the public interest would be served by prohibiting this ownership. Additionally, the FCC's rules may under some conditions limit the size of investments by foreign telecommunications carriers in U.S. international carriers.

Limitation of Liability and Indemnification

Under Section 145 of the Delaware General Corporation Law, or DGCL, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses, including attorneys' fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our Restated Certificate of Incorporation provides that no director of Motient shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of such provision shall not adversely affect any right or protection, or any limitation of the liability of, a director of Motient existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both our Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that further provide for the indemnification of directors and officers in accordance with and to the fullest extent permitted by the DGCL.

Additionally, Motient has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require Motient, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of Motient and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., 250 Royal St., Canton, MA 02021.

                         SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market could adversely affect our common stock's prevailing market price, assuming an established trading market for our common stock develops. As of July 1, 2004, we had outstanding 33,273,994 shares of our common stock. Approximately 25,558,084 of these shares are freely tradable without restriction or further registration under the Securities Act, if they are held by persons other than "affiliates" of Motient, as defined under the Securities Act. We believe that 16,551,228 shares of our common stock are held, or will be held, by holders who may be affiliates. In addition, we have issued approximately 7,715,910 shares of restricted common stock, which are not registered and may not be traded by any holder of such stock absent an exemption from the Securities Act until registered. All of the shares offered for sale pursuant to this prospectus may be sold pursuant to this prospectus under the Securities Act, and will thereafter be freely tradable so long as they are not held by affiliates or underwriters. If the selling stockholders sell a large number of shares into the public market at one time, such sales could have an adverse effect on the market price of the common stock. We are not aware of any shares held by affiliates not being offered for sale under this prospectus. If any such shares exist, these shares may be sold under Rule 144 promulgated under the Securities Act of 1933. Rule 144 permits sales by a holder within any three-month period of a number of shares that does not exceed the greater of: (1) 1% of the number of shares of common stock then outstanding or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to those sales. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about Motient must be available.

Also, we have issued certain parties warrants to purchase an aggregate of up to 7,218,450 shares of our common stock. The table below sets forth certain relevant terms of these warrants.

----------------------------------------------------------------------------------------------------------------------
Issued to:                           Number of Shares             Exercise Price          Term
----------------------------------------------------------------------------------------------------------------------
Lenders under our term credit           3,125,000                       $1.06             5 year term, issued
agreement - January 2003                                                                  January 2003
issuance
----------------------------------------------------------------------------------------------------------------------
Lenders under our term credit           1,000,000                       $4.88             5 year term, issued March
agreement - March 2004                                                                    2004
issuance
----------------------------------------------------------------------------------------------------------------------
Certain Affiliates of CTA                 500,000                       $3.00             5 year term, issued
                                                                                          December 2002
----------------------------------------------------------------------------------------------------------------------
Certain Affiliates of CTA                 400,000                       $5.50             10 year term, issued April
                                                                                          2004
----------------------------------------------------------------------------------------------------------------------
Certain Affiliates of CTA                 340,000                       $8.57             10 year term, issued July
                                                                                          2004
----------------------------------------------------------------------------------------------------------------------
Further Lane Asset Management             200,000                       $5.10             5 year term, issued July
                                                                                          2003
----------------------------------------------------------------------------------------------------------------------
Certain Affiliates of Tejas               600,000                       $5.50             10 year term, issued April
Securities, Inc.                                                                          2004
----------------------------------------------------------------------------------------------------------------------
Certain Affiliates of Tejas               510,000                       $8.57             10 year term, issued July
Securities, Inc.                                                                          2004
----------------------------------------------------------------------------------------------------------------------
Evercore Investments, LLC                 343,450                       $3.95             5 year term, issued May
                                                                                          2002
----------------------------------------------------------------------------------------------------------------------
Purchasers of our common                  790,484                       $5.50             5 year term, issued April
stock in the April 7, 2004                                                                2004
private placement (1)
----------------------------------------------------------------------------------------------------------------------
Purchasers of our common                  525,000                       $8.57             5 year term, issued July
stock in the July 1, 2004                                                                 2004
private placement (1)
----------------------------------------------------------------------------------------------------------------------
Motorola Credit Corp.                     200,000                       $8.68             5 year term, issued July
                                                                                          2004
----------------------------------------------------------------------------------------------------------------------
Total:                                  7,218,450 (2)
----------------------------------------------------------------------------------------------------------------------

(1) The warrants issued to the purchasers of our common stock in the April 7, 2004 and July 1, 2004 private placements have not yet vested and may never vest. Such warrants will vest if and only if we fail to meet certain conditions regarding the registration of the shares sold in the private placement. The first such condition was the filing of this registration statement. The remaining conditions involve the timing of the effectiveness of this registration statement. None of the shares underlying these warrants are being registered pursuant to this registration statement, and are not included in the total.
(2) We have reserved 2,993,024 shares of common stock for issuance under our 2002 stock option plan. Such shares are not being registered pursuant to this registration statement. This total does not include 1,315,484 warrants issued to purchasers of our common stock in our April 7 and July 1, 2004 private placements.

                              PLAN OF DISTRIBUTION

Motient has registered the shares offered by this prospectus on behalf of the selling stockholders, and will not receive any proceeds from the sale of the shares by the selling stockholders, although we will receive proceeds from the exercise of our various outstanding warrants to the extent they are exercised. These shares may be sold or distributed from time to time by the selling stockholders and any of their respective transferees, assignees, donees, distributees, pledgees or other successors in interest, all of whom we collectively refer to in this prospectus as "selling stockholders." The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices or in competitively bid transactions, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

The selling stockholders may offer their shares at various times in one or more of the following transactions:

     o in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

     o    in transactions involving cross or block trades;

     o in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

     o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

     o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

     o    in privately negotiated transactions;

     o    in transactions to cover short sales;

     o    in underwritten transactions; or

     o    in a combination of any of the foregoing transactions.

The selling stockholders also may sell all or a portion of their shares in open market transactions in accordance with Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule.

From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders will decrease as and when the selling stockholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

A selling stockholder may sell short the common stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

Motient has advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With some exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

Under Motient's registration rights agreement with certain of the selling stockholders, Motient is required to bear the expenses relating to this offering, excluding any underwriting discounts and fees, brokerage and sales commissions, and stock transfer taxes relating to the sale or disposition of the shares.

Motient has agreed to indemnify certain of the selling stockholders and their respective controlling persons against some liabilities, including some liabilities under the Securities Act.

It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

This offering by any selling stockholder will terminate on the date on which the selling stockholder has sold all of such selling stockholder's shares.

                                  LEGAL MATTERS

For the purposes of this offering, Robert Macklin, the general counsel of Motient has given his opinion as to the validity of the shares of common stock offered by the selling stockholders. As of June 24, 2004, Mr. Macklin held options to purchase 25,619 shares of common stock.

                                     EXPERTS

The consolidated financial statements and schedules of Motient Corporation and subsidiaries as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003, included in this prospectus, have been audited by Eherenkrantz Sterling & Co., LLC, with respect to 2001 and 2002, and Friedman LLP, successor-in-interest to Eherenkrantz Sterling & Co., LLC, with respect to 2003, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The financial statements and schedules referred to above have been included in this prospectus in reliance upon the authority of those firms as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission, or SEC, to register the shares as required by the federal securities laws. This prospectus, which constitutes a part of that registration statement on Form S-1, omits certain information concerning us and our common stock contained in the registration statement. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and the shares offered under this prospectus.

We also file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Our Exchange Act file number for our SEC filings is 0-23044. You may read and copy any document we file with the SEC at the following SEC public reference room:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Motient, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.



                          INDEX TO FINANCIAL STATEMENTS

                      MOTIENT CORPORATION AND SUBSIDIARIES


Report of Independent Registered Public Accounting Firm   .....................................................     F-1

Consolidated Statements of Operations   .......................................................................     F-2

Consolidated Balance Sheets   .................................................................................     F-3

Consolidated Statements of Changes in Stockholders' Equity (Deficit)   ........................................     F-4

Consolidated Statements of Cash Flows   .......................................................................     F-5

Notes to Consolidated Financial Statements   ..................................................................     F-6

Quarterly Financial Data   ....................................................................................     F-70


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Motient Corporation:

We have audited the accompanying consolidated balance sheets of Motient Corporation (a Delaware Corporation) and Subsidiaries (together the "Company") as of December 31, 2003 and 2002 (Successor Company), and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended December 31, 2003 (Successor Company), the eight months ended December 31, 2002 (Successor Company), the four months ended April 30, 2002 (Predecessor Company) and the year ended December 31, 2001 (Predecessor Company). Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Motient Corporation and Subsidiaries as of December 31, 2003 and 2002 (Successor Company) and the results of their operations and their cash flows flows for the year ended December 31, 2003 (Successor Company), the eight months ended December 31, 2002 (Successor Company), the four months ended April 30, 2002 (Predecessor Company) and the year ended December 31, 2001 (Predecessor Company) in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ Friedman LLP
----------------
Livingston, New Jersey
July 2, 2004


                      Motient Corporation and Subsidiaries
                      Consolidated Statements of Operations
 For the Three Months Ended March 31, 2004 and 2003, the Year Ended December 31, 2003,
 the Eight Months Ended December 31, 2002, the Four Months Ended April 30, 2002
                      and the Year Ended December 31, 2001
                      (in thousands, except per share data)


                                                                        Successor Company                    Predecessor Company
                                                                        -----------------                    -------------------

                                                           Three Months Three Months           Eight Month  Four Months (Restated)
                                                               Ended       Ended   Year Ended     Ended        Ended    Year Ended
                                                              March 31,  March 31, December 31, December 31,  April 30, December 31,
                                                                2004       2003       2003         2002         2002       2001
                                                                ----       ----       ----         ----         ----       ----
                                                            (Unaudited)(Unaudited)

REVENUES
Services and related revenues                                  $9,961    $13,563     $49,275      $35,501     $16,809     $68,063
Sales of equipment                                              1,539        807       5,210        1,116       5,564      22,202
                                                             --------   --------    --------    ---------     -------     ------
    Total revenues                                             11,500     14,370      54,485       36,617      22,373      90,265
                                                             --------   --------    --------    ---------     -------     -------

COSTS AND EXPENSES
Cost of services and operations (including
stock-based compensation of $211 for the year
ended December 31, 2003; and $505 for the three months
ended March 31, 2004, exclusive of
depreciation and amortization below)                           11,352     13,654      51,393       38,141      21,909      73,064
Cost of equipment sold (exclusive of
depreciation and amortization)                                  1,509        997       5,942        2,226       5,980      34,116
Sales and advertising (including stock-based
compensation of $151 for the year ended December 31, 2003)
and $360 for the three months ended March 31, 2004              1,032      1,242       4,552        4,825       4,287      22,618
General and administrative (including
stock-based compensation of $241 for the year
ended December 31, 2003 and $577 for the three months
ended March 31, 2004)                                           2,352      3,260      11,299        9,691       4,130      20,543
Restructuring charges                                           1,154         --          --           25         584       4,739
Depreciation and amortization                                   4,273      5,271      21,466       15,509       6,913      32,408
                                                             --------   --------    --------    ---------     -------     -------
 Total Costs and Expenses                                       21,672    24,429      94,652       70,417      43,803     187,488
                                                             --------   --------    --------    ---------     -------     -------

    Operating loss                                            (10,172)   (10,054)    (40,167)     (33,800)    (21,430)    (97,223)

Interest and other income (expense)                                 8        459         662          (89)        145       1,128
Interest expense                                               (1,766)    (1,312)     (6,365)      (1,910)     (1,850)    (61,675)
Other income from Aether/MSV                                      645        838       2,203        1,017       1,125          --
Gain (loss) on disposal of assets                                  (2)        --      (3,037)      (2,116)       (591)         67
Loss on impairment of asset                                        --         --      (5,535)          --          --          --
Gain on sale of transportation and satellite assets                --         --          --          385         372      23,201
Gain on Rare Medium Note call option                               --         --          --           --          --       1,511
Rare Medium merger costs                                           --         --          --           --          --      (4,054)
XM Radio equity investment impairment charge                       --         --          --           --          --     (81,467)
Equity in losses of XM Radio and MSV                           (2,230)    (2,325)     (9,883)     (22,273)     (1,909)    (48,488)
                                                             --------   --------    --------    ---------     -------    --------
Loss before reorganization items                              (13,517)   (12,394)    (62,122)     (58,786)    (24,138)   (267,000)

Reorganization items:
Costs associated with debt restructuring                           --         --          --         (772)    (22,324)     (1,254)
Gain (loss) on extinguishment of debt                              --         --          --           --     183,725      (1,243)
Gain on fair market adjustment of assets/liabilities               --         --          --           --      94,715        --
                                                             --------   --------    --------    ---------     -------   ---------
(Loss) income before income taxes                             (13,517)   (12,394)    (62,122)     (59,558)    231,978    (269,497)

Income tax provision                                               --         --          --           --          --          --
                                                             --------   --------    --------    ---------     -------   ---------
Net (loss) income                                            $(13,517)  $(12,394)   $(62,122)    $(59,558)  $ 231,978   $(269,497)
                                                             ========   ========    ========    =========   =========   =========

Net (loss) income -  basic and diluted                       $  (0.54)  $  (0.49)  $   (2.47)   $   (2.37)  $    3.98   $   (5.27)
                                                             ========   ========   =========    =========   =========   =========

Weighted-Average Common Shares Outstanding -                   25,232     25,097      25,145       25,097      58,251      51,136
basic and diluted

The accompanying notes are an integral part of these consolidated financial statements.


                      Motient Corporation and Subsidiaries
                           Consolidated Balance Sheets
                as of March 31, 2004, December 31, 2003 and 2002
                 (in thousands, except share and per share data)


                                                                                          Successor        Successor     Successor
                                                                                           Company          Company       Company
                                                                                           -------          -------       -------
                                                                                          March 31,       December 31,  December 31,
                                                                                             2004             2003          2002
                                                                                             ----             ----          ----
                                                                                         (unaudited)
        ASSETS
        CURRENT ASSETS:
           Cash and cash equivalents                                                         $2,499           $3,618    $  5,840
           Accounts receivable-trade, net of allowance for
           doubtful accounts of $660, $759 and $1,003 at March 31, 2004,
           December 31, 2003 and 2002, respectively                                           2,708            3,804       9,339
           Inventory                                                                            132              240       1,077
           Due from Mobile Satellite Ventures LP, net                                            90               93         234
           Assets held for sale                                                                 535            2,734          --
           Deferred equipment costs                                                           3,038            3,765       2,755
           Other current assets                                                               2,825            5,091       6,796
           Restricted cash and short-term investments                                            --              504         604
                                                                                             ------              ---         ---
              Total current assets                                                           11,827           19,849      26,645
                                                                                             ------           ------      ------

        RESTRICTED INVESTMENTS                                                                1,189            1,091          --
        PROPERTY AND EQUIPMENT, net                                                          29,056           31,381      46,405
        FCC LICENSES AND OTHER INTANGIBLES, net                                              72,617           74,021      94,921
        INVESTMENT IN AND NOTES RECEIVABLE FROM MSV                                          20,380           22,610      32,493
        DEFERRED CHARGES AND OTHER ASSETS                                                    13,789            8,076       1,757
                                                                                             ------            -----       -----
              Total assets                                                                 $148,858         $157,028    $202,221
                                                                                           ========         ========    ========

        LIABILITIES AND STOCKHOLDERS' EQUITY
        CURRENT LIABILITIES:
           Accounts payable and accrued expenses                                            $11,559          $12,365    $ 13,040
           Deferred equipment revenue                                                         3,059            3,795       2,861
           Deferred revenue and other current liabilities                                     8,553           11,005       5,308
           Obligations under capital leases, current                                          1,501            1,454       3,031
           Vendor financing commitment, current                                               1,206            2,413       1,020
                                                                                              -----            -----       -----
              Total current liabilities                                                      25,878           31,032      25,260
                                                                                             ------           ------      ------
        LONG-TERM LIABILITIES:
           Notes payable, including accrued interest thereon                                 23,385           22,885      20,943
           Term Credit Facility                                                               6,760            4,914          --
           Capital lease obligations, net of current portion                                  1,253            1,642       3,219
           Vendor financing commitment, net of current portion                                3,119            2,401       4,927
           Other long-term liabilities                                                          817            1,347       4,824
                                                                                              -----            -----       -----
              Total long-term liabilities                                                    35,334           33,189      33,913
                                                                                             ------           ------      ------
              Total liabilities                                                              61,212           64,221      59,173
                                                                                             ------           ------      ------
        COMMITMENTS AND CONTINGENCIES                                                            --               --          --

        STOCKHOLDERS' EQUITY:
        Preferred Stock; par value $0.01; authorized 5,000,000 shares and no shares outstanding at March 31, 2004, December 31, 2003
        and 2002                                                                                 --               --          --
        Common Stock; voting, par value $0.01; authorized
        100,000,000 shares; 25,246,056, 25,196,840 and 25,097,256 shares issued and outstanding at March 31, 2004, December 31, 2003 and 2002,
        respectively                                                                            253              252         251
        Additional paid-in capital                                                          200,365          198,743     197,814
        Common stock purchase warrants                                                       22,225           15,492       4,541
        Accumulated deficit                                                                (135,197)        (121,680)    (59,558)
                                                                                           --------         ---------    --------
        STOCKHOLDERS' EQUITY                                                                 87,646           92,807     143,048
                                                                                           --------           ------     -------
        Total liabilities, and stockholders' equity                                        $148,858         $157,028    $202,221
                                                                                           ========         ========    ========

The accompanying notes are an integral part of these consolidated financial statements.



                      Motient Corporation and Subsidiaries
      Consolidated Statements of Changes In Stockholders' Equity (Deficit)
  For the Three Months Ended March 31, 2004, the Year Ended December 31, 2003, the Eight Months Ended December 31, 2002, the Four Months Ended April 30, 2002
                and the Year Ended December 31, 2001 (Restated)

                                                                                              Common
                                                     Common Stock     Additional  Deferred    Stock   Unamortized
                                                               Par     Paid-In     Stock     Purchase  Guarantee  Accumulated
                                                    Shares    Value    Capital  Compensation Warrants  Warrants    Deficit    Total
                                                    ------    -----    -------  ---------------------  --------    -------    -----
  Predecessor Company
  -------------------
  BALANCE, December 31, 2000                       49,539,222   $495   $984,532   $(1,327)  $92,249  $(11,504) $(1,043,861) $20,584
    Common Stock issued under the 401(k)
    Savings & Stock Purchase Plan                   3,006,756     30      1,475       --        --        --           --     1,505
    Common Stock issued for exercise of stock
    options and award of bonus stock                    2,015    --           1       --        --        --           --         1
    Common Stock issued for exercise of Stock
    Purchase Warrants                                  38,228    --         845       --       (845)      --           --       --
    Capital Gain in connection with sale of
    stock by MSV                                          --     --      12,883       --        --        --           --    12,883
    Change in deferred compensation on
    non-cash compensation                                 --     --         539     1,048       --        --           --     1,587
    Cancellation of restricted stock                  (88,200)   --        (264)      264       --        --           --       --
    Reduction of Guarantee Warrants for
    extinguishment of debt                                --     --         --        --        --      8,837          --     8,837
    Compensatory stock options issued to
    employees                                             --     --         138       --        --        --           --       138
    Amortization of Guarantee Warrants                    --     --         --        --        --      4,993          --     4,993
    Loss in connection with sale of stock by
    XM Radio                                              --     --     (12,180)      --        --        --           --   (12,180)
    Guarantee Warrants revaluation                        --     --         --        --      2,326    (2,326)         --       --
    Issuance of Restricted Stock                    3,219,236     32        386      (418)      --        --           --       --
    Net Loss                                              --     --         --        --        --        --      (269,497)(269,497)
                                                   --------------------------------------------------------------------------------
  BALANCE, December 31, 2001                       55,717,257    557    988,355      (433)   93,730       --    (1,313,358)(231,149)
    Common Stock issued under the 401(k)
    Savings & Stock Purchase Plan                   2,718,041     27        176       --        --        --           --       203
    Change in deferred compensation on
    non-cash compensation                                 --     --         --         97       --        --           --        97
    Net Income - Predecessor Company                      --     --         --        --        --        --       231,978  231,978
                                                   ----------   ----   --------    ------   -------    ------  -----------   ------
    Balance before fresh-start-Predecessor
    Company                                        58,435,298   $584   $988,531     $(336)  $93,730      $--   $(1,081,380)  $1,129
                                                   ==========   ====   ========    ======   =======    ======  ===========   ======

    Successor Company
    -----------------
    Issuance of New Equity through bankruptcy      25,097,256   $251   $197,814      $--       $--       $--         $--   $198,065
    Issuance of Common Stock Warrants                     --     --         --        --      3,077       --          --      3,077
                                                   --------------------------------------------------------------------------------
  BALANCE, April 30, 2002                           25,097,256   251    197,814       --      3,077       --          --    201,142
    Issuance of Common Stock Warrants                     --     --         --        --      1,464       --          --      1,464
    Net Loss                                              --     --         --        --        --        --       (59,558) (59,558)
                                                   --------------------------------------------------------------------------------
  BALANCE, December 31, 2002                       25,097,256    251    197,814       --      4,541       --       (59,558) 143,048
    Common Stock issued under the 401(k)
    Savings & Stock Purchase Plan                      84,172      1        280       --        --        --           --       281
    Common  Stock issued for exercise of stock
    options                                            15,412    --          46       --        --        --           --        46
    Issuance of Common Stock Warrants                     --     --         --        --     10,951       --           --    10,951
    Change in deferred compensation on
    non-cash compensation                                 --     --         603       --        --        --           --       603
    Net loss                                              --     --         --        --        --        --       (62,122) (62,122)
                                                   --------------------------------------------------------------------------------
  BALANCE, December 31, 2003                       25,196,840   $252   $198,743      $--    $15,492      $--     $(121,680) $92,807

Common Stock issued under 401(k)                       13,855    --          76       --        --        --            --       76
Common Stock issued for exercise of stock
options                                                35,361      1        104       --        --        --            --      105
Change in deferred compensation on
non-cash compensation                                     --     --       1,442       --        --        --            --    1,442
Issuance of Common Stock Warrants                         --     --        --         --      6,733       --            --    6,733
Net loss                                                  --     --        --         --        --        --       (13,517) (13,517)
                                                   ----------   ----   --------      ---    -------      ---     ---------  -------
Balance, March 31, 2004 (unaudited)                25,246,056   $253   $200,365      $--    $22,225      $--     $(135,197) $87,646
                                                   ==========   ====   ========      ===    =======      ===     =========  =======

The accompanying notes are an integral part of these consolidated financial statements.

                      Motient Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
           For the Three Months Ended March 31, 2004, March 31, 2003,
For the Year Ended December 31, 2003, the Eight Months Ended December 31, 2002,
    the Four Months Ended April 30, 2002 and the Year Ended December 31, 2001
                                 (in thousands)

                                                                                Successor Company             Predecessor Company
                                                                                -----------------             -------------------
                                                                                                                           Four
                                                                                              Eight Months    Months    (Restated)
                                                              Three Months Ended  Year Ended      Ended        Ended    Year Ended
                                                                    March 31,     December 31,  December 31,  April 30, December 31,
                                                                2004       2003      2003         2002         2002        2001
                                                                ----       ----      ----         ----         ----        ----
                                                            (unaudited) (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                             $(13,517)  $(12,394)  $(62,122)  $(59,558)   $231,978   $(269,497)
Adjustments to reconcile net (loss) income to net cash
(used in) by operating activities:
   Amortization of Guarantee Warrants and debt related costs        --         --         --         --       5,629     11,499
   Depreciation and amortization                                 4,270      5,272     21,466     15,509       6,913     32,408
   Provision for inventory write-downs                            --           --         --         --          --      7,891
   Equity in loss of XM Radio and MSV                            2,230      2,326      9,883     22,319       1,909     48,488
   (Gain) loss on disposal of assets                                --         --      8,572      2,116         591        (67)
   Impairment loss on XM Radio common stock held for sale           --         --         --         --          --     81,467
   Gain on Rare Medium Note call option                             --         --         --         --          --     (1,511)
   Gain on sale of transportation assets                            --         --         --       (385)       (372)   (23,201)
   (Gain) loss on extinguishment of debt                            --         --         --         --    (183,725)     1,243
   Gain on debt restructuring                                       --       (405)      (573)        --          --         --
   Issuance of warrants                                             --         --        927         --          --         --
   Fresh-Start valuation and other non-cash adjustments             --         --         --         --     (94,715)        --
   Non cash amortization of deferred financing costs               991         --      3,292         --          --         --
   Non cash stock compensation                                   1,442         --        603         --          --      1,150
   Changes in assets and liabilities, net of acquisitions
   and dispositions:
   Inventory                                                       108        204        837      2,765      (2,167)    (1,118)
   Accounts receivable-- trade                                   1,096        952      5,535        782       1,370        462
   Other current assets                                          4,814        461        (80)     4,263      15,833     10,764
   Accounts payable and accrued expenses                          (730)      (288)      (255)      (217)      7,619    (10,327)
   Accrued interest                                                526        438      2,510      1,193       1,320     20,810
   Deferred trade payables                                          --         --         --         --          --     (2,212)
   Deferred revenue and other deferred items                    (2,989)     1,243      2,285      2,305      (6,729)    (7,097)
                                                               -------    -------    -------    -------     -------  ---------
   Net cash (used in) operating activities                      (1,759)    (2,191)    (7,120)    (8,908)    (14,546)   (98,848)
                                                               -------    -------    -------    -------     -------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of assets                                     --         --      6,116        616          --         --
   Proceeds from sale of satellite assets to MSV                    --         --         --         --          --     42,500
   Proceeds from sale of transportation assets                      --         --         --        385         372     10,000
   Proceeds (purchase) of restricted investments                   406        272       (991)      (604)         --     11,307
   Proceeds from the sale of XM Radio common stock                  --         --         --         --          --     38,289
   Receipt of Senior Note Interest from escrow                      --         --         --         --          --     20,503
   Investment in MSV                                                --         --         --       (957)         --         --
   Additions to property and equipment                            (541)        (6)      (232)      (613)       (494)   (13,751)
                                                               -------    -------    -------    -------     -------  ---------
   Net cash (used in) provided by investing activities           (135)        266      4,893     (1,173)       (122)   108,848
                                                               -------    -------    -------    -------     -------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of equity securities                      --         --         --         --          17        354
   Proceeds from Rare Medium note                                   --         --         --         --          --     50,000
   Principal payments under capital leases                        (342)      (611)    (2,986)    (1,425)     (1,273)    (3,582)
   Principal payments under vendor financing                      (488)      (219)    (1,020)        --          --     (5,176)
   Repayment from Term Loan                                         --         --         --         --          --    (25,500)
   Proceeds from Term Credit Facility                            1,500         --      4,500         --          --         --
   Proceeds from Bank Financing                                     --         --         --         --          --      6,000
   Proceeds from issuance of employee stock options                105         --         47         --          --         --
   Debt issuance costs and other charges                            --         --       (536)      (117)         --     (1,229)
                                                               -------    -------    -------    -------     -------  ---------
Net cash provided by (used in) financing activities                775       (830)         5     (1,542)     (1,256)    20,867
                                                               -------    -------    -------    -------     -------  ---------
Net (decrease) increase in cash and cash equivalents            (1,119)    (2,755)    (2,222)   (11,623)    (15,924)    30,867
                                                               -------    -------    -------    -------     -------  ---------
CASH AND CASH EQUIVALENTS, beginning of period                   3,618      5,840      5,840     17,463      33,387    227,423
   Less XM Radio cash included in 2000 consolidated cash total      --         --         --         --          --    224,903
                                                               -------    -------    -------    -------     -------  ---------
CASH AND CASH EQUIVALENTS, end of period                       $ 2,499    $3,085      $3,618     $5,840     $17,463    $33,387
                                                               =======    ======      ======     ======     =======    =======

The accompanying notes are an integral part of these consolidated financial statements.

                      MOTIENT CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


1.  ORGANIZATION

Motient Corporation (with its subsidiaries, "Motient" or the "Company") provides two-way mobile communications services principally to business-to-business customers and enterprises. Motient serves a variety of markets including mobile professionals, telemetry, transportation and field service. Motient provides its eLinkSM brand two-way wireless email services to customers accessing email through corporate servers, Internet Service Providers, Mail Service Provider accounts and paging network service providers. Motient also offers BlackBerry TM by Motient, a wireless email solution developed by Research In Motion Ltd. ("RIM") and licensed to operate on Motient's network. BlackBerryTM by Motient is designed for large corporate accounts operating in a Microsoft Exchange or Lotus Notes environment. The Company considers the two-way mobile communications service described in this paragraph to be its core wireless business.

Motient presently has six wholly-owned subsidiaries and a 29.5% interest (on a fully-diluted basis) in Mobile Satellite Ventures LP (MSV). For further details regarding Motient's interest in MSV, please see "Recent Developments - Mobile Satellite Ventures LP". Motient Communications Inc. owns the assets comprising Motient's core wireless business, except for Motient's Federal Communications Commission, or FCC, licenses, which are held in a separate subsidiary, Motient License Inc. (Motient License). Motient License was formed on March 16, 2004, as part of Motient's amendment of its credit facility, and is a special purpose wholly-owned subsidiary of Motient Communications that holds all of the FCC licenses formerly held by Motient Communications. A pledge of the stock of Motient License, along with other assets of Motient Communications, secures borrowings under the term credit facility. For further details regarding the formation of Motient License, please see Note 16 ("Subsequent Events"). Our other four subsidiaries hold no material operating assets other than the stock of other subsidiaries and Motient's interests in MSV. On a consolidated basis, we refer to Motient Corporation and its six wholly-owned subsidiaries as "Motient."

Motient is devoting its efforts to expanding its core wireless business, while also focusing on cost-cutting efforts. These efforts involve substantial risk. Future operating results will be subject to significant business, economic, regulatory, technical and competitive uncertainties and contingencies. Depending on their extent and timing, these factors, individually or in the aggregate, could have an adverse effect on the Company's financial condition and future results of operations. In recent periods, certain factors have placed significant pressures on Motient's financial condition and liquidity position. These factors also have restrained Motient's ability to accelerate revenue growth at the pace required to enable it to generate cash in excess of its operating expenses. These factors include competition from other wireless data suppliers and other wireless communications providers with greater resources, cash constraints have limited Motient's ability to generate greater demand, unanticipated technological and development delays and general economic factors. Motient's results in recent periods, including the period covered by this report, have also been hindered by the downturn in the economy and capital markets. These factors contributed to the Company's decision in January 2002 to file a voluntary petition for reorganization under Chapter 11 of the United States Federal Bankruptcy Code. Motient's Plan of Reorganization was confirmed on April 26, 2002 and became effective on May 1, 2002. Please see Note 2 ("Significant Accounting Policies -- Motient's Chapter 11 Filing and Plan of Reorganization and "Fresh-start" Accounting") below.

For a discussion of certain significant recent developments and trends in Motient's business after the end of the period covered by this report, please see Note 16 ("Subsequent Events"). As discussed in more detail in Note 2 ("Significant Accounting Policies"), the 2002 comparative financial statements provided herein have been restated and have been audited by the Company's former independent registered public accounting firm, Ehrenkrantz Sterling & Co. LLC, predecessor-in-interest to Friedman LLP.

The financial results for the year ended December 31, 2001 and the financial results for the period January 1, 2002 to April 30, 2002 are herein referred to as Predecessor Company results and the financial results for the period May 1, 2002 to December 31, 2002 and the year ended December 31, 2003 included herein are referred to as Successor Company results. Due to the effects of the "fresh-start" accounting, results for the periods defined above are not comparable to periods beginning after May 1, 2002. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

XM Radio

XM Satellite Radio Holdings Inc. ("XM Radio"), a public company that launched its satellite radio service at the end of 2001, was incorporated on December 15, 1992 for the purpose of procuring a digital audio radio service license. As of December 31, 2000, Motient had an equity interest of approximately 33.1% (or 21.3% on a fully diluted basis) in XM Satellite Radio Holdings Inc. ("XM Radio"), and Motient controlled XM Radio through its board of director membership and common stock voting rights. In January 2001, pursuant to FCC approval authorizing Motient to relinquish control of XM Radio, the number of directors appointed by the Company to XM Radio's Board of Directors was reduced to less than 50% of XM Radio directors, and the Company converted a portion of its super-voting Class B Common Stock of XM Radio to Class A Common Stock. As a result, the Company ceased to control XM Radio.

Throughout 2001, Motient disposed of its equity interest in XM Radio, and as of November 19, 2001, Motient did not hold any interest in XM Radio. For the period from January 1, 2001 through November 19, 2001, the Company accounted for its investment in XM Radio pursuant to the equity method of accounting.

Mobile Satellite Ventures LP

On June 29, 2000, the Company formed a joint venture subsidiary, Mobile Satellite Ventures LP (formerly known as Mobile Satellite Ventures LLC) ("MSV"), in which it owned, until November 26, 2001, 80% of the membership interests, in order to conduct research and development activities. In June 2000, the other 20% interest in MSV was purchased by three investors unrelated to Motient. The minority investors had certain participating rights which provided for their participation in certain business decisions that were made in the normal course of business; therefore, in accordance with EITF No 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights", the Company's investment in MSV has been recorded for all periods presented in the consolidated financial statements pursuant to the equity method of accounting. On November 26, 2002, Motient's interest in MSV was reduced to approximately 48%. As of December 31, 2003 and March 31, 2004, Motient held a 29.5% interest in MSV on a fully-diluted basis. Please see Note 13 ("Business Acquisitions and Dispositions - MSV").

Network Offerings: T-Mobile/Verizon Wireless

On March 1, 2003, Motient entered into a national premier dealer agreement with T-Mobile USA, and, on May 21, 2003, Motient entered into an authorized agency agreement with Verizon Wireless. These agreements allow Motient to sell each of T-Mobile's third generation global system for GSM/GPRS network subscriptions and Verizon's third generation CDMA/1XRTT network subscriptions nationwide. Motient is paid for each subscriber put onto either network. Each agreement allows Motient to continue to actively sell and promote wireless email and wireless Internet applications to enterprise accounts on networks with greater capacity and speed, and that are voice capable.

Effects of the Chapter 11 Filing and Emergence

As a result of the Company's Chapter 11 bankruptcy filing, the Company saw a slower adoption rate for its services during the first quarter of 2002. In a large customer deployment, the upfront cost of the hardware can be significant. Because the hardware generally is usable only on Motient's network, certain customers delayed adoption while Motient was in Chapter 11.

Additionally, certain of the Company's trade creditors required either deposits for future services or shortened payment terms; however, none of these deposits or changes in payment terms were material, and none of the Company's key suppliers has ceased to do business with the Company as a result of its reorganization.

Since emerging from bankruptcy protection in May 2002, the Company has undertaken a number of actions to reduce its operating expenses and cash burn rate. The Company's liquidity constraints have been exacerbated by weak revenue growth since emerging from bankruptcy protection, due to a number of factors including the weak economy generally and the weak telecommunications and wireless sector specifically, the financial difficulty of several of its key resellers, on whom it relies for a majority of its new revenue growth, and its continued limited liquidity which has hindered efforts at demand generation.

Management and Board Changes

On January 17, 2003, David Engvall resigned as senior vice president, general counsel and secretary.

On March 18, 2003, Brandon Stranzl resigned from the Board of Directors.

On April 17, 2003, the board of directors elected Christopher W. Downie to the position of Vice President, Chief Financial Officer and Treasurer. Mr. Downie had previously been a consultant with CTA, working on Motient matters, since May 2002.

On June 20, 2003, Jared Abbruzzese resigned his position as Chairman of the Board. Steven Singer was elected Chairman of the Board and a new director, Peter Aquino, was elected to the Board. Mr. Aquino is a senior managing director for CTA.

For additional information on management and board changes for periods after this report, please see Note 16, "Subsequent Events".

Change in Accountants

On May 31, 2002, the Company dismissed Arthur Anderson as its independent auditors. On July 10, 2002, the Company engaged PricewaterhouseCoopers as its independent auditors.

On April 17, 2003, the Company dismissed PricewaterhouseCoopers as its independent auditors, effective upon the completion of services related to the audit of the Company's consolidated financial statements for the period May 1, 2002 to December 31, 2002. On March 2, 2004, Motient dismissed
PricewaterhouseCoopers as its independent auditors effective immediately. The audit committee of the Company's board approved the dismissal.

On April 25, 2003, the Company's Board approved the engagement of Ehrenkrantz Sterling & Co. LLC as its independent registered public accounting firm to (i) re-audit the Company's consolidated financial statements for the fiscal year ended December 31, 2000 and the fiscal year ended December 31, 2001, and (ii) audit the Company's consolidated financial statements for the interim period from January 1, 2002 to April 30, 2002, and the fiscal year that ended on December 31, 2003.

For additional information on changes in accountants for periods after this report, please see Note 16, ("Subsequent Events").

Cost Reduction Actions

Predecessor Company reductions in workforce. On September 26, 2001, the Company announced a plan to restructure its business. As part of this restructuring, the

Company laid off 25% of its workforce, or 50, 22 and 13 employees in the Company's operations, sales and marketing and general and administrative functions, respectively, and cancelled certain of its product initiatives. The Company recorded a restructuring charge in 2001 of $4.74 million. This charge represents $1.6 million of costs directly associated with employee severance packages, $3.0 million of costs associated with product initiative cancellations and $0.1 million of costs associated with capital assets that were no longer in service. Of the $4.7 million charge, approximately $1.7 million represented cash outlays made over the last quarter of 2001 and the first quarter of 2002. The balance represents the write down of assets previously acquired. As of December 31, 2001, the Company had a remaining operational restructuring liability of approximately $0.6 million, which was fully utilized in 2002.

Successor Company Reductions in Workforce. The Company undertook reductions in its workforce in July 2002, September 2002, March 2003 and February 2004. These actions eliminated approximately 29% (95 employees), 13% (26 employees), 10% (19 employees) and 32.5% (54 employees), respectively, of its then-remaining workforce. In the aggregate, the Company has reduced its work force by approximately 68% since July 2002 and reduced employee and related expenditures by approximately $1.5 million per month.

Network Rationalization. The Company is in the process of analyzing its wireless data network in a coordinated effort to reduce network operating costs. One aspect of this rationalization encompasses reducing unneeded capacity across the network by deconstructing under-utilized and unprofitable base stations. In certain instances, the geographic area that the network serves may be reduced by this process. The full extent of the changes to network coverage have yet to be determined.

Closure of Reston, VA Facility. On July 15, 2003, the Company substantially completed the transfer of its headquarters from Reston, VA to Lincolnshire, IL, where it already had a facility. This action reduced the Company's monthly operating expenses by a net amount of approximately $65,000 per month, or $780,000 per year.

Refinancing of Vendor Obligations. During the fourth quarter of 2002 and the first quarter of 2003, the Company renegotiated several of its key vendor and customer arrangements in order to reduce recurring expenses and improve its liquidity position. In some cases, the Company was able to negotiate a flat rate reduction for continuing services provided to it by its vendors or a deferral of payable amounts, and in other cases the Company renegotiated the scope of services provided in exchange for reduced rates or received pre-payments for future services. The Company continues to aggressively pursue further vendor cost reductions where opportunities arise.

In the case of financing arrangements, the Company negotiated, among other things, a deferral of approximately $2.6 million of accounts payable that was owed for services provided for which the Company issued a promissory note for such amount, with the note to be paid off ratably over a two-year period beginning in January 2004. The Company also restructured certain of its vendor and capital lease obligations to significantly reduce the monthly amortization requirements of these facilities on an on-going basis. As part of such negotiations, the Company agreed to fund a letter of credit in twelve monthly installments during 2003, in the aggregate amount of $1.125 million, to secure certain payment obligations. This letter of credit will be released to Motient in fifteen monthly installments beginning in July 2004, assuming no defaults have occurred or are occurring. In March, 2004, Motient further restructured its vendor financing facility and an outstanding promissory note to the same vendor by extending the repayment schedule, thereby reducing the combined monthly amortization requirements under these facilities. In June 2004, the Company negotiated settlements of its vendor financing obligations, promissory notes and capital lease and terminated these obligations and leases. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations"--Liquidity and Capital Resources - Summary of Liquidity and Financing" for further details on these facilities. For more information on these events, please see Note 16, ("Subsequent Events").

UPS Revenue

On December 1, 2002, Motient entered into a letter agreement with UPS under which UPS agreed to make a series of eight prepayments to Motient totaling $5 million for future services Motient is obligated to provide after January 1, 2004. In addition to any other rights it has under its network services agreement with Motient, the letter agreement does not contain any minimum purchase requirement and provides that UPS may terminate the network services agreement, in whole or in part, by providing 30 days' notice to Motient at which point any remaining prepayment would be required to be returned. As of July 31, 2003, all eight prepayments had been made. The $5 million prepayment is credited against airtime services provided to UPS beginning January 1, 2004, until the prepayment is fully credited.

UPS, the Company's largest customer as of December 31, 2002, has substantially completed its migration to next generation network technology as of July 2003, and its monthly airtime usage of the Company's network has declined significantly in the last six months of 2003. UPS was our second largest customer for the twelve months ended December 31, 2003 and our eighth largest customer for the three months ended December 31, 2003. While the Company expects that UPS will remain a customer for the foreseeable future, the bulk of UPS' units have migrated to another network. As of December 31, 2003, UPS had approximately 7,120 active units on Motient's network.

Until June 2003, UPS had voluntarily maintained its historical level of payments to mitigate the near-term revenue and cash flow impact of its recent and anticipated continued reduced network usage. However, beginning in July 2003, the revenues and cash flow from UPS declined significantly. Also, due to the arrangement entered into in 2002 under which UPS prepaid for network airtime to be used by it in 2004, the Company does not expect that UPS will be required to make any cash payments to the Company in 2004 for service to be provided in 2004. Pursuant to such agreement, and, as of May 31, 2004, UPS has not been required to make any cash payments to the Company in 2004, and the value of the Company's remaining airtime service obligations to UPS in respect of the prepayment was approximately $4.3 million. The Company is planning a number of initiatives to offset the loss of revenue and cash flow from UPS, including the following:

     o further reductions in the Company's employee and network infrastructure costs;

     o actions to grow new revenue from the Company's carrier relationships with Verizon Wireless and T-Mobile, under which the Company will be selling voice and data services on such carrier's next generation wireless networks as a master agent;

     o actions to grow revenue from the Company's various telemetry applications and initiatives; and

     o enhancements to the Company's liquidity which are expected to involve the sale of unneeded frequency assets, such as the sales of certain Specialized Mobile Radio ("SMR") licenses to Nextel.


Despite these initiatives, Motient continues to be cash flow negative, and there can be no assurances that we will ever be cash flow positive.

Liquidity and Financing Requirements

The Company's future financial performance will depend on its ability to continue to reduce and manage operating expenses, as well as its ability to grow revenue. The Company's future financial performance could be negatively affected by unforeseen factors and unplanned expenses.

The Company expects to continue to require significant additional funds before it begins to generate cash in excess of its operating expenses, and does not expect to generate cash from operations in excess of its operating costs until the second quarter of 2005, at the earliest. Also, even if the Company begins to generate cash in excess of its operating expenses, it expects to continue to require significant additional funds to meet remaining interest obligations, capital expenditures and other non-operating cash expenses.

In March 2004, the Company amended its term credit facility. As of June 25, 2004, the Company had borrowed $6.8 million under this term credit facility, all of which has been repaid and may not be reborrowed. The Company continues to pursue all potential funding alternatives. Among the alternatives for raising additional funds are the issuances of debt or equity securities, other borrowings under secured or unsecured loan arrangements and sales of assets. There can be no assurance that additional funds will be available to the Company on acceptable terms or in a timely manner. In April 2004, the Company sold 4,215,910 shares of its common stock for aggregate consideration of $23.2 million in a private placement. In July 2004, the Company sold an additional 3,500,000 shares of its common stock for aggregate consideration of $30.0 million. For additional information on these events, please see Note 16 ("Subsequent Events").

The Company's projected cash requirements are based on certain assumptions about its business model and projected growth rate, including, specifically, assumed rates of growth in subscriber activations and assumed rates of growth of service revenue. While the Company believes these assumptions are reasonable, these growth rates continue to be difficult to predict and there is no assurance that the actual results that are experienced will meet the assumptions included in the Company's business model and projections. If the future results of operations are significantly less favorable than currently anticipated, the Company's cash requirements will be more than projected, and it may require additional financing in amounts that will be material. The type, timing and terms of financing that the Company obtains will be dependent upon its cash needs, the availability of financing sources and the prevailing conditions in the financial markets. The Company cannot guarantee that additional financing sources will be available at any given time or available on favorable terms.

2.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

On a consolidated basis, we refer to Motient Corporation and its six wholly-owned subsidiaries as "Motient." All intercompany transactions have been eliminated in consolidation.

For the period from January 1, 2001, through November 19, 2001, the Company's investment in XM Radio was recorded pursuant to the equity method of accounting. For the year ended December 31, 2001, XM Radio recorded $0.5 million of revenue, incurred $282.1 million of operating expenses and had a net loss attributable to common stockholders of $307.5 million.

As noted above (please see Note 1, "Organization"), the results of MSV have been accounted for pursuant to the equity method of accounting.

Motient's Chapter 11 Filing and Plan of Reorganization and "Fresh-Start" Accounting

On October 1, 2001, the Company announced that it would not make a $20.5 million semi-annual interest payment due on the Senior Notes on such date. On November 26, 2001, the Senior Notes trustee declared all amounts owed under the senior notes immediately due and payable. Following these events, the Company determined that the continued viability of its business required restructuring its highly leveraged capital structure. In October 2001, the Company retained Credit Suisse First Boston ("CSFB") as its financial advisor to assist in the restructuring the Company's debt. Shortly thereafter, the Company and CSFB began meeting with the principal creditor constituencies.

On January 10, 2002, the Company filed for protection under Chapter 11 of the Bankruptcy Code. The Company's Amended Joint Plan of Reorganization was filed with the United States Bankruptcy Court for the Eastern District of Virginia on February 28, 2002. The cases were jointly administered under the case name "In Re Motient Corporation, et. al.," Case No. 02-80125. The Company's Plan of

Reorganization was confirmed on April 26, 2002 and the Company's emergence from bankruptcy became effective on May 1, 2002 (the "Effective Date"). The Company adopted "fresh-start" accounting as of May 1, 2002 in accordance with procedures specified by AICPA Statement of Position ("SOP") No. 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." The Company determined that its selection of May 1, 2002 versus April 26, 2002 for the "fresh-start" date was more convenient for financial reporting purposes and that the results for the period from April 26, 2002 to May 1, 2002 were immaterial to the consolidated financial statements. All results for periods prior to the Effective Date are referred to as those of the "Predecessor Company" and all results for periods including and subsequent to the Effective Date are referred to as those of the "Successor Company".

In accordance with SOP No. 90-7, the reorganized value of the Company was allocated to the Company's assets based on procedures specified by SFAS No. 141, "Business Combinations". Each liability existing at the plan confirmation date, other than deferred taxes, was stated at the present value of the amounts to be paid at appropriate market rates. It was determined that the Company's reorganization value computed immediately before the Effective Date was $234 million. Subsequent to the determination of this value, the Company determined that the reorganization value ascribed to MSV did not reflect certain preference rights on liquidation available to certain equity holders in MSV. Therefore, the reorganization value of MSV was reduced by $13 million and the Company's reorganization value was reduced to $221 million. The Company adopted "fresh-start" accounting because holders of existing voting shares immediately before filing and confirmation of the plan received less than 50% of the voting shares of the emerging entity and its reorganization value is less than its postpetition liabilities and allowed claims, as shown below:

Postpetition current liabilities                           $49.9 million
Liabilities deferred pursuant to Chapter 11 Proceedings    401.1 million
                                                           -------------
Total postpetition liabilities and allowed claims          451.0 million
Reorganization value                                      (221.0 million)
                                                         ----------------
Excess of liabilities over reorganization value          $(230.0 million)
                                                         ================

The reorganization value of Motient was determined by considering of several factors and by reliance on various valuation methods. For the valuation of the core wireless business, consideration was given to discounted cash flows and price/earnings and other applicable ratios, a liquidation value analysis, comparable company trading multiples and comparable acquisition multiple analysis. The factors considered by Motient included the following:

     o Forecasted operating cash flow results which gave effect to the estimated impact of limitations on the use of available net operating loss carryovers and other tax attributes resulting from the Plan of Reorganization and other events,
     o The discounted residual value at the end of the forecast period based on the capitalized cash flows for the last year of that period,
     o    Market share and position,
     o    Competition and general economic considerations,

     o    Projected sales growth, and
     o    Working capital requirements.

For the valuation of the Company's investment in MSV, consideration was given to the valuation of MSV's equity reflected by recent arms-length investments in MSV, subsequently adjusted as discussed above.

After consideration of the Company's debt capacity, and after extensive negotiations among parties in interest, it was agreed that Motient's reorganization capital structure should be as follows:


Notes payable to Rare Medium and CSFB                  $19.8 million
Shareholders' Equity                                   201.2 million
                                                       -------------
                                                      $221.0 million
                                                      ==============

The Company allocated the $221.0 million reorganization value among its net assets based upon its current estimates of the fair value of its assets. In the case of current assets, with the exception of inventory, the Company concluded that their carrying values approximated fair values. The values of the Company's frequencies and its investment in and note receivable from MSV were based on independent analyses presented to the bankruptcy court and subsequently adjusted as discussed above. The value of the Company's fixed assets was based upon a valuation of the Company's software and estimates of replacement cost for network and other equipment, for which the Company believes that its recent purchases represent a valid data point. The value of the Company's other intangible assets was based on third party valuations as of May 1, 2002.

In February 2003, the Company engaged a financial advisory firm to prepare a valuation of software and customer intangibles. Software and customer intangibles were not taken into consideration when the original fresh-start balance sheet was determined at May 1, 2002. The changes for the software and customer contracts are reflected below and in the financial statements and notes herein.

The effect of the plan of reorganization and application of "fresh-start" accounting on the Predecessor Company's balance sheet as of April 30, 2002, is as follows:


                                                                            Debt
                                                      Preconfirmation     Discharge                                    Reorganized
                                                        Predecessor     and Exchange           Fresh Start              Successor
(in thousands)                                           Company(j)       of Stock             Adjustments               Company
                                                        ----------        --------             -----------               -------
Assets:
Current assets
  Cash                                                      $17,463                                                         $17,463
  Receivables                                                10,121                                                          10,121
  Inventory                                                   8,194                                (4,352)                    3,842
  Deferred equipment costs                                   11,766                               (11,766)        (e)            --
  Other current assets                                       11,443                                                          11,443
                                                             ------                                ------                    ------
     Total current assets                                    58,987                               (16,118)                   42,869
Property and equipment                                       58,031                                (1,553)        (i)        56,478
FCC Licenses and other intangibles                           45,610                                56,866      (f)(i)       102,476
Goodwill                                                      4,981                                (4,981)        (i)            --
Investment in and notes receivable from MSV                  27,262                                26,593         (f)        53,855
Other long-term assets                                        2,864                                (1,141)        (e)         1,723
                                                              -----                               -------                     -----
     Total Assets                                          $197,735                               $59,666                  $257,401
                                                           ========                               =======                  ========

Liabilities & Stockholders' (Deficit) Equity
Liabilities Not Subject to Compromise:
Current liabilities:
  Current maturities of capital leases                       $4,096                                                          $4,096
  Accounts payable - trade                                    1,625                                                           1,625
  Vendor financing                                              655                                                             655
  Accrued expenses                                           15,727                                                          15,727
  Deferred revenue                                           23,284                               (18,913)     (g)(e)         4,371
                                                             ------                              --------                    ------
                                                             45,387                               (18,913)                   26,474
  Long term liabilities:
  Vendor financing                                            2,661                                                           2,661
  Capital lease obligation                                    3,579                                                           3,579
  Deferred revenue                                           19,931                               (16,136)     (e)(g)         3,795


Liabilities Subject to Compromise:
  Prepetition liabilities                                     8,785           (8,785)      (a)                                   --
  Senior note, including accrued interest thereon           367,673         (367,673)      (b)                                   --
  Rare Medium Note, including accrued interest thereon       27,030          (27,030)      (c)                                   --
                                                             ------          -------             --------                ----------
                                                            403,488         (403,488)                                            --
Rare Medium and CSFB Notes                                       --           19,750    (a)(c)                               19,750
                                                         ----------           ------             --------                    ------

  Total liabilities                                         475,046         (383,738)             (35,049)                   56,259

Stockholders' (deficit) equity:
  Common stock - old                                            584             (584)      (h)                                   --
  Common stock - new                                                             251       (d)                                  251
  Additional paid-in capital                                988,531         (988,531)
                                                                             197,814    (d)(h)                              197,814
  Common stock purchase
  warrants - old                                             93,730          (93,730)      (h)
  Common stock purchase
  warrants - new                                                               3,077       (d)                                3,077
  Deferred stock compensation                                  (336)             336       (h)                                   --
  Retained (deficit) earnings                            (1,359,820)       1,359,820               94,715                        --
                                                         -----------        (183,725)              ------                ----------
                                                                             (94,715)   (d)(h)
                                                                             183,725       (h)

Stockholders' Equity (Deficit)                             (277,311)         383,738               94,715                   201,142
                                                           ---------         -------               ------                   -------
Total Liabilities & Stockholders' Equity (Deficit)         $197,735        $      --              $59,666                  $257,401
                                                           ========        =========              =======                  ========

a)   Represents the cancellation of the following liabilities:

     i.   Amounts due to Boeing                                          $1,533
     ii.  Amounts due to CSFB                                             2,000
     iii. Amounts due to JP Morgan Chase                                  1,550
     iv.  Amounts due to Evercore Partners LP ("Evercore")                1,948
     v.   Amounts due to the FCC                                          1,003
     vi.  Other amounts                                                     751
                                                                         ------
                                                                         $8,785
     Liabilities were cancelled in exchange for the following:

          a.   97,256 shares of new Motient common stock,
          b.   a note to CSFB in the amount of $750 and
          c. a warrant to Evercore Partners to purchase 343,450 shares of new Motient common stock, and
          d.   a note to Rare Medium in the amount of $19,000.
(b) Represents the cancellation of the senior notes in the amount of $367,673, including interest threron, in exchange for 25,000,000 shares of new Motient common stock. Certain of the Company's other creditors received an aggregate of 97,256 shares of the Company's common stock in settlement for amounts owed to them.
(c) Represents the cancellation of $27,030 of notes due to Rare Medium, including accrued interest thereon, in exchange for a new note in the amount of $19,000. The Company also issued CSFB a note in the principal amount of $750 for certain investment banking services.
(d)  Represents the issuance of the following:
               i.   25,097,256 shares of new Motient common stock.
               ii. warrants to the holders of pre-reorganization common stock to purchase an aggregate of approximately 1,496,512 shares of common stock, with such warrants being valued at approximately $1,100.
               iii. a warrant to purchase up to 343,450 shares of common stock to Evercore, valued at approximately $1,900. The retained earnings adjustment includes the gain on the discharge of debt of $183,725.
(e) Represents the write off of deferred equipment costs of $12,907 and deferred equipment revenue of $12,907 since there is no obligation to provide future service post "fresh-start".
(f) To reflect the step-up in assets in accordance with the reorganization value and valuations performed.
(g) Represents the write off of the deferred gain associated with the Company's sale of its satellite assets to MSV in November 2001 and the write-off of the unamortized balance of the $15,000 perpetual license sold to Aether in November 2000, both of which total approximately $22,142, since there is no obligation to provide future service post-"fresh-start".
(h) To record the cancellation of the Company's pre-reorganization equity and to reverse the gain on extinguishment of debt of $183,725 and the gain on fair market adjustment of $94,715.
(i) To record the valuation and resulting increase of customer intangibles of approximately $11,501 and frequencies of $45,365. The reduction of $4,981 is due to a write-off of goodwill. The reduction of property and equipment relates to a subsequent reduction in the carrying value of certain software from $4,942 to $3,389 and the reduction to inventory from $8,194 to $3,842 to its net realizable value.
(j) The balances do not match the balances in the Company's Plan of Reorganization due to subsequent audit adjustments.

Under the Plan of Reorganization, all then-outstanding shares of the Company's pre-reorganization common stock and all unexercised options and warrants to purchase the Company's pre-reorganization common stock were cancelled. The holders of $335 million in senior notes exchanged their notes for 25,000,000 shares of the Company's new common stock. Certain of the Company's other creditors received an aggregate of 97,256 shares of the Company's new common stock in settlement for amounts owed to them. These shares were issued following completion of the bankruptcy claims process; however, the value of these shares has been recorded in the financial statements as if they had been issued on the effective date of the reorganization. Holders of the Company's pre-reorganization common stock received warrants to purchase an aggregate of approximately 1,496,512 shares of common stock. The warrants expired May 1, 2004, or two years after the Effective Date. The warrants were exerciseable to purchase shares of Motient common stock at a price of $.01 per share only if and when the average closing price of Motient's common stock over a period of ninety consecutive trading days was equal to or greater than $15.44 per share. Motient's common stock did not trade at this level from May 1, 2002 to May 1, 2004. All warrants issued to the holders of the Company's pre-reorganization common stock, including those shares held by the Company's 401(k) savings plan, have been recorded in the financial statements as if they had been issued on the effective date of the reorganization. Also, in July 2002, Motient issued to Evercore, financial advisor to the creditors' committee in Motient's reorganization, a warrant to purchase up to 343,450 shares of common stock, at an exercise price of $3.95 per share. The warrant was dated May 1, 2002, and has a term of five years. If the average closing price of Motient's common stock for thirty consecutive trading days is equal to or greater than $20.00, Motient may require Evercore to exercise the warrant, provided the common stock is then trading in an established public market. The value of this warrant has been recorded in the financial statements as if it had been issued on May 1, 2002.

Cash (used) provided by reorganization items were as follows:

                                                                         Predecessor
                                           Successor Company               Company
                                           -----------------               -------
                                                        Eight Months      Four Months
                                        Year Ended         Ended             Ended
                                       December 31,     December 31,       April 30,
                                           2003             2002             2002
                                           ----             ----             ----
      (in thousands)

      Professional Fees                    $--             $(3,434)         $(5,892)
      Interest Income                       --                --                145
                                      --------            --------          -------
                                           $--             $(3,434)         $(5,747)
                                      ========            ========          =======


Further details regarding the plan are contained in Motient's Disclosure Statement with respect to the plan, which was filed as Exhibit 99.2 to the Company's current report on Form 8-K dated March 4, 2002.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to the valuation of its net assets and assets in "fresh-start" accounting, the valuation on its investment in MSV, the valuation of inventory, the allowance for doubtful accounts receivable, the valuation of deferred tax assets and the realizability of long-lived assets.

Cash Equivalents

The Company considers highly liquid investments with original or remaining maturities at the time of purchase of three months or less to be cash equivalents.

Short-term Investments

The Company considers highly liquid investments with original or remaining maturities at the time of purchase of between three months and a year to be short-term investments.

Restricted Investments

At December 31, 2003, the Company had $1.6 million of restricted investments. At December 31, 2002, the Company had $0.6 million of restricted investments. The securities included in restricted investments were classified as held-to-maturity under the provision of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company classified restricted investment amounts which would mature within one year as current assets in the accompanying balance sheet. The Company accounted for these investments at their amortized cost.

Inventory

Inventory, which consists primarily of communication devices and accessories, such as power supplies and documentation kits, is stated at the lower of cost or market. Cost is determined using the weighted average cost method. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes and records a charge to current period income when such factors indicate that a reduction to net realizable value is appropriate. The Company considers both inventory on hand and inventory which it has committed to purchase, if any. The Company recorded inventory write-downs to cost of equipment sold to reduce inventory amounts to its net realizable value, in the amount of $0.2 million in 2003 and $4.4 million in 2002.

Other Current Assets

Other current assets consist of the following:

                                           Successor Company
                                     -------------------------------

                                              December 31,
                                         2003            2002
                                         ----            ----
                                             (in thousands)

Prepaid site rent                      $3,416           $4,175
Prepaid maintenance                       271              289
Prepaid expenses - other                  806            1,802
Deposits                                   10               55
Non-trade receivables and other           588              475
                                          ---              ---
                                       $5,091           $6,796
                                       ======           ======

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of the fair value of certain financial instruments. The carrying amount for cash and cash equivalents, short-term investments, accounts receivable, non-trade receivables included in other assets, accounts payable and accrued expenses, and deferred revenues approximates their fair values. For debt issues that are not quoted on an exchange, interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The fair value of the Company's equity investment in MSV was determined by an independent third-party valuation performed in November 2003 as part of Company's preparation of its December 31, 2002 financial statements. This same valuation methodology was utilized to value the Company's equity interest in MSV as of December 31, 2003. The fair value of the notes receivable from MSV approximates its carrying value as of December 31, 2003.


                                                       As of December 31, 2003       As of December 31, 2002
                                                          Successor Company             Successor Company
                                                      Carrying                      Carrying
                                                       Amount       Fair Value       Amount       Fair Value
                                                       ------       ----------       ------       ----------
(in thousands)
Assets:
Restricted investments                                  $1,595         $1,595           $604          $604
Investment in and notes receivable from MSV             22,610         31,294         32,493        32,493

Liabilities:
Rare Medium Note                                       $22,016        $22,016        $20,148       $20,148
CSFB Note                                                  869            869            795           795
Term Credit Facility                                     4,914          4,914             --            --
Vendor financing commitment                              4,814          4,814          6,096         6,096
Capital leases                                          $3,096         $3,096         $6,250        $6,250


Concentrations of Credit Risk and Major Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, short term investments, and accounts receivable. The Company periodically invests its cash balances in temporary or overnight investments. The Company's short term investments included debt securities such as commercial paper, time deposits, certificates of deposit, bankers acceptances, and marketable direct obligations of the United States Treasury.

To date, the majority of the Company's business has been transacted with telecommunications, field services, natural resources, professional service and transportation companies located throughout the United States. The Company grants credit based on an evaluation of the customer's financial condition, generally without requiring collateral or deposits. Exposure to losses on trade accounts receivable, for both service and for equipment sales, is principally dependent on each customer's financial condition.

Motient's rights to use and sell the BlackBerryTM software and RIM's handheld devices may be limited or made prohibitively expensive as a result of a patent infringement lawsuit brought against RIM by NTP Inc. As a purchaser of those products, Motient could be adversely affected by the outcome of that litigation. Please see Note 14, "Legal and Regulatory Matters"

For the year ended December 31, 2003, five customers accounted for approximately 47% of the Company's service revenue, with two of those customers, SkyTel and UPS, each accounting for more than 11% of the Company's service revenue. As of December 31, 2003, no single customer accounted for more than 6% of the Company's net accounts receivable.

For the four months ended April 30, 2002 and the eight months ended December 31, 2002, SkyTel and UPS accounted for approximately 11% and 16%, respectively, and 15% and 18%, respectively of the Company's service revenue. As of December 31, 2002, SkyTel represented approximately 14% of the Company's net receivables, all of which was current.

For the year ended December 31, 2001, revenue from the MSV research and development efforts accounted for approximately 9% of the Company's service revenue. Excluding revenue earned from MSV, six other customers accounted for approximately 41% of the Company's service revenue, with one customer individually accounting for more than 10% of such revenue.

The revenue attributable to such customers varies with the level of network airtime usage consumed by such customers, and none of the service contracts with such customers requires that the customers use any specified quantity of network airtime, nor do such contracts specify any minimum level of revenue. There can be no assurance that the revenue generated from these customers will continue in future periods.

Software Development Costs

During 1998, the Company adopted SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." As of December 31, 2003 and 2002, net capitalized internal use software costs were $1.3 million and $4.0 million, respectively, are included in property and equipment in the accompanying consolidated balance sheets and are amortized over three years.

Deferred Charges and Other Assets

Deferred charges and other assets consist of the following:

                                                 Successor Company
                                                 -----------------
                                                    December 31,
                                                 2003          2002
                                                 ----          ----
                                                   (in thousands)
Deferred equipment costs                          $709        $1,640
Term credit facility financing fees              7,367            --
Other long term assets                              --           117
                                                ------        ------
                                                $8,076        $1,757
                                                ======        ======

Financing costs are amortized over the term of the related facility using the straight-line method, which approximates the effective interest method.

Deferred Revenue and other Current Liabilities

Deferred Revenue and other current liabilities consist of the following:

                                                   Successor Company
                                                   -----------------
                                                      December 31,
                                                 2003             2002
                                                 ----             ----
                                                     (in thousands)

Deferred Revenue - UPS                          $4,678             $--
Deferred Revenue - Aether                        3,447           1,947
Deferred Revenue - RIM                           1,397           3,163
Deferred Registration fees                         175              90
Deposits - other                                   693              10
Deferred Revenue - other                           615              98
                                                -------          ------
                                                $11,005         $5,308
                                                =======         =======

Other Long-Term Liabilities

Other long-term liabilities consist of the following:

                                                      Successor Company
                                                      -----------------

                                                        December 31,
                                                     2003          2002
                                                     ----          ----
                                                       (in thousands)
Deferred revenue, Aether, RIM, MSV and other           $622       $3,115
Deferred equipment revenue                              725        1,709
                                                     ------       ------
                                                     $1,347       $4,824
                                                     ======       ======

Revenue Recognition

The Company generates revenue through equipment sales, airtime service agreements and consulting services. In 2000, the Company adopted SAB No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. In certain circumstances, SAB No. 101 requires the Company to defer the recognition of revenue and costs related to equipment sold as part of a service agreement.

In December 2003, the Staff of the SEC issued SAB No. 104, "Revenue Recognition", which supersedes SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 104's primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements and to rescind the SEC's "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" ("FAQ") issued with SAB No. 101. Selected portions of the FAQ have been incorporated into SAB No. 104. The adoption of SAB No. 104 will not have a material impact on the Company's revenue recognition policies.

Revenue is recognized as follows:

Service revenue: Revenues from the Company's wireless services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is probable. Service discounts and incentives are recorded as a reduction of revenue when granted, or ratably over a contract period. The Company defers any revenue and costs associated with activation of a subscriber on the Company's network over an estimated customer life of two years.

To date, the majority of the Company's business has been transacted with telecommunications, field services, natural resources, professional service and transportation companies located throughout the United States. The Company grants credit based on an evaluation of the customer's financial condition, generally without requiring collateral or deposits. The Company establishes a valuation allowance for doubtful accounts receivable for bad debt and other credit adjustments. Valuation allowances for revenue credits are established through a charge to revenue, while valuation allowances for bad debts are established through a charge to general and administrative expenses. The Company assesses the adequacy of these reserves quarterly, evaluating factors such as the length of time individual receivables are past due, historical collection experience, the economic environment and changes in credit worthiness of the Company's customers. If circumstances related to specific customers change or economic conditions worsen such that the Company's past collection experience and assessments of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

Equipment and service sales: The Company sells equipment to resellers who market its terrestrial product and airtime service to the public. The Company also sells its product directly to end-users. Revenue from the sale of the equipment, as well as the cost of the equipment, are initially deferred and are recognized over a period corresponding to the Company's estimate of customer life of two years. Equipment costs are deferred only to the extent of deferred revenue.

As of December 31, 2003 and 2002, the Company had capitalized a total of $4.5 million and $4.4 million of deferred equipment revenue, respectively, and had deferred equipment costs of $4.3 million and $4.4 million, respectively.


Advertising Costs

Advertising costs are charged to operations as incurred and totaled $6.6 million in 2003, $4.3 million for the eight months ended December 31, 2002 and $2.5 million for the four months ended April 30, 2002 and $10.0 million in 2001. In 2001, a portion of the advertising costs associated with certain of the Company's Internet promotions, were prepaid in the form of warrants to acquire common stock issued by the Company, valued at $4.8 million. The warrants were expensed as the associated page views were delivered. The Company recognized advertising expense associated with the warrants issued for this Internet promotion in the amount of $1.4 million in 2001. In September 2001, the Company cancelled the Internet promotion, and the $2.9 million of remaining prepaid advertising was written off.

Stock-Based Compensation

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", which establishes a fair value based method of accounting for stock-based compensation plans, the Company has elected to follow Accounting Principles Board Opinion No.25 "Accounting for Stock Issued to Employees" for recognizing stock-based compensation expense for financial statement purposes. For companies that choose to continue applying the intrinsic value method, SFAS No. 123 mandates certain pro forma disclosures as if the fair value method had been utilized. The Company accounts for stock based compensation to consultants in accordance with EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" and SFAS No. 123.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No.123", which provides optional transition guidance for those companies electing to voluntarily adopt the accounting provisions of SFAS No. 123. In addition, SFAS No. 148 mandates certain new disclosures that are incremental to those required by SFAS No. 123. The Company continued to account for stock-based compensation in accordance with APB No. 25.

The following table illustrates the effect on income (loss) attributable to common stockholders and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

                                                                                                                      Predecessor
                                                                              Successor Company                         Company
                                                                             -----------------                          -------

                                                       Three Months    Three Months    Twelve Months    Eight Months  Four Months
                                                          Ended           Ended            Ended          Ended          Ended
                                                        March 31,       March 31,       December 31,    December 31,   April 30,
                                                          2004            2003              2003           2002          2002
                                                          ----            ----              ----           ----          ----
                                                       (unaudited)     (unaudited)
Net loss, as reported                                    $(13,517)       $(12,394)       $(62,122)       $(59,558)      $231,978
Add: Stock-based employee compensation expense
included in net income, net of related tax effects          1,442             ---             603             ---           ---
Deduct: Total stock-based employee compensation
expense determined under fair value based method for
all awards, net of tax related effects                       (439)         (1,631)         (2,488)           (567)           (57)
                                                         --------        --------        --------        --------       --------
Pro forma net loss                                        (12,514)        (14,025)       $(64,007)       $(60,125)      $231,921

Weighted average common shares outstanding                 25,232          25,097          25,145          25,097         58,251
Earnings per share:
  Basic and diluted---as reported                          $(0.54)         $(0.49)         $(2.47)         $(2.37)         $3.98
  Basic and diluted---pro-forma                            $(0.50)         $(0.56)         $(2.55)         $(2.40)         $3.98


Under SFAS No. 123 the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                                                                                     Predecessor
                                                             Successor Company                         Company
                                                             -----------------                         -------

                                                Three Months    Twelve Months    Eight Months        Four Months
                                                   Ended            Ended           Ended               Ended
                                                 March 31,       December 31,     December 31,        April 30,
                                                   2004              2003            2002               2002
                                                   ----              ----            ----               ----
                                                (unaudited)      (unaudited)
Expected life (in years)                              10              10               10                  10
Risk-free interest rate                         0.88%-0.93%       0.88%-0.93%        1.71%               1.71%
Volatility                                        146%-162%         148%-162%         173%                197%
Dividend yield                                         0.0%              0.0%         0.0%                0.0%



Options to purchase 1,631,025 shares and 1,757,513 shares of the Company's common stock were outstanding at December 31, 2002 and 2003, respectively, under the Company's 2002 Stock Option Plan. Options to purchase 2,683,626 shares of the Predecessor Company's stock were outstanding at April 30, 2002. These options were cancelled as part of the Company's reorganization.

In March 2003, the Company's board of directors approved the reduction in the exercise price of all of the outstanding stock options from $5.00 per share to $3.00 per share. The repricing requires that all options be accounted for in accordance with variable plan accounting, under which the value of these options are measured at their intrinsic value and any change in that value is charged to the income statement each quarter based on the difference (if any) between the intrinsic value and the then-current market value of the common stock. The other options are accounted for as a fixed plan and in accordance with intrinsic value accounting, which requires that the excess of the market price of stock over the exercise price of the options, if any, at the time that both the exercise price and the number of options are known be recorded as deferred compensation and amortized over the option vesting period. For the three and twelve months ended December 31, 2003, the Company recorded a mark-to-market adjustment of $(0.6) million and $0.6 million respectively relating to these re-priced options.

In July 2003, the compensation and stock option committee of the Company's board of directors, acting pursuant to the Company's 2002 stock option plan, granted 26 employees and officers options to purchase an aggregate of 470,000 shares of the Company's common stock at a price of $5.15 per share. In September 2003, one additional employee received a grant for 25,000 shares of the Company's common stock at a price of $5.65 per share. One-half of each option grant vests with the passage of time and the continued employment of the recipient, in three equal increments, on the first, second and third anniversary of the date of grant. The other half of each grant will either vest or be rescinded based on the performance of the Company in 2004. If vested and not exercised, the options will expire on the 10th anniversary of the date of grant.

Assessment of Asset Impairment

The Company follows the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or their fair value less costs to sell. On January 1, 2002, the Company also adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of". The statement requires that all long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured on a net realizable value basis and will not include amounts for future operating losses. The statement also broadens the reporting requirements for discontinued operations to include disposal transactions of all components of an entity (rather than segments of a business). Components of an entity include operations and cash flows that can be clearly distinguished from the rest of the entity that will be eliminated from the ongoing operations of the entity in a disposal transaction. Subsequent to the period covered by this report, we engaged a financial advisor to value certain of our assets as of December 31, 2002, among other things, to test for potential impairment of certain of our long-lived assets under SFAS No. 144. This testing included valuations of software and customer-related intangibles. Based on these tests, no recording of impairment charges was required. However, we subsequently engaged this financial advisor to reevaluate the value of our customer-related intangibles as of September 30, 2003 due primarily to the decline in revenue from UPS in this time period. This valuation resulted in an impairment of the customer-related intangibles of $5.5 million in the third quarter of 2003. The adoption of SFAS No. 144 had no other material impact on our financial statements.

Deferred Taxes

The Company accounts for income taxes under the liability method as required in SFAS No. 109, "Accounting for Income Taxes". Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax laws and rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under this method, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation reserve is established for deferred tax assets if the realization of such benefits cannot be sufficiently assured.

Property and Equipment

Property and equipment are recorded at cost for the Predecessor Company and adjusted for impairment, and includes "fresh-start" adjustments for the

Successor Company and depreciated over their useful life using the straight-line method. All identifiable assets recognized in accordance with "fresh-start" accounting were recorded at the effective date based upon independent appraisal. Assets recorded as capital leases are amortized over the shorter of their useful lives or the term of the lease. The estimated useful lives of office furniture and equipment vary from two to ten years, and the network equipment is depreciated over seven years. The Company has also capitalized certain costs to develop and implement its computerized billing system. These costs are included in property and equipment and are depreciated over three years. Repairs and maintenance do not significantly increase the utility or useful life of an asset and are expensed as incurred.

Segment Disclosures

In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", the Company has one operating segment: its core wireless business. Since January 1, 2001, the Company had one operating segment: its core wireless business. The Company provides its core wireless business to the continental United States, Alaska, Hawaii and Puerto Rico. The following summarizes the Company's core wireless business revenue by major market categories:


                                                                                            Predecessor        Predecessor
                                                Successor Company                            Company            Company
                                                 -----------------                           -------            -------
                           Three Months   Three Months                   Eight Months       Four Months         (Restated)
                              Ended          Ended         Year Ended       Ended             Ended            Year Ended
                            March 31,      March 31,     December 31,  December 31,         April 30,        December 31,
                              2004           2003             2003          2002               2002               2001
                              ----           ----             ----          ----               ----               ----
                          (unaudited)      (unaudited)
Summary of Revenue
------------------
(in millions)
Wireless Internet               $6.2           $7.1           $27.8          $15.5             $5.6              $11.4
Field Services                   1.8            3.2             9.9           10.5              5.6               19.4
Transportation                   0.9            2.6             7.9            7.4              4.1               15.9
Telemetry                        0.6            0.6             2.3            1.8              0.8                2.6
All and other                    0.5            0.1             1.4            0.3              0.7               18.8
                                 ---            ---             ---            ---              ---               ----
Service Revenue                 10.0           13.6            49.3           35.5             16.8               68.1
Equipment Revenue                1.5            0.8             5.2            1.1              5.6               22.2
                                 ---            ---             ---            ---              ---               ----
    Total                      $11.5          $14.4           $54.5          $36.6            $22.4              $90.3
                               =====          =====           =====          =====            =====              =====

The Company does not measure ultimate income or loss or track its assets by these market categories.

(Loss) Per Share

Basic and diluted (loss) income per common share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Options and warrants to purchase shares of common stock were not included in the computation of loss per share as the effect would be antidilutive for the three months ended March 31, 2004 and 2003 and the years ended December 31, 2003 and 2001 and for the four and eight months ended April 30, 2002 and December 31, 2002, respectively. As a result, the basic and diluted earnings per share amounts for all periods presented are the same. As of March 31, 2004 and 2003, there were warrants to acquire 6,664,962 and 5,464,962, respectively, shares of common stock and options outstanding for 1,544,867 and 1,253,384, respectively, shares that were not included in this calculation because of their antidilutive effect. As of December 31, 2003, there were warrants to acquire approximately 5,664,962 shares of common stock and 1,757,513 options outstanding that were not included in this calculation because of their antidilutive effect. As of December 31, 2002, there were warrants to acquire approximately 2,339,962 shares of common stock and 1,631,025 options outstanding that were not included in this calculation because of their antidilutive effect. For the four months ended April 30, 2002, no options or warrants had exercise prices in excess of the fair market value of the Company's common stock and thus were not factored into the per share calculation. As of December 31, 2001 there were options outstanding for approximately 393,353 shares of common stock that were not included in this calculation because of their antidilutive effect.

Derivatives

In April and July 2001, the Company sold notes to Rare Medium totaling $50 million. The notes were collateralized by up to 5,000,000 of the Company's XM Radio shares, and, until maturity, which was extended until October 12, 2001, Rare Medium had the option to exchange the notes for a number of XM Radio shares equivalent to the principal of the note plus any accrued interest thereon (see
Note 8, "Debt and Capital Leases"). The Company determined the embedded call options in the notes, which permitted Rare Medium to convert the borrowings into shares of XM Radio, were derivatives which were accounted for in accordance with SFAS No. 133 and accordingly recorded a gain in the amount of $1.5 million in 2001 related to the Rare Medium note call options. On October 12, 2001, the embedded call options in the Rare Medium notes expired unexercised. The Rare Medium note was cancelled and replaced by a new Rare Medium note in the amount of $19.0 million as part of the Company's reorganization.

In connection with the bank financing in March 1998, the Company entered into an interest rate swap agreement, with an implied annual rate of 6.51%. The swap agreement reduced the impact of interest rate increases on then-existing term loan facility. The Company paid a fixed fee of approximately $17.9 million for the swap agreement. In return, the counter-party was obligated to pay a variable rate equal to LIBOR plus 50 basis points, paid on a quarterly basis directly to the respective banks on behalf of the Company, on a notional amount of $100 million until the termination date of March 31, 2001. In connection with the pay down of a portion of the term loan facility during 1999, the Company reduced the notional amount of its swap agreement from $100 million to $41 million and realized net proceeds of approximately $6 million due to early termination of a portion of the swap agreement. The interest rate swap agreement expired in March 2001.

Investment in MSV and Notes Receivable from MSV

As a result of the application of "fresh-start" accounting, restatements and the subsequent modifications described below, the notes and investment in MSV were valued at fair value and the Company recorded an asset in the amount of approximately $53.9 million representing the estimated fair value of our investment in and note receivable from MSV. Included in this investment is the historical cost basis of the Company's common equity ownership of approximately 48% as of May 1, 2002, or approximately $19.3 million. In accordance with the equity method of accounting, we recorded our approximate 48% share of MSV losses against this basis.

Approximately $6.2 million of the value attributed to the equity interest in MSV is the excess of fair value over cost basis and is amortized over the estimated lives of the underlying MSV assets that gave rise to the basis difference. The Company is amortizing the excess basis in accordance with the pro-rata allocation of various components of MSV's intangible assets as determined by MSV through recent independent valuations. Such assets consist of FCC licenses, intellectual property and customer contracts, which are being amortized over a weighted-average life of approximately 12 years.

Additionally, Motient has recorded the $15.0 million note receivable from MSV, plus accrued interest thereon at its fair value, estimated to be approximately $13.0 million at "fresh start", after giving affect to discounted future cash flows at market interest rates. This note matures in November 2006 and is subject to certain conditions and priorities with respect to payment of other indebtedness.

In November 2003, Motient engaged CTA to perform a valuation of its equity interests in MSV as of December 31, 2002. Concurrent with CTA's valuation, Motient reduced the book value of its equity interest in MSV from $53.9 million (inclusive of Motient's $2.5 million convertible notes from MSV) to $40.9 million as of May 1, 2002 to reflect certain preference rights on liquidation of certain classes of equity holders in MSV.

Also, as a result of CTA's valuation of MSV, Motient determined that the value of its equity interest in MSV was impaired as of December 31, 2002. This impairment was deemed to have occurred in the fourth quarter of 2002 and the Company reduced the value of its equity interest in MSV by $15.4 million as of December 31, 2002. It was determined that no further impairment was required as of December 31, 2003.

The valuation of Motient's investment in MSV and its note receivable from MSV are ongoing assessments that are, by their nature, judgmental given that MSV is not traded on a public market and is in the process of developing certain next generation technologies, which depend on approval by the FCC. There is the inherent future risk that due to the uncertainties described above, Motient may have to write down the value of this investment and note. For information regarding recent developments involving MSV, please see Note 16 ("Subsequent Events").

For the year ended December 31, 2003, MSV had revenues of $27.1 million, operating expenses of $46.5 million and a net loss of $28 million. For the eight-month period ended December 31, 2002, MSV had revenues of $19.1 million, operating expenses of $17.5 million and a net loss of $15.7 million. For the four-month period ended April 30, 2002, MSV had revenues of $9.1 million, operating expenses of $9.3 million and a net loss of $9.2 million. For the year ended December 31, 2003, the Company's equity in losses of MSV were $9.7 million. For the eight-month period ended December 31, 2002, the Company's equity in losses of MSV were $6.9 million, and for the four-month period ended April 30, 2002, the Company's equity in losses of MSV were $1.9 million. Results for MSV for these periods and for the years ended December 31, 2003, 2002 and 2001 are outlined below.


                                                                    Eight Months     Four Months
                                                    Year Ended         Ended             Ended       Year Ended
                                                    December 31,    December 31,       April 30,    December 31,
                                                        2003            2002             2002           2001
                                                        ----            ----             ----           ----
                                                     (Unaudited)    (Unaudited)      (Unaudited)     (Unaudited)
                                                                            (in thousands)
Revenue                                                $27,124        $19,145           $9,088              $2
Income (loss) from continuing operations               (19,332)         1,599             (175)        (16,156)
Net Loss                                               (28,000)       (15,698)          (9,203)        (16,525)

Current Assets                                          12,147         12,383           14,292          14,335
Non-current assets                                     120,140        131,912          142,081         148,328
Current liabilities                                     11,841         10,555           14,801          11,999
Non-current liabilities                               $133,272       $121,029         $101,348        $101,238


Recent Accounting Pronouncements

In February, 2002, EITF No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)", was issued to provide guidance on whether consideration paid by a vendor to a reseller should be recorded as expenses or against revenues. The Company has reviewed EITF 01-09 and believes that all such consideration is properly recorded by the Company as operating expenses. The Company adopted the provisions of this consensus on January 1, 2002, and it had no material impact on the Company's consolidated financial statements.

In November 2002, the EITF reached consensus on EITF No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables". This consensus requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangement meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative fair values, with certain limitations. The sale of the Company's equipment with related services constitutes a revenue arrangement with multiple deliverables. The Company will be required to adopt the provisions of this consensus for revenue arrangements entered into after June 30, 2003, and the Company has decided to apply it on a prospective basis. Motient did not have any revenue arrangements that would have a material impact on its financial statements with respect to EITF No. 00-21.

In November 2002, the FASB issued FASB Interpretation, or FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. However, a liability does not have to be recognized for a parent's guarantee of its subsidiary's debt to a third party or a subsidiary's guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent. The initial recognition and measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 irrespective of the guarantor's fiscal year end. The disclosure requirements of FIN No. 45 are effective for financial statements with annual periods ending after December 15, 2002. Motient does not have any guarantees that would require disclosure under FIN No. 45.

In January 2003, the FASB issued FASB Interpretation No. 46 or FIN No. 46, "Consolidation of Variable Interest Entities -- An Interpretation of ARB No. 51", which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 provides guidance related to identifying variable interest entities (previously known generally as special purpose entities, or SPEs) and determining whether such entities should be consolidated. FIN No. 46 must be applied immediately to variable interest entities created or interests in variable interest entities obtained after January 31, 2003. For those variable interest entities created or interests in variable interest entities obtained on or before January 31, 2003, the guidance in FIN No. 46 must be applied in the first fiscal year or interim period beginning after June 15, 2003. The Company has reviewed the implications that adoption of FIN No. 46 would have on its financial position and results of operations and it did not have a material impact.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies the characteristics of an obligation of the issuer. This standard is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that it does not have any financial instruments that are impacted by SFAS No. 150.

Restatement of Financial Statements

Subsequent to the issuance of the Company's financial statements for the quarter ended March 31, 2002 and year ended December 31, 2001, the Company became aware that certain accounting involving the effects of several complex transactions from these years, including the formation of and transactions with a joint venture, MSV, in 2000 and 2001 and the sale of certain of our transportation assets to Aether in 2000, required revision. These transactions were described in more detail in Note 13 ("Business Acquisitions and Dispositions") of notes to consolidated financial statements in each of Motient's annual reports on Form 10-K for the fiscal years ended December 31, 2000 and 2001. In addition, as a result of the Company's re-audit of the years ended December 31, 2001 and 2000 performed by the Company's former independent accounting firm, Ehrenkrantz Sterling & Co. LLC, certain accounting adjustments were proposed and accepted by the Company. A description of these adjustments is provided below.

Summary of Adjustments to Prior Period Financial Statements with respect to MSV and Aether Transactions

The following is a brief description of the material differences between our original accounting treatment with respect to the MSV and Aether transactions and the revised accounting treatment that Motient has concluded was appropriate and has been reflected in the accompanying financial statements for the respective periods.

Allocation of initial proceeds from MSV formation transactions in June 2000. In the June 2000 transaction with MSV, Motient Services received $44 million from MSV. This amount represented payments due under a research and development agreement, a deposit on the purchase of certain of Motient's assets at a future date, and payment for a right for certain of the investors in MSV to convert their ownership in MSV into shares of common stock of Motient. Since the combined fair value of the three components exceeded $44 million, based on valuations of each component, Motient initially allocated the $44 million of proceeds first to the fair value of the research and development agreement and then the remaining value to the asset deposit and investor conversion option based on their relative fair values. Upon review, Motient revised its intial accounting treatment and allocated the $44 million of proceeds first to the investor conversion option based on its fair value, and the remainder to the research and development agreement and asset deposit based on their relative fair values. The effect of this reallocation increased shareholders' equity at the time of the initial recording by $12 million, as well as reduced subsequent service revenue by $4 million in 2001, as a result of the lower recorded value allocated to the research and development agreement. All remaining unamortized balances were written off as part of the gain on the sale of the satellite assets.

Recording of suspended losses associated with MSV in fourth quarter of 2001. In November 2001, when the asset sale described in Note 13 was consummated, Motient and MSV amended the asset purchase agreement, with Motient agreeing to take a $15 million note as part of the consideration for the sale of the assets to MSV. Additionally, at the time of this transaction, Motient purchased a $2.5 million convertible note issued by MSV. As Motient had no prior basis in its investment in MSV, Motient had not recorded any prior equity method losses associated with its investment in MSV. When Motient agreed to take the $15 million note as partial consideration for the assets sold to MSV, Motient recorded its share of the MSV losses that had not been previously recognized by Motient ($17.5 million), having the effect of completely writing off the notes receivable in 2001.

Upon review, Motient determined that it should not have recorded any suspended losses of MSV, since those losses should have been absorbed by certain of the senior equity holders in MSV. As a result, Motient concluded that it should not have written off its portion ($17.5 million) of the prior MSV losses against the value of both notes in 2001.

Recording of increase in Motient's investment in MSV in November 2001. Also in the November 2001 transaction, MSV acquired assets from another company, TMI, in exchange for cash, a note and equity in MSV. Motient initially considered whether or not a step-up in the value of its investment in MSV was appropriate for the value allocated to TMI for its equity interest, and determined that a step-up was not appropriate. Upon review, Motient determined that it should have recognized a step-up in value of the MSV investment of $12.9 million under Staff Accounting Bulletin No. 51, "Accounting for Sales of Stock of a Subsidiary" ("SAB 51"), with an offsetting gain recorded directly to shareholders' equity.

Recognition of gain on sale of assets to MSV in November 2001. Upon the completion of the November 2001 transactions, Motient determined that 80% of its gain from the sale of the assets should be deferred, since that was Motient's equity ownership percentage in MSV at the time the assets were sold to MSV. Upon review, Motient has determined that it was appropriate to apply Motient's ownership percentage at the completion of all of the related transactions that occurred on the same day as the asset sale transaction, since the transactions were dependent upon one another and effectively closed simultaneously. Accordingly, Motient should have deferred approximately 48% of the gain (Motient's equity ownership percentage in MSV following the completion of such transactions) as opposed to 80%. This change resulted in an increased gain on the sale of MSV of $7.9 million in 2001.

Allocation of proceeds from the sale of the transportation business to Aether in November 2000. Motient received approximately $45 million for the sale of its retail transportation business assets and assumption of its liabilities to Aether. This consisted of $30 million for the assets, of which $10 million was held in an escrow account that was subsequently released in the fourth quarter of 2001 upon the satisfaction of certain conditions, and $15 million for a perpetual license to use and modify any intellectual property owned or licensed by Motient in connection with the retail transportation business. In the fourth quarter of 2000, Motient recognized a gain of $8.9 million, which represented the difference between the net book value of the assets sold and the $20 million cash portion of the purchase price for the assets received at closing. Motient recognized an additional $8.3 million gain in the fourth quarter of 2001 when the additional $10 million of proceeds were released from escrow. The $1.7 million difference between the proceeds received and the gain recognized is a result of pricing modifications that were made at the time of the release of the escrow plus certain compensation paid to former employees of the transportation business as a result of certain performance criteria having been met.

Motient deferred the $15 million perpetual license payment, which was then amortized into revenue over a five-year period, the estimated life of the customer contracts sold to Aether at the time of the transaction. Upon review, Motient determined that the $15 million in deferred revenue should be recognized over a four year period, which represents the life of a network airtime agreement that Motient entered into with Aether at the time of the closing of the asset sale. The decrease in the amortization period resulted in increased revenue of $63,000 and $750,000 in 2000 and 2001, respectively.

Recognition of costs associated with certain options granted to Motient employees who were subsequently transferred to Aether upon consummation of the sale of Motient's transportation business to Aether in November 2000. Motient valued the vested options based on their fair value at the date of the consummation of the asset sale and recorded that value against the gain on the sale of the assets to Aether. Upon review, Motient has determined to value these vested options as a repricing under the intrinsic value method, with any charge recorded as an operating expense. In addition, for each subsequent quarter for which the unvested options continued to vest, Motient had valued these options on a fair value basis and recorded any adjustment in value as an operating expense. Upon review, Motient has determined that any adjustments in value should have been reflected as an increase or reduction of the gain on the sale of the assets to Aether. The revised accounting resulted in an increase in expenses of $1.0 million in 2001.

Recognition of difference between strike price and fair market value at measurement date for options issued to ARDIS employees. Motient has restated its consolidated financial statements to recognize compensation expense related to the issuance of stock options with an exercise price below fair market value. The revised accounting resulted in a decrease in net income and a corresponding increase in additional paid in capital of $0.01 million for the year ended December 31, 2001.

Recognition of adoption of SAB 101,"Revenue Recognition in Financial Statements". Motient has restated its consolidated financial statements as of January 1, 2000, based on guidance provided in Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", as amended ("SAB101"). Motient's adoption of SAB101 resulted in a change of accounting for certain product shipments and activation fees. The cumulative effect of the change to retained earnings as of January 1, 2000 was $4.6 million. The cumulative effect was recognized as income in 2001 as the amounts were amortized into revenue and ultimately recognized as additional gain on the sale of the Company's satellite, transportation and certain other assets.

Accrual of advertising expense in December 2000. Motient has restated its consolidated financial statements in 2000 to recognize an additional $1.1 million in advertising expense previously recognized in 2001.

Recognition of costs associated with inventory write-downs. Motient has restated its consolidated financial statements in 2000 to recognize an additional $1 million in Cost of Goods Sold for inventory write-downs previously recognized in 2001. In addition, Motient has restated its consolidated financial statements for the three-months ended March 31, 2002 to recognize an additional $0.4 million in Cost of Goods Sold for inventory write-downs not previously recorded.

Summary of Impact of the Restatement

The revised accounting treatment described above required that certain adjustments be made to the income statements and balance sheets for the years ended December 31, 2001 and the quarter ended March 31, 2002. The effect of these adjustments is illustrated in the table below. Certain of the adjustments are based on assumptions that we have made about the fair value of certain assets.



                                          Quarter Ended        Year Ended
                                            March 31,         December 31,
                                               2002              2001
                                               ----              ----
(in thousands)
Statement of operations data
Net Revenue, as previously reported         $  16,495          $  93,293
   Adjustments                                    188             (3,028)
                                            ---------          ---------
As restated                                 $  16,683          $  90,265
                                            =========          =========

Net Operating Loss, as previously reported  $ (15,970)         $ (94,996)
   Adjustments                                    208             (2,227)
                                            ---------          ---------
As restated                                 $ (15,762)         $ (97,223)
                                            =========          =========

Net Loss, as previously reported            $ (32,885)         $(292,089)
   Adjustments                                 (2,544)            22,592
                                            ---------          ---------
As restated - inclusive of the cumulative
effect of $4,677                            $ (35,429)         $(269,497)
                                            =========          =========

Basic and Fully Diluted Loss Per Share of
Common Stock, as previously reported        $   (0.56)         $   (5.71)
   Adjustments                                  (0.05)              0.44
                                            ---------          ---------
As restated                                 $   (0.61)         $   (5.27)
                                            =========          =========

Balance sheet data
Total Assets, as previously reported        $ 177,628          $ 209,617
   Adjustments                                 27,654             30,848
                                            ---------          ---------
As restated                                 $ 205,282          $ 240,465
                                            =========          =========

Total Liabilities, as previously reported   $ 485,681          $ 485,086
   Adjustments                                (14,122)           (13,472)
                                            ---------          ---------
As restated                                 $ 471,559          $ 471,614
                                            =========          =========

Stockholders' Equity, as previously
reported                                    $(308,053)         $(275,469)
   Adjustments                                 41,776             44,320
                                            ---------          ---------
As restated                                 $(266,277)         $(231,149)
                                            =========          =========

Total Liabilities & Stockholders' Equity,
as previously reported                      $ 177,628          $ 209,617
   Adjustments                                 27,654             30,848
                                            ---------          ---------
As restated                                 $ 205,282          $ 240,465
                                            =========          =========


3.  STOCKHOLDERS' (DEFICIT) EQUITY

As of December 31, 2003 and 2002, the Company has authorized 5,000,000 shares of preferred stock and 100,000,000 shares of common stock. For each share of common stock held, common stockholders are entitled to one vote on matters submitted to the stockholders.

The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors (the "Board"), without stockholder approval. The Board is authorized to determine the number of shares in each series and all designations, rights, preferences, and limitations on the shares in each series, including, but not limited to, determining whether dividends will be cumulative or non-cumulative.

As of December 31, 2003, the Company had reserved common stock for future issuance as detailed below.

   Shares issuable upon exercise of warrants                 5,664,962
   2002 Stock Option Plan                                    2,993,024
   Defined Contribution Plan                                   115,828
                                                             ---------
        Total                                                8,773,814
                                                             =========

XM Radio

During 2000 and 2001, XM Radio executed certain equity transactions that affected the Company's ownership percentage in XM Radio. As a result of these transactions, and in accordance with SAB 51, the Company recorded a decrease to its investment in XM Radio of $12.2 million in 2001, and an increase to its investment in XM Radio of $129.5 million in 2000. SAB 51 addresses the accounting for sales of stock by a subsidiary. Because XM Radio was a development stage company until November 12, 2001, SAB 51 required the difference in the carrying amount of the Company's investment in XM Radio and the net book value of XM Radio after the stock issuances be reflected in the financial statements of the Company as a capital transaction in the accompanying consolidated statements of stockholders' (deficit) equity. As of November 19, 2001, the Company did not hold any interest in XM Radio.

Mobile Satellite Ventures LP

During 2001, MSV executed certain equity transactions that affected the Company's ownership percentage in MSV. As a result of these transactions, and in accordance with SAB 51, the Company recorded an increase to its investment in MSV of $12.9 million in 2001, with an offsetting gain recorded directly to shareholders' equity.

4.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:




                                                    Successor Company
                                                    -----------------
                                                      December 31,
                                                2003               2002
                                                ----               ----
                                                    (in thousands)
Network equipment                              $35,865           $47,384
Office equipment and furniture                   2,846             3,951
Construction in progress                            --             1,409
                                               -------           -------
                                                38,711            52,744
Less accumulated depreciation and
amortization                                    (7,330)           (6,339)
                                               -------           -------
Property and equipment, net                    $31,381           $46,405
                                               =======           =======

Depreciation expense totaled $13,770 for the year ended December 31, 2003; $9,816 for the eight months ended December 31, 2002 and $5,924 for the four months ended April 30, 2002.

5.  FCC LICENSES AND OTHER INTANGIBLE ASSETS

FCC licenses and other intangible assets consist of the following:


                                         Successor Company
                                         -----------------
                                           December 31,
                                       2003          2002
                                       ----          ----
                                          (in thousands)
FCC Licenses                          $80,594       $88,997
Customer contracts                      1,893        11,501
                                        -----        ------
                                       82,487       100,498
Less accumulated amortization          (8,466)       (5,577)
                                      -------       -------
FCC licenses and other intangible
assets, net                           $74,021       $94,921
                                      =======       =======

Amortization totaled $7,696 for the year ended December 31, 2003; $5,693 for the eight months ended December 31, 2002 and $989 for the four months ended April 30, 2002.

Motient accounts for its frequencies as finite-lived intangibles and amortizes them over a 20-year estimated life. Motient's FCC licenses are granted for a term of 10 years, subject to renewal. Renewal of Motient's current licenses are granted in the ordinary course. Motient had amortized its goodwill on a straight-line basis over 20 years, however, this goodwill was eliminated as part of Motient's "fresh-start" accounting. As part of its "fresh-start" accounting, Motient valued its long-term customer contracts and amortizes these contracts over a four-year life.

Subsequent to the period covered by this report, we engaged a financial advisor to value certain of our customer-intangible assets as of December 31, 2002, among other things, to test for potential impairment of certain of our long-lived assets under SFAS No. 144. Based on these tests, no recording of impairment charges was required. However, we subsequently engaged this financial advisor to reevaluate the value of our customer-related intangibles as of September 30, 2003 due primarily to the decline in revenue from UPS in this time period. This valuation resulted in an impairment of the customer-related intangibles of $5.5 million in the third quarter of 2003.

The table below outlines Motient's amortization requirements for the five year period from December 31, 2003.

                                                    December 31,
                                     2004     2005          2006         2007      2008        Thereafter
                                     ----     ----          ----         ----      ----        ----------
     FCC Licenses                  $4,819   $4,819        $4,819       $4,819    $4,819           $48,191
     Customer contracts               631      631           473          ---       ---               ---

6.  STOCK OPTIONS AND RESTRICTED STOCK

Prior to its reorganization, the Company had several active stock option plans. The Motient Corporation Award Plan (the "Award Plan") permitted the grant of non-statutory options and stock-based awards up to a total of 7.3 million shares of common stock. Under the Award Plan, the exercise price and vesting schedule for options was determined by the compensation and stock option committee of the Board, which was established to administer the Award Plan. Generally, options vested over a three year period and had an exercise price of not less than the fair market value of a share on the date the option was granted or have a term greater than ten years. In May 2000, the Company's stockholders approved certain amendments to the Award Plan, including permitting non-employee directors to be eligible for option grants under the Award Plan.

The Company also had a Stock Plan for Non-Employee Directors (the "Director Plan") which provided for the grant of the options up to a total of 100,000 shares of common stock. Effective March 25, 1999, Directors received an initial option to purchase 5,000 shares of common stock, with annual option grants to purchase 2,500 shares of common stock. In addition, the Board was allowed to grant discretionary options at such time and on such terms and conditions as it deemed appropriate. Options under the Director Plan were excercisable at a price equal to the fair market value of the stock on the date of grant and were fully vested and immediately excercisable on the date of grant. Each Director Plan option expired on the earlier of (i) ten years from the date of grant or (ii) seven months after the Director's termination.

In January 1998, the Board granted restricted stock to certain members of senior management. These grants included both a three year vesting schedule as well as specific corporate performance targets. The Company did not record any compensation expense associated with these shares during 1999 or 2000 however in January 2001, in recognition of employee services in entering into the second MSV transaction, the Board lifted the remaining restrictions, and the shares were released upon vesting. Accordingly, the Company recorded compensation expense in the amount of $1.4 million in 2001 associated with the vesting of these shares.

On September 25, 2001, the Company issued approximately 3.2 million shares of restricted stock to employees, with a price on the date of issuance of $0.13 per share, in exchange for approximately 4.3 million outstanding employee stock options, which were cancelled. With the exception of restricted stock issued to an employee terminated on September 26, 2001, which shares vested immediately based on the terminated employees' then-vested exchanged options, all other shares of restricted stock issued on September 25, 2001 were subject to a six month holding period, at which time the shares of restricted stock vested in accordance with the vesting schedule of the options for which the restricted stock was exchanged. The Company recorded a deferred compensation charge as of December 31, 2001 in the amount of $419,000 associated with the issuance of these shares. This compensation was charged expense over the employees' service period.

All of the above mentioned plans and the respective authorized and issued stock options were cancelled as part of the Company's reorganization on May 1, 2002.

In May 2002, the Company's Board approved the 2002 Stock Option Plan with 2,993,024 authorized shares of common stock, of which options to purchase 1,757,513 shares of the Company's common stock were outstanding at December 31, 2003. The plan was approved by the Company's stockholders on July 11, 2002. The 2002 options are subject to vesting in two parts - 50% of the shares vest in three equal parts on the first, second and third anniversary of the date of grant, and the other 50% vest in three equal parts, or are rescinded, based on a comparison of the Company's performance in 2002, 2003, and 2004 to certain objectives established by the compensation and stock option committee of the Board following the availability of the annual results. A portion of the options granted under the 2002 Stock Option Plan have a performance-based component. These options will be accounted for in accordance with variable plan accounting, which requires that the value of these options are measured at their intrinsic value and any change in that value be charged to the income statement upon the determination that the fulfillment of the performance criteria is probable. The other options were previously accounted for as a fixed plan and in accordance with intrinsic value accounting, which require that the excess of the market price of stock over the exercise price of the options, if any, at the time that both the exercise price and the number of options are known be recorded as deferred compensation and amortized over the option vesting period.

In March 2003, the Company's board of directors approved the reduction in the exercise price of all of the outstanding stock options from $5.00 per share to $3.00 per share. The re-pricing requires that all options be accounted for in accordance with variable plan accounting, which requires that the value of these options are measured at their intrinsic value and any change in that value be charged to the income statement each quarter based on the difference (if any) between the intrinsic value and the then-current market value of the common stock.

In July and September 2003, the compensation and stock option committee of the Company's Board, acting pursuant to the Company's 2002 stock option plan, granted 26 employees and officers options to purchase an aggregate of 470,000 shares of the Company's common stock at a price of $5.15 per share and 25,000 shares of the Company's common stock at a price of $5.65 per share. One-half of each option grant vests with the passage of time and the continued employment of the recipient, in three equal increments, on the first, second and third anniversary of the date of grant. The other half of each grant will either vest or be rescinded based on the performance of the Company in 2004. If vested and not exercised, the options will expire on the 10th anniversary of the date of grant.

Information regarding the Company's stock option plan is summarized below:



                                                             Restricted
                                                             Stock and
                                                              Options         Options Granted     Weighted Average
                                                             Available             and              Option Price
                                                             For Grant         Outstanding           Per Share
                                                             ---------         -----------           ---------
   Predecessor Company
   -------------------
   Balance, December 31, 2000                                2,194,432          3,920,605              $11.65
      Options granted                                       (1,274,336)         1,274,336                5.88
      Restricted stock granted                              (3,219,236)                --                  --
      Restricted stock cancelled                                88,200                 --                  --
      Exercised                                                     --             (2,015)               0.68
      Forfeited                                              4,799,573         (4,799,573)              10.28
                                                             ---------         ----------
   Balance, December 31, 2001                                2,588,633            393,353                9.65
      MTNT Restricted stock and options available for
      grant cancelled                                       (2,588,633)          (393,353)
                                                            ----------           --------
   Balance, April 30, 2002 (Predecessor Company)                    --                 --                  --

-------------------------------------------------------------------------------------------------------------------
   Successor Company
   -----------------
      Reorganized MNCP shares authorized for grant           2,993,024                 --               5.00(1)
      MNCP options granted                                  (2,244,250)         2,244,250                 --
      Exercised                                                     --                 --               5.00
      Forfeited                                                613,225           (613,225)              5.00
                                                               -------          ---------
      Balance, December 31, 2002                             1,361,999          1,631,025
      Options granted                                         (495,000)           495,000               5.18
      Exercised                                                 15,412            (15,412)              3.00
      Forfeited                                                353,100           (353,100)              3.02
                                                               -------          ---------
   Balance, December 31, 2003                                1,235,511          1,757,513


            (1) In March 2003, our board of directors approved the reduction in the exercise price of all of the outstanding stock options from $5.00 per share to $3.00 per share.

Options exercisable at December 31:

                                                            Average
                                         Options         Exercise Price
                                         -------         --------------
                          2003            437,266            $3.00
                          2002                  0              N/A
                          2001            231,844           $10.08

Exercise prices for options outstanding as of December 31, 2003, were as follows:

                                   Options Outstanding                          Options Exercisable
                                   -------------------                          -------------------

                        Number            Weighted                            Number
                      Outstanding          Average          Weighted        Exercisable        Weighted
                         as of           Contractual        Average            as of           Average
Range of             December 31,           Life            Exercise       December 31,        Exercise
Exercise Prices          2003             Remaining          Price             2003             Price
---------------          ----             ---------          -----             ----             -----

 $5.00(1)             1,265,513           9 years             $3.00          426,289           $3.00
 $5.15                  467,000          10 years             $5.15            ---             $5.15
 $5.65                   25,000          10 years             $5.65            ---             $5.65

(1) In March 2003, our board of directors approved the reduction in the exercise price of all of the outstanding stock options from $5.00 per share to $3.00 per share.

7.  INCOME TAXES

The following is a summary of the Company's net deferred tax assets.

                                                               Successor Company
                                                               -----------------
                                                                  December 31,
                                                               2003           2002
                                                               ----           ----
                                                                 (in thousands)
Net Operating Loss Carryforwards                              $165,933     $148,699
Deferred Taxes Related to Temporary Differences:
   Tangible asset bases, lives and depreciation methods        (11,000)     (13,736)
   Other                                                        (8,515)     (13,518)
                                                               -------     --------
     Total deferred tax asset, net                             146,418      121,445
Less valuation allowance                                      (146,418)    (121,445)
                                                              --------     --------
Net deferred tax asset                                          $   --       $   --
                                                              ========     ========

Potential tax benefits, related to net operating losses and temporary differences, have been recorded as an asset, and a valuation allowance for the same amount has been established. The Company has paid no income taxes since inception.

As of December 31, 2003 and 2002, the Company had estimated net operating loss carryforwards ("NOLs") of $412 million and $370 million, respectively. In April 2002, due to the debt restructuring and reorganization, the Company has triggered a change of control, which has limited the availability and utilization of the NOLs. The Company's NOL's expire between 2004 and 2024.

8.  DEBT & CAPITAL LEASES

Debt and capital leases consists of the following:

                                                             December 31,
                                                             ------------
                                                           Successor Company
                                                           -----------------
                                                           2003          2002
                                                           ----          ----
                                                            (in thousands)
Rare Medium note payable, including accrued interest     $22,016      $20,148
CSFB note payable, including accrued interest                869          795
Term Credit Facility                                       4,914          ---
Vendor financing, including accrued interest               4,814        5,947
Capital leases                                             3,096        6,250
                                                           -----        -----
                                                          35,709       33,140
Less current maturities                                    3,867        4,051
                                                           -----        -----
Long-term debt                                           $31,842      $29,089
                                                         =======      =======

The following table reflects the maturity of our various obligations over the next five years:

                                                                                 Less then
                                                                  Total           1 year         1-4 years       After 5 years
                                                                  -----           ------         ---------       -------------
(in thousands)
Operating leases (1)                                              $33,685          $12,170         $19,031           $2,484
Capital lease obligations, including interest thereon (1)           3,504            1,752           1,752              ---
Notes Payables (2)                                                 22,885              ---          22,885              ---
Term Credit Facility                                                4,914              ---           4,914              ---
Vendor financing commitment and note payable (1)                    4,814            2,413           2,401              ---
                                                                    -----            -----           -----            -----
  Total Contractual Cash Obligations                              $69,802          $16,335         $50,983           $2,484
                                                                  =======          =======         =======           ======


(1) These commitments generally contain provisions that provide for an acceleration of rent upon a default by us, except that certain long-term real estate leases, categorized as Operating Leases, may not contain such provisions.

(2) In addition to being accelerable upon default, notes payable to Rare Medium and CSFB, which comprise approximately $21 million of this amount, must be prepaid with 25% of the proceeds due from any repayment of the $15 million principal note issued to Motient by MSV.

Term Credit Facility

On January 27, 2003, the Company's wholly-owned subsidiary, Motient Communications, closed a $12.5 million term credit agreement with a group of lenders, including several of the Company's existing stockholders. The lenders include the following entities or their affiliates: M&E Advisors, L.L.C., Bay Harbour Partners, York Capital and Lampe Conway & Co. York Capital is affiliated with JGD Management Corp. and James G. Dinan. JGD Management Corp., James G. Dinan, James D. Dondero and Highland Capital Management each hold 5% or more of Motient's common stock. The lenders also include Gary Singer, directly or through one or more entities. Gary Singer is the brother of Steven G. Singer, one of our directors.

The table below shows, as of June 24, 2004 the number of shares of Motient common stock beneficially owned by the following parties to the term credit agreement, based solely on filings made by such parties with the SEC:

         Name of Beneficial Owner           Number of Shares
         ------------------------           ----------------
         James G. Dinan*                      2,276,445
         JGD Management Corp.*                2,276,445
         Highland Capital Management**        4,899,559
         James Dondero**                      4,899,559

         *JGD Management Corp and James G. Dinan share beneficial ownership with respect to the 2,276,445 shares of our common stock. Mr. Dinan is the president and sole stockholder of JGD Management Corp, which manages the other funds and accounts that hold our common stock over which Mr. Dinan has discretionary investment authority.

         ** James D. Dondero, a member of our board of directors, is the President of Highland Capital Management, L.P., which, pursuant to an arrangement with M&E Advisors, L.L.C., has indirectly made a commitment under the credit facility.

Under the credit agreement, the lenders have made commitments to lend Motient Communications up to $12.5 million. The commitments are not revolving in nature and amounts repaid or prepaid may not be reborrowed. Borrowing availability under Motient's term credit facility terminated on December 31, 2003. On March 16, 2004, Motient Communications entered into an amendment to the credit facility which extended the borrowing availability period until December 31, 2004. As part of this amendment, Motient Communications provided the lenders with a pledge of all of the stock of a newly-formed special purpose subsidiary of Motient Communications, Motient License, which holds all of Motient's FCC licenses formerly held by Motient Communications.

Under this facility, the lenders have agreed to make loans to Motient Communications through December 31, 2004 upon Motient Communications' request no more often than once per month, in aggregate principal amounts not to exceed $1.5 million for any single loan, and subject to satisfaction of other conditions to borrowing, including certain financial and operating covenants, contained in the credit agreement. As of April 1, 2004, the Company had borrowed $6.0 million under this facility, all of which has since been repaid and may not be re-borrowed.

Each loan borrowed under the credit agreement has a term of three years. Loans carry interest at 12% per annum. Interest accrues, compounding annually, from the first day of each loan term, and all accrued interest is payable at each respective loan maturity, or, in the case of mandatory or voluntary prepayment, at the point at which the respective loan principal is repaid. Loans may be prepaid at any time without penalty.

The obligations of Motient Communications under the credit agreement are secured by a pledge of all the assets owned by Motient Communications that can be pledged as security (including, but not limited to Motient Communication's shares in Motient License). Motient Communications owns, directly or indirectly, all of the Company's assets relating to its terrestrial wireless communications business. In addition, Motient and its wholly-owned subsidiary, Motient Holdings Inc., have guaranteed Motient Communications' obligations under the credit agreement, and the Company has delivered a pledge of the stock of Motient

Holdings Inc., Motient Communications, Motient Services and Motient License to the lenders. In addition, upon the repayment in full of the outstanding $19,750,000 in senior notes due 2005 issued by MVH Holdings Inc. to Rare Medium and CSFB in connection with the Company's approved Plan of Reorganization, the Company will pledge the stock of MVH Holdings Inc. to the lenders.

On January 27, 2003, in connection with the signing of the credit agreement, Motient issued warrants at closing to the lenders to purchase, in the aggregate, 3,125,000 shares of its common stock. The exercise price for these warrants is $1.06 per share. The warrants were immediately exercisable upon issuance and have a term of five years. The warrants were valued at $10 million using a Black-Scholes pricing model and have been recorded as a debt discount and are being amortized as additional interest expense over three years, the term of the related debt. Upon closing of the credit agreement, the Company paid closing and commitment fees to the lenders of $500,000. These fees have been recorded on the Company's balance sheet and are being amortized as additional interest expense over three years, the term of the related debt. Under the credit agreement, the Company must pay an annual commitment fee of 1.25% of the daily average of undrawn amounts of the aggregate commitments from the period from the closing date to December 31, 2003. In December 2003, the Company paid the lenders a commitment fee of approximately $113,000.

In each of April, June and August 2003 and March of 2004, the Company made draws under the credit agreement in the amount of $1.5 million for an aggregate amount of $6.0 million. The Company used such funds to fund general working capital requirements of operations.

For the monthly periods ended April 2003 through December 2003, the Company reported events of default under the terms of the credit facility to the lenders. These events of default related to non-compliance with covenants requiring minimum monthly revenue, earnings before interest, taxes and depreciation and amortization and free cash flow performance. In each period, the lenders waived these events of default. There can be no assurance that Motient will not have to report additional events of default or that the lenders will continue to provide waivers in such event. Ultimately, there can be no assurances that the liquidity provided by the credit facility will be sufficient to fund Motient's ongoing operations.

For further information about amendments to and repayments of amounts due and owing under this Credit Agreement, please see Note 16 ("Subsequent Events").

$335 Million Unit Offering

On March 31, 1998, Motient Holdings Inc., a wholly-owned subsidiary of Motient, issued $335 million of Units (the "Units") consisting of 12 1/4% Senior Notes due 2008 (the "Senior Notes"), and one warrant to purchase 3.75749 shares of common stock of the Company for each $1,000 principal amount of Senior Notes (the "Warrants") at an exercise price of $12.51 per share. The Warrants were valued at $8.5 million and were recorded as a debt discount. A portion of the net proceeds of the sale of the Units were used to finance the Motient Communications acquisition in 1998. In connection with the Senior Notes, Motient Holdings Inc. purchased approximately $112.3 million of restricted investments that were restricted for the payment of the first six interest payments on the Senior Notes. Interest payments are due semi-annually, in arrears, beginning October 1, 1998. As a result of the automatic application of certain adjustment provisions following the issuance of 7.0 million shares of common stock in a public offering in 1999, the exercise price of the warrants associated with the Senior Notes was reduced to $12.28 per share, the number of shares per warrant was increased to 3.83 shares for each $1,000 principal amount of Senior Notes, and the aggregate number of shares issuable upon exercise of such warrants was increased by 24,294. The additional Senior Note warrants and re-pricing were valued at $440,000. This was recorded as additional debt discount in the third quarter of 1999. The Senior Notes were jointly and severally guaranteed on a full and unconditional basis by Motient Corporation and all of its subsidiaries.

The Company failed to make a semi-annual interest payment due October 1, 2001, which failure constituted an event of default under the Senior Notes. As a result of the Company's failure to make the required semi-annual interest payment, the missed interest payment accrued interest at the annual rate of 13.25%. As a result of this event of default, the Company classified the Senior Notes as current liabilities in the Consolidated Balance Sheet as of December 31, 2001.

As discussed above (please see Note 2, "Significant Accounting Policies"), as part of the Company's Plan of Reorganization, the Senior Notes, including accrued interest thereon, and related warrants were exchanged in full for new equity of the reorganized Company.

Rare Medium Notes

In 2001, Motient issued two notes to Rare Medium in the aggregate principal amount of $50 million, at 12.5% annual interest. These notes were collateralized by five million of the Company's XM Radio shares. On October 12, 2001, in accordance with the terms of the notes, the Company exchanged $26.2 million of the Rare Medium notes, representing $23.8 million in principal and $2.4 million of accrued interest, for five million of its XM Radio shares. The $26.9 million of principal and accrued interest remaining outstanding at December 31, 2001 was unsecured.

As a result of the delivery of the shares of XM Radio common stock described above (see Note 13, "Business Acquisitions and Dispositions"), the maturity of the Rare Medium notes was accelerated to November 19, 2001. As of December 31, 2001, the Rare Medium notes were in default; and, therefore, the Company classified the Rare Medium notes as current liabilities in the Consolidated Balance Sheet as of December 31, 2001.

Under the Company's Plan of Reorganization, the Rare Medium notes were cancelled and replaced by a new note in the principal amount of $19.0 million. The new note was issued by a new subsidiary of Motient Corporation that owns 100% of Motient Ventures Holding Inc., which owns all of the Company's interests in MSV. The new note has a term of three years and carries interest at 9%. The note allows the Company to elect to accrue interest and add it to the principal, instead of paying interest in cash. The note requires that it be prepaid using 25% of the proceeds of any repayment of the $15 million note receivable from MSV.

In April 2004, the Company made certain payments on the Rare Medium Note, please see "Subsequent Events - Developments Relating to MSV".

CSFB Note

Under the Company's Plan of Reorganization, the Company issued a note to CSFB, in satisfaction of certain claims by CSFB against Motient, in the principal amount of $750,000. The new note was issued by a new subsidiary of Motient Corporation that owns 100% of Motient Ventures Holding Inc., which owns all of the Company's interests in MSV. The new note has a term of three years and carries interest at 9%. The note allows the Company to elect to accrue interest and add it to the principal, instead of paying interest in cash. The note requires that it be prepaid using 25% of the proceeds of any repayment of the $15 million note receivable from MSV.

In April 2004, the Company made certain payments on the CSFB Note, please see "Subsequent Events - Development Relating to MSV".

Bank Financing

In March 1998, the Company entered into a $200 million bank financing (the "Bank Financing") consisting of two facilities: (i) the revolving credit facility ("Revolving Credit Facility"), a $100 million unsecured five-year reducing revolving credit facility maturing March 31, 2003, and (ii) the term loan facility ("Term Loan Facility"), a $100 million five-year, term loan facility with up to three additional one-year extensions subject to the lenders' approval. In 1999, the Term Loan Facility was reduced to $41 million. In 2000, the Term Loan Facility was reduced to $40 million, and the Revolving Credit Facility was reduced to $71.3 million. During 2001, the Bank Financing was completely extinguished.

The Term Loan Facility

The Term Loan Facility bore an interest rate, generally, of 100 basis points above London Interbank Offered Rate ("LIBOR"). The Term Loan Agreement did not include any scheduled amortization until maturity, but did contain certain provisions for prepayment based on certain proceeds received by the Company, unless otherwise waived by the banks and the Bank Facility Guarantors (as defined below). During 2001, the Term Loan Facility was completely extinguished.

The Revolving Credit Facility

The Revolving Credit Facility bore an interest rate, generally, of 100 basis points above LIBOR and was unsecured, with a negative pledge on the assets of Motient Holdings and its subsidiaries and ranked pari passu with the Senior Notes. Certain proceeds received by Motient Holdings were required to repay and reduce the Revolving Credit Facility, unless otherwise waived by the banks and the Bank Facility Guarantors (as defined below). During 2001, the Revolving Credit Facility was completely extinguished.

The Guarantees

In connection with the Bank Financing, Hughes Electronics Corporation, Singapore Telecommunications, Ltd. and Baron Capital Partners, L.P. (collectively, the "Bank Facility Guarantors"), extended separate guarantees of the obligations of each of Motient Holdings and the Company to the banks, which on a several basis aggregated to $200 million. In their agreement with each of Motient Holdings and the Company (the "Guarantee Issuance Agreement"), the Bank Facility Guarantors agreed to make their guarantees available for the Bank Financing. In exchange for the additional risks undertaken by the Bank Facility Guarantors in connection with the Bank Financing, the Company agreed to compensate the Bank Facility Guarantors, principally in the form of one million additional warrants and re-pricing of 5.5 million warrants previously issued in connection with the original Bank Facility (together, the "Guarantee Warrants"). The Guarantee Warrants were issued with an exercise price of $12.51 and were valued at approximately $17.7 million. The amounts initially assigned to the Guarantee Warrants and subsequent repricings are recorded as Common Stock Purchase Warrants and Unamortized Guarantee Warrants in the accompanying consolidated balance sheets. The amount assigned to Unamortized Guarantee Warrants was amortized to interest expense over the life of the related debt. On March 29, 1999, the Bank Facility Guarantors agreed to eliminate certain covenants contained in the Guarantee Issuance Agreement relating to earnings before interest, depreciation, amortization and taxes and service revenue. In exchange for this elimination of covenants, the Company agreed to re-price their Guarantee Warrants, effective April 1,1999, from $12.51 to $7.50. The value of the re-pricing was approximately $1.5 million.

As a result of the automatic application of certain adjustment provisions following the issuance of the 7.0 million shares in the August 1999 public offering, the exercise price of the Guarantee Warrants was reduced to $7.3571 per share and the Guarantee Warrants became exercisable for an additional 126,250 shares. The additional Guarantee Warrants and re-pricing were valued at $2.4 million. Additionally, in June 2000, the Bank Facility Guarantors agreed to partially reduce the debt repayment requirements associated with the MSV transaction. In exchange, the Company further reduced the price of the Guarantee Warrants to $6.25, which was valued at $1.4 million. In 2001, the Bank Facility Guarantors agreed to waive certain repayment obligations under the Bank Financing. In exchange for these waivers, the Company re-priced the warrants held by certain of the Bank Facility Guarantors from $6.25 to $1.31 per share, and issued new warrants to one Bank Facility Guarantor with an exercise price of $1.31 per share. The value of the re-pricing and warrant issuance was $2.3 million.

Further, in connection with the Guarantee Issuance Agreement, the Company had agreed to reimburse the Bank Facility Guarantors in the event that the Guarantors were required to make payment under the Bank Financing guarantees, and, in connection with this reimbursement commitment it provided the Bank Facility Guarantors a junior security interest with respect to the assets of the Company, principally its stockholdings in XM Radio and Motient Holdings.

Debt Extinguishments

In 1999, the Company raised $116 million, net of underwriting discounts and expenses, through the issuance of 7.0 million shares of common stock in a public offering. Of the net proceeds, Motient used $59 million to pay down a portion of the Term Loan Facility. In 2000, the Company paid down and permanently reduced the Term Loan Facility by an additional $1 million with proceeds from stock and warrant exercises, and the Revolving Credit Facility was permanently reduced by $22.8 million with a portion of the proceeds of the MSV and Aether transactions. In 2001, the Company sold 2.0 million shares of XM Radio stock and used $8.5 million of the proceeds to permanently reduce the Term Loan Facility. Additionally, $12.25 million of proceeds from the Rare Medium note were used to pay down and permanently reduce the Term Loan Facility.

On November 6, 2001, the agent for the bank lenders under the Bank Financing declared all loans under the Bank Financing immediately due and payable, due to the existence of several events of default under the Bank Financing. On the same date, the bank lenders sought payment in full from the Bank Financing Guarantors for the accelerated loan obligations. The Bank Facility Guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, the Company had a reimbursement obligation to the Bank Guarantors in the amount of $97.6 million, which included accrued interest and fees.

On November 19, 2001, the Company sold 500,000 shares of its XM Radio common stock through a broker for $9.50 per share, for aggregate proceeds of $4.75 million. The net proceeds from this sale were paid to the Bank Facility Guarantors, thereby reducing the amount of the Company's reimbursement obligation to the Bank Facility Guarantors by such amount. Also on November 19, 2001, the Company delivered all of its remaining 9,257,262 shares of XM Radio common stock to the Bank Facility Guarantors in full satisfaction of the entire remaining amount of its reimbursement obligations to the Bank Facility Guarantors. Upon delivery of these shares, the Bank Facility Guarantors released the Company from all of its remaining obligations to the Bank Facility Guarantors under the Bank Financing and the related guarantees and reimbursement and security agreements. The Company delivered 7,108,184 shares to Hughes Electronics Corporation, 964,640 shares to Singapore Telecommunications, Ltd., and 1,184,438 shares to Baron Capital Partners, L.P.

As a result of the permanent reductions of the Term Facility and the Revolving Credit Facility, the Company recorded a loss on extinguishment of debt of approximately $1.2 million in 2001 and $3.0 million in 2000, which reflects the write-down, on a pro-rata basis, of unamortized guarantee warrants and deferred financing fees associated with the placement of the Bank Financing.

Interest Rate Swap Agreement

In connection with the Bank Financing in March 1998, the Company entered into an interest rate swap agreement, with an implied annual rate of 6.51%. The swap agreement reduced the impact of interest rate increases on the Term Loan Facility. The Company paid a fixed fee of approximately $17.9 million for the swap agreement. In return, the counter-party was obligated to pay a variable rate equal to LIBOR plus 50 basis points, paid on a quarterly basis directly to the respective banks on behalf of the Company, on a notional amount of $100 million until the termination date of March 31, 2001. In connection with the pay down of a portion of the Term Loan Facility during 1999, the Company reduced the notional amount of its swap agreement from $100 million to $41 million and realized net proceeds of approximately $6 million due to early termination of a portion of the swap agreement. The interest rate swap agreement expired in March 2001.

Motorola Vendor Financing

In June 1998, Motorola had entered into an agreement with the Company to provide up to $15 million of vendor financing, to finance up to 75% of the purchase price of network base stations. Loans under this facility bear interest at a rate equal to LIBOR plus 7.0% and are guaranteed by the Company and each subsidiary of Motient Holdings. The terms of the facility require that amounts borrowed be secured by the equipment purchased therewith. Advances made during a quarter constitute a loan, which is then amortized on a quarterly basis over three years. As of December 31, 2003, $4.8 million was outstanding, including accrued interest, under this facility at an interest rate of 5.4%. As of December 31, 2002, $5.9 million was outstanding, including accrued interest, under this facility at an interest rate of 9%. No additional amounts are available for borrowing under this facility. In January 2003 and subsequently in March 2004, the Company restructured this liability. In June 2004, the Company negotiated a settlement of the entire amounts of these obligations. Please see
Note 16, ("Subsequent Events") for additional information.

Hewlett-Packard Capital Lease

The Company has a capital lease for network equipment with Hewlett-Packard, now Compaq Corporation. The lease has an effective interest rate of 12.2%. This capital lease was in default for non-payment at December 31, 2002, however, in January 2003, this agreement was restructured to provide for a modified payment schedule. In June 2004, the Company negotiated a settlement of the entire amounts under this lease. Please see Note 16, ("Subsequent Events") for additional information.

Assets Pledged and Secured

Prior to the Company's reorganization in May 2002, all wholly-owned subsidiaries of the Company were subject to financing agreements that limited the amount of cash dividends and loans that could be advanced to the Company. At December 31, 2001, all of the subsidiaries' net assets were restricted under these agreements. At December 31, 2003 and 2002, the Company was subject to financing agreements with Rare Medium, CSFB, Motorola and Hewlett-Packard that continued to limit the amount of cash dividends and loans that could be advanced to the Company. The Company's term credit facility that also restricts the Company's ability to pay cash dividends and receive additional loans that could be advanced to the Company. These restrictions will have an impact on Motient's ability to pay dividends. Please see Note 16, "Subsequent Events" for additional information on payment and settlement of certain of those obligations.

Restricted net assets of the Company's subsidiaries were approximately $35.7 million and $33.1 million at December 31, 2003 and December 31, 2002 respectively.

Covenants

The Company's historical and current debt agreements contain various restrictions, covenants, defaults, and requirements customarily found in such financing agreements. Among other restrictions, these provisions include limitations on cash dividends, restrictions on transactions between Motient and its subsidiaries, restrictions on capital acquisitions, material adverse change clauses, and maintenance of specified insurance policies. Please see Note 16, "Subsequent Events" for additional information on payment and settlement of certain of these obligations.


9.  RELATED PARTIES

The following table represents a summary of all related party transactions.




                                                     Successor             Successor             Predecessor       Predecessor
                                                      Company               Company                Company           Company
                                                      -------               -------                -------           -------
                                                     Year Ended                                                      (Restated)
                                                    December 31,       Eight Months Ended     Four Months Ended     Year Ended
                                                        2003           December 31, 2002       April 30, 2002          2001
                                                        ----           -----------------       --------------          ----
Payments made to (from) related parties:
   Proceeds from the sale of assets to MSV          $   --                 $   --                 $   --            $(42,500)
   Operating expenses                                    258                   --                       49               125
   Additional investment in MSV                         --                      957                   --                --
   Funding of future sub-lease
   obligations to MSV                                   --                     --                      361             4,000
                                                    --------               --------               --------          --------
Net payments to (from) related parties              $    258               $    957               $    410          $(38,375)
                                                    --------               --------               --------          --------

Due to (from) related parties:
   Operating expenses                               $    322               $   (234)              $    618          $   (521)
   Note Receivable from MSV                          (18,781)               (18,732)               (12,345)          (15,000)
                                                    --------               --------               --------          --------
Net amounts due (from) to related parties           $(18,459)              $(18,966)              $(11,727)         $(15,521)
                                                    --------               --------               --------          --------

For the year ended December 31, 2003, the four months ended April 30, 2002, eight months ended December 31, 2002, and for the year ended December 31, 2001, the Company recorded revenue related to the MSV research and development agreement in the amount of $0, $0, $0 and $2.6 million, respectively.

Communication Technology Advisors LLC

In May 2002, the Company entered into a consulting agreement with Communication Technology Advisors LLC ("CTA") under which CTA provided consulting services to the Company. CTA's chairman, Jared E. Abbruzzese, was a director of the Company until June 20, 2003. Peter Aquino, elected to the Company's Board on June 20, 2003, is a senior managing director of CTA. Gerry S. Kittner, also a Motient director, is an advisor and consultant for CTA.

CTA is a consulting and private advisory firm specializing in the technology and telecommunications sectors. The Company's agreement with CTA had an initial term of three months ending August 15, 2002, and was extended by mutual agreement for several additional terms of two or three months each. For the first three months of the agreement, CTA was paid a flat fee of $60,000 per month, and for the period August 2002 to May 2003, the monthly fee was $55,000. Beginning in May 2003, the monthly fee was reduced to $39,000. The Company also agreed to reimburse CTA for CTA's out-of-pocket expenses incurred in connection with rendering services during the term of the agreement. This agreement was modified on January 30, 2004.

CTA had previously acted as the spectrum and technology advisor to the official committee of unsecured creditors in connection with the Company's Chapter 11 case. CTA received a total of $475,000 in fees for such advice and was reimbursed a total of $4,896 for expenses in connection with the rendering of such advice.

Except for the warrant offered to CTA described below and the warrants granted to certain members of CTA in connection with the private placement of the Company's common stock on April 7, 2004, neither CTA, nor any of its principals or affiliates is a stockholder of Motient, nor does it hold any debt of Motient (other than indebtedness as a result of consulting fees and expense reimbursement owed to CTA in the ordinary course under the Company's existing agreement with CTA). CTA has informed the Company that in connection with the conduct of its business in the ordinary course, (i) it routinely advises clients in and appears in restructuring cases involving telecommunications companies throughout the country, and (ii) certain of the Company's stockholders and bondholders and/or certain of their respective affiliates or principals, may be considered to be (a) current clients of CTA in matters unrelated to Motient; (b) former clients of CTA in matters unrelated to Motient; and (c) separate affiliates of clients who are (or were) represented by CTA in matters unrelated to Motient.

In July 2002, the Company's Board approved the offer and sale to CTA (or affiliates thereof) of a warrant (or warrants) for 500,000 shares of the Company's common stock, for an aggregate purchase price of $25,000. The warrant has an exercise price of $3.00 per share and a term of five years. These warrants were valued at $1.5 million and were recorded as a consultant compensation expense in December of 2002. Certain affiliates of CTA purchased the warrants in December 2002. Christopher W. Downie received a warrant for 100,000 of the 500,000 shares.

In November 2003, CTA was engaged to provide valuation of Motient's equity interest in MSV as of December 31, 2002. CTA was paid $150,000 for this valuation.

At December 31, 2003, CTA was owed $415,000.

On January 30, 2004, the Company engaged CTA to act as chief restructuring entity. The term of CTA's engagement is currently scheduled to end on August 1, 2004. As consideration for this work, Motient agreed to pay to CTA a monthly fee of $60,000, one-half of which will be paid monthly in cash and one-half of which will deferred. The new agreement amends the consulting arrangement discussed above. In April 2004, Motient paid CTA $440,000 for all past deferred fees.

In April 2004 and July 2004, certain members of CTA were granted warrants to purchase 400,000 shares and 340,000 shares, respectively, of common stock in conjunction with the private placements of the Company's common stock on April 7, 2004 and July 1, 2004. The warrants have an exercise price of $5.50 and $8.57 per share, respectively, and a term of five years.

Mr. Abbruzzese, Mr. Kittner and Mr. Aquino did not participate in the deliberations or vote of the Board with respect to the foregoing matters while serving as a member of the Board.

10.  LEASES

Capital Leases

The Company leases certain office equipment and switching equipment under agreements accounted for as capital leases. Assets recorded as capital leases in the accompanying balance sheets include the following:



                                                Successor Company
                                             ------------------------

                                                   December 31,
                                                2003         2002
                                                ----         ----
                                                  (in thousands)
       Switch equipment                       $9,795        $9,795
       Office equipment                          ---         2,501
       Less accumulated depreciation          (5,280)       (5,669)
                                              -------       -------
          Total                               $4,515       $ 6,627
                                              ======       =======

Subsequent to the end of the period covered by this report, the Company restructured certain of its existing lease obligations. Please see Note 16 ("Subsequent Events").

Operating Leases

The Company leases substantially all of its base station sites through operating leases. The majority of these leases provide for renewal options for various periods at their fair rental value at the time of renewal. In the normal course of business, the operating leases are generally renewed or replaced by other leases. Additionally, the Company leases certain facilities and equipment under arrangements accounted for as operating leases. Certain of these arrangements have renewal terms. Total rent expense, under all operating leases, approximated $15.2 million for the year ended December 31, 2003, $10.5 million for the eight months ended December 31, 2002, $5.6 million for the four months ended April 30, 2002, and $13.4 million in for the year ended December 31 2001.

At December 31, 2003, minimum future lease payments under noncancelable operating and capital leases are as follows:


                                                                   Operating          Capital
                                                                   ---------          -------
                                                                          (in thousands)
       2004                                                          $12,170           $1,752
       2005                                                            9,238            1,752
       2006                                                            6,089               --
       2007                                                            2,090               --
       2008 and thereafter                                             4,098               --
                                                                     -------           ------
       Total                                                         $33,685            3,504
                                                                     -------           -------
       Less: Interest                                                                    (408)
                                                                                       ------
       Present value of minimum lease payments                                         $3,096
          Less: Current maturities, including those amounts
          deemed to be in default                                                      (1,454)
                                                                                       ------
       Non current capital lease obligation                                            $1,642
                                                                                       ------


11.  COMMITMENTS AND CONTINGENCIES

As of December 31, 2003, the Company had no contractual inventory commitments.

UPS, the Company's largest customer as of December 31, 2002, has substantially completed its migration to next generation network technology, and its monthly airtime usage of the Company's network has declined significantly. UPS was our second largest customer for the twelve months ended December 31, 2003 and our eighth largest customer for the three months ended December 31, 2003. There are no minimum purchase requirements under the Company's contract with UPS and the contract may be terminated by UPS on 30 days' notice at which point any remaining prepayment would be require to be repaid. While the Company expects that UPS will remain a customer for the foreseeable future, the bulk of UPS' units have migrated to another network. As of May 31, 2004, UPS had approximately 3,800 active units on Motient's network.

Until June 2003, UPS had voluntarily maintained its historical level of payments to mitigate the near-term revenue and cash flow impact of its recent and anticipated continued reduced network usage. However, beginning in July 2003, the revenues and cash flow from UPS declined significantly. Also, due to a separate arrangement entered into in 2002 under which UPS prepaid for network airtime to be used by it in 2004, the Company does not expect that UPS will be required to make any cash payments to the Company in 2004 for service to be provided in 2004. Pursuant to such agreement, and, as of April 30, 2004, UPS has not been required to make any cash payments to the Company in 2004, and the value of the Company's remaining airtime service obligations to UPS in respect of the prepayment was approximately $4.3 million. If UPS terminates the contract, we will be required to refund any unused portion of the prepayment to UPS.

As of December 31, 2003, we had the following outstanding cash contractual commitments:



                                                              Total      <1 year       1-3 years    3 - 5 years    More than 5 years
                                                              -----      -------       ---------    -----------    -----------------
(in thousands)
Operating leases (1)                                          $33,685     $12,170      $17,417        $1,614        $2,484
Capital lease obligations, including interest thereon (1)       3,504       1,752        1,752           ---           ---
Notes Payable (2)                                              22,885         ---       22,885           ---           ---
Term Credit Facility                                            4,914         ---        4,914           ---           ---
Equipment financing commitment (1)                              4,814       2,413        2,401           ---           ---
                                                                -----       -----        -----         -----         -----
  Total Contractual Cash Obligations                          $69,802     $16,335      $49,369        $1,614        $2,484
                                                              =======     =======      =======        ======        ======

(1) These commitments generally contain provisions that provide for an acceleration of rent upon a default by us, except that certain long-term real estate leases, categorized as Operating Leases, may not contain such provisions.

(2) In addition to being accelerable upon default, notes payable to Rare Medium and CSFB, which comprise approximately $21 million of this amount, must be prepaid with 25% of the proceeds due from any repayment of the $15 million principal note issued to Motient by MSV.

In May 2002, the FCC filed a proof of claim with the United States Bankruptcy Court, asserting a pre-petition claim in the approximate amount of $1.0 million in fees incurred as a result of our withdrawal from certain auctions. Under our court-approved Plan of Reorganization, subsequent to June 30, 2002 the FCC's claim was classified as an "other unsecured" claim, and the FCC was issued a pro-rata portion of 97,256 shares of common stock issued to creditors with allowed claims in such class. We recorded a $1.0 million expense in April 2002 for this claim.

At April 30 2002, we had certain contingent and/or disputed obligations under our satellite construction contract entered into in 1995, which contained flight performance incentives payable by us to the contractor if the satellite performed according to the contract. Upon the implementation of the Plan of Reorganization, this contract was terminated, and in satisfaction of all amounts alleged to be owed by us under this contract, the contractor received a pro-rata portion of the 97,256 shares issued to creditors holding allowed unsecured claims. The shares were issued upon closure of the bankruptcy claims process.

12.  EMPLOYEE BENEFITS

Prior to the Company's reorganization, the Company had several active stock plans. All of these plans and the respective authorized and issued stock options were cancelled as part of the Company's reorganization on May 1, 2002.

Defined Contribution Plan

The Company sponsored a 401(k) defined contribution plan ("401(k) Savings Plan") in which all employees of Motient could participate. The 401(k) Savings Plan provided for (i) a Company match of employee contributions, in the form of common stock, at a rate of $1 for every $1 of an employee's contribution not to exceed 4% of an employee's eligible compensation, (ii) a discretionary annual employer non-elective contribution, (iii) the option to have plan benefits distributed in the form of installment payments, and (iv) the reallocation of forfeitures, if any, to active participants. In 2001, effective January 2002, the Company amended its 401(k) Savings Plan to make the matching contributions discretionary, as well as to allow the match to be made in either cash or shares of common stock, at the Company's sole discretion. The Company's matching expense was $0.36 million for 2003, $0 for 2002 and $1.1 million for 2001. During 2001, the Company authorized an additional 5,025,000 shares for the 401(k) Savings Plan, and authorized an additional 268,000 shares in January 2002. As part of Company's plan of reorganization, all of the outstanding shares of the Company's common stock were cancelled. During 2002, the Company authorized 200,000 shares for the 401(K) Savings Plan.

Employee Stock Purchase Plan

The Company had an Employee Stock Purchase Plan ("Stock Purchase Plan") to allow eligible employees to purchase shares of the Company's common stock at 85% of the lower of market value on the first and last business day of the six-month option period. An aggregate of 217,331 shares of common stock were issued under the Stock Purchase Plan in 2001.

Effective January 2002, the Company discontinued the Stock Purchase Plan.

2002 Stock Option Plan

The Company's 2002 stock option plan was adopted by the Board on May 31, 2002 and received stockholder approval on July 11, 2002. A total of 2,993,024 shares of common stock have been reserved for issuance under the 2002 stock option plan. Under the 2002 stock option plan, the Company is authorized to grant options to purchase shares of common stock intended to qualify as incentive stock options, as defined under section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options to any employees, outside directors, consultants, advisors and individual service providers whose participation in the 2002 stock option plan is determined by the Company's compensation and stock option committee to be in the Company's best interests. The term of each stock option is fixed by the Board or the compensation and stock option committee, and each stock option is exercisable within ten years of the original grant date. Some change of control transactions involving the Company, such as a sale of Motient, may cause awards granted under the 2002 stock option plan to vest. Generally, an option is not transferable by the recipient except by will or the laws of descent and distribution. As of December 31, 2003, options to purchase 2,993,024 shares of common stock had been authorized under the 2002 stock option plan at a price of $5.00 per share, of which options to purchase 1,757,513 shares of the Company's common stock were outstanding at December 31, 2003. In March 2003, the Board approved the reduction in the exercise price of all of the outstanding stock options from $5.00 per share to $3.00 per share.

A portion of the options granted under the plan will either vest or be rescinded based on Motient's performance. These options are accounted for in accordance with variable plan accounting, which requires that the value of these options be measured at their intrinsic value and any change in that value be charged to the income statement upon the determination that the fulfillment of the Company performance criteria is probable. The other options are accounted for as a fixed plan and in accordance with intrinsic value accounting, which requires that the excess of the market price of stock over the exercise price of the options, if any, at the time that both the exercise price and the number of options are known be recorded as deferred compensation and amortized over the option vesting period. As of the date of grant, the option price per share was in excess of the market price; therefore, these options are not deemed to have any value and no expense has been recorded to date.

The 2002 options are subject to vesting in two parts - 50% of the shares vest in three equal parts on the first, second and third anniversary of the date of grant, and the other 50% vest in three equal parts, or are rescinded, based on a comparison of the Company's performance in 2002, 2003, and 2004 to certain objectives established by the compensation and stock option committee of the Board following the availability of the annual results. In May 2004, the compensation committee of the Company's Board made a determination to vest a portion of the 2003 performance options.

In July and September 2003, the compensation and stock option committee of the Company's Board, acting pursuant to the Company's 2002 stock option plan, granted 26 employees and officers options to purchase an aggregate of 470,000 shares of the Company's common stock at a price of $5.15 per share and 25,000 shares of the Company's common stock at a price of $5.65 per share. One-half of each option grant vests with the passage of time and the continued employment of the recipient, in three equal increments, on the first, second and third anniversary of the date of grant. The other half of each grant will either vest or be rescinded based on the performance of the Company in 2004. If vested and not exercised, the options will expire on the 10th anniversary of the date of grant.

13.  BUSINESS ACQUISITIONS AND DISPOSITIONS

Sale of Retail Transportation Business to Aether

In November 2000, Motient sold assets relating to its retail transportation business to Aether Systems, Inc. ("Aether") and received approximately $45 million. This consisted of $30 million for the assets, of which $10 million was held in an escrow account which was subsequently released in the fourth quarter of 2001 upon the satisfaction of certain conditions, and $15 million for a perpetual license to use and modify any intellectual property owned by or licensed by Motient in connection with the retail transportation business.

Motient recognized an $8.3 million gain in the fourth quarter of 2001 when the additional $10 million of proceeds were released from escrow. The $1.7 million difference between the proceeds received and the gain recognized is a result of pricing modifications that were made at the time of the release of the escrow related to network capacity agreements. Motient amortized the $15 million perpetual license payment, as restated, over a four year period through the adoption of "fresh-start" accounting, which represented the life of the network airtime agreement that Motient entered into with Aether at the time of the closing of the asset sale.

Concurrent with the closing of the asset sale, the Company and Aether entered into two long-term, prepaid network airtime agreements valued at $20 million, of which $5 million was paid at closing, pursuant to which Aether agreed to purchase airtime on the Company's satellite and terrestrial networks. Aether also became an authorized reseller of the Company's eLink and BlackBerry TM by Motient wireless email service offerings.

MSV

On June 29, 2000, the Company formed a joint venture subsidiary, MSV, in which it owned until November 26, 2001, 80% of the membership interests in order to conduct research and development activities. The remaining 20% interests in MSV were owned by three investors unrelated to Motient. The other investors paid $50 million to MSV (in the aggregate), in exchange for their 20% interest. Motient Services Inc. ("Motient Services") owned the Company's satellite and related assets.

Of the $50 million payment received by MSV, $6.0 million was retained by MSV to fund certain research and development activities, $24 million was paid to Motient Services as a deposit on the purchase of the satellite assets, and $20 million was also paid to Motient Services for the use of the satellite and frequency under a research and development agreement.

On November 26, 2001, Motient sold the assets comprising its satellite communications business to MSV, as part of a transaction in which certain other parties joined MSV, including TMI, a Canadian satellite services provider. In consideration for its satellite business assets, Motient Services received the following: (i) a $24 million cash payment in June 2000, (ii) a $41 million cash payment paid at closing on November 26, 2001, net of $4 million retained by MSV to fund the Company's future sublease obligations to MSV for rent and utilities through August 2003 and (iii) a five-year $15 million note. In this transaction, TMI also contributed its satellite communications business assets to MSV. In addition, Motient purchased a $2.5 million convertible note issued by MSV, and certain other investors, including a subsidiary of Rare Medium, purchased a total of $52.5 million of convertible notes. The Company realized a gain of approximately $29.8 million on the sale of its net assets; however, 48% of the gain, or $14.3 million, was deferred and amortized over five years through the adoption of "fresh-start" accounting.

MSV has also filed a separate application with the FCC with respect to MSV's plans for a new generation satellite system utilizing ancillary terrestrial base stations. For further information on the FCC approval process, see Note 2 ("Significant Accounting Policies - Investment in MSV and Notes Receivable from MSV").

In July 2002, MSV commenced a rights offering seeking total funding in the amount of $3.0 million. While the Company was not obligated to participate in the offering, the Company's board determined that it was in the Company's best interests to participate so that its interest in MSV would not be diluted. On August 12, 2002, the Company funded an additional $957,000 to MSV pursuant to this offering, and received a new convertible note in such amount. This rights offering did not impact the Company's ownership position in MSV.

As of December 31, 2002, the Company had an ownership percentage, on an undiluted basis, of approximately 48% of the common and preferred units of MSV, and approximately 55% of the common units. Assuming that all of MSV's outstanding convertible notes are converted into limited partnership units of MSV, as of December 31, 2002 Motient had a 33.3% partnership interest in MSV on an "as converted" basis giving effect to the conversion of all outstanding convertible notes of MSV, and 25.5% on a fully-diluted basis, assuming certain other investors exercise their right to make additional investment in MSV as a result of the FCC ancillary terrestrial components ("ATC") application process.

In February 2003, the FCC adopted the ATC Order, giving mobile satellite operators broad authority to use their assigned spectrum to operate an ATC. The ATC Order established a set of preconditions and technical limits for ATC operations, as well as an application process for ATC approval of the specific system incorporating the ATCs that the licensee intends to use. On November 18, 2003, MSV filed an application with the FCC to expand the use of its L-band spectrum and construct its next-generation hybrid network with ATC. As part of its next-generation system, MSV intends to use its L-band spectrum, which the FCC had previously limited to satellite-only services, for terrestrial wireless services in conjunction with mobile satellite services.

In addition, both proponents and opponents of ATC (including MSV) have filed for reconsideration of the ATC Order, and the opponents of ATC have filed an appeal with the U.S. Court of Appeals for the District of Columbia Circuit. Oppositions to the petitions for reconsideration were filed August 20, 2003; replies were filed September 2, 2003. The Court of Appeals has held the appeal in abeyance pending resolution of the reconsideration requests. For information regarding recent developments involving MSV, please see Note 16 ("Subsequent Events").

On August 21, 2003, two investors in MSV (excluding Motient) invested an additional $3.7 million in MSV in exchange for Class A preferred units of limited partnership interests in MSV. MSV used the proceeds from this investment to repay other indebtedness that is senior in its right of repayment to Motient's promissory note. Under the terms of the amended and restated investment agreement, these investors also have the option of investing an additional $17.6 million in MSV by December 31, 2003; however, if, prior to this time, the FCC does not issue a decision addressing MSV's petition for reconsideration with respect to the ATC Order (as hereinafter defined), the option will be automatically extended to March 31, 2004.

On April 2, 2004, two exiting investors in MSV invested $17.6 million in MSV in exchange for class A preferred units of limited partnership interests of MSV. In connection with this investment, MSV's amended and restated investment agreement was amended to provide that of the total $17.6 million in proceeds, $5.0 million was used to repay certain outstanding indebtedness of MSV, including $2.0 million of accrued interest under the $15.0 million promissory note issued to

Motient by MSV. Motient was required to, and paid 25% of the $2.0 million it received in this transaction, or $500,000, to prepay its existing notes owed to Rare Medium Group and CSFB. The remainder of the proceeds from this investment were used for general corporate purposes by MSV. As of the closing of the additional investment on April 2, 2004, Motient's percentage ownership of MSV was approximately 29.5% on an "as converted" basis giving effect to the conversion of all outstanding convertible notes of MSV.

On May 17, 2004, MSV was awarded its first patent on a next generation satellite system technology containing an ancillary terrestrial component (ATC) innovation. MSV believes that patent will support its ability to deploy ATC in a way that minimizes interference to other satellite systems, and addresses ways to mitigate residual interference levels using interference-cancellation techniques.

Please see note 2, "Significant Accounting Policies- Investment in MSV and Notes Receivable from MSV" and note 16, "Subsequent Events-Developments Relating to MSV."

Sale of SMR Licenses to Nextel Communications, Inc.

On July 29, 2003, our wholly-owned subsidiary, Motient Communications, entered into an asset purchase agreement with Nextel, under which Motient Communications sold to Nextel certain of its SMR licenses issued by the FCC for $3.4 million. The closing of this transaction occurred on November 7, 2003. On December 9, 2003, Motient Communications entered into a second asset purchase agreement, under which Motient Communications will sell additional licenses to Nextel for $2.75 million resulting in a $1.5 million loss whcih was recorded in December, 2003. In February 2004, the Company closed the sale of licenses covering approximately $2.2 million of the purchase price, and in April 2004, the Company closed the sale of approximately one-half of the remaining licenses. The transfer of the other half of the remaining licenses has been challenged at the FCC by a third-party. While the Company believes, based on the advice of counsel, that the FCC will ultimately rule in its favor, the Company cannot be assured that it will prevail, and, in any event, the timing of any final resolution is uncertain. None of these licenses are necessary for Motient's future network requirements. Motient has and expects to continue to use the proceeds of the sales to fund its working capital requirements and for general corporate purposes. The lenders under Motient Communications' term Credit Agreement have consented to the sale of these licenses.

XM Radio

In January 2001, pursuant to FCC approval for Motient to cease to control XM Radio, the number of directors that the Company appointed to XM Radio's Board of Directors was reduced to less than 50% of XM Radio's directors, and the Company converted a portion of its super-voting Class B common stock of XM Radio to Class A common stock. As a result, the Company ceased to control XM Radio, and as of January 1, 2001, the Company accounted for its investment in XM Radio pursuant to the equity method of accounting.

In January and February 2001, the Company sold, in two separate transactions, two million shares of its XM Radio Class A common stock, at an average price of $16.77 per share, for total proceeds of $33.5 million. In October 2001, as noted above, the Company repaid $26.2 million of the Rare Medium notes in exchange for five million of its XM Radio shares. On November 19, 2001, the Company sold

500,000 shares of its XM Radio common stock through a broker for $9.50 per share, for aggregate proceeds of $4.75 million. Also on November 19, 2001, as a result of a series of transaction to cure defaults under its Bank Financing and to the Bank Facility Guarantors, the Company sold and/or delivered all of its of its remaining 9,257,262 shares of XM Radio common stock to the Bank Facility Guarantors in full satisfaction of the entire remaining amount of its reimbursement obligations to the Bank Facility Guarantors. The agent for the bank lenders under the Bank Financing declared all loans under the Bank Financing immediately due and payable, due to the existence of several events of default under the Bank Financing. On the same date, the bank lenders sought payment in full from the Bank Financing Guarantors for the accelerated loan obligations. For the year ended December 31, 2001, the Company recorded proceeds of approximately $38.3 million from the sale in 2001 of two million shares of its XM Radio stock. For the year ended December 31, 2001, the Company recorded equity in losses of XM Radio of $48.5 million. As of November 19, 2001, the Company ceased to have any interest in XM Radio.

In anticipation of the exchange of the XM Radio shares for debt, the Company recorded an impairment loss of $81.5 million in 2001. This loss represents the write down of the Company's investment in XM Radio to the fair value on the date of the exchange. Upon the actual exchange of shares, the Company recognized a net extraordinary gain of $10.0 million, which represented the difference between the fair market value of the XM Radio stock as compared to the value of the debt cancelled in exchange for the shares. For the twelve months ended December 31, 2001, the Company recorded equity in losses of XM Radio of $48.5 million.

Merger Agreement with Rare Medium Group, Inc.

On May 14, 2001, the Company signed a definitive merger agreement with Rare Medium pursuant to which the Company would acquire Rare Medium. On October 1, 2001, the Company and Rare Medium announced their mutual termination of the merger. The Company recorded a charge of $4.1 million in 2001 representing costs incurred by the Company to pursue this transaction.

14.  LEGAL AND REGULATORY MATTERS

Legal

Motient filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on January 10, 2002. The Bankruptcy Court confirmed Motient's Plan of Reorganization on April 26, 2002, and Motient emerged from bankruptcy on May 1, 2002. For further details regarding this proceeding, please see Note 2 ("Significant Accounting Policies -- Motient's Chapter 11 Filing and Plan of Reorganization and "Fresh-Start" Accounting").


A former employee who was discharged as part of a reduction in force in July 2002 asserted a claim for a year's pay and attorney's fees under a Change of Control Agreement that the employee had with the Company. This claim was subject to binding arbitration. Although the Company believed that it had substantial defenses on the merits, on July 11, 2003, the Company was informed that the arbitrator ruled in the employee's favor. In August 2003, the Company made a $200,000 payment to this employee for the disputed pay and related benefits costs and legal fee reimbursement.

Motient's rights to use and sell the BlackBerryTM software and RIM's handheld devices may be limited or made prohibitively expensive as a result of a patent infringement lawsuit brought against RIM by NTP Inc. (NTP v. Research In Motion, Civ. Action No. 3:01CV767 (E.D. Va.)). In that action, a jury concluded that certain of RIM's BlackBerryTM products infringe on patents held by NTP covering the use of wireless radio frequency information in email communications. On August 5, 2003, the judge in the case ruled against RIM, awarding NTP $53.7 million in damages and enjoining RIM from making, using, or selling the products, but stayed the injunction pending appeal by RIM. The appeal has not yet been resolved. As a purchaser of those products, Motient could be adversely affected by the outcome of that litigation.

For further details regarding legal matters related to periods after this report, please see Note 16 ("Subsequent Events").

Regulatory

The terrestrial two-way wireless data network used in Motient's wireless business is regulated to varying degrees at the federal, state, and local levels. Various legislative and regulatory proposals under consideration from time to time by Congress and the FCC have in the past materially affected and may in the future materially affect the telecommunications industry in general, and Motient's wireless business in particular. The following is a summary of significant laws, regulations and policies affecting the operation of Motient's wireless business. In addition, many aspects of regulation at the federal, state and local level currently are subject to judicial review or are the subject of administrative or legislative proposals to modify, repeal, or adopt new laws and administrative regulations and policies. Neither the outcome of these proceedings nor their impact on Motient's operations can be predicted at this time.

The ownership and operation of Motient's terrestrial network is subject to the rules and regulations of the FCC, which acts under authority established by the Communications Act of 1934, as amended, and related federal laws. Among other things, the FCC allocates portions of the radio frequency spectrum to certain services and grants licenses to and regulates individual entities using that spectrum. Motient operates pursuant to various licenses granted by the FCC.

Motient is a commercial mobile radio service provider and therefore is regulated as a common carrier. Motient must offer service at just and reasonable rates on a first-come, first-served basis, without any unjust or unreasonable discrimination, and Motient is subject to the FCC's complaint processes. The FCC has forborne from applying numerous common carrier provisions of the Communications Act to commercial mobile radio service providers. In particular, Motient is not subject to traditional public utility rate-of-return regulation, and is not required to file tariffs with the FCC.

The FCC's universal service fund supports the provision of affordable telecommunications to high-cost areas, and the provision of advanced telecommunications services to schools, libraries, and rural health care providers. Under the FCC's current rules, end-user revenues derived from the sale of information and other non-telecommunication services and certain wholesale revenues derived from the sale of telecommunications services are not subject to universal service fund obligations. Based on the nature of its business, Motient is currently not required to contribute to the universal service fund. Current rules also do not require that Motient impute to its contribution base retail revenues derived when it uses its own transmission facilities to provide a service that includes both information service and telecommunications components. There can be no assurances that the FCC will retain the exclusions described herein or its current policy regarding the scope of a carrier's contribution base. Motient may also be required to contribute to state universal service programs. The requirement to make these state universal service payments, the amount of which in some cases may be subject to change and is not yet determined, may have a material adverse effect on the conduct of Motient's business.

Motient is subject to the Communications Assistance for Law Enforcement Act, or CALEA. Under CALEA, Motient must ensure that law enforcement agencies can intercept certain communications transmitted over its networks. Motient must also ensure that law enforcement agencies are able to access certain call-identifying information relating to communications over Motient's networks. The deadline for complying with the CALEA requirements and any rules subsequently promulgated was June 30, 2002. Based on discussions with Federal law enforcement agencies regarding the applicability of CALEA's provisions to the Company, the Company does not believe that its network, which uses packet data technology, is subject to the requirements of CALEA. At the suggestion of Federal law enforcement agencies, the Company has developed an alternative methodology for intercepting certain communications over its network for the purposes of law enforcement surveillance. The Company believes this alternative methodology has substantially the same functionality as the standards provided in CALEA. It is possible that the Company's alternative methodology may ultimately be found not to comply with CALEA's requirements, or the Company's interpretation that CALEA does not apply to its network may ultimately be found to be incorrect. Should these events occur, the requirement to comply with CALEA could have a material adverse effect on the conduct of the Company's business.

In addition, CALEA establishes a federal fund to compensate telecommunications carriers for all reasonable costs directly associated with modifications performed by carriers in connection with equipment, facilities, and services installed or deployed on or before January 1, 1995. For equipment, facilities, and services deployed after January 1, 1995, the CALEA fund is intended to compensate carriers for any reasonable costs associated with modifications required to make compliance "reasonably achievable." It is possible that all necessary modifications will not qualify for this compensation and that the available funds will not be sufficient to reimburse Motient. Therefore, the requirement to comply with CALEA could have a material adverse effect on the conduct of Motient's business.

Motient's FCC licenses are granted for a term of 10 years, subject to renewal. For Motient's non-market-based licenses, or non-auction licenses, renewal is granted in the ordinary course. Motient no longer holds any auction licenses. All such licenses were sold in November 2003 to Nextel Communications and its affiliates.

As a matter of general regulation by the FCC, Motient is subject to, among other things, payment of regulatory fees and restrictions on the level of radio frequency emissions of Motient's systems' mobile terminals and base stations. Any of these regulations may have an adverse impact on the conduct of Motient's business.

Motient's FCC licenses are subject to restrictions in the Communications Act that (i) certain FCC licenses may not be held by a corporation of which more than 20% of its capital stock is directly owned of record or voted by non-U.S. citizens or entities or their representatives and (ii) that no such FCC license may be held by a corporation controlled by another corporation, referred to as indirect ownership, if more than 25% of the controlling corporation's capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, if the FCC finds that the public interest is served by the refusal or revocation of such license. However, with the implementation of the Basic Telecommunications Agreement, negotiated under the auspices of the World Trade Organization and to which the United States is a party, the FCC will presume that indirect ownership interests in the Company's FCC licenses in excess of 25% by non-U.S. citizens or entities will be permissible to the extent that the ownership interests are from World Trade Organization-member countries. If the 25% foreign ownership limit is exceeded, the FCC could take a range of potential actions, which could harm Motient's business.

Motient's terrestrial network consists of base stations licensed in the 800 MHz business radio and specialized mobile radio services. The terrestrial network is interconnected with the public switched telephone network.

The FCC's licensing regime in effect when the majority of authorizations used in the terrestrial network were issued provided for individual, site-specific licenses. The FCC has since modified the licensing process applicable to specialized mobile radio licenses in the band. Specialized mobile radio licenses are now issued by auction in wide-area, multi-channel blocks. The geographic area and number of channels within a block vary depending on whether the frequencies are in the so-called "Upper 200" specialized mobile radio channels, the "General Category," or the "Lower 80." In addition, wide-area auction winners in the Upper 200 have the right to relocate incumbent licensees to other "comparable" spectrum. Auction winners in the General Category and Lower 80 do not have these same relocation rights and must afford protection to incumbent stations. Incumbent stations may not, however, expand their service areas.

Wide-area auction winners have substantial flexibility to install any number of base stations including, in the case of the General Category and Lower 80 channels, base stations that operate on the same channels as incumbent licensees. Motient was an incumbent in the Upper 200 and remains an incumbent on certain General Category channels. Although the FCC requires General Category and Lower 80 geographic licensees to protect incumbents from interference, there is some concern that such interference may occur and that practical application of the interference-protection rules may be uncertain.

Motient believes that it has licenses for a sufficient number of channels to meet its current capacity needs on the terrestrial network.

Motient operates the terrestrial network under a number of waivers involving the FCC's technical rules, including rules on station identification, for-profit use of excess capacity, system loading, and multiple station ownership. Several of these waivers were first obtained individually by IBM and Motorola, which operated separate wireless data systems until forming the ARDIS joint venture in 1990. The FCC incorporated a number of these waivers into its regulations when it implemented Congress's statutory provision creating the commercial mobile radio service classification. As of March 3, 1999, Motient completed its planned construction of base stations for which extended implementation was granted by the FCC in 1996.

On March 14, 2002, the FCC adopted a notice of proposed rulemaking exploring options and alternatives for improving the spectrum environment for public safety operations in the 800 MHz band. This notice of proposed rulemaking was issued by the FCC after a "white paper" proposal was submitted to the FCC by Nextel Communications Inc. in November 2001 addressing largely the same issues. In its white paper, Nextel proposed that certain of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel's proposal addressed the problem of interference to public safety agencies by creating blocks of contiguous spectrum to be shared by public safety agencies. Since the notice of proposed rulemaking was issued, Motient has been actively participating with other affected licensees, including Nextel, to reach agreement on a voluntary plan to re-allocate spectrum to alleviate interference to public safety agencies. On December 24, 2002, a group of affected licensees, including Motient, Nextel, and several other licensees, submitted a detailed proposal to the FCC for accomplishing the re-allocation of spectrum over a period of several years. These parties have also been negotiating a mechanism by which Nextel would agree to reimburse costs, up to $850 million, incurred by affected licensees in relocating to different parts of the spectrum band pursuant to the rebanding plan.

In mid-April 2003, the FCC's Office of Engineering and Technology ("OET") sent a letter to several manufacturers requesting additional practical, technical and procedural solutions or information that may have yet to be considered. Upon reviewing the filed comments, OET has indicated that other technical solutions were possible and were being reviewed by the FCC. To date, no action has been taken by the FCC. We cannot assure you that our operations will not be affected by this proceeding.

For further details regarding regulatory matters related to periods after this report, please see Note 16 ("Subsequent Events").

15.  SUPPLEMENTAL CASH FLOW INFORMATION


                                                                Successor Company                   Predecessor Company
                                                                -----------------                   -------------------

                                                  Three         Three                    Eight           Four
                                                  Months        Months      Year         Months         Months      Year Ended
                                                  Ended         Ended       Ended        Ended          Ended      December 31,
                                                 March 31,     March 31,  December 31, December 31,   April 30,    (Restated)
                                                   2004          2003       2003         2002            2002         2001
                                                   ----          ----       ----         ----            ----         ----
                                               (unaudited)    (unaudited)
                                                                                 (in thousands)
Cash payments for interest                         $249          $233        $572        $396             $427       $26,240
Cash payment for income taxes                        --            --          --          --               --            --
Noncash investing and financing activities:
Leased asset and related obligations                 --            --          --          --               --           632
Issuance of restricted stock                         --            --          --          --               --           419
Cancellation of restricted stock                     --            --          --          --               --          (264)
Additional deferred compensation on non-cash
compensation                                         --            --          --          --               97         1,587
Issuance and repricing of common stock
purchase warrants                                 6,733        10,024      10,024       1,464               --         2,326
Capital (loss) gain in connection with the
sale of stock by XM Radio                            --            --          --          --               --       (12,180)
Capital gain in connection with the sale of
stock by MSV                                         --            --          --          --               --        12,883
Vendor financing for property in service             --            --          --          --               --            --
Vendor financing under maintenance agreement         --            --          --       2,631               --            --
Issuance of Common Stock under the Defined
Contribution Plan                                   $76           $--        $280       $  --            $(203)       $1,151

16.  SUBSEQUENT EVENTS

Private Placement

On April 7, 2004, Motient sold 4,215,910 shares of its common stock at $5.50 per share for an aggregate purchase price of $23,187,505 to The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio, Ltd., The Altar Rock Fund L.P., Tudor Proprietary Trading, L.L.C., Highland Crusader Offshore Partners, L.P., York Distressed Opportunities Fund, L.P., York Select, L.P., York Select Unit Trust, M&E Advisors L.L.C., Catalyst Credit Opportunity Fund, Catalyst Credit Opportunity Fund Offshore, DCM, Ltd., Greywolf Capital II LP and Greywolf Capital Overseas Fund and LC Capital Master Fund. The sale of these shares was not registered under the Securities Act of 1933 and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or
Section 4(2) of the Securities Act. In connection with this sale, Motient signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires Motient to file and cause to make effective a registration statement permitting the resale of the shares by the holders thereof. Motient also issued warrants to purchase an aggregate of 1,053,978 shares of our common stock to the investors listed, at an exercise price of $5.50 per share. These warrants will vest if and only if Motient does not meet certain deadlines between July and November, 2004, with respect to certain requirements under the registration rights agreement. If the warrants vest, they may be exercised by the holders thereof at any time through June 30, 2009.

In connection with this sale, Motient issued to Tejas Securities Group, Inc., its placement agent for the private placement, and certain members of CTA, warrants to purchase 600,000 shares and 400,000 shares, respectively, of our common stock. The exercise price of these warrants is $5.50 per share. The warrants are immediately exercisable upon issuance and have a term of five years. Motient also paid Tejas Securities Group, Inc. a placement fee of $350,000 at closing. The warrants were issued in reliance upon the exemption afforded by Section 4(2) of the Securities Act.

Additional Private Placement

On July 1, 2004, Motient sold 3,500,000 shares of its common stock at a per share price of $8.57 for an aggregate purchase price of $30.0 million to The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio, Ltd., The Altar Rock Fund L.P., Tudor Proprietary Trading, L.L.C., York Distressed Opportunities Fund, L.P., York Select, L.P., York Select Unit Trust, York Global Value Partner, L.P., Catalyst Credit Opportunity Fund, Catalyst Credit Opportunity Fund Offshore, DCM, Ltd., Rockbay Capital Fund, LLC, Rockbay Capital Investment Fund, LLC, Rockbay Capital Offshore Fund, Ltd., Glenview Capital Partner, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd., GCM Little Arbor Master Fund, Ltd., OZ Master Fund, Ltd., OZ Mac 13 Ltd., Fleet Maritime, Inc., John Waterfall, Edwin Morgens, Greyhound Capital II, L.P., Greywolf Capital Overseas Fund, Highland Equity Focus Fund, L.P., Highland Equity Fund, L.P., Singer Children's Management Trust and Strome Hedgecap Limited. The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. In connection with this sale, Motient signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires Motient to file and cause to make effective a registration statement permitting the resale of the shares by the holders thereof. Motient also issued warrants to purchase an aggregate of 525,000 shares of our common stock to the investors listed above, at an exercise price of $8.57 per share. These warrants will vest if and only if Motient does do not meet certain registration deadlines beginning in November, 2004, with respect to certain requirements under the registration rights agreement. If the warrants vest, they may be exercised by the holders thereof at any time through June 30, 2009.

In connection with this sale, Motient issued to certain CTA affiliates and certain affiliates of Tejas Securities Group, Inc., our placement agent for the private placement, warrants to purchase 340,000 and 510,000, respectively, shares of our common stock. The exercise price of these warrants is $8.57 per share. The warrants are immediately exercisable upon issuance and have a term of five years. Motient also paid Tejas Securities Group, Inc. a placement fee of approximately $850,000 at closing. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

Term Credit Facility

On March 16, 2004, Motient entered into an amendment to its credit facility which extended the borrowing availability period until December 31, 2004. As part of this amendment, Motient provided the lenders with a pledge of all of the stock of a newly-formed special purpose subsidiary of Motient Communications, Inc., Motient License Inc. ("Motient License") which holds all of Motient's FCC licenses formerly held by Motient Communications. On March 16, 2004, in connection with the execution of the amendment to the credit agreement, the Company issued warrants to the lenders to purchase, in the aggregate, 2,000,000 shares of Motient's common stock. The number of warrants was reduced to an aggregate of 1,000,000 shares of common stock since, within 60 days after March 16, 2004, the Company obtained at least $7.5 million of additional debt or equity financing. The exercise price of the warrants is $4.88 per share. The warrants were immediately exercisable upon issuance and have a term of five years. The warrants were valued at $6.7 million using a Black-Scholes pricing model and are being recorded as a debt discount and will be amortized as additional interest expense over three years, the term of the related debt. The warrants are also subject to a registration rights agreement. Under such agreement, Motient agreed to register the shares underlying the warrants upon the request of a majority of the warrantholders, or in conjunction with the registration of other common stock of the company. Motient will bear all the expenses of such registration. The Company also paid a commitment fees to the lenders of $320,000 which accrued into the principal balance at closing. These fees will be recorded on Motient's balance sheet and will be amortized as additional interest expense over three years, the term of the related debt.

On April 13, 2004, Motient repaid all principal amounts then owing under its term credit facility, including accrued interest thereon, in an amount of $6.7 million. The remaining availability under the credit facility of $5.8 million will be available for borrowing to the Company until December 31, 2004, subject to the lending conditions in the credit agreement.

Developments Relating to MSV

On April 2, 2004, two exiting investors in MSV invested $17.6 million in MSV in exchange for class A preferred units of limited partnership interests of MSV. In connection with this investment, MSV's amended and restated investment agreement was amended to provide that of the total $17.6 million in proceeds, $5.0 million was used to repay certain outstanding indebtedness of MSV, including $2.0 million of accrued interest under the $15.0 million promissory note issued to Motient by MSV. Motient was required to use 25% of the $2.0 million it received in this transaction, or $500,000, to prepay its existing notes owed to Rare Medium Group and CSFB. The remainder of the proceeds from this investment were used for general corporate purposes by MSV. As of the closing of the additional investment on April 2, 2004, Motient's percentage ownership of MSV was approximately 29.5% on an "as converted" basis giving effect to the conversion of all outstanding convertible notes of MSV.

In June 2004, MSV obtained certain rights to receive 8-10 MHz of nationwide spectrum in the S-band (2.1 GHz range) from its affiliate, TMI Communications and Company, Limited Partnership, or TMI, as a result of the FCC's reinstatement of TMI's S-band authorization on June 29, 2004. This reinstatement of TMI's S-band authorization is subject to certain conditions. In addition, the S-band authorization requires the satisfaction of certain satellite construction and other milestones. There can be no assurances that such conditions and milestones will be satisfied.

Further Cost Reduction Actions

Please see Note 1, "Organization and Going Concern - - Cost Reduction Actions".

UPS Revenue

Please see Note 1, "Organization and Going Concern - - UPS Revenue".

Motorola Debt Obligation Renegotiation

In March 2004, Motient further restructured both the vendor financing facility and the promissory note to Motorola, primarily to extend the amortization periods for both the vendor financing facility and the promissory note. Motient will amortize the combined balances in the amount of $100,000 per month beginning in March 2004. Motient also agreed that interest would accrue on the vendor financing facility at LIBOR plus 4%. As part of this restructuring, Motient agreed to grant Motorola a second lien (junior to the lien held by the lenders under our term credit facility) on the stock of Motient License. This pledge secures Motient's obligations under both the vendor financing facility and the promissory note.

Management and Board Changes

On February 10, 2004, the Company and Walter V. Purnell, Jr. mutually agreed to end his employment as President and Chief Executive Officer of Motient and all of its wholly owned subsidiaries. Concurrently, Mr. Purnell resigned as a director of such entities and of MSV and all of its subsidiaries.

On February 18, 2004, Daniel Croft, Senior Vice President, Marketing and Business Development, and Michael Fabbri, Senior Vice President, Sales, were relieved of their duties as part of a reduction in force.

On March 18, 2004 the board of directors elected Christopher W. Downie to the position of executive vice president, chief financial officer and treasurer, and designated Mr. Downie as the Company's principal executive officer.

On May 6, 2004, the board of directors elected Raymond L. Steel to serve as a member of the board. Mr. Steele was also elected to the Company's audit committee.

On May 6, 2004 the board of directors elected Robert L. Macklin to the position of General Counsel and Secretary.

On May 24, 2004 the board of directors designated Myrna J. Newman, the Company's controller and chief accounting officer, as the principal financial officer of the Company.

Also on May 24, 2004, the board of directors elected Christopher W. Downie to the position of executive vice president, chief operating officer and treasurer. Mr. Downie remains the principal executive officer.

On June 15, 2004, the board of directors designated Jonelle St. John and Raymond J. Steele as the board's financial experts.

Change in Accountants

On March 2, 2004, Motient dismissed PricewaterhouseCoopers as its independent auditors effective immediately. The audit committee of the Company's Board approved the dismissal of PricewaterhouseCoopers. PricewaterhouseCoopers was previously appointed to audit Motient's consolidated financial statements for the period May 1, 2002 to December 31, 2002, and, by its terms, such engagement was to terminate upon the completion of services related to such audit. PricewaterhouseCoopers has not reported on Motient's consolidated financial statements for such period or for any other fiscal period. On March 2, 2004, the audit committee engaged Ehrenkrantz Sterling & Co. LLC as Motient's independent auditors to replace PricewaterhouseCoopers to audit Motient's consolidated financial statements for the period May 1, 2002 to December 31, 2002.

On June 1, 2004, Ehrenkrantz Sterling & Co. LLC, merged with the firm of Friedman Alpren & Green LLP. The new entity, Friedman LLP has been retained by Motient and the Audit Committee of Motient's Board of Directors approved this decision on June 4, 2004.

For further details regarding the change in accountants, please see the Company's current report on Form 8K filed with the SEC on April 23, 2003 and the Company's amendment to its current report on Form 8-K/A filed with the SEC on April 23, 2003 and March 9, 2004.

CTA Arrangements

On January 30, 2004, the Company engaged CTA to act as chief restructuring entity. The term of CTA's engagement is currently scheduled to end on August 1, 2004. As consideration for this work, Motient agreed to pay to CTA a monthly fee of $60,000. The new agreement amends our existing consulting arrangement with CTA. In addition, since the initial engagement of CTA, the payment of certain monthly fees to CTA has been deferred. In April 2004, Motient paid CTA $440,000 for all past deferred fees.

Termination of Motorola and Hewlett-Packard Agreements

In June 2004, the Company negotiated settlements terminating its outstanding financing facilities with Motorola and its lease with Hewlett-Packard for certain network equipment. The full amount due and owing under these agreements was a combined $6.8 million. We paid or will pay a combined $3.9 million in cash and will issue a warrant to Motorola to purchase 200,000 shares of the Company's common stock at a price of $8.68, in full satisfaction of the outstanding balances. In the case of Hewlett-Packard, the Company took title to all of the leased equipment and software, and in the case of Motorola, there was no equipment or service that Motorola was obligated to provide. Additionally, Hewlett-Packard released to the Company its $1.1 million letter of credit.

Regulatory

It was reported that in March of 2004, the staff of the FCC circulated a draft order to the five FCC Commissioners recommending adoption of the plan for the reallocation of the 800 MHz spectrum commonly known as the "Consensus Plan". However, the staff apparently also recommended the rejection of Nextel's offer to pay $850 million to recover the costs of the re-allocation of the spectrum, as the staff apparently felt this amount to be insufficient to cover the costs of such re-allocation. On April 8, 2004, Motient filed a request with the FCC asking that the FCC relocate Motient into the so called "upper-800 MHz band" as part of the Consensus Plan. The FCC did not adopt the order in April, and one month later, the Cellular Telecommunications & Internet Association, or CTIA, proposed a plan that would grant Nextel alternative spectrum in the less valuable 2.1 GHz band. Verizon Wireless has advanced CTIA's and a similar plan, and has pledged to bid $5 billion for the 1.9 GHz spectrum if those airwaves are auctioned. Nextel has vigorously opposed the CTIA and Verizon Wireless plans, insisting that it be allowed to relocate to the 1.9 GHz spectrum. News accounts have stated that some senior officials at the FCC would prefer to grant Nextel the 2.1 GHz spectrum because such a grant is less subject to a court challenge as an impermissible sale of spectrum outside of an auction. Some members of Congress have also expressed interest in the proceeding. Given the uncertain outcome of this proceeding, we cannot assure you that our operations will not be affected by it.

Legal

On April 15, 2004, Motient filed a claim under the rules of the American Arbitration Association in Fairfax County, VA, against Wireless Matrix Corporation, a reseller of Motient's services, for the non-payment of certain amounts due and owing under the "take-or-pay" agreement between Motient and Wireless Matrix. Under this agreement, Wireless Matrix agreed to purchase certain minimum amounts of air-time on the Motient network. In February 2004 Wireless Matrix informed Motient that it was terminating its agreement with Motient. Motient does not believe that Wireless Matrix has any valid basis to do so, and consequently filed the above mentioned claim seeking over $2.6 million in damages, which amount represents Wireless Matrix's total prospective commitment under the agreement. On May 10, 2004, Motient received notice of a counter-claim by Wireless Matrix of approximately $1 million, representing such amounts as Wireless Matrix claims to have paid in excess of services rendered under the agreement. In June 2004, Motient reached a favorable out of court settlement with Wireless Matrix in which Wireless Matrix will pay Motient $1.1 million.


                            QUARTERLY FINANCIAL DATA
                (dollars in thousands, except for per share data)
                                   (unaudited)



                                             Successor Company
                                             -----------------
                                               2003-Quarters
                                               -------------
                                 3/31/03     6/30/03    9/30/03    12/31/03
                                 -------     -------    -------    --------
Revenues                         $14,370     $14,992    $12,051     $13,072
Operating expenses (1)            24,424      25,358     24,311      20,559
                                  ------      ------     ------      ------
Loss from operations             (10,054)    (10,366)   (12,260)     (7,487)
Net Income (loss)               $(12,394)   $(13,010)  $(22,345)   $(14,373)
Basic and Diluted Loss Per
Share of common stock             $(0.49)     $(0.52)    $(0.89)     $(0.57)
Weighted-average common
shares outstanding
during the period                 25,097      25,137     25,170      25,145
Market price per share (3)
   High                            $4.00       $2.00      $5.00       $5.45
   Low                             $2.75       $5.75      $6.35       $3.95


                                 Predecessor Company through April 30, 2002 and
                             Successor Company from May 1, 2002 to December 31, 2002               Predecessor Company
                             -------------------------------------------------------               -------------------
                                                  2002-Quarters                                  2001-Quarters (restated)
                                                  -------------                                  ------------------------

                                       (Predecessor (Successor
                                          Company)   Company)
                                          1 Month    2 Months
                            (Predecessor   Ended      Ended     (Successor (Successor
                              Company)   April 30,   June 30,    Company)   Company)
                              3/31/02       2002       2002      9/30/02    12/31/02    3/31/01     6/30/01     9/30/01    12/31/01
                              -------       ----       ----      -------    --------    -------     -------     -------    --------

Revenues                      $16,683      $5,690     $8,719     $13,297     $14,601    $22,565     $22,641     $23,547    $21,513
Operating expenses (1)         32,445      11,358     19,796      25,426      25,195     48,225      47,832      50,342     41,092
                               ------      ------     ------      ------      ------     ------      ------      ------     ------
Loss from operations          (15,762)     (5,668)   (11,077)    (12,129)    (10,594)   (25,660)    (25,191)    (26,795)   (19,579)

Net Income (loss)            $(35,429)   $267,408   $(13,010)   $(16,644)   $(29,904)   (54,948)    (65,317)    (49,636)   (99,597)
Basic and Diluted Loss Per
Share of common stock          $(0.61)      $4.58     $(0.52)     $(0.66)     $(1.19)    $(1.11)     $(1.32)     $(0.99)    $(1.81)
Weighted-average common
shares outstanding
during the period              58,256      58,366     25,097      25,097      25,097     49,639      49,654      50,175     55,027
Market price per share (3)
   High                         $0.45      $0.040      $5.90       $4.45       $3.40      $6.59       $2.05       $1.10      $0.60
   Low                         $0.055      $0.080      $3.60       $0.40       $0.65      $1.25       $0.38       $0.09      $0.05


(1) Operating expenses include restructuring charges of approximately $25,000 in the second quarter of 2002, $4.7 million in the third quarter of 2001. Of the $4.7 million restructuring expense in 2001, $3.8 million was paid in 2001. Of the $0.6 million restructuring expense in 2002, $0.5 million was paid in 2002.

(2) Loss per share calculations for each of the quarters are based on the weighted average number of shares outstanding for each of the periods, and the sum of the quarters is not equal to the full year loss per share amount due to rounding.
(3) Until January 14, 2002, the Company's common stock was listed under the symbol MTNT on the Nasdaq Stock Market. The Company voluntarily delisted from the Nasdaq Stock Market on January 14, 2002 as a result of its Chapter 11 bankruptcy filing. The Company's common stock is currently traded under the symbol MNCP on the Pink Sheets. The quarterly high and low sales price represents the intra-day prices in the Nasdaq Stock Market for the Company's pre-reorganization common stock for the periods indicated for 2001 and the high and low bid prices for Motient pre- and post-reorganization common stock for the periods indicated. The quotations represent inter-dealer quotations, without retail markups, markdowns or commissions, and may not necessarily represent actual transactions. As of December 31, 2003, there were 11 stockholders of record of the Company's common stock.

Summary of Impact of the Restatement of Financial Statements

The revised accounting treatment described in Note 2 ("Significant Accounting Policies -- Restatement of Financial Statements") requires that certain adjustments be made to the income statements and balance sheets for the respective quarters of 2001 and the quarter ended March 31, 2002. The effect of these adjustments is illustrated in the table below. The adjustments reflected in the table below were reviewed by Motient's independent auditor, Ehrenkrantz Sterling & Co. LLC. Certain of the adjustments are based on assumptions that Motient has made about the fair value of certain assets.


                            Quarter Ended March 31,           Quarter Ended June 30,          Quarter Ended September 30,
                                     2001                              2001                             2001
                                     ----                              ----                             ----
                                 (Unaudited)                        (Unaudited)                      (Unaudited)
                         As reported      As restated        As reported      As restated     As reported     As restated
                         -----------      -----------        -----------      -----------     -----------     -----------
(in thousands)

Net Revenue              $  23,407       $  22,565            $  23,657       $  22,641       $  24,447       $  23,547
Loss from Operations       (25,217)        (25,660)             (25,224)        (25,191)        (25,933)        (26,795)
Net Loss                   (54,006)        (54,948)             (65,324)        (65,317)        (48,707)        (49,636)
Basic and Fully
Diluted EPS              $   (1.09)      $   (1.11)           $   (1.32)      $   (1.32)      $   (0.97)      $   (0.99)
Total Assets               536,608         536,772              485,682         486,694         448,542         449,474
Total Liabilities          588,579         580,840              599,931         593,032         610,106         604,055
Stockholders' Deficit      (51,971)        (44,068)            (114,249)       (106,338)       (161,564)       (154,582)
Total Liabilities &
Stockholders' Deficit    $ 536,608       $ 536,772            $ 485,682       $ 486,694       $ 448,542       $ 449,474


                            Quarter Ended December 31,         Year Ended December 31,        Quarter Ended March 31,
                                     2001                              2001                             2002
                                     ----                              ----                             ----
                                 (Unaudited)                        (Unaudited)                      (Unaudited)
                         As reported      As restated        As reported      As restated     As reported     As restated
                         -----------      -----------        -----------      -----------     -----------     -----------
(in thousands)

Net Revenue                $21,782         $21,513              $93,293         $90,265         $16,495         $16,683
Loss from Operations       (18,622)        (19,579)             (94,996)        (97,223)        (15,970)        (15,763)
Net Loss                  (124,052)        (99,597)            (292,089)       (269,497)        (32,885)        (35,430)
Basic and Fully
Diluted EPS                 $(2.25)         $(1.81)              $(5.71)         $(5.27)         $(0.56)         $(0.61)
Total Assets               209,617         240,465              209,617         240,465         177,628         205,283
Total Liabilities          485,086         471,614              485,086         471,614         485,681         471,559
Stockholders' Deficit     (275,469)       (231,149)            (275,469)       (231,149)       (308,053)       (266,277)
Total Liabilities &
Stockholders' Deficit     $209,617        $240,465             $209,617        $240,465        $177,628        $205,283


                                   SCHEDULE II
                        VALUATION AND QUALIFYING ACCOUNTS
                           YEARS ENDED 2001(restated),
    FOUR MONTHS ENDED APRIL 30, 2002, EIGHT MONTHS ENDED DECEMBER 31, 2002, and
                          YEAR ENDED DECEMBER 31, 2003


                                                              Charged
                                                 Balance at   to Costs
                                                 Beginning      and                           Balance at End of
Description                                      of Period    Expenses       Deductions            Period
-----------                                      ---------    --------       ----------            ------
Predecessor Company
-------------------
Year Ended December 31, 2001
       Allowance for doubtful accounts               $1,317      $1,375        $(1,728)               $964
Four Months Ended April 30, 2002
       Allowance for doubtful accounts                 $964       $(52)          $(139)               $773
Successor Company
-----------------
Eight Months Ended December 31, 2002
       Allowance for doubtful accounts                 $773        $994          $(764)             $1,003
Year Ended December 31, 2003
       Allowance for doubtful accounts               $1,003        $194          $(438)               $759


                                                              Charged
                                                 Balance at   to Costs
                                                 Beginning      and                           Balance at End of
Description                                      of Period    Expenses       Deductions            Period
-----------                                      ---------    --------       ----------            ------
Predecessor Company
-------------------
Year Ended December 31, 2001
       Allowance for Obsolescence                    $1,633      $7,891        $(2,451)             $7,073
Four Months Ended April 30, 2002
       Allowance for Obsolescence                    $7,073      $4,687          $(797)            $10,963
Successor Company
-----------------
Eight Months Ended December 31, 2002
       Allowance for Obsolescence                   $10,963        $287        $(1,699)             $9,551
Year Ended December 31, 2003
       Allowance for Obsolescence                    $9,551        $199        $(2,000)             $7,750

                                     PART II

                     Information not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All of these expenses will be paid by Motient. All amounts except the SEC registration fee are estimated.

          SEC Registration Fee................     $   15,520
          Accounting Fees and Expenses........          5,000
          Legal Fees and Expenses.............        100,000
          Miscellaneous.......................              0
                                                     --------
                    Total.....................     $  120,520

Item 14.  Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses, including attorneys' fees, as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our Restated Certificate of Incorporation provides that no director of Motient shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of such provision shall not adversely affect any right or protection, or any limitation of the liability of, a director of Motient existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both our Restated Certificate of Incorporation and our Amended and Restated Bylaws contain provisions that further provide for the indemnification of directors and officers in accordance with and to the fullest extent permitted by the DGCL.

Additionally, Motient has entered into indemnification agreements with certain of its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law. The indemnification agreements may require Motient, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of Motient and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Item 15.  Recent Sales of Unregistered Securities

On May 1, 2002, pursuant to Motient's plan of reorganization, 25,000,000 shares of Motient's common stock, par value $.01 per share, were issued. An additional 97,256 shares of our common stock were issued to certain of our creditors upon completion of the bankruptcy claims process.

Additionally, pursuant to our plan of reorganization, holders of our pre-reorganization common stock became entitled to receive warrants to purchase an aggregate of approximately 1,496,512 shares of common stock at a price of $.01 per share. The holders were entitled to exercise such warrants to purchase shares of our common stock prior May 1, 2004, if and only if the average closing price of our common stock for ninety consecutive trading days was equal to or greater than $15.44 per share. Since such condition was never satisfied, the no warrants were ever exercised.

The shares of common stock and warrants to purchase shares of common stock described above were not registered under the Securities Act of 1933. These securities were issued in reliance upon the exemption contained in Section 1145(a) of the Bankruptcy Code, which exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act.

In July 2002, our board of directors approved the offer and sale to CTA (or its affiliates), a consultant to Motient, of warrants to purchase an aggregate of 500,000 shares of our common stock, for an aggregate purchase price of $25,000. The warrants have an exercise price of $3.00 per share and a term of five years. CTA purchased their warrants in December 2002. The warrants were valued at $1.5 million and recorded as a consultant compensation expense in December 2002. The warrants were issued in reliance upon the exemption provided by Rule 506 under the Securities Act of 1933, as amended, and/or in reliance on the exemption afforded by Section 4(2) of the Securities Act.

On January 27, 2003, in connection with the execution of the credit agreement, we issued warrants at closing to the lenders to purchase, in the aggregate, 3,125,000 shares of our common stock. The exercise price for these warrants is $1.06 per share. The warrants were immediately exercisable upon issuance and have a term of five years. The warrants were issued in reliance upon the exemption afforded by Section 4(2) of the Securities Act.

On July 29, 2003, in connection with the execution of the letter agreement with Further Lane, we issued Further Lane a warrant to purchase 200,000 shares of our common stock. The exercise price of the warrant is $5.10 per share. The warrant was immediately exercisable upon issuance and has a term of five years. The warrant was issued in reliance upon the exemption afforded by Section 4(2) of the Securities Act.

On March 16, 2004, in connection with the execution of the amendment to our credit agreement, we issued warrants to the lenders to purchase, in the aggregate, 2,000,000 shares of our common stock. The number of warrants will be reduced to an aggregate of 1,000,000 shares of common stock because we obtained at least $7.5 million of additional debt or equity financing within 60 days after March 16, 2004. The exercise price of the warrants is $4.88 per share. The warrants were immediately exercisable upon issuance and have a term of five years. The warrants were issued in reliance upon the exemption afforded by
Section 4(2) of the Securities Act. The warrants are also subject to a registration rights agreement. Under such agreement, we agreed to register the shares underlying the warrants upon the request of a majority of the warrantholders, or in conjunction with the registration of other common stock of the company. We will bear all the expenses of such registration.

On April 7, 2004, Motient sold 4,215,910 shares of its common stock at a price of $5.50 per share for an aggregate purchase price of $23,187,505 to The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio, Ltd., The Altar Rock Fund L.P., Tudor Proprietary Trading, L.L.C., Highland Crusader Offshore Partners, L.P., York Distressed Opportunities Fund, L.P., York Select, L.P., York Select Unit Trust, M&E Advisors L.L.C., Catalyst Credit Opportunity Fund, Catalyst Credit Opportunity Fund Offshore, DCM, Ltd., Greywolf Capital II LP and Greywolf Capital Overseas Fund and LC Capital Master Fund. The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. In connection with this sale, Motient signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires Motient to file and cause to make effective a registration statement permitting the resale of the shares by the holders thereof. Motient also issued warrants to purchase an aggregate of 1,053,978 shares of its common stock to the investors listed above, at an exercise price of $5.50 per share. These warrants will vest if and only if

Motient does not meet certain deadlines between June and November, 2004, with respect to certain requirements under the registration rights agreement. If the warrants vest, they may be exercised by the holders thereof at any time through June 30, 2009. The shares were issued in reliance upon the exemption afforded by
Section 4(2) of the Securities Act.

In connection with this sale, Motient issued to Tejas Securities Group, Inc., Motient's placement agent , and certain CTA affiliates, warrants to purchase 600,000 and 400,000 shares, respectively, of its common stock. The exercise price of these warrants is $5.50 per share. The warrants are immediately exercisable upon issuance and have a term of five years. The warrants were issued in reliance upon the exemption afforded by Section 4(2) of the Securities Act.

July 1, 2004, we sold 3,500,000 shares of our common stock at a per share price of $8.57 for an aggregate purchase price of $30 million to The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio, Ltd., The Altar Rock Fund L.P., Tudor Proprietary Trading, L.L.C., York Distressed Opportunities Fund, L.P., York Select, L.P., York Select Unit Trust, York Global Value Partner, L.P., Catalyst Credit Opportunity Fund, Catalyst Credit Opportunity Fund Offshore, DCM, Ltd., Rockbay Capital Fund, LLC, Rockbay Capital Investment Fund, LLC, Rockbay Capital Offshore Fund, Ltd., Glenview Capital Partner, L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, Ltd., GCM Little Arbor Master Fund, Ltd., OZ Master Fund, Ltd., OZ Mac 13 Ltd., Fleet Maritime, Inc., John Waterfall, Edwin Morgens, Singer Children's Management Trust, LC Capital Master Fund, Greywolf Capital II, L.P., Greywolf Capital Overseas Fund, Highland Equity Focus Fund, L.P., and Strome Hedgecap Limited. The sale of these shares was not registered under the Securities Act and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act. In connection with this sale, we signed a registration rights agreement with the holders of these shares. Among other things, this registration rights agreement requires us to file and cause to make effective a registration statement permitting the resale of the shares by the holders thereof. We also issued warrants to purchase an aggregate of 525,000 shares of our common stock to the investors listed above, at an exercise price of $8.57 per share. These warrants will vest if and only if we do not meet certain registration deadlines beginning in November, 2004, with respect to certain requirements under the registration rights agreement. If the warrants vest, they may be exercised by the holders thereof at any time through June 30, 2009.

In connection with this sale, we issued to certain affiliates of CTA and certain affiliates of Tejas Securities Group, Inc., our placement agent for the private placement, warrants to purchase 340,000 and 410,000 shares, respectively, of our common stock. The exercise price of these warrants is $8.57 per share. The warrants are immediately exercisable upon issuance and have a term of five years. We also paid Tejas Securities Group, Inc. a placement fee of $850,000 at closing. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

In April 2004, Michael Fabbri, Daniel Croft and Walter V. Purnell, Jr., received 275,000 shares of common stock upon the exercise of certain of their outstanding options under Motient's 2002 employee stock option plan. Additionally, in June 2004, Walter V. Purnell, Jr. received an approximately 16,600 additional shares of common stock upon the exercise of additional outstanding options. All of the shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act.

In June 2004, in connection with the settlement of outstanding obligations due to Motorola, Motient agreed to issue to Motorola warrants to purchase 200,000 of its common stock. The exercise price of these warrants is $8.68 per share. The warrants are immediately exercisable upon issuance and have a term of five years. The warrants were issued in reliance upon the exemption afforded by
Section 4(2) of the Securities Act.

No underwriters were involved in any of the foregoing distributions of securities.


Item 16.  Exhibits and Financial Statement Schedules

         (a) Exhibits

         The Exhibit Index filed herewith is incorporated herein by reference.

         (b) Financial Statement Schedules

         Financial Statement Schedules not included below have been omitted because they are not required or not applicable, or because the required information is shown in the financial statements or notes thereto.

         Schedule I - Valuation and Qualifying Accounts................Page F-58

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincolnshire, Commonwealth of Illinois, on July 2, 2004.

                    MOTIENT CORPORATION


                    By:  /s/ Christopher Downie
                         ------------------------------------------------
                         Christopher Downie
                         Executive Vice President, Chief Operating Officer and Treasurer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                Name                                               Title                                Date
                ----                                               -----                                ----

/s/ Christopher Downie                     Executive Vice President, Chief Operating Officer and        July 2, 2004
---------------------------------                                Treasurer
Christopher Downie                                     (Principal Executive Officer)

/s/ Myrna J. Newman                               Controller and Chief Accounting Officer               July 2, 2004
---------------------------------                      (Principal Financial Officer)
Myrna J. Newman


                                                                  Director                              July 2, 2004
---------------------------------
Peter D. Aquino


/s/ Gerry S. Kittner                                             Director                               July 2, 2004
---------------------------------
Gerry S. Kittner


/s/ Steven G. Singer                                         Chairman, Director                         July 2, 2004
---------------------------------
Steven G. Singer


/s/ Jonelle St. John                                             Director                               July 2, 2004
---------------------------------
Jonelle St. John


/s/ James D. Dondero                                             Director                               July 2, 2004
---------------------------------
James D. Dondero


/s/ Raymond L. Steele                                            Director                               July 2, 2004
---------------------------------
Raymond L. Steele


                                  Exhibit Index

2.1      -    Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of
              the Bankruptcy Code, dated February 27, 2002 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated March 4, 2002 (File No. 0-23044)).

3.1      -    Restated Certificate of Incorporation of the Company (as restated
              effective May 1, 2002) (incorporated by reference to Exhibit 3.1 of the Company's Amendment No. 2 to Registration Statement on
              Form 8-A, filed May 1, 2002).

3.2      -    Amended and Restated Bylaws of the Company (as amended and restated effective May 1, 2002) (incorporated by reference to
              Exhibit 3.1 of the Company's Amendment No. 2 to Registration
              Statement on Form 8-A, filed May 1, 2002).

4.1      -    Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company's Amendment No. 2 to Registration
              Statement on Form 8-A, filed May 1, 2002).

5.1      -    Opinion of General Counsel of Motient Corporation, regarding the legality of the common stock registered hereby (filed herewith).

10.2     -    Credit Agreement by and between Motorola Inc. and ARDIS Company dated June 17, 1998 (incorporated by reference to Exhibit 10.61 to the Company's Current Report on Form 10-Q dated June 30, 1998
              (File No. 0-23044)).

10.2a    -    Amendment No. 2, dated September 1, 2000, to the Credit
              Agreement, dated as of June 17, 1998, by and between Motorola, Inc. and Motient Communications Company (formerly known as ARDIS
              Company) (incorporated by reference to Exhibit 10.22a to the Company's Quarterly Report on Form 10-Q for the quarter ended
              September 30, 2000 (File No. 0-23044)).

10.2b    -    Assumption, Release, Amendment and Waiver Agreement by and among
              Motorola, Inc., Motient Communications Inc. and Motient
              Communications Company, dated as of December 29, 2000
              (incorporated by reference to Exhibit 10.22b to the Company's
              Annual Report on Form 10-K for the year ended December 31, 2001
              (File No. 0-23044)).

10.3     -    Investment Agreement dated as of June 22, 2000, by and among the
              Company, Motient Satellite Ventures LLC, and certain other investors (incorporated by reference to Exhibit 10.41 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              June 30, 2000 (File No. 0-23044)).

10.4     -    Asset Sale Agreement between Motient Satellite Ventures LLC and
              Motient Services Inc. dated as of June 29, 2000 (incorporated by reference to Exhibit 10.42 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No.
              0-23044)).

10.4a    -    Amendment No. 1, dated as of November 29, 2000, to Asset Sale
              Agreement, dated as of June 29, 2000, between Motient Satellite
              Ventures LLC and Motient Services Inc. (incorporated by reference to Exhibit 10.42a to the Company's annual report on Form 10-K for the year ended December 31, 2000 (File No. 0-23044)).

10.4b    -    Amended and Restated Asset Sale Agreement, dated as of January 8,
              2001, between Mobile Satellite Ventures LLC and Motient Services
              Inc. (incorporated by reference to Exhibit 10.42b to the Company's annual report on Form 10-K for the year ended December
              31, 2000 (File No. 0-23044)).

10.4c    -    Amendment, dated as of October 12, 2001, to the Amended and
              Restated Asset Sale Agreement, dated as of January 8, 2001, by and between Motient Services Inc. and Mobile Satellite Ventures
              LLC (incorporated by reference to Exhibit 10.42c to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044)).

10.5     -    Asset Sale Agreement, dated November 29, 2000, by and among the
              Company, Motient Services Inc. and Aether Systems, Inc.
              (incorporated by reference to Exhibit 10.46 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 2000
              (File No. 0-23044)).

10.6     -    January 2001 Investment Agreement, dated as of January 8, 2001, by and among the Company, Mobile Satellite Ventures LLC, TMI
              Communications and Company, Limited Partnership, and the other investors named therein (incorporated by reference to Exhibit
              10.48 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-23044)).

10.7     -    Document Standstill and Termination Agreement, dated as of
              January 8, 2001, by and among the Company, Mobile Satellite
              Ventures LLC, Motient Services Inc., and certain investors named therein (incorporated by reference to Exhibit 10.50 to the Company's annual report on Form 10-K for the year ended December
              31, 2000 (File No. 0-23044)).

10.7a    -    Amended and Restated Document Standstill and Termination
              Agreement, dated as of October 12, 2001 (incorporated by reference to Exhibit 10.50a to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No.
              0-23044)).

10.8     -    Amended and Restated Investment Agreement, dated October 12,
              2001, by and among Motient Corporation, Mobile Satellite Ventures
              LLC, TMI Communications and Company, Limited Partnership, and the other investors named therein (incorporated by reference to Exhibit 10.55 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044)).

10.9     -    Form of Stockholders' Agreement of Mobile Satellite Ventures GP
              Inc. (incorporated by reference to Exhibit 10.56 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044)).

10.9a    -    Stockholders' Agreement, dated as of November 26, 2001, of Mobile
              Satellite Ventures GP Inc. (incorporated by reference to Exhibit
              10.56a of the Company's Current Report on Form 8-K dated November
              19, 2001 (File No. 0-23044)).

10.10    -    Form of Limited Partnership Agreement of Mobile Satellite
              Ventures LP (incorporated by reference to Exhibit 10.57 to the Company's quarterly report on Form 10-Q for the quarter ended
              September 30, 2001 (File No. 0-23044)).

10.11    -    Form of Convertible Note of Mobile Satellite Ventures LP, in the
              amount of $50.0 million issued to MSV Investors LLC (incorporated by reference to Exhibit 10.58 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No.
              0-23044)).

10.12    -    Form of Promissory Note of Mobile Satellite Ventures LP, in the
              amount of $15.0 million issued to Motient Services Inc.
              (incorporated by reference to Exhibit 10.59 to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2001 (File No. 0-23044)).

10.13    -    Registration Rights Agreement between the Company and Highland
              Capital Management, L.P., and Morgan Stanley Investment
              Management, dated May 1, 2002 (incorporated by reference to
              Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002) (File No. 0-23044)).

10.14*   -    Form of Change of Control Agreement for Officers of the Company
              (incorporated by reference to Exhibit 10.2 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended March 31,
              2002 (File No. 0-23044)).

10.15    -    Senior Indebtedness Note of MVH Holdings Inc., in the amount of
              $19.0 million issued to Rare Medium Group, Inc., dated May 1,
              2002 (incorporated by reference to Exhibit 10.3 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended March 31,
              2002 (File No. 0-23044)).

10.16    -    Senior Indebtedness Note of MVH Holdings Inc., in the amount of
              $750,000 issued to Credit Suisse First Boston, dated May 1, 2002
              (incorporated by reference to Exhibit 10.4 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended March 31,
              2002 (File No. 0-23044)).

10.17    -    Settlement Agreement by and among the Registrant and Rare Medium
              Group, Inc., dated March 28, 2002 (incorporated by reference to
              Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 0-23044)).

10.18    -    Form of Warrant to purchase 343,450 shares of the Company's common stock at an exercise price of $3.95 per share issued to Evercore Partners, L.P. (incorporated by reference to Exhibit
              10.28 to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-87844)).

10.19    -    Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of
              the Bankruptcy Code, dated February 27, 2002 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K dated March 4, 2002 (File No. 0-23044)).

10.20*   -    Motient Corporation 2002 Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Company's registration statement on Form S-8 (File No. 333-92326)).

10.21*   -    Form of Stock Option Agreement (incorporated by reference to
              Exhibit 99.2 to the Company's registration statement on Form S-8
              (File No. 333-92326)).

10.22    -    Form of Warrant to purchase up to 500,000 shares of the Company's common stock at an exercise price of $3.00 per share issued to certain affiliates of Communication Technology Advisors LLC
              (incorporated by reference to Exhibit 10.22 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended June 30,
              2002).

10.23*   -    Executive Retention Agreement, dated as of July 16, 2002, by and between Walter V. Purnell, Jr. and the Company (incorporated by reference to Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

10.24    -    Amended and Restated Term Credit Agreement, dated January 27,
              2003, by and among the Company, Motient Communications Inc.,
              Motient Holdings Inc., the Lenders named therein, and M&E
              Advisors, L.L.C., as Administrative Agent and Collateral Agent
              (incorporated by reference to Exhibit 10.24 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 2002).

10.25    -    Security Agreement, dated as of January 27, 2003, between Motient
              Communications Inc. and M&E Advisors L.L.C. as Collateral Agent
              (incorporated by reference to Exhibit 10.25 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 2002).

10.26    -    First Amendment to Security Agreement, dated as of January 30,
              2003, between Motient Communications Inc. and M&E Advisors L.L.C.
              as Collateral Agent (incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-K for the year ended
              December 31, 2002).

10.27    -    Motient Corporation Share Pledge Agreement, dated as of January
              27, 2003, between Motient Corporation and M&E Advisors L.L.C., as
              Collateral Agent (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended
              December 31, 2002).

10.28    -    Motient Holdings Share Pledge Agreement, dated as of January 27,
              2003, between Motient Holdings Inc. and M&E Advisors L.L.C., as
              Collateral Agent (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended
              December 31, 2002).

10.29    -    Form of Warrant to purchase shares of common stock of Motient
              Corporation issued to lenders under the Amended and Restated Term
              Credit Agreement dated as of January 27, 2003 (incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form
              10-K for the year ended December 31, 2002).

10.30*   -    Letter amendment to Executive Retention Agreement, dated as of
              February 10, 2004, by and between Walter V. Purnell, Jr. and the
              Company (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended December
              31, 2002).

10.31    -    Amendment No. 1 to Amended and Restated Term Credit Agreement,
              dated March 16, 2004, by and among Motient Communications Inc.,
              Motient License Inc., the Required Lenders party thereto, and M&E
              Advisors, L.L.C., as Administrative Agent and Collateral Agent
              (incorporated by reference to Exhibit 10.31 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 2002).

10.32    -    Omnibus Amendment to SLA Note and Credit Facility, dated as of
              March 16, 2004, by and among Motient Communications Inc., Motient
              Corporation, Motient Holdings Inc., Motient Services Inc., and
              Motorola, Inc. (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended December
              31, 2002).

10.33    -    Share Pledge Agreement, dated as of March 16, 2004, by and between Motient Communications Inc. and M&E Advisors, L.L.C.
              (incorporated by reference to Exhibit 10.33 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 2002).

10.34    -    Warrant to purchase shares of common stock of Motient
              Corporation, issued to lenders under Amendment No. 1 to Amended and Restated Term Credit Agreement, dated March 16, 2004
              (incorporated by reference to Exhibit 10.34 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 2002).

10.35    -    Registration Rights Agreement, dated March 16, 2004, by and between Motient Corporation and M&E Advisors, L.L.C. in its capacity as Administrative and Collateral Agent under Amendment
              No. 1 to Amended and Restated Term Credit Agreement (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002).

10.36    -    Collateral Agency, Subordination and Intercreditor Agreement,
              dated as of March 16, 2004, by and among Motient Communications
              Inc., Motient License Inc., M&E Advisors L.L.C., and Motorola,
              Inc. (incorporated by reference to Exhibit 10.36 to the Company's
              Annual Report on Form 10-K for the year ended December 31, 2002).

10.37    -    Subordinate Motient Communications Share Pledge Agreement, dated as of March 16, 2004, by and between Motient Communications Inc.
              and Motorola, Inc. (incorporated by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-K for the year ended
              December 31, 2002).

10.38    -    Common Stock Purchase Agreement, dated as of April 7, 2004, by and among Motient Corporation and the Raptor Global Portfolio,
              Ltd., et al (incorporated by reference to Exhibit 10.38 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              March 31, 2003).

10.39    -    Registration Rights Agreement, dated as of April 7, 2004, by and among Motient Corporation and the Raptor Global Portfolio, Ltd., et al (incorporated by reference to Exhibit 10.39 to the Company's Quarterly Report on Form 10-Q for the quarter ended
              March 31, 2003).

10.40    -    Form of Common Stock Purchase Warrant, dated as of April 7, 2004
              (incorporated by reference to Exhibit 10.40 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended March 31,
              2003).

10.41    -    Form of Common Stock Purchase Warrant, dated as of April 7, 2004
              (incorporated by reference to Exhibit 10.41 to the Company's
              Quarterly Report on Form 10-Q for the quarter ended March 31,
              2004).

10.42    -    Securities Purchase Agreement, dated as of June 30, 2004, by and among Motient Corporation and the Raptor Global Portfolio, Ltd., et al (filed herewith)

10.43    -    Registration Rights Agreement, dated as of June 30, 2004, by and among Motient Corporation and the Raptor Global Portfolio, Ltd., et al (filed herewith)

10.44    -    Form of Common Stock Purchase Warrant, dated as of June 30, 2004
              (filed herewith)

10.45    -    Form of Common Stock Purchase Warrant, dated as of June 30, 2004
              (filed herewith)

16.1     -    Letter from PricewaterhouseCoopers LLP to the Securities and
              Exchange Commission dated April 22, 2003 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form
              8-K filed on April 23, 2003).

16.2     -    Letter from PricewaterhouseCoopers LLP to the Securities and
              Exchange Commission dated March 9, 2004 (incorporated by reference to Exhibit 16.1 to the Company's Current Report on Form
              8-K filed on March 9, 2004).

16.3     -    Letter from Friedman LLP to the Securities and Exchange
              Commission dated June 7, 2004 (incorporated by reference to
              Exhibit 16.1 to the Company's Current Report on Form 10-Q for the quarter ended September 30, 2003, filed on June 7, 2004).

21.1     -    Subsidiaries of the Company. (incorporated by reference to
              Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002)

23.1     -    Consent of General Counsel of Motient Corporation (included in
              Exhibit 5.1)

23.3     -    Consent of Friedman LLP, Independent Registered Public Accounting
              Firm (filed herewith).
         ------------------------------------

         *Management contract or compensatory plan or arrangement.